Form 10-K, Exhibit 13
period 2002-12-31
GLOBAL MACRO TRUST
filed 2003-03-31
CIK 1145765

EXHIBIT 13.01

FINANCIAL STATEMENTS

Global Macro Trust

Period from July 1, 2002 (commencement of operations)

to December 31, 2002

with Report of Independent Auditors

Global Macro Trust

Financial Statements

Period from July 1, 2002 (commencement of operations)

to December 31, 2002

Global Macro Trust

Affirmation of Millburn Ridgefield Corporation

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statement of financial condition of Global Macro Trust, at December 31, 2002, including the condensed schedule of investments, and the related statements of operations, changes in trust capital and financial highlights for the period from July 1, 2002 (commencement of operations) to December 31, 2002 are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

Report of Independent Auditors

To the Unitholders of

Global Macro Trust

We have audited the accompanying statement of financial condition of Global Macro Trust (the “Trust”), as of December 31, 2002, including the condensed schedule of investments, and the related statement of operations, changes in trust capital and financial highlights for the period from July 1, 2002 (commencement of operations) to December 31, 2002. These financial statements are the responsibility of the Managing Owner. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust at December 31, 2002, and the results of its operations, changes in trust capital and financial highlights for the period from July 1, 2002 (commencement of operations) to December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

New York, New York
February 21, 2003

Global Macro Trust

Statement of Financial Condition

December 31, 2002

Assets
Equity in trading accounts:
Due from brokers	$103,163
Cash denominated in foreign currencies (cost $15,089)	14,578
Investments in U.S. Treasury notes—at market value (amortized cost $6,559,838)	6,563,623
Net unrealized appreciation on open contracts	1,456,794
Total equity in trading accounts	8,138,158

Investments in U.S. Treasury notes—at market value (amortized cost $14,734,405)	14,742,908
Cash and cash equivalents	4,302,660
Accrued interest receivable	272,157
Due from Managing Owner	5,037
Total assets	$27,460,920

Liabilities and trust capital
Due to brokers	$98,042
Subscriptions from Unitholders received in advance	2,177,000
Accrued brokerage commissions	118,363
Redemptions payable to Unitholders	31,392
Total liabilities	2,424,797

Trust capital
Managing Owner interest (2,156.443 Managing Owner units outstanding)	2,221,645
Unitholders (22,144.905 units of beneficial interest outstanding)	22,814,478
Total trust capital	25,036,123
Total liabilities and trust capital	$27,460,920

Net asset value per unit of beneficial interest	$1,030.24

See accompanying notes.

Global Macro Trust

Condensed Schedule of Investments

December 31, 2002

Futures and Forward Contracts	Net Unrealized Appreciation/ (Depreciation) as a% of Trust Capital	Net Unrealized Appreciation/ (Depreciation)

Futures contracts purchased
Energies	0.86%	$215,684
Interest rates	3.04%	761,553
Metals	0.58%	145,044
Softs	0.01%	1,035
Total futures contracts purchased	4.49%	1,123,316

Futures contracts sold
Grains	0.16%	40,213
Metals	(0.12)%	(29,044)
Softs	0.03%	6,712
Stock indices	0.31%	78,661
Total futures contracts sold	0.38%	96,542
Total investments in futures contracts	4.87%	1,219,858

Total currency forward contracts purchased	1.42%	356,526
Total currency forward contracts sold	(0.47)%	(119,590)
Total investments in forward contracts	0.95%	236,936

Total investments in futures and forward contracts	5.82%	$1,456,794

See accompanying notes.

Face Amount	Investments in U.S. Treasury notes	Value as a % of Trust Capital	Value

	Government—United States
$7,000,000	U.S. Treasury notes, 4.625%, 02/28/2003	28.11%	$7,037,187
7,100,000	U.S. Treasury notes, 4.000%, 04/30/2003	28.61%	7,164,344
7,000,000	U.S. Treasury notes, 3.875%, 07/31/2003	28.38%	7,105,000
	Total investments in U.S. Treasury notes (amortized cost $21,294,243)	85.10%	$21,306,531

See accompanying notes.

Global Macro Trust

Statement of Operations

Period from July 1, 2002 (commencement of operations)
to December 31, 2002

Investment income
Interest income	$110,054

Expenses
Brokerage commissions	431,467
Administrative expenses	83,736
Total expenses	515,203
Administrative expenses reimbursed by Managing Owner	(45,293)
Net expenses	469,910

Net investment loss	(359,856)

Net realized and unrealized gains (losses)
Net realized gains (losses) on closed positions:
Futures and forward contracts	(508,799)
Foreign exchange transactions	(2,042)
Net change in unrealized appreciation (depreciation):
Futures and forward contracts	1,456,794
Foreign exchange translations	(4,520)
Net gains from U.S. Treasury notes:
Net change in unrealized appreciation	12,288
Total net realized and unrealized gains	953,721

Net income	593,865
Less profit share to Managing Owner	70,924
Net income after profit share to Managing Owner	$522,941

Net income after profit share to Managing Owner per unit of beneficial interest	$30.24

See accompanying notes.

Global Macro Trust

Statement of Changes in Trust Capital

Period from July 1, 2002 (commencement of operations)
to December 31, 2002

	Unitholders	New Profit Memo Account	Managing Owner	Total
Opening capital balance	$1,858	$—	$404	$2,262
Proceeds from sale of 24,250.912 units of beneficial interest	22,561,036	—	2,001,600	24,562,636
Net income (loss)	372,546	(14)	150,409	522,941
Redemptions (123.426 units of beneficial interest)	(120,962)	—	(1,678)	(122,640)
Units of beneficial interest allocated 103.036	—	—	—	—

Managing Owner’s allocation—New Profit (68.826 Managing Owner units)	—	314	70,610	70,924
Transfer of New Profit memo account to Managing Owner	—	(300)	300	—
Trust capital at December 31, 2002	$22,814,478	$—	$2,221,645	$25,036,123

See accompanying notes.

Global Macro Trust

Statement of Financial Highlights

Period from July 1, 2002 (commencement of operations)
to December 31, 2002

Per unit operating performance (for a unit of beneficial interest outstanding throughout the period)
Net income from operations:
Net investment loss	$(28.53)
Net realized and unrealized gains on trading of futures and forward contracts	63.47
Net gains from U.S. Treasury notes	0.83
Net income from operations	35.77
Less profit share allocated to Managing Owner	5.53
Net income after profit share allocation	30.24
Net asset value, beginning of period	1,000.00
Net asset value, end of period	$1,030.24

Returns (not annualized)
Total return before profit share allocation	3.57%
Profit share allocation	(0.55)
Total return after profit share allocation	3.02%

Ratios to average trust capital (annualized)
Net investment loss*	(6.22)%

Total expenses*	7.83%
Profit share allocation	1.21
Total expenses and profit share allocation*	9.04%

*   Such percentages are after expense reimbursements. The Managing Owner voluntarily reimbursed the Trust for certain administrative expenses (equal to 0.39% of average trust capital) in 2002.

See accompanying notes.

Global Macro Trust

Notes to Financial Statments

December 31, 2002

1. Organization

Global Macro Trust (the “Trust”) was organized on July 23, 2001, under the Delaware Business Trust Act. At such time, original capital of $400 by the Millburn Ridgefield Corporation (the “Managing Owner”) and $1,600 by the Initial Unitholder, an affiliated entity, was contributed to the Trust. The Trust commenced trading operations on July 1, 2002. The Trust engages in the speculative trading of futures and forward contracts. The instruments that are traded by the Trust are volatile and involve a high degree of market risk.

The Managing Owner manages the business of the Trust and makes all trading decisions.

The Managing Owner has agreed to make additional capital contributions, subject to certain possible exceptions, in order to maintain its capital account at not less than 1% of the total outstanding capital contributions in the Trust (including the Managing Owner’s contributions) but in no event shall the Managing Owner invest less than $500,000 of the total capital contributions in the Trust. The Managing Owner and the holders (the “Unitholders”) of the Units of Beneficial Interest (“Units”) issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each, before brokerage commissions and profit share allocations. As of February 11, 2003, there are approximately $220 million of Units authorized for sale.

The Trust will terminate on December 31, 2031 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and the Trust Agreement (the “Agreement”).

2. Summary of Significant Accounting Policies

Investments

The Trust records its transactions in futures and forwards, including related income and expense, on a trade date basis.

Open futures contracts are valued at market value and open forward contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net realized and unrealized gains (losses).

Investments in U.S. Treasury notes are valued at market value. The Trust amortizes premiums and accretes discounts on U.S. Treasury notes using the straight-line method, which approximates the effective interest method. Such securities are normally on deposit with financial institutions as collateral for performance of the Trust’s trading obligations or held for safekeeping in a custody account.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

Income Taxes

Income taxes have not been provided, as each Unitholder is individually liable for the taxes, if any, on their share of the Trust’s income and expenses.

Fair Value of Financial Instruments

The fair value of the Trust’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” approximates the carrying amounts presented in the statement of financial condition.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset

The customer agreements between the Trust and its brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statement of financial condition.

3. Trust Agreement

The Trust pays brokerage fees to the Managing Owner at the annual rate of 7.0% of the Trust’s average month-end Net Assets of Unitholders’ interests (prior to reduction for accrued brokerage commissions or Profit Share). Unitholders who make net capital investments in the Trust of $100,000 or more or who invest through asset-based fee or fixed fee investment programs are charged less than the annual brokerage rate of 7.0% as follows:

Net Capital Investments

Brokerage Fee

$ 100,000 to $499,999	6.5%
$ 500,000 to $999,999	6.0%
Greater than $1,000,000	5.5%
Asset-based or fixed fee investment programs	4.0%

Brokerage fees will not be charged to capital accounts of the Managing Owner, its principals, their respective affiliates or the New Profit memo Account. In order to maintain a uniform Net Asset Value per Unit, additional units are issued to Unitholders who are charged less than a 7.0% brokerage fee.

The Managing Owner, not the Trust, will pay all routine costs of executing and clearing the Trust’s futures trades, including brokerage commissions payable to the clearing brokers. The Managing Owner also pays, from its own funds, selling commissions on all sales of Units.

The Agreement provides that the Managing Owner’s profit share, equal to 20% of New Trading Profits (as defined in the Agreement) in excess of the highest cumulative level of Trading Profit as of any previous calendar year-end, is charged to the Unitholders’ capital accounts. However, for Unitholders’ redemptions during the year, the profit share calculation shall be computed as though the redemption date was at year-end.

Any profit share charged is added to the Managing Owner’s capital account to the extent net taxable capital gains are allocated to the Managing Owner, and the remainder, if any, of such profit share is added to the New Profit memo account. The Managing Owner may not make any withdrawal from the balance in the New Profit memo account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit memo account to the Managing Owner’s capital account.

The Trust will pay its legal, accounting, auditing, printing, postage and similar administrative expenses (including the Trustee’s fees, the charges of an outside accounting services agency and the expenses of updating the Prospectus), as well as extraordinary costs. The Managing Owner, at its discretion, may reimburse certain expenses paid by the Trust. At December 31, 2002, the Trust is owed $5,037 from the Managing Owner related to this arrangement.

Units may be redeemed, at the option of any Unitholder, at Net Asset Value (as defined in the Agreement) as of the close of business on the last business day of any calendar month on ten business days’ written notice to the Managing Owner. Unitholders who redeem Units at or prior to the end of the first and second successive six-month periods after such Units are sold may be assessed redemption charges of their redeemed Units’ Net Asset Value as of the date of redemption as follows:

	Redemption Charge
Subscriptions	First 6 months	Second 6 months
Less than $100,000	4.0%	3.0%
$100,000 to $499,999	3.5%	2.5%
$500,000 to $999,999	3.0%	2.0%
Greater than $1,000,000	2.5%	1.5%

All redemption charges will be paid to the Managing Owner.

4. Due from/to Brokers

At December 31, 2002, the due from brokers and due to brokers balances in the statement of financial condition include cash receivable from and payable to brokers.

5. Trading Activities

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2002, net cash and treasury notes aggregating $6,583,322, included in the Trust’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties.

6. Derivative Instruments

The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward contracts which may be traded on an exchange (“exchange-traded contracts”) or over-the-counter (“OTC contracts”).

The Trust records its derivative activities on a mark-to-market basis as described in Note 2. For OTC contracts, the Trust enters into master netting agreements with its counterparties, therefore, assets represent the Trust’s unrealized gains, less unrealized losses for OTC contracts in which the Trust has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties on OTC contracts.

Futures contracts are agreements to buy or sell an underlying asset or index for a set price in the future. Initial margin deposits are made upon entering into futures contracts and can be either in cash or treasury securities. Open futures contracts are revalued on a daily basis to reflect the market value of the contracts at the end of each trading day. Variation margin payments are received or made, depending upon whether unrealized gains or losses are incurred. When the contract is closed, the Trust records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the time it was closed. The Trust bears the market risk that arises from changes in the value of these financial instruments.

Forward contracts entered into by the Trust represent a firm commitment to buy or sell an underlying currency at a specified value and point in time based upon an agreed or contracted quantity. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date and is included in the statement of operations.

Each of these financial instruments is subject to various risks similar to those related to the underlying financial instruments, including market risk, credit risk and sovereign risk.

Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Trust contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward contracts underlying the financial instruments or the Trust’s satisfaction of the obligations may exceed the amount recognized in the statement of financial condition.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statement of financial condition.

Derivative contracts with a net unrealized gain (asset) of $236,936 are related to forward contracts with the remaining unrealized gains related to exchange-traded futures contracts. The primary difference in the risks associated with OTC contracts and exchange-traded contracts is credit risk. The Trust views its credit exposure to be $1,055,434, representing the fair value of OTC contracts in an unrealized gain position.

The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures and forward transactions of the Trust are cleared by major securities firms pursuant to customer agreements. The Trust has limited concentration risk as it executes trades and maintains accounts with several brokers.

The Trust is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and to political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward contracts are denominated in the functional currency. Cash settlement of futures and forward contracts is made in the local currency (settlement currency) and then translated to the functional currency.

Net unrealized appreciation (depreciation) on futures and forward contracts by settlement currency type, denominated in the functional currency, at December 31, 2002 is detailed below:

Currency Type — Futures and Forward Contracts	Percent of Unrealized to Total Net Unrealized	Total Net Unrealized Appreciation/ (Depreciation)

British pound	3.01%	$43,809
Euro	43.90	639,511
Hong Kong dollar	2.41	35,167
Japanese yen	(2.00)	(29,089)
Norwegian krona	(1.01)	(14,716)
U.S. dollar	53.69	782,112
Total	100.00%	$1,456,794

7. Financial Highlights

Per unit operating performance is calculated based on Unitholders’ trust capital taken as a whole. An individual Unitholder’s per unit operating performance may vary from these per unit values based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee and profit share allocation arrangements.

The ratios are calculated based on Unitholders’ trust capital taken as a whole and are annualized. The computation of such ratios based on the amount of net investment income (loss), total expenses and profit share allocation to an individual Unitholder’s trust capital balance may vary from these ratios based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee and profit share allocation arrangements.

Returns are calculated for Unitholders taken as a whole and are not annualized. An individual Unitholder’s returns may vary from these returns based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee and profit share allocation arrangements.

8. Financial Statement Information Prior to Commencement of Operations

Financial statements for the period from July 23, 2001 (date of inception) to December 31, 2001 and for the period from January 1, 2002 to June 30, 2002 are presented below:

Statement of Financial Condition at December 31, 2001

Assets
Equity in trading accounts:
Due from brokers	$2,018
Total equity in trading accounts	$2,018

Liabilities and trust capital
Total liabilities	—

Trust capital
Managing Owner interest (0.400 Managing Owner units outstanding)	404
Unitholders (1.600 units of beneficial interest outstanding)	1,614
Total trust capital	2,018
Total liabilities and trust capital	$2,018

Net asset value per unit of beneficial interest	$1,008.75

Statements of Operations for the period from July 23, 2001 (date of inception) to December 31, 2001 and for the period from January 1, 2002 to June 30, 2002:

	Period from July 23, 2001 (date of inception) to December 31, 2001	Period from January 1, 2002 to June 30, 2002*
Investment income
Interest income	$18	$244

Expenses
Total expenses	—	—
Net investment income	18	244
Net income	$18	$244

Net income per unit	$8.75	$152.50

Statements of Changes in Trust Capital for the period from July 23, 2001 (date of inception) to December 31, 2001 and for the period from January 1, 2002 to June 30, 2002:

	Unitholder	New Profit Memo Account	Managing Owner	Total
Proceeds from sale of 2.0 units of beneficial interest	$1,600	$—	$400	$2,000
Net income	14	—	4	18
Trust capital at December 31, 2001	1,614	—	404	2,018
Net income*	244	—	—	244
Trust capital at June 30, 2002	$1,858	$—	$404	$2,262

Financial Highlights for the period from July 23, 2001 (date of inception) to December 31, 2001 and for the period from January 1, 2002 to June 30, 2002:

	Period from July 23, 2001 (date of inception) to December 31, 2001	Period from January 1, 2002 to June 30, 2002*
Total return (not annualized)	0.88%	15.12%

Ratios of net investment income to average Unitholder’s trust capital (annualized)	1.98%	28.11%

* Interest income for the period from January 1, 2002 to June 30, 2002 reflects interest earned on subscriptions received in advance from Unitholders in June 2002 which were not effective until July 1, 2002, when the Trust commenced operations. This interest income has been reallocated among all Unitholders effective July 1, 2002. The net income allocated between the Unitholder and the Managing Owner for the period from January 1, 2002 to June 30, 2002 reflects actual allocation of this interest income.

9. Subsequent Events

As of February 21, 2003, Unitholders made subscriptions and redemptions of $6,451,479 and $21,702, respectively.