Form 10-K, Exhibit 13
period 2003-12-31
GLOBAL MACRO TRUST
filed 2004-03-30
CIK 1145765

Exhibit 13.01

FINANCIAL STATEMENTS

Global Macro Trust

Year ended December 31, 2003 and
period from July 1, 2002 (commencement of operations) to December 31, 2002 with Report of Independent Auditors

Global Macro Trust

Financial Statements

Year ended December 31, 2003 and
Period from July 1, 2002 (commencement of operations) to December 31, 2002

Contents

Affirmation of Millburn Ridgefield Corporation

Report of Independent Auditors

Financial Statements

Statements of Financial Condition at December 31, 2003 and 2002
Condensed Schedules of Investments at December 31, 2003 and 2002
Statements of Operations for the Year ended December 31, 2003 and for the Period from July 1, 2002 (commencement of operations) to December 31, 2002
Statements of Changes in Trust Capital for the Year ended December 31, 2003 and for the Period from July 1, 2002 (commencement of operations) to December 31, 2002
Statements of Financial Highlights for the Year ended December 31, 2003 and for the Period from July 1, 2002 (commencement of operations) to December 31, 2002
Notes to Financial Statements

Global Macro Trust

Affirmation of Millburn Ridgefield Corporation

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Global Macro Trust, at December 31, 2003 and 2002, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the year ended December 31, 2003 and for the period from July 1, 2002 (commencement of operations) to December 31, 2002 are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

Report of Independent Auditors

To the Unitholders of
Global Macro Trust

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), as of December 31, 2003 and 2002, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the year ended December 31, 2003 and for the period from July 1, 2002 (commencement of operations) to December 31, 2002. These financial statements and financial highlights are the responsibility of the Managing Owner. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust at December 31, 2003 and 2002, and the results of its operations, changes in trust capital and the financial highlights for the year ended December 31, 2003 and for the period from July 1, 2002 to December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

New York, New York

February 17, 2004

Global Macro Trust

Statements of Financial Condition

	December 31,
	2003	2002
Assets
Equity in trading accounts:
Investments in U.S. Treasury notes—at market value (amortized cost $71,655,967 and $6,559,838)	$71,665,738	$6,563,623
Net unrealized appreciation on open futures and forward currency contracts	10,338,345	1,456,794
Due from brokers	1,567,007	103,163
Cash denominated in foreign currencies (cost $1,222,354 and $15,089)	1,206,430	14,578
Total equity in trading accounts	84,777,520	8,138,158

Investments in U.S. Treasury notes—at market value (amortized cost $131,251,914 and $14,734,405)	$131,275,363	$14,742,908
Cash and cash equivalents	30,078,366	4,302,660
Accrued interest receivable	2,076,817	272,157
Due from Managing Owner	—	5,037
Total assets	$248,208,066	$27,460,920

Liabilities and Trust Capital
Liabilities
Due to brokers	$—	$98,042
Subscriptions from Unitholders received in advance	17,044,763	2,177,000
Due to Managing Owner	22,189	—
Accrued brokerage commissions	1,200,189	118,363
Redemptions payable to Unitholders	1,000,949	31,392
Total liabilities	19,268,090	2,424,797

Trust Capital
Managing Owner interest (2,724.138 and 2,156.443 units outstanding)	$2,747,433	$2,221,645
Unitholders (224,273.549 and 22,144.905 units outstanding)	226,192,543	22,814,478
Total trust capital	228,939,976	25,036,123
Total liabilities and trust capital	$248,208,066	$27,460,920

Net asset value per unit outstanding	$1,008.56	$1,030.24

See accompanying notes.

Global Macro Trust

Condensed Schedule of Investments

December 31, 2003

Futures and Forward Currency Contracts	Net Unrealized Appreciation/ (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation/ (Depreciation)

Long Futures Contracts
Energies	(0.75)%	$(1,722,556)
Interest rates	0.04%	100,472
Metals	0.94%	2,156,857
Softs	(0.05)%	(121,385)
Stock indices	0.48%	1,107,995
Total long futures contracts	0.66%	1,521,383

Short Futures Contracts
Grains	0.00%	(1,725)
Interest rates	(0.02)%	(62,975)
Total short futures contracts	(0.02)%	(64,700)
Total investments in Futures Contracts (net)	0.64%	1,456,683

Forward Currency Contracts
Long forward currency contracts
Euro/U.S. Dollars, March 2004	3.25%	7,439,737
Other long forward currency contracts	2.35%	5,386,670
Total long forward currency contracts	5.60%	12,826,407

Short forward currency contracts
Korean Won/U.S. Dollars, March 2004	(1.36)%	(3,111,002)
Other short forward currency contracts	(0.36)%	(833,743)
Total short forward currency contracts	(1.72)%	(3,944,745)
Total investments in Forward Currency Contracts (net)	3.88%	8,881,662

Total investments in Futures and Forward Currency Contracts	4.52%	$10,338,345

Face Amount	Description	Value as a % of Trust Capital	Value

	Investments in U.S. Treasury notes
$67,400,000	U.S. Treasury notes, 4.750%, 02/15/2004	29.57%	$67,694,875
67,400,000	U.S. Treasury notes, 3.375%, 04/30/2004	29.67%	67,926,563
66,860,000	U.S. Treasury notes, 2.125%, 08/31/2004	29.41%	67,319,663
	Total investments in U.S. Treasury notes (amortized cost $202,907,881)	88.65%	$202,941,101

See accompanying notes.

Global Macro Trust

Condensed Schedule of Investments

December 31, 2002

Futures and Forward Currency Contracts	Net Unrealized Appreciation/ (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation/ (Depreciation)

Long Futures Contracts
Energies	0.86%	$215,684
Interest rates	3.04%	761,553
Metals	0.58%	145,044
Softs	0.01%	1,035
Total long futures contracts	4.49%	1,123,316

Short Futures Contracts
Grains	0.16%	40,213
Metals	(0.12)%	(29,044)
Softs	0.03%	6,712
Stock indices	0.31%	78,661
Total short futures contracts	0.38%	96,542
Total investments in Futures Contracts (net)	4.87%	1,219,858

Forward Currency Contracts
Long forward currency contracts	1.42%	356,526
Short forward currency contracts	(0.47)%	(119,590)
Total investments in Forward Currency Contracts (net)	0.95%	236,936

Total investments in Futures and Forward Currency Contracts	5.82%	$1,456,794

Face Amount	Description	Value as a % of Trust Capital	Value

	Investments in U.S. Treasury notes
$7,000,000	U.S. Treasury notes, 4.625%, 02/28/2003	28.11%	$7,037,187
7,100,000	U.S. Treasury notes, 4.000%, 04/30/2003	28.61%	7,164,344
7,000,000	U.S. Treasury notes, 3.875%, 07/31/2003	28.38%	7,105,000
	Total investments in U.S. Treasury notes (amortized cost $21,294,243)	85.10%	$21,306,531

See accompanying notes.

Global Macro Trust

Statements of Operations

	Year ended December 31, 2003	Period from July 1, 2002* to December 31, 2002

Investment income
Interest income	$1,320,805	$110,054

Expenses
Brokerage fees	8,331,480	431,467
Administrative expenses	693,544	83,736
Total expenses	9,025,024	515,203
Administrative expenses reimbursed by Managing Owner	—	(45,293)
Net expenses	9,025,024	469,910

Net investment loss	(7,704,219)	(359,856)

Net realized and unrealized gains (losses)
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(13,268,783)	(508,799)
Foreign exchange translation	327,078	(2,042)
Net change in unrealized appreciation (depreciation):
Futures and forward currency contracts	8,881,551	1,456,794
Foreign exchange translation	(11,405)	(4,520)
Net gains from U.S. Treasury notes:
Net change in unrealized appreciation	20,932	12,288
Total net realized and unrealized gains (losses)	(4,050,627)	953,721

Net income (loss)	(11,754,846)	593,865
Less profit share to Managing Owner	6,465	70,924
Net income (loss) after profit share to Managing Owner	$(11,761,311)	$522,941

Net income (loss) after profit share to Managing Owner per unit outstanding	$(21.68)	$30.24

* commencement of operations

See accompanying notes.

Global Macro Trust

Statements of Changes in Trust Capital

Year ended December 31, 2003 and period from July 1, 2002*
to December 31, 2002

	Unitholders		New Profit Memo Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units

Trust capital at July 1, 2002*	$1,858	1.600	$—	—	$404	0.400	$2,262	2.000
Additions	22,561,036	22,249.312	—	—	2,001,600	2,001.600	24,562,636	24,250.912
Redemptions	(120,962)	(121.797)	—	—	(1,678)	(1.629)	(122,640)	(123.426)
Additional units allocated **	—	15.790	—	0.002	—	87.244	—	103.036
Net income (loss) after profit share to Managing Owner	372,546	—	(14)	—	150,409	—	522,941	—
Managing Owner’s allocation—New Profit	—	—	314	0.289	70,610	68.537	70,924	68.826
Transfer of New Profit Memo Account to Managing Owner	—	—	(300)	(0.291)	300	0.291	—	—
Trust capital at December 31, 2002	22,814,478	22,144.905	—	—	2,221,645	2,156.443	25,036,123	24,301.348
Additions	219,974,319	206,500.699	—	—	450,000	460.310	220,424,319	206,961.009
Redemptions	(4,693,826)	(4,676.011)	—	—	(71,794)	(68.826)	(4,765,620)	(4,744.837)
Additional units allocated **	—	303.956	—	0.122	—	170.233	—	474.311
Net income (loss) after profit share to Managing Owner	(11,902,428)	—	(436)	—	141,553	—	(11,761,311)	—
Managing Owner’s allocation—New Profit	—	—	6,465	5.856	—	—	6,465	5.856
Trust capital at December 31, 2003	$226,192,543	224,273.549	$6,029	5.978	$2,741,404	2,718.160	$228,939,976	226,997.687

*                 commencement of operations

**          Additional units are issued to Unitholders who are charged less than a 7.0% brokerage fee.

See accompanying notes.

Global Macro Trust

Statements of Financial Highlights

Year ended December 31, 2003	Period from July 1, 2002* to December 31, 2002

Per unit operating performance (for a unit of unitholders outstanding throughout the period)
Net income from operations:
Net investment loss	$(65.85	)(a)	$(28.53)
Net realized and unrealized gains on trading of futures and forward currency contracts	44.05	(b)	63.47
Net gains from U.S. Treasury notes	0.18	(a)	0.83
Net income (loss) from operations	(21.62)	35.77
Less profit share allocated to Managing Owner	0.06	5.53
Net income (loss) after profit share allocation	(21.68)	30.24
Net asset value, beginning of period	1,030.24	1,000.00
Net asset value, end of period	$1,008.56	$1,030.24

Returns (%)
Total return before profit share allocation	(2.10)	3.57
Profit share allocation	(0.00)	(0.55)
Total return after profit share allocation	(2.10)	3.02

Ratios to average trust capital (%)
Net investment loss **	(6.29)	(6.22	)(c)

Total expenses ** (%)	7.34	7.83	(c)
Profit share allocation (%)	0.01	1.21	(c)
Total expenses and profit share allocation **(%)	7.35	9.04	(c)

*           commencement of operations

(a)    Calculated based on weighted average number of shares during the year.

(b)   Realized and unrealized gains and losses per unit are balancing amounts necessary to reconcile the change in net asset value per unit with the other per unit information presented. It is not proportionate to the net realized and unrealized loss on the statement of operation because of the timing of sales and redemption of the Trust’s units and the timing of the realized and unrealized gains (losses) during the year.

**    Such percentages are after expense reimbursements. The Managing Owner voluntarily reimbursed the Trust for certain administrative expenses (equal to 0.39% of average trust capital) in 2002. There were no expense reimbursements on behalf of the Trust for the year ended December 31, 2003.

(c)    Annualized

See accompanying notes.

Global Macro Trust

Notes to Financial Statements

December 31, 2003

1. Organization

Global Macro Trust (the “Trust”) was organized on July 23, 2001, under the Delaware Business Trust Act. At such time, original capital of $400 by the Millburn Ridgefield Corporation (the “Managing Owner”) and $1,600 by the Initial Unitholder, an affiliated entity, was contributed to the Trust. The Trust commenced trading operations on July 1, 2002. The Trust engages in the speculative trading of futures and forward currency contracts. The instruments that are traded by the Trust are volatile and involve a high degree of market risk.

The Managing Owner manages the business of the Trust and makes all trading decisions.

The Managing Owner has agreed to make additional capital contributions, subject to certain possible exceptions, in order to maintain its capital account at not less than 1% of the total outstanding capital contributions in the Trust (including the Managing Owner’s contributions) but in no event shall the Managing Owner invest less than $500,000 of the total capital contributions in the Trust. The Managing Owner and the holders (the “Unitholders”) of the Units of Beneficial Interest (“Units”) issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each, before brokerage commissions and profit share allocations. As of February 17, 2004, there are approximately $1 billion of Units authorized for sale.

The Trust will terminate on December 31, 2031 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and the Trust Agreement (the “Agreement”).

2. Summary of Significant Accounting Policies

Investments

The Trust records its transactions in futures and forward currency contracts, including related income and expenses, on a trade date basis.

Open futures contracts are valued at market value and open forward currency contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward currency contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net realized and unrealized gains (losses) in the statements of operations.

Investments in U.S. Treasury notes are valued at the market value based on bid quotations reported daily in The Wall Street Journal. The Trust amortizes premiums and accretes discounts on U.S. Treasury notes using the effective interest method. Such securities are normally on deposit with financial institutions as collateral for performance of the Trust’s trading obligations with respect to derivative contracts and are held for safekeeping in a custody account.

Fair Value of Financial Instruments

The fair value of the Trust’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” approximates the carrying amounts presented in the statements of financial condition.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

Income Taxes

Income taxes have not been provided, as each Unitholder is individually liable for the taxes, if any, on his/her share of the Trust’s income and expenses.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset

The customer agreements between the Trust and each of its brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

3. Trust Agreement

The Trust pays brokerage fees to the Managing Owner at the annual rate up to 7.0% of the Trust’s average month-end Net Assets of Unitholders’ interests (prior to reduction for accrued brokerage commissions or Profit Share). Unitholders who make net capital investments in the Trust of $100,000 or more or who invest through asset-based fee or fixed fee investment programs are charged less than the annual brokerage rate of 7.0% as follows:

Net Capital Investments

Brokerage Fee

$100,000 to $499,999	6.5%
$500,000 to $999,999	6.0%
Greater than $1,000,000	5.5%
Asset-based or fixed fee investment programs	4.0%

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

The Agreement provides that the Managing Owner’s profit share, equal to 20% of New Trading Profits (as defined in the Agreement) in excess of the highest cumulative level of Trading Profit as of any previous calendar year-end, is charged to the Unitholders’ capital accounts. However, for Unitholders’ redemptions during the year, the profit share calculation shall be computed as though the redemption occurred at year-end.

Any profit share charged is added to the Managing Owner’s capital account to the extent that net taxable capital gains are allocated to the Managing Owner. The remainder of such profit share, if any, is added to the New Profit Memo Account. The Managing Owner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit Memo Account to the Managing Owner’s capital account.

The Trust will pay its legal, accounting, auditing, printing, postage and similar administrative expenses (including Trustees’ fees, accounting services fees and the expenses of updating the Prospectus), as well as extraordinary costs. At December 31, 2003, the Managing Owner is owed $10,240 from the Trust in connection with such expenses it has paid on the Trust’s behalf. The Managing Owner, at its discretion, may reimburse certain expenses paid by the Trust. At December 31, 2002, the Trust was owed $5,037 from the Managing Owner related to this arrangement, which was received during 2003.

Units may be redeemed, at the option of any Unitholder, at Net Asset Value (as defined in the Agreement) as of the close of business on the last business day of any calendar month on ten business days’ written notice to the Managing Owner. Unitholders who redeem Units at or prior to the end of the first consecutive six-month and five-month periods after such Units are sold shall be assessed redemption charges calculated based on their redeemed Units’ Net Asset Value as of the date of redemption as follows:

	Redemption Charge
Subscriptions	First 6 months	Second 5 months

Less than $100,000	4.0%	3.0%
$100,000 to $499,999	3.5%	2.5%
$500,000 to $999,999	3.0%	2.0%
Greater than $1,000,000	2.5%	1.5%

All redemption charges will be paid to the Managing Owner. At December 31, 2003, $11,949 of redemption charges were owed to the Managing Owner.

4. Due from/to Brokers

At December 31, 2003 and 2002, the due from brokers and due to brokers balances in the statements of financial condition include cash receivable from and payable to brokers.

5. Trading Activities

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2003 and 2002, net cash and treasury notes aggregating $74,439,175 and $6,583,322, respectively, included in the Trust’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

6. Derivative Instruments

The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward currency contracts which may be traded on an exchange (“exchange-traded contracts”) or over-the-counter (“OTC contracts”).

The Trust records its derivative activities on a mark-to-market basis as described in Note 2. For OTC contracts, the Trust enters into master netting agreements with its counterparties. Therefore, assets represent the Trust’s unrealized gains, less unrealized losses for OTC contracts in which the Trust has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties on OTC contracts.

Futures contracts are agreements to buy or sell an underlying asset or index for a set price in the future. Initial margin deposits are made upon entering into futures contracts and can be either in cash or treasury securities. Open futures contracts are revalued on a daily basis to reflect the market value of the contracts at the end of each trading day. Variation margin payments are received or made, depending upon whether unrealized gains or losses are incurred. When a contract is closed, the Trust records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the time it was closed. The Trust bears the market risk that arises from changes in the value of these financial instruments.

Forward currency contracts entered into by the Trust represent a firm commitment to buy or sell an underlying currency at a specified value and point in time based upon an agreed or contracted quantity. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date.

Each of these financial instruments is subject to various risks similar to those related to the underlying financial instruments, including market risk, credit risk and sovereign risk.

Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Trust contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward currency contracts underlying the financial instruments or the Trust’s satisfaction of the obligations may exceed the amount recognized in the statements of financial condition.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition.

Derivative contracts with a net unrealized gain (asset) of $8,881,661 and $236,936 at December 31, 2003 and 2002, respectively are related to forward currency contracts with the remaining unrealized gains related to exchange-traded futures contracts. The primary difference in the risks associated with OTC contracts and exchange-traded contracts is credit risk. The Trust views its credit exposure to be $15,266,756 and $1,055,434 at December 31, 2003 and 2002, respectively, representing the fair value of OTC contracts in an unrealized gain position.

The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures and forward currency transactions of the Trust are cleared by major securities firms pursuant to customer agreements. The Trust limits its concentration risk by executing trades and maintaining accounts with several brokers.

The Trust is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and to political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward currency contracts are denominated in the functional currency. Cash settlement of futures and forward currency contracts is made in the local currency (settlement currency) and then translated to the functional currency (U.S. Dollar).

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in the functional currency, is detailed below:

	December 31,
	2003		2002
Currency Type	Total Net Unrealized Appreciation/ (Depreciation)	Percent of Total	Total Net Unrealized Appreciation/ (Depreciation)	Percent of Total

British pound	$28,283	0.27%	$43,809	3.01%
Euro	944,315	9.13	639,511	43.90
Hong Kong dollar	70,159	0.68	35,167	2.41
Japanese yen	(451,483)	(4.36)	(29,089)	(2.00)
Norwegian krona	(1,487,372)	(14.39)	(14,716)	(1.01)
U.S. dollar	11,234,443	108.67	782,112	53.69
Total	$10,338,345	100.00%	$1,456,794	100.00%

7. Financial Highlights

Per unit operating performance is calculated based on Unitholders’ trust capital taken as a whole. An individual Unitholder’s per unit operating performance may vary from these per unit values based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee and profit share allocation arrangements.

The ratios are calculated based on Unitholders’ trust capital taken as a whole and are annualized for periods of less than one year. The computation of such ratios based on the amount of net investment income (loss), total expenses and profit share allocation to an individual Unitholder’s trust capital balance may vary from these ratios based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee and profit share allocation arrangements.

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

8. Financial Statement Information Prior to Commencement of Operations

Statements of Operations for the period from July 23, 2001 (date of inception) to December 31, 2001 and for the period from January 1, 2002 to June 30, 2002:

	Period from July 23, 2001 (date of inception) to December 31, 2001	Period from January 1, 2002 to June 30, 2002 *
Investment income
Interest income	$18	$244

Expenses
Total expenses	—	—
Net investment income	18	244
Net income	$18	$244

Net income per unit	$8.75	$152.50

Statement of Changes in Trust Capital for the period from January 1, 2002 to June 30, 2002:

	Unitholder	New Profit Memo Account	Managing Owner	Total

Trust capital at January 1, 2002	1,614	—	404	2,018
Net income *	244	—	—	244
Trust capital at June 30, 2002	$1,858	$—	$404	$2,262

Financial Highlights for the period from July 23, 2001 (date of inception) to December 31, 2001 and for the period from January 1, 2002 to June 30, 2002:

	Period from July 23, 2001 (date of inception) to December 31, 2001	Period from January 1, 2002 to June 30, 2002 *

Total return (not annualized)	0.88%	15.12%

Ratios of net investment income to average Unitholder’s trust capital (annualized)	1.98%	28.11%

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

9. Subsequent Events

As of February 17, 2004, Unitholders made subscriptions and redemptions of $38,757,096 and $1,130,616 respectively. The Managing Owner made a subscription of $355,000.