Form 10-K, Exhibit 13
period 2004-12-31
GLOBAL MACRO TRUST
filed 2005-03-31
CIK 1145765

Exhibit 13.01

Global Macro Trust

Financial Statements for the
Years Ended December 31, 2004 and 2003 and for the
Period from July 1, 2002 (Commencement of Operations)
to December 31, 2002 and
Report of Independent Registered Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

AFFIRMATION OF MILBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FINANCIAL STATEMENTS:

Statements of Financial Condition at December 31, 2004 and 2003

Condensed Schedules of Investments at December 31, 2004 and 2003

Statements of Operations for the Years Ended December 31, 2004 and 2003 and for the Period from July 1, 2002 (commencement of operations) to December 31, 2002

Statements of Changes in Trust Capital for the Years Ended December 31, 2004 and 2003 and for the Period from July 1, 2002 (commencement of operations) to December 31, 2002

Statements of Financial Highlights for the Years ended December 31, 2004 and 2003 and for the Period from July 1, 2002 (commencement of operations) to December 31, 2002

Notes to Financial Statements

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Global Macro Trust at December 31, 2004 and 2003, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years ended December 31, 2004 and 2003 and period from July 1, 2002 (commencement of operations) to December 31, 2002 are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of
Global Macro Trust

We have audited the accompanying statement of financial condition of Global Macro Trust (the “Trust”) as of December 31, 2004, including the condensed schedule of investments, and the related statements of operations, changes in trust capital and financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Managing Owner. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.  The financial statements and financial highlights for the year ended December 31, 2003 and for the period from July 1, 2002 (commencement of operations) to December 31, 2002, including the condensed schedule of investments for 2003, were audited by other auditors whose report dated February 17, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust at December 31, 2004, and the results of its operations, changes in trust capital and financial highlights for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York

February 25, 2005

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003

	2004	2003

ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value (amortized cost $93,673,900 and $71,655,967)	$93,585,656	$71,665,738
Net unrealized appreciation on open futures and forward currency contracts	8,976,242	10,338,345
Due from brokers	14,586,101	1,567,007
Cash denominated in foreign currencies (cost $3,973,168 and $1,222,354)	4,047,040	1,206,430

Total equity in trading accounts	121,195,039	84,777,520

INVESTMENTS IN U.S. TREASURY NOTES—at market value (amortized cost $259,131,416 and $131,251,914)	258,828,719	131,275,363

CASH AND CASH EQUIVALENTS	33,354,499	30,078,366

ACCRUED INTEREST RECEIVABLE	925,585	2,076,817

OTHER ASSETS	12,994	—

TOTAL	$414,316,836	$248,208,066

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions from Unitholders received in advance	$12,831,913	$17,044,763
Due to Managing Owner	105,884	22,189
Accrued brokerage fees	2,115,155	1,200,189
Redemptions payable	2,177,732	1,000,949

Total liabilities	17,230,684	19,268,090

TRUST CAPITAL:
Managing Owner interest (4,217.782 and 2,724.138 units outstanding)	4,027,377	2,747,433
Unitholders (411,644.991 and 224,273.549 units outstanding)	393,058,775	226,192,543

Total trust capital	397,086,152	228,939,976

TOTAL	$414,316,836	$248,208,066

Net asset value per unit outstanding	$954.85	$1,008.56

See notes to financial statements.

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
YEAR ENDED DECEMBER 31, 2004

Futures and Forward Currency Contracts	Net Unrealized Appreciation (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation (Depreciation)

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Energies	(0.23)%	$(893,110)
Interest rates	0.03	139,714
Livestock	0.02	69,770
Metals	0.06	233,838
Softs	0.07	276,097
Stock indices	0.79	3,128,785

Total long futures contracts	0.74	2,955,094

SHORT FUTURES CONTRACTS:
Energies	0.19	744,052
Grains	0.15	580,497
Interest rates	0.01	47,560
Metals	0.03	115,995
Softs	(0.03)	(129,175)

Total short futures contracts	0.35	1,358,929

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	1.09	4,314,023

FORWARD CURRENCY CONTRACTS:
TOTAL LONG FORWARD CURRENCY CONTRACTS	3.36	13,347,920

TOTAL SHORT FORWARD CURRENCY CONTRACTS	(2.19)	(8,685,701)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	1.17	4,662,219

TOTAL	2.26%	$8,976,242

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
YEAR ENDED DECEMBER 31, 2004

U.S. Treasury Notes

Face Amount	Description	Value as a % of Trust Capital	Value

$118,000,000	U.S. Treasury notes, 1.500%, 02/28/05	29.70%	$117,926,250
118,000,000	U.S. Treasury notes, 1.250%, 05/31/05	29.57	117,410,000
118,000,000	U.S. Treasury notes, 1.875%, 11/30/05	29.48	117,078,125

	Total investments in U.S. Treasury notes (amortized cost $352,805,316)	88.75%	$352,414,375

(Concluded)

See notes to financial statements.

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

YEAR ENDED DECEMBER 31, 2003

Futures and Forward Currency Contracts	Net Unrealized Appreciation (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation (Depreciation)

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Energies	(0.75)%	$(1,722,556)
Interest rates	0.04	100,472
Metals	0.94	2,156,857
Softs	(0.05)	(121,385)
Stock indices	0.48	1,107,995

Total long futures contracts	0.66	1,521,383

SHORT FUTURES CONTRACTS:
Grains	0.00	(1,725)
Interest rates	(0.02)	(62,975)

Total short futures contracts	(0.02)	(64,700)

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	0.64	1,456,683

FORWARD CURRENCY CONTRACTS:
LONG FORWARD CURRENCY CONTRACTS:
Euro/U.S. Dollars, March 2004	3.25	7,439,737
Other long forward currency contracts	2.35	5,386,670

Total long forward currency contracts	5.60	12,826,407

SHORT FORWARD CURRENCY CONTRACTS:
Korean Won/U.S. Dollars, March 2004	(1.36)	(3,111,002)
Other short forward currency contracts	(0.36)	(833,743)

Total short forward currency contracts	(1.72)	(3,944,745)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	3.88	8,881,662

TOTAL	4.52%	$10,338,345

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

YEAR ENDED DECEMBER 31, 2003

U.S. Treasury Notes

Face Amount	Description	Value as a % of Trust Capital	Value

$67,400,000	U.S. Treasury notes, 4.750%, 02/15/2004	29.57%	$67,694,875
67,400,000	U.S. Treasury notes, 3.375%, 04/30/2004	29.67	67,926,563
66,860,000	U.S. Treasury notes, 2.125%, 08/31/2004	29.41	67,319,663

	Total investments in U.S. Treasury notes (amortized cost $202,907,881)	88.65%	$202,941,101

(Concluded)

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2003 AND FOR THE PERIOD FROM JULY 1, 2002
  (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2002

	2004	2003	2002

INVESTMENT INCOME:
Interest income	$4,131,334	$1,320,805	$110,054

EXPENSES:
Brokerage fees	22,046,061	8,331,480	431,467
Administrative expenses	1,565,227	679,615	83,736
Custody fees	50,048	13,929	—
Total expenses	23,661,336	9,025,024	515,203
Administrative expenses reimbursed by Managing Owner	—	—	(45,293)
Net expenses	23,661,336	9,025,024	469,910

NET INVESTMENT LOSS	(19,530,002)	(7,704,219)	(359,856)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	6,905,418	(13,268,783)	(508,799)
Foreign exchange translation	439,783	327,078	(2,042)
Net change in unrealized appreciation (depreciation):
Futures and forward currency contracts	(1,362,103)	8,881,551	1,456,794
Foreign exchange translation	89,796	(11,405)	(4,520)
Net gains (losses) from U.S. Treasury notes:
Net change in unrealized appreciation (depreciation)	(424,161)	20,932	12,288

Total net realized and unrealized gains (losses)	5,648,733	(4,050,627)	953,721

NET INCOME (LOSS)	(13,881,269)	(11,754,846)	593,865

LESS PROFIT SHARE TO MANAGING OWNER	—	6,465	70,924

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER	$(13,881,269)	$(11,761,311)	$522,941

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER PER UNIT OUTSTANDING	$(53.71)	$(21.68)	$30.24

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2004 AND 2003 AND FOR THE PERIOD FROM JULY 1, 2002 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2002

	Unitholders		New Profit Memo Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units
TRUST CAPITAL—July 1, 2002*:	$1,858	1.600	$—	—	$404	0.400	$2,262	2.000
Subscriptions	22,561,036	22,249.312	—	—	2,001,600	2,001.600	24,562,636	24,250.912
Redemptions	(120,962)	(121.797)	—	—	(1,678)	(1.629)	(122,640)	(123.426)
Additional units allocated**	—	15.790	—	0.002	—	87.244	—	103.036
Net income (loss) after profit share to Managing Owner	372,546	—	(14)	—	150,409	—	522,941	—
Managing Owner’s profit share	—	—	314	0.289	70,610	68.537	70,924	68.826
Transfer of New Profit Memo Account to Managing Owner	—	—	(300)	(0.291)	300	0.291	—	—

TRUST CAPITAL—December 31, 2002:	22,814,478	22,144.905	—	—	2,221,645	2,156.443	25,036,123	24,301.348
Subscriptions	219,974,319	206,500.699	—	—	450,000	460.310	220,424,319	206,961.009
Redemptions	(4,693,826)	(4,676.011)	—	—	(71,794)	(68.826)	(4,765,620)	(4,744.837)
Additional units allocated**	—	303.956	—	0.122	—	170.233	—	474.311
Net income (loss) after profit share to Managing Owner	(11,902,428)	—	(436)	—	141,553	—	(11,761,311)	—
Managing Owner’s profit share	—	—	6,465	5.856	—	—	6,465	5.856

TRUST CAPITAL— December 31, 2003:	226,192,543	224,273.549	6,029	5.978	2,741,404	2,718.160	228,939,976	226,997.687
Subscriptions	220,756,673	231,901.490	—	—	1,186,000	1,249.523	221,942,673	233,151.013
Redemptions	(39,915,228)	(45,296.507)	—	—	—	—	(39,915,228)	(45,296.507)
Additional units allocated**	—	766.459	—	0.409	—	243.712	—	1,010.580
Net income (loss) after profit share to Managing Owner	(13,975,213)	—	70	—	93,874	—	(13,881,269)	—
Managing Owner’s profit share	—	—	—	—	—	—	—	—

TRUST CAPITAL—December 31, 2004	$393,058,775	411,644.991	$6,099	6.387	$4,021,278	4,211.395	$397,086,152	415,862.773

*    Commencement of operations

** Additional units are issued to Unitholders who are charged less than a 7.0% brokerage fee.

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS

	Year Ended December 31, 2004		Year Ended December 31, 2003		Period from July 1, 2002 * to December 31, 2002
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE PERIOD):
Net income (loss) from operations:
Net investment loss	$(54.92	)(a)	$(65.85	)(a)	$(28.53	)(a)
Net realized and unrealized gains on trading of futures and forward currency contracts (b)	2.39		44.05		63.47
Net gains (losses) from U.S. Treasury notes	(1.18	)(a)	0.18	(a)	0.83	(a)

Net income (loss) from operations	(53.71)		(21.62)		35.77

Less profit share allocated to Managing Owner	—		0.06		5.53

Net income (loss) after profit share allocation	(53.71)		(21.68)		30.24

NET ASSET VALUE—Beginning of period	1,008.56		1,030.24		1,000.00

NET ASSET VALUE—End of period	$954.85		$1,008.56		$1,030.24

RETURNS:
Total return before profit share allocation	(5.33)%		(2.10)%		3.57%
Profit share allocation	—		0.00		(0.55)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(5.33)		(2.10)		3.02

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss (c)	(6.05)		(6.29)		(6.22	)(d)

Total expenses (c)	7.32		7.34		7.83	(d)

Profit share allocation	—		0.01		1.21	(d)

Total expenses and profit share allocation (c)	7.32%		7.35%		9.04	%(d)

*                       Commencement of operations

(a)                Calculated based on weighted average number of units during the year.

(b)               Realized and unrealized gains and losses per unit are balancing amounts necessary to reconcile the change in net asset value per unit with the other per unit information presented. It is not proportionate to the net realized and unrealized loss on the statements of operations because of the timing of sales and redemption of the Trust’s units and the timing of the realized and unrealized gains (losses) during the year.

(c)                Such percentages are after expense reimbursements. The Managing Owner voluntarily reimbursed the Trust for certain administrative expenses (equal to 0.39% of average trust capital) in 2002. There were no expense reimbursements on behalf of the Trust for the years ended December 31, 2004 and 2003.

(d)               Annualized

See notes to financial statements.

GLOBAL MACRO TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003 AND FOR THE PERIOD FROM JULY 1, 2002 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2002

1.                      ORGANIZATION

Global Macro Trust (the “Trust”) was organized on July 23, 2001 under the Delaware Business Trust Act. At such time, original capital of $400 by the Millburn Ridgefield Corporation (the “Managing Owner”) and $1,600 by the Initial Unitholder, an affiliated entity, was contributed to the Trust. The Trust commenced trading operations on July 1, 2002. The Trust engages in the speculative trading of futures and forward currency contracts. The instruments that are traded by the Trust are volatile and involve a high degree of market risk.

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

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments—The Trust records its transactions in futures and forward currency contracts, including related income and expenses, on a trade date basis.

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

Investments in U.S. Treasury notes are valued at the market value based on bid quotations reported daily in The Wall Street Journal. The Trust amortizes premiums and accretes discounts on U.S. Treasury notes using the effective interest method. Such securities are normally on deposit with financial institutions as collateral for performance of the Trust’s trading obligations with respect to derivative contracts or are held for safekeeping in a custody account.

Fair Value of Financial Instruments—The fair value of the Trust’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, approximates the carrying amounts presented in the statements of financial condition.

Foreign Currency Translation—Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

Income Taxes—Income taxes have not been provided, as each Unitholder is individually liable for the taxes, if any, on his/her share of the Trust’s income and expenses.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset—The customer agreements between the Trust and each of its brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

Reclassifications—Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. Such reclassifications have no impact on the previously reported net income (loss) after profit share to Managing Owner.

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

Net Capital Investments	Brokerage Fee

$100,000 to $499,999	6.50%
$500,000 to $999,999	6.00
Greater than $1,000,000	5.50
Asset-based or fixed fee investment programs	4.00

Brokerage fees will be charged to capital accounts of the Managing Owner, its principals, their respective affiliates or the New Profit Memo Account only to the extent of charges paid to third party executing and clearing brokers. In order to maintain a uniform Net Asset Value per Unit, additional units are issued to Unitholders who are charged less than a 7.0% brokerage fee.

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

The Trust will pay its legal, accounting, auditing, printing, postage and similar administrative expenses (including Trustees’ fees, accounting services fees and the expenses of updating the Prospectus), as well as extraordinary costs. At December 31, 2004 and 2003, the Managing Owner was owed $92,014 and $10,240, respectively, from the Trust in connection with such expenses it has paid on the Trust’s behalf. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The Managing Owner, at its discretion, may reimburse certain expenses paid by the Trust.

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

	Redemption Charge
Subscriptions	First 6 months	Second 5 months

Less than $100,000	4.0%	3.0%
$100,000 to $499,999	3.5	2.5
$500,000 to $999,999	3.0	2.0
Greater than $1,000,000	2.5	1.5

All redemption charges will be paid to the Managing Owner. At December 31, 2004 and 2003, $13,870 and $11,949, respectively, of redemption charges were owed to the Managing Owner. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2004, 2003, and for the period July 1, 2002 (commencement of operations) to December 31, 2002 were $211,547, $19,392 and $3,157, respectively.

4.                      DUE FROM/TO BROKERS

At December 31, 2004 and 2003, the due from brokers in the statements of financial condition includes cash receivable from brokers.

5.                      TRADING ACTIVITIES

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2004 and 2003, cash and treasury notes aggregating $112,218,797 and $74,439,175, respectively, included in the Trust’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

The Trust enters into contracts with various financial institutions that contain a variety of indemnifications. The Trust’s maximum exposure under these arrangements is unknown. However, the Trust has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

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

Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Trust contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward currency contracts and the Trust’s satisfaction of its obligations related to such market value changes may exceed the amount recognized in the statements of financial condition.

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

Derivative contracts with a net unrealized gain (asset) of $4,662,219 and $8,881,662 at December 31, 2004 and 2003, respectively are related to forward currency contracts with the remaining unrealized gains related to exchange-traded futures contracts. The primary difference in the risks associated with OTC contracts and exchange-traded contracts is credit risk. The Trust views its credit exposure to be $15,509,416 and $15,266,756 at December 31, 2004 and 2003, respectively, representing the fair value of OTC contracts in an unrealized gain position.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact succeed in doing so. The Managing Owner’s market risk control procedures includes diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms pursuant to customer agreements. For all forward currency transactions, the Trust utilizes a single clearing broker which is a major financial institution.

The Trust is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and the effect of political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward currency contracts are denominated in the functional currency. Cash settlement of futures and forward currency contracts is made in the local currency (settlement currency) and then translated to the functional currency (U.S. Dollar).

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in the functional currency, is detailed below:

	December 31,
	2004		2003
Currency Type	Total Net Unrealized Appreciation (Depreciation)	Percent of Total	Total Net Unrealized Appreciation (Depreciation)	Percent of Total

Aussie dollar	$519,566	5.79%	$—	—%
British pound	19,235	0.21	28,283	0.27
Canadian dollar	179,354	2.00	—	—
Euro	75,557	0.84	944,315	9.13
Hong Kong dollar	(43,924)	(0.49)	70,159	0.68
Japanese yen	659,528	7.35	(451,483)	(4.36)
Norwegian krone	(1,471,241)	(16.39)	(1,487,372)	(14.39)
Polish zloty	561,972	6.26	—	—
South African rand	296,101	3.30	—	—
Swedish krone	(278,216)	(3.10)	—	—
U.S. dollar	8,458,310	94.23	11,234,443	108.67

Total	$8,976,242	100.00%	$10,338,345	100.00%

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

******