Form 10-K, Exhibit 13
period 2005-12-31
GLOBAL MACRO TRUST
filed 2006-03-31
CIK 1145765

Exhibit 13.01

Global Macro Trust

Financial Statements for the

Years Ended December 31, 2005, 2004 and 2003 and

Report of Independent Registered Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition at December 31, 2005 and 2004	2

Condensed Schedules of Investments at December 31, 2005 and 2004	3–6

Statements of Operations for the Years Ended December 31, 2005, 2004 and 2003	7

Statements of Changes in Trust Capital for the Years Ended December 31, 2005, 2004 and 2003	8

Statements of Financial Highlights for the Years Ended December 31, 2005, 2004 and 2003	9

Notes to Financial Statements for the Years Ended December 31, 2005, 2004 and 2003	10–15

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Global Macro Trust at December 31, 2005 and 2004, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years ended December 31, 2005, 2004 and 2003 are complete and accurate.

George E. Crapple, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of
Global Macro Trust

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”) as of December 31, 2005 and 2004, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years then ended. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The financial statements and financial highlights for the year ended December 31, 2003 were audited by other auditors whose report dated February 17, 2004 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust at December 31, 2005 and 2004, and the results of its operations, changes in trust capital and financial highlights for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New York, New York

February 27, 2006

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION

AT DECEMBER 31, 2005 AND 2004

	2005	2004

ASSETS
EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value (amortized cost $148,720,494 and $93,673,900)	$148,402,881	$93,585,656
Net unrealized appreciation/depreciation on open futures and forward currency contracts	(3,170,318)	8,976,242
Due from brokers	10,081,674	14,586,101
Cash denominated in foreign currencies (cost $6,094,580 and $3,973,168)	6,003,852	4,047,040

Total equity in trading accounts	161,318,089	121,195,039

INVESTMENTS IN U.S. TREASURY NOTES—at market value (amortized cost $236,464,681 and $259,131,416)	236,056,278	258,828,719

CASH AND CASH EQUIVALENTS	24,917,162	33,354,499

ACCRUED INTEREST RECEIVABLE	1,610,838	925,585

OTHER ASSETS	—	12,994

TOTAL	$423,902,367	$414,316,836

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions from Unitholders received in advance	$4,677,687	$12,831,913
Due to Managing Owner	91,888	105,884
Accrued brokerage fees	2,255,199	2,115,155
Redemptions payable to Unitholders	7,942,834	2,177,732
Accrued expenses	94,848	—
Due to brokers	2,936,389	—

Total liabilities	17,998,845	17,230,684

TRUST CAPITAL:
Managing Owner interest (4,750.953 and 4,217.782 units outstanding)	4,646,863	4,027,377
Unitholders (410,247.372 and 411,644.991 units outstanding)	401,256,659	393,058,775

Total trust capital	405,903,522	397,086,152

TOTAL	$423,902,367	$414,316,836

NET ASSET VALUE PER UNIT OUTSTANDING	$978.08	$954.85

See notes to financial statements.

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2005

Futures and Forward Currency Contracts	Net Unrealized Appreciation (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation (Depreciation)

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Energies	0.03%	$127,330
Grains	0.12	497,495
Interest rates	0.22	905,077
Livestock	(0.02)	(65,930)
Metals	1.07	4,347,075
Softs	0.90	3,636,114
Stock indices	0.60	2,411,285

Total long futures contracts	2.92	11,858,446

SHORT FUTURES CONTRACTS:
Grains	(0.31)	(1,246,376)
Interest rates	0.38	1,562,749
Metals	0.01	36,260
Softs	(0.17)	(725,650)

Total short futures contracts	(0.09)	(373,017)

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	2.83	11,485,429

FORWARD CURRENCY CONTRACTS:
TOTAL LONG FORWARD CURRENCY CONTRACTS	(2.64)	(10,714,282)

TOTAL SHORT FORWARD CURRENCY CONTRACTS	(0.97)	(3,941,465)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	(3.61)	(14,655,747)

TOTAL	(0.78)%	$(3,170,318)

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2005

U.S. TREASURY NOTES

Face Amount	Description	Value as a % of Trust Capital	Value

$76,370,000	U.S. Treasury notes, 1.625%, 02/28/06	18.74%	$76,083,613
113,600,000	U.S. Treasury notes, 2.500%, 05/31/06	27.78	112,748,000
68,020,000	U.S. Treasury notes, 2.375%, 08/15/06	16.55	67,169,750
130,290,000	U.S. Treasury notes, 2.875%, 11/30/06	31.65	128,457,796

	Total investments in U.S. Treasury notes (amortized cost $385,185,175)	94.72%	$384,459,159

(Concluded)

See notes to financial statements.

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2004

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

AT DECEMBER 31, 2004

U.S. TREASURY NOTES

Face Amount	Description	Value as a % of Trust Capital	Value

$118,000,000	U.S. Treasury notes, 1.500%, 02/28/05	29.70%	$117,926,250
118,000,000	U.S. Treasury notes, 1.250%, 05/31/05	29.57	117,410,000
118,000,000	U.S. Treasury notes, 1.875%, 11/30/05	29.48	117,078,125

	Total investments in U.S. Treasury notes (amortized cost $352,805,316)	88.75%	$352,414,375

(Concluded)

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003

INVESTMENT INCOME:
Interest income	$11,150,930	$4,131,334	$1,320,805

EXPENSES:
Brokerage fees	26,641,625	22,046,061	8,331,480
Administrative expenses	1,417,680	1,565,227	679,615
Custody fees	59,425	50,048	13,929

Total expenses	28,118,730	23,661,336	9,025,024

NET INVESTMENT LOSS	(16,967,800)	(19,530,002)	(7,704,219)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	40,585,526	6,905,418	(13,268,783)
Foreign exchange translation	(443,885)	439,783	327,078
Net change in unrealized appreciation/depreciation:
Futures and forward currency contracts	(12,146,560)	(1,362,103)	8,881,551
Foreign exchange translation	(164,600)	89,796	(11,405)
Net gains (losses) from U.S. Treasury notes:
Net change in unrealized appreciation/depreciation	(335,075)	(424,161)	20,932

Total net realized and unrealized gains (losses)	27,495,406	5,648,733	(4,050,627)

NET INCOME (LOSS)	10,527,606	(13,881,269)	(11,754,846)

LESS PROFIT SHARE TO MANAGING OWNER	—	—	6,465

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER	$10,527,606	$(13,881,269)	$(11,761,311)

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER PER UNIT OUTSTANDING	$23.23	$(53.71)	$(21.68)

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Unitholders		New Profit Memo Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units

TRUST CAPITAL—January 1, 2003	$22,814,478	22,144.905	$—	—	$2,221,645	2,156.443	$25,036,123	24,301.348
Subscriptions	219,974,319	206,500.699	—	—	450,000	460.310	220,424,319	206,961.009
Redemptions	(4,693,826)	(4,676.011)	—	—	(71,794)	(68.826)	(4,765,620)	(4,744.837)
Additional units allocated*	—	303.956	—	0.122	—	170.233	—	474.311
Net income (loss) after profit share to Managing Owner	(11,902,428)	—	(436)	—	141,553	—	(11,761,311)	—
Managing Owner’s profit share	—	—	6,465	5.856	—	—	6,465	5.856

TRUST CAPITAL— December 31, 2003	226,192,543	224,273.549	6,029	5.978	2,741,404	2,718.160	228,939,976	226,997.687

Subscriptions	220,756,673	231,901.490	—	—	1,186,000	1,249.523	221,942,673	233,151.013
Redemptions	(39,915,228)	(45,296.507)	—	—	—	—	(39,915,228)	(45,296.507)
Additional units allocated*	—	766.459	—	0.409	—	243.712	—	1,010.580
Net income (loss) after profit share to Managing Owner	(13,975,213)	—	70	—	93,874	—	(13,881,269)	—
Managing Owner’s profit share	—	—	—	—	—	—	—	—

TRUST CAPITAL—December 31, 2004	393,058,775	411,644.991	6,099	6.387	4,021,278	4,211.395	397,086,152	415,862.773

Subscriptions	78,386,572	85,872.861	—	—	216,000	232.975	78,602,572	86,105.836
Redemptions	(80,306,127)	(88,154.628)	—	—	(6,681)	(6.830)	(80,312,808)	(88,161.458)
Additional units allocated*	—	884.148	—	0.443	—	306.583	—	1,191.174
Net income after profit share to Managing Owner	10,117,439	—	582	—	409,585	—	10,527,606	—
Managing Owner’s profit share	—	—	—	—	—	—	—	—
Transfer of New Profit Memo Account to Managing Owner	—	—	(6,681)	(6.830)	6,681	6.830	—	—

TRUST CAPITAL—December 31, 2005	$401,256,659	410,247.372	$—	—	$4,646,863	4,750.953	$405,903,522	414,998.325

* Additional units are issued to Unitholders who are charged less than a 7.0% brokerage fee.

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005		2004		2003
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR):
Net income (loss) from operations:
Net investment loss	$(39.86	)(a)	$(54.92	)(a)	$(65.85	)(a)
Net realized and unrealized gains on trading of futures and forward currency contracts	63.87		2.39		44.05
Net gains (losses) from U.S. Treasury notes	(0.78	)(a)	(1.18	)(a)	0.18	(a)

Net income (loss) from operations	23.23		(53.71)		(21.62)

Less profit share allocated to Managing Owner	—		—		0.06

Net income (loss) after profit share allocation	23.23		(53.71)		(21.68)

NET ASSET VALUE—Beginning of year	954.85		1,008.56		1,030.24

NET ASSET VALUE—End of year	$978.08		$954.85		$1,008.56

RETURNS:
Total return before profit share allocation	2.43%		(5.33)%		(2.10)%
Profit share allocation	—		—		0.00

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	2.43		(5.33)		(2.10)

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(4.38)		(6.05)		(6.29)

Total expenses	7.21		7.32		7.34

Profit share allocation	—		—		0.01

Total expenses and profit share allocation	7.21%		7.32%		7.35%

(a)     Calculated based on weighted average number of units during the year.

See notes to financial statements.

GLOBAL MACRO TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

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

The Trust will pay its legal, accounting, auditing, printing, postage and similar administrative expenses (including Trustees’ fees, accounting services fees and the expenses of updating the Prospectus), as well as extraordinary costs. At December 31, 2005 and 2004, the Managing Owner was owed $88,928 and $92,014, respectively, from the Trust in connection with such expenses it has paid on the Trust’s behalf. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The Managing Owner, at its discretion, may reimburse certain expenses paid by the Trust.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2005 and 2004, $2,960 and $13,870, respectively, of redemption charges were owed to the Managing Owner. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2005, 2004 and 2003 were $75,229, $211,547 and $19,392, respectively.

4.       DUE FROM/TO BROKERS

At December 31, 2005 and 2004, due from brokers and due to brokers balances in the statements of financial condition include cash receivable from brokers and cash payable to brokers, respectively.

5.       TRADING ACTIVITIES

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2005 and 2004, cash and Treasury notes aggregating $164,488,407 and $112,218,797, respectively, included in the Trust’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts includes unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $103,805,738 and $71,799,835 at December 31, 2005 and 2004, respectively.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in the functional currency, is detailed below:

	December 31,
	2005		2004
Currency Type	Total Net Unrealized Appreciation (Depreciation)	Percent of Total	Total Net Unrealized Appreciation (Depreciation)	Percent of Total

Australian dollar	$1,016,357	(32.06)%	$519,566	5.79%
British pound	(13,252)	0.42	19,235	0.21
Canadian dollar	795,644	(25.10)	179,354	2.00
Euro	3,303,832	(104.21)	75,557	0.84
Hong Kong dollar	(568,315)	17.93	(43,924)	(0.49)
Japanese yen	(6,361,846)	200.67	659,528	7.35
Norwegian krone	(468,832)	14.79	(1,471,241)	(16.39)
Polish zloty	298,554	(9.42)	561,972	6.26
South African rand	615,812	(19.42)	296,101	3.30
Swedish krone	(2,926)	0.09	(278,216)	(3.10)
U.S. dollar	(1,785,346)	56.31	8,458,310	94.23

Total	$(3,170,318)	100.00%	$8,976,242	100.00%

7.       FINANCIAL HIGHLIGHTS

Per unit operating performance is calculated based on Unitholders’ trust capital taken as a whole. An individual Unitholder’s per unit operating performance may vary from these per unit values based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee and profit share allocation arrangements.

The ratios are calculated based on Unitholders’ trust capital taken as a whole. The computation of such ratios based on the amount of net investment income (loss), total expenses and profit share allocation to an individual Unitholder’s trust capital balance may vary from these ratios based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee and profit share allocation arrangements.

Returns are calculated for Unitholders taken as a whole. An individual Unitholder’s returns may vary from these returns based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee and profit share allocation arrangements.

*******