Form 10-K, Exhibit 13
period 2006-12-31
GLOBAL MACRO TRUST
filed 2007-03-30
CIK 1145765

Exhibit 13.01

Global Macro Trust

Financial Statements for the Years Ended
December 31, 2006, 2005 and 2004 and
Report of Independent Registered Public
Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Trust Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–15

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Global Macro Trust at December 31, 2006 and 2005, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years ended December 31, 2006, 2005 and 2004 are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of
Global Macro Trust

We have audited the accompanying statements of financial condition of Global Macro Trust (the ”Trust”) as of December 31, 2006 and 2005, including the condensed schedules of investments, and the related statements of operations, changes in trust capital, and financial highlights for the years ended December 31, 2006, 2005 and 2004. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust at December 31, 2006 and 2005, and the results of its operations, changes in trust capital, and financial highlights for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
February 15, 2007

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION AT DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value
(amortized cost $122,728,945 and $148,720,494)	$122,680,398	$148,402,881
Net unrealized appreciation/(depreciation) on open futures
and forward currency contracts	29,307,511	(3,170,318)
Due from brokers	20,542,993	10,081,674
Cash denominated in foreign currencies (cost $9,510,728
and $6,094,580)	9,513,915	6,003,852

Total equity in trading accounts	182,044,817	161,318,089

INVESTMENTS IN U.S. TREASURY NOTES—at market
value (amortized cost $305,987,961 and $236,464,681)	305,893,877	236,056,278

CASH AND CASH EQUIVALENTS	16,282,193	24,917,162

ACCRUED INTEREST RECEIVABLE	2,905,505	1,610,838

TOTAL	$507,126,392	$423,902,367

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions from Unitholders received in advance	$4,388,200	$4,677,687
Due to Managing Owner	186,501	91,888
Accrued brokerage fees	2,676,415	2,255,199
Redemptions payable to Unitholders	13,930,317	7,942,834
Accrued expenses	121,600	94,848
Due to brokers	—	2,936,389

Total liabilities	21,303,033	17,998,845

TRUST CAPITAL:
Managing Owner interest (5,086.375 and 4,750.953 units
outstanding)	5,290,389	4,646,863
Unitholders (462,004.829 and 410,247.372 units outstanding)	480,532,970	401,256,659

Total trust capital	485,823,359	405,903,522

TOTAL	$507,126,392	$423,902,367

NET ASSET VALUE PER UNIT OUTSTANDING	$1,040.10	$978.08

See notes to financial statements.

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS AT DECEMBER 31, 2006

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
Futures and Forward Currency Contracts	Trust Capital	(Depreciation)

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Grains	0.25%	$1,212,880
Interest rates	(0.75)	(3,654,815)
Metals	(0.08)	(409,050)
Softs	—	21,075
Stock indices	1.41	6,840,146

Total long futures contracts	0.83	4,010,236

SHORT FUTURES CONTRACTS:
Energies	0.55	2,666,468
Interest rates	1.61	7,798,777
Livestock	—	5,160
Metals	—	(13,463)
Softs	(0.16)	(736,185)

Total short futures contracts	2.00	9,720,757

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	2.83	13,730,993

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	2.49	12,121,308
Total short forward currency contracts	0.71	3,455,210

TOTAL INVESTMENTS IN FORWARD
CURRENCY CONTRACTS—Net	3.20	15,576,518

TOTAL	6.03%	$29,307,511

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS AT DECEMBER 31, 2006

U.S. TREASURY NOTES

Face Amount	Description	Value as a % of Trust Capital	Value

$108,260,000	U.S. Treasury notes, 2.250%, 02/15/07	22.21%	$107,904,772
108,260,000	U.S. Treasury notes, 3.125%, 05/15/07	22.13	107,498,797
108,260,000	U.S. Treasury notes, 2.750%, 08/15/07	21.97	106,754,509
108,260,000	U.S. Treasury notes, 3.000%, 11/15/07	21.90	106,416,197

	Total investments in U.S. Treasury notes (amortized cost $428,716,906)
		88.21%	$428,574,275

See notes to financial statements.

(Concluded)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS AT DECEMBER 31, 2005

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
Futures and Forward Currency Contracts	Trust Capital	(Depreciation)

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Energies	0.03%	$127,330
Grains	0.12	497,495
Interest rates	0.22	905,077
Livestock	(0.02)	(65,930)
Metals	1.07	4,347,075
Softs	0.90	3,636,114
Stock indices	0.60	2,411,285

Total long futures contracts	2.92	11,858,446

SHORT FUTURES CONTRACTS:
Grains	(0.31)	(1,246,376)
Interest rates	0.38	1,562,749
Metals	0.01	36,260
Softs	(0.17)	(725,650)

Total short futures contracts	(0.09)	(373,017)

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	2.83	11,485,429

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	(2.64)	(10,714,282)
Total short forward currency contracts	(0.97)	(3,941,465)

TOTAL INVESTMENTS IN FORWARD
CURRENCY CONTRACTS—Net	(3.61)	(14,655,747)

TOTAL	(0.78)%	$(3,170,318)

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS AT DECEMBER 31, 2006

U.S. TREASURY NOTES

Face Amount	Description	Value as a % of Trust Capital	Value

$76,370,000	U.S. Treasury notes, 1.625%, 02/28/06	18.74%	$ 76,083,613
113,600,000	U.S. Treasury notes, 2.500%, 05/31/06	27.78	112,748,000
68,020,000	U.S. Treasury notes, 2.375%, 08/15/06	16.55	67,169,750
130,290,000	U.S. Treasury notes, 2.875%, 11/30/06	31.65	128,457,796

	Total investments in U.S. Treasury notes (amortized cost $385,185,175)
		94.72%	$ 384,459,159

(Concluded)

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004

INVESTMENT INCOME:
Interest income	$ 20,667,947	$ 11,150,930	$ 4,131,334

EXPENSES:
Brokerage fees	30,857,253	26,641,625	22,046,061
Administrative expenses	1,592,624	1,417,680	1,565,227
Custody fees	71,580	59,425	50,048

Total expenses	32,521,457	28,118,730	23,661,336

NET INVESTMENT LOSS	(11,853,510)	(16,967,800)	(19,530,002)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	8,046,715	40,585,526	6,905,418
Foreign exchange translation	(452,824)	(443,885)	439,783
Net change in unrealized appreciation/(depreciation):
Futures and forward currency contracts	32,477,829	(12,146,560)	(1,362,103)
Foreign exchange translation	93,915	(164,600)	89,796
Net gains (losses) from U.S. Treasury notes:
Net change in unrealized appreciation/(depreciation)	583,385	(335,075)	(424,161)

Total net realized and unrealized gains	40,749,020	27,495,406	5,648,733

NET INCOME (LOSS)	28,895,510	10,527,606	(13,881,269)

LESS PROFIT SHARE TO MANAGING
OWNER	114,672	—	—

NET INCOME (LOSS) AFTER PROFIT
SHARE TO MANAGING OWNER	$ 28,780,838	$ 10,527,606	$ (13,881,269)

NET INCOME (LOSS) AFTER PROFIT SHARE TO
MANAGING OWNER PER UNIT OUTSTANDING	$ 62.02	$ 23.23	$ (53.71)

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

			New Profit
	Unitholders		Memo Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units

TRUST CAPITAL— January 1, 2004	$226,192,543	224,273.549	$6,029	5.978	$2,741,404	2,718.160	$228,939,976	226,997.687

Subscriptions	220,756,673	231,901.490	—	—	1,186,000	1,249.523	221,942,673	233,151.013
Redemptions	(39,915,228)	(45,296.507)	—	—	—	—	(39,915,228)	(45,296.507)
Additional units allocated*	—	766.459	—	0.409	—	243.712	—	1,010.580
Net income (loss) after profit share to Managing Owner	(13,975,213)	—	70	—	93,874	—	(13,881,269)	—
Managing Owner’s profit share	—	—	—	—	—	—	—	—

TRUST CAPITAL—December 31, 2004	393,058,775	411,644.991	6,099	6.387	4,021,278	4,211.395	397,086,152	415,862.773

Subscriptions	78,386,572	85,872.861	—	—	216,000	232.975	78,602,572	86,105.836
Redemptions	(80,306,127)	(88,154.628)	—	—	(6,681)	(6.830)	(80,312,808)	(88,161.458)
Additional units allocated*	—	884.148	—	0.443	—	306.583	—	1,191.174
Net income after profit share to Managing Owner	10,117,439	—	582	—	409,585	—	10,527,606	—
Managing Owner’s profit share	—	—	—	—	—	—	—	—
Transfer of New Profit Memo Account to Managing Owner	—	—	(6,681)	(6.830)	6,681	6.830	—	—

TRUST CAPITAL— December 31, 2005	401,256,659	410,247.372	—	—	4,646,863	4,750.953	405,903,522	414,998.325

Subscriptions	131,274,998	130,701.263	—	—	58,500	58.612	131,333,498	130,759.875
Redemptions	(80,135,755)	(79,882.137)	—	—	(173,416)	(171.301)	(80,309,171)	(80,053.438)
Additional units allocated*	—	938.331	—	4.657	—	335.760	—	1,278.748
Net income after profit share to Managing Owner	28,137,068	—	2,185	—	641,585	—	28,780,838	—
Managing Owner’s profit share	—	—	114,672	107.694	—	—	114,672	107.694
Transfer of New Profit Memo Account to Managing Owner	—	—	(116,857)	(112.351)	116,857	112.351	—	—

TRUST CAPITAL—December 31, 2006	$480,532,970	462,004.829	$—	—	$5,290,389	5,086.375	$485,823,359	467,091.204

* Additional units are issued to Unitholders who are charged less than a 7.0% brokerage fee.

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006		2005		2004
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR):
Net income (loss) from operations:
Net investment loss	$(26.74	)(a)	$(39.86	)(a)	$(54.92	)(a)
Net realized and unrealized gains on trading of futures and forward currency contracts	87.73		63.87		2.39
Net gains (losses) from U.S. Treasury notes	1.28	(a)	(0.78	)(a)	(1.18	)(a)

Net income (loss) from operations	62.27		23.23		(53.71)

Less profit share allocated to Managing Owner	0.25		—		—

Net income (loss) after profit share allocation	62.02		23.23		(53.71)

NET ASSET VALUE—Beginning of year	978.08		954.85		1,008.56

NET ASSET VALUE—End of year	$1,040.10		$978.08		$954.85

RETURNS:
Total return before profit share allocation	6.37%		2.43%		(5.33)%
Profit share allocation	(0.03)		—		—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	6.34		2.43		(5.33)

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(2.67)		(4.38)		(6.05)

Total expenses	7.19		7.21		7.32

Profit share allocation	0.03		—		—

Total expenses and profit share allocation	7.22%		7.21%		7.32%

(a) Calculated based on weighted average number of units during the year.

See notes to financial statements.

GLOBAL MACRO TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.                      ORGANIZATION

Global Macro Trust (the “Trust”) was organized on July 23, 2001 under the Delaware Statutory Trust Act. At such time, original capital of $400 by the Millburn Ridgefield Corporation (the “Managing Owner”) and $1,600 by the Initial Unitholder, an affiliated entity, was contributed to the Trust. The Trust commenced trading operations on July 1, 2002. The Trust engages in the speculative trading of futures and forward currency contracts. The instruments that are traded by the Trust are volatile and involve a high degree of market risk.

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

The Trust will dissolve on December 31, 2031 or at an earlier date if certain conditions occur set forth in the Third Amended and Restated Declaration of Trust and the Trust Agreement (the “Agreement”).

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

Foreign Currency Translation—Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at quoted prices of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

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

Recently Issued Pronouncements—In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48) entitled “Accounting For Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.”  FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006.  The implementation of FIN 48 is not expected to have a material impact on the Trust’s financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157).  FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements.  While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The implementation of FAS 157 is not expected to have a material impact on the Trust’s financial statements.

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

The Trust will pay its legal, accounting, auditing, printing, postage and similar administrative expenses (including Trustees’ fees, accounting services fees and the expenses of updating the Prospectus), as well as extraordinary costs. At December 31, 2006 and 2005, the Managing Owner was owed $108,586 and $88,928, respectively, from the Trust in connection with such expenses it has paid on the Trust’s behalf. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The Managing Owner, at its discretion, may reimburse certain expenses paid by the Trust.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2006 and 2005, $77,915  and $2,960, respectively, of redemption charges were owed to the Managing Owner. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2006, 2005 and 2004 were $38,627, $75,229 and $211,547, respectively.

4.                      DUE FROM/TO BROKERS

At December 31, 2006 and 2005, due from brokers and due to brokers balances in the statements of financial condition include cash receivable from brokers and cash payable to brokers, respectively.

5.                      TRADING ACTIVITIES

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2006 and 2005, cash and Treasury notes aggregating $152,737,306 and $164,488,407, respectively, included in the Trust’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts includes unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $87,718,461 and $103,805,738 at December 31, 2006 and 2005, respectively.

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

The Trust is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and the effect of political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward currency contracts are denominated in the functional currency (U.S. Dollar). Cash settlement of futures and forward currency contracts is made in the local currency (settlement currency) and then translated to U.S. Dollars.

At December 31, 2006 and 2005, net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2006		2005
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency Type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$1,310,972	4.47%	$1,016,357	(32.06)%
British pound	2,151,717	7.34	(13,252)	0.42
Canadian dollar	(2,245,903)	(7.66)	795,644	(25.10)
Euro	6,505,443	22.20	3,303,832	(104.21)
Hong Kong dollar	1,778,527	6.07	(568,315)	17.93
Hungarian forint	972,771	3.32	—	—
Japanese yen	7,027,020	23.98	(6,361,846)	200.67
New Zealand dollar	301,546	1.03	—	—
Norwegian krone	—	—	(468,832)	14.79
Polish zloty	—	—	298,554	(9.42)
South African rand	577,939	1.97	615,812	(19.42)
Swedish krone	168,732	0.58	(2,926)	0.09
Swiss franc	2,887,470	9.85	—	—
Turkish lira	(405,755)	(1.38)	—	—
U.S. dollar	8,277,032	28.23	(1,785,346)	56.31
Total	$29,307,511	100.00%	$(3,170,318)	100.00%

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