Form 10-K, Exhibit 13
period 2007-12-31
GLOBAL MACRO TRUST
filed 2008-03-28
CIK 1145765

Exhibit 13.01

Global Macro Trust

Financial Statements for the Years Ended
December 31, 2007, 2006 and 2005 and

Report of Independent Registered Public

Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Trust Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–11

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Global Macro Trust at December 31, 2007 and 2006, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for each of the three years in the period ended December 31, 2007, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”) as of December 31, 2007 and 2006, including the condensed schedules of investments, and the related statements of operations, changes in trust capital, and financial highlights for each of the three years in the period ended December 31, 2007. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

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

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Global Macro Trust at December 31, 2007 and 2006, and the results of its operations, changes in trust capital and financial highlights for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

March 11, 2008

New York, New York

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION

AT DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value (amortized cost $139,691,195 and $122,728,945)	$140,178,478	$122,680,398
Net unrealized appreciation on open futures and forward currency contracts	13,985,466	29,307,511
Due from brokers	12,768,853	20,542,993
Cash denominated in foreign currencies (cost $9,122,395 and $9,510,728)	9,079,650	9,513,915

Total equity in trading accounts	176,012,447	182,044,817

INVESTMENTS IN U.S. TREASURY NOTES—at market value (amortized cost $422,543,313 and $305,987,961)	424,381,257	305,893,877

CASH AND CASH EQUIVALENTS	54,245,604	16,282,193

ACCRUED INTEREST RECEIVABLE	4,755,677	2,905,505

TOTAL	$659,394,985	$507,126,392

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions from Unitholders received in advance	$19,618,131	$4,388,200
Net unrealized depreciation on open forward currency contracts	1,300,648	—
Due to Managing Owner	120,504	186,501
Accrued brokerage fees	3,400,051	2,676,415
Redemptions payable to Unitholders	3,608,727	13,930,317
Redemption payable to Managing Owner	6,462,526	—
Accrued expenses	127,090	121,600

Total liabilities	34,637,677	21,303,033

TRUST CAPITAL (NET ASSETS):
Managing Owner interest (5,507.640 and 5,086.375 units outstanding)	6,373,279	5,290,389
Unitholders (534,394.969 and 462,004.829 units outstanding)	618,384,029	480,532,970

Total trust capital (net assets)	624,757,308	485,823,359

TOTAL	$659,394,985	$507,126,392

NET ASSET VALUE PER UNIT OUTSTANDING	$1,157.17	$1,040.10

See notes to financial statements.

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2007

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
Futures and Forward Currency Contracts	Trust Capital	(Depreciation)

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Energies	0.46%	$2,900,099
Grains	1.06	6,649,821
Interest rates	(0.19)	(1,156,639)
Metals	0.05	294,849
Softs	0.09	557,248
Stock indices	0.17	977,634

Total long futures contracts	1.64	10,223,012

SHORT FUTURES CONTRACTS:
Energies	(0.03)	(195,100)
Interest rates	0.42	2,622,890
Livestock	0.08	501,980
Metals	0.07	421,465
Softs	(0.07)	(465,326)
Stock Indices	0.09	614,991

Total short futures contracts	0.56	3,500,900

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	2.20	13,723,912

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	0.03	165,503
Total short forward currency contracts	(0.19)	(1,204,597)

TOTAL INVESTMENTS IN FORWARD
CURRENCY CONTRACTS—Net	(0.16)	(1,039,094)

TOTAL	2.04%	$12,684,818

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2007

U.S. TREASURY NOTES

		Value as a %
Face		of Trust
Amount	Description	Capital	Value

$141,300,000	U.S. Treasury notes, 3.000%, 02/15/2008	22.61%	$141,277,922
141,300,000	U.S. Treasury notes, 2.625%, 05/15/2008	22.56	140,946,750
141,300,000	U.S. Treasury notes, 3.250%, 08/15/2008	22.61	141,255,844
141,300,000	U.S. Treasury notes, 3.125%, 10/15/2008	22.58	141,079,219

	Total investments in U.S. Treasury notes (amortized cost $562,234,508)	90.36%	$564,559,735

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

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AT DECEMBER 31, 2006

U.S. TREASURY NOTES

		Value as a %
Face		of Trust
Amount	Description	Capital	Value

$108,260,000	U.S. Treasury notes, 2.250%, 02/15/07	22.21%	$107,904,772
108,260,000	U.S. Treasury notes, 3.125%, 05/15/07	22.13	107,498,797
108,260,000	U.S. Treasury notes, 2.750%, 08/15/07	21.97	106,754,509
108,260,000	U.S. Treasury notes, 3.000%, 11/15/07	21.90	106,416,197

	Total investments in U.S. Treasury notes
	(amortized cost $428,716,906)	88.21%	$428,574,275

See notes to financial statements.	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005

INVESTMENT INCOME:
Interest income	$26,686,249	$20,667,947	$11,150,930

EXPENSES:
Brokerage fees	38,279,891	30,857,253	26,641,625
Administrative expenses	1,878,041	1,592,624	1,417,680
Custody fees	85,806	71,580	59,425

Total expenses	40,243,738	32,521,457	28,118,730

NET INVESTMENT LOSS	(13,557,489)	(11,853,510)	(16,967,800)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	92,248,212	8,046,715	40,585,526
Foreign exchange translation	214,004	(452,824)	(443,885)
Net change in unrealized:
Futures and forward currency contracts	(16,622,693)	32,477,829	(12,146,560)
Foreign exchange translation	(45,932)	93,915	(164,600)
Net gains (losses) from U.S. Treasury notes:
Net change in unrealized	2,467,858	583,385	(335,075)

Total net realized and unrealized gains	78,261,449	40,749,020	27,495,406

NET INCOME	64,703,960	28,895,510	10,527,606

LESS PROFIT SHARE TO MANAGING OWNER	6,459,328	114,672	—

NET INCOME AFTER PROFIT SHARE TO MANAGING OWNER	$58,244,632	$28,780,838	$10,527,606

NET INCOME AFTER PROFIT SHARE TO MANAGING OWNER PER UNIT OUTSTANDING	$117.07	$62.02	$23.23

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

			New Profit Memo
	Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units

TRUST CAPITAL—January 1, 2005	$393,058,775	411,644.991	$6,099	6.387	$4,021,278	4,211.395	$397,086,152	415,862.773

Subscriptions	78,386,572	85,872.861	—	—	216,000	232.975	78,602,572	86,105.836
Redemptions	(80,306,127)	(88,154.628)	—	—	(6,681)	(6.830)	(80,312,808)	(88,161.458)
Additional units allocated*	—	884.148	—	0.443	—	306.583	—	1,191.174
Net income after profit share to Managing Owner	10,117,439	—	582	—	409,585	—	10,527,606	—
Managing Owner’s profit share	—	—	—	—	—	—	—	—
Transfer of New Profit Memo Account to Managing Owner	—	—	(6,681)	(6.830)	6,681	6.830	—	—

TRUST CAPITAL—December 31, 2005	401,256,659	410,247.372	—	—	4,646,863	4,750.953	405,903,522	414,998.325

Subscriptions	131,274,998	130,701.263	—	—	58,500	58.612	131,333,498	130,759.875
Redemptions	(80,135,755)	(79,882.137)	—	—	(173,416)	(171.301)	(80,309,171)	(80,053.438)
Additional units allocated*	—	938.331	—	4.657	—	335.760	—	1,278.748
Net income after profit share to	—
Managing Owner	28,137,068	—	2,185	—	641,585	—	28,780,838	—
Managing Owner’s profit share	—	—	114,672	107.694	—	—	114,672	107.694
Transfer of New Profit Memo Account to Managing Owner	—	—	(116,857)	(112.351)	116,857	112.351	—	—

TRUST CAPITAL—December 31, 2006	480,532,970	462,004.829	—	—	5,290,389	5,086.375	485,823,359	467,091.204

Subscriptions	149,852,918	133,492.106	—	—	—	—	149,852,918	133,492.106
Redemptions	(69,160,402)	(62,025.145)	—	—	(6,462,527)	(5,584.764)	(75,622,929)	(67,609.909)
Additional units allocated*	—	923.179	—	10.828	—	421.261	—	1,355.268
Net income after profit share to Managing Owner	57,158,543	—	3,198	—	1,082,891	—	58,244,632	—
Managing Owner’s profit share	—	—	6,459,328	5,573.940	—	—	6,459,328	5,573.940
Transfer of New Profit Memo Account to Managing Owner	—	—	(6,462,526)	(5,584.768)	6,462,526	5,584.768	—	—

TRUST CAPITAL—December 31, 2007	$618,384,029	534,394.969	$—	—	$6,373,279	5,507.640	$624,757,308	539,902.609

* Additional units are issued to Unitholders who are charged less than a 7.0% brokerage fee.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007		2006		2005
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR):
Net income (loss) from operations:
Net investment loss	$(27.88	) (a)	$(26.74	) (a)	$(39.86	) (a)
Net realized and unrealized gains on trading of futures and forward currency contracts	153.06		87.73		63.87
Net gains (losses) from U.S. Treasury notes	4.93	(a)	1.28	(a)	(0.78	) (a)

Net income from operations	130.11		62.27		23.23

Less profit share allocated to Managing Owner	13.04		0.25		—

Net income after profit share allocation	117.07		62.02		23.23

NET ASSET VALUE—Beginning of year	1,040.10		978.08		954.85

NET ASSET VALUE—End of year	$1,157.17		$1,040.10		$978.08

RETURNS:
Total return before profit share allocation	12.51%		6.37%		2.43%
Profit share allocation	(1.25)		(0.03)		—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	11.26		6.34		2.43

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(2.48)		(2.67)		(4.38)

Total expenses	7.23		7.19		7.21

Profit share allocation	1.16		0.03		—

Total expenses and profit share allocation	8.39%		7.22%		7.21%

(a) Calculated based on weighted average number of units during the year.

See notes to financial statements.

GLOBAL MACRO TRUST

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

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

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments — The Trust records its transactions in futures and forward currency contracts and U.S. Treasury notes, including related income and expenses, on a trade date basis.

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

Investments in U.S. Treasury notes are valued at the market value based on the midpoint of bid/ask quotations reported daily at 3pm EST by Bloomberg. The Trust amortizes premiums and accretes discounts on U.S. Treasury notes. Such securities are on deposit with financial institutions as collateral for performance of the Trust’s trading obligations with respect to derivative contracts or are held for safekeeping in a custody account.

Fair Value of Financial Instruments — The fair value of the Trust’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, approximates the carrying amounts presented in the statements of financial condition.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at quoted prices of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

Income Taxes — Income taxes have not been provided, as each Unitholder is individually liable for the taxes, if any, on his/her share of the Trust’s income and expenses.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Trust recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening trust capital. Millburn Ridgefield Corporation as Managing Owner of the Trust has evaluated the impact of adopting FIN 48 on the Trust’s financial statements. Based on a review of the Trust’s open tax years, 2004 to 2007, for the U.S. Federal jurisdiction, the New York and Delaware State jurisdictions, and the New York City jurisdiction, FIN 48 did not have an impact on the Trust.  The Trust is treated as a limited partnership for federal and state income tax reporting purposes and therefore the unitholders are responsible for the payment of taxes.

Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset — The customer agreements between the Trust and each of its brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

Recently Issued Pronouncements — In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measurement of fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007.

The Trust adopted this pronouncement January 1, 2008. The three levels of the fair value hierarchy under SFAS No. 157 are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3: Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The adoption of SFAS No. 157 will result in expanded disclosures and is not expected to have a material impact on the Trust’s financial statements.

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

The Agreement provides that the Managing Owner’s profit share, equal to 20% of New Trading Profits in excess of the highest cumulative level of Trading Profit as of any previous calendar year-end, is charged to the Unitholders’ capital accounts. New Trading Profits includes realized and unrealized trading profits (losses), brokerage fees, trading-related expenses and administrative expenses. New Trading Profits do not include interest income. For Unitholders’ redemptions during the year, the profit share calculation shall be computed as though the redemption occurred at year-end. Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes, called New Profit Memo Account. Any profit share charged is added to the Managing Owner’s capital account to the extent that net taxable capital gains are allocated to the Managing Owner. The remainder of such profit share, if any, is added to the New Profit Memo Account. The Managing Owner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit Memo Account to the Managing Owner’s capital account.

The Trust will pay its legal, accounting, auditing, printing, postage and similar administrative expenses (including Trustees’ fees, accounting services fees and the expenses of updating the Prospectus), as well as extraordinary costs. At December 31, 2007 and 2006, the Managing Owner was owed $117,879 and $108,586, respectively, from the Trust in connection with such expenses it has paid on the Trust’s behalf. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The Managing Owner, at its discretion, may reimburse certain expenses paid by the Trust.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2007 and 2006, $2,625 and $77,915, respectively, of redemption charges were owed to the Managing Owner. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2007, 2006 and 2005 were $128,527, $38,627 and $75,229, respectively.

4.                      DUE FROM BROKERS

At December 31, 2007 and 2006, due from brokers balance in the statements of financial condition include cash receivable from brokers.

5.                      TRADING ACTIVITIES

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2007 and 2006, cash and Treasury notes aggregating $162,026,981 and $152,737,306, respectively, included in the Trust’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts includes unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $70,391,885 and $87,718,461 at December 31, 2007 and 2006, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms pursuant to customer agreements. For all forward currency transactions, the Trust utilizes two clearing brokers, both major financial institutions.

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

At December 31, 2007 and 2006, net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2007		2006

Currency Type	Total Net Unrealized Appreciation (Depreciation)	Percent of Total	Total Net Unrealized Appreciation (Depreciation)	Percent of Total

Australian dollar	$2,655,781	20.94%	$1,310,972	4.47%
British pound	1,069,215	8.43	2,151,717	7.34
Canadian dollar	68,640	0.54	(2,245,903)	(7.66)
Czech koruna	(177,311)	(1.40)	—	—
Euro	(1,072,068)	(8.45)	6,505,443	22.20
Hong Kong dollar	101,586	0.80	1,778,527	6.07
Hungarian forint	(16,754)	(0.13)	972,771	3.32
Icelandic krona	(40,262)	(0.32)	—	—
Japanese yen	2,515,158	19.83	7,027,020	23.98
Mexican peso	(62,373)	(0.49)	—	—
New Zealand dollar	(46,504)	(0.37)	301,546	1.03
Polish zloty	186,361	1.47	—	—
Singapore dollar	28,066	0.22	—	—
Slovak koruna	(102,747)	(0.81)	—	—
South African rand	26,460	0.21	577,939	1.97
Swedish krone	104,289	0.82	168,732	0.58
Swiss franc	695,091	5.48	2,887,470	9.85
Turkish lira	311,285	2.45	(405,755)	(1.38)
U.S. dollar	6,440,905	50.78	8,277,032	28.23

Total	$12,684,818	100.00%	$29,307,511	100.00%

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

8.                      REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2007, redemption payable of $6,462,526 was related to profit share earned during 2007, allocated to the Managing Owner at year-end and redeemed.