Form 10-K, Exhibit 13
period 2008-12-31
GLOBAL MACRO TRUST
filed 2009-03-30
CIK 1145765

Exhibit 13.01

Global Macro Trust

Financial Statements for the Years Ended

December 31, 2008, 2007 and 2006 and

Report of Independent Registered Public

Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition	2

Condensed Schedules of Investments	3-6

Statements of Operations	7

Statements of Changes in Trust Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10-17

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Global Macro Trust, including the condensed schedules of investments as of December 31, 2008 and 2007, and the related statements of operations, changes in trust capital and financial highlights for each of the three years in the period ended December 31, 2008, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of
Global Macro Trust

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2008 and 2007 and the related statements of operations, changes in trust capital, and financial highlights for each of the three years in the period ended December 31, 2008. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

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

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Global Macro Trust at December 31, 2008 and 2007, and the results of its operations, changes in trust capital and financial highlights for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New York, New York

February 27, 2009

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION

AT DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value (amortized cost $63,160,186 and $139,691,195)	$63,783,609	$140,178,478
Net unrealized appreciation on open futures and forward currency contracts	8,795,238	13,985,466
Due from brokers	2,975,438	12,768,853
Cash denominated in foreign currencies (cost $680,184 and $9,122,395)	714,527	9,079,650

Total equity in trading accounts	76,268,812	176,012,447

INVESTMENTS IN U.S. TREASURY NOTES—at market value (amortized cost $935,337,697 and $422,543,313)	942,031,016	424,381,257

CASH AND CASH EQUIVALENTS	66,551,598	54,245,604

ACCRUED INTEREST RECEIVABLE	9,781,465	4,755,677

TOTAL	$1,094,632,891	$659,394,985

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions from Unitholders received in advance	$9,723,446	$19,618,131
Net unrealized depreciation on open forward currency contracts	4,194,584	1,300,648
Due to Managing Owner	22,611	120,504
Accrued brokerage fees	5,808,866	3,400,051
Redemptions payable to Unitholders	8,036,643	3,608,727
Redemption payable to Managing Owner	29,151,044	6,462,526
Accrued expenses	248,479	127,090
Cash denominated in foreign currencies (cost $-2,804,975 and $0)	2,746,779	—
Due to brokers	4,319,078	—

Total liabilities	64,251,530	34,637,677

TRUST CAPITAL (NET ASSETS):
Managing Owner interest (8,432.177 and 5,507.640 units outstanding)	11,560,510	6,373,279
Unitholders (743,122.758 and 534,394.969 units outstanding)	1,018,820,851	618,384,029

Total trust capital (net assets)	1,030,381,361	624,757,308

TOTAL	$1,094,632,891	$659,394,985

NET ASSET VALUE PER UNIT OUTSTANDING	$1,371.00	$1,157.17

See notes to financial statements.

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2008

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
Futures and Forward Currency Contracts	Trust Capital	(Depreciation)

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Energies	0.02%	$228,038
Grains	0.06	623,375
Interest rates	1.00	10,273,688
Metals	(0.12)	(1,284,097)
Softs	0.00	39,850

Total long futures contracts	0.96	9,880,854

SHORT FUTURES CONTRACTS:
Energies	0.21	2,132,478
Grains	(0.33)	(3,345,546)
Interest rates	(0.10)	(1,050,539)
Livestock	0.06	608,080
Metals	0.19	1,971,470
Softs	(0.07)	(734,502)
Stock indices	(0.07)	(715,194)

Total short futures contracts	(0.11)	(1,133,753)

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	0.85	8,747,101

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	0.15	1,552,974
Total short forward currency contracts	(0.55)	(5,699,421)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	(0.40)	(4,146,447)

TOTAL	0.45%	$4,600,654

		(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2008

U.S. TREASURY NOTES

		Value as a %
Face		of Trust
Amount	Description	Capital	Value

$99,500,000	U.S. Treasury notes, 4.000%, 03/31/2009	9.76%	$100,572,734
265,100,000	U.S. Treasury notes, 3.875%, 05/15/2009	26.08	268,703,703
293,900,000	U.S. Treasury notes, 3.625%, 07/15/2009	29.04	299,181,016
329,380,000	U.S. Treasury notes, 3.375%, 10/15/2009	32.74	337,357,172

	Total investments in U.S. Treasury notes (amortized cost $998,497,883)	97.62%	$1,005,814,625

See notes to financial statements.			(Concluded)

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

		(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2007

U.S. TREASURY NOTES

		Value as a %
Face		of Trust
Amount	Description	Capital	Value

$141,300,000	U.S. Treasury notes, 3.000%, 02/15/2008	22.61%	$141,277,922
141,300,000	U.S. Treasury notes, 2.625%, 05/15/2008	22.56	140,946,750
141,300,000	U.S. Treasury notes, 3.250%, 08/15/2008	22.61	141,255,844
141,300,000	U.S. Treasury notes, 3.125%, 10/15/2008	22.58	141,079,219

	Total investments in U.S. Treasury notes (amortized cost $562,234,508)	90.36%	$564,559,735

See notes to financial statements.			(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006

INVESTMENT INCOME:
Interest income	$21,273,709	$26,686,249	$20,667,947

EXPENSES:
Brokerage fees	54,511,974	38,279,891	30,857,253
Administrative expenses	2,590,867	1,878,041	1,592,624
Custody fees	160,055	85,806	71,580

Total expenses	57,262,896	40,243,738	32,521,457

NET INVESTMENT LOSS	(35,989,187)	(13,557,489)	(11,853,510)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	214,035,345	92,248,212	8,046,715
Foreign exchange translation	(848,741)	214,004	(452,824)
Net change in unrealized:
Futures and forward currency contracts	(8,084,164)	(16,622,693)	32,477,829
Foreign exchange translation	135,285	(45,932)	93,915
Net gains from U.S. Treasury notes:
Net change in unrealized	4,991,515	2,467,858	583,385

Total net realized and unrealized gains	210,229,240	78,261,449	40,749,020

NET INCOME	174,240,053	64,703,960	28,895,510

LESS PROFIT SHARE TO MANAGING OWNER	30,185,853	6,459,328	114,672

NET INCOME AFTER PROFIT SHARE TO MANAGING OWNER	$144,054,200	$58,244,632	$28,780,838

NET INCOME AFTER PROFIT SHARE TO MANAGING OWNER PER UNIT OUTSTANDING	$213.83	$117.07	$62.02

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

			New Profit Memo
	Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units
TRUST CAPITAL—January 1, 2006	$401,256,659	410,247.372	$—	—	$4,646,863	4,750.953	$405,903,522	414,998.325

Subscriptions	131,274,998	130,701.263	—	—	58,500	58.612	131,333,498	130,759.875
Redemptions	(80,135,755)	(79,882.137)	—	—	(173,416)	(171.301)	(80,309,171)	(80,053.438)
Additional units allocated*	—	938.331	—	4.657	—	335.760	—	1,278.748
Net income after profit share to Managing Owner	28,137,068	—	2,185	—	641,585	—	28,780,838	—
Managing Owner’s profit share	—	—	114,672	107.694	—	—	114,672	107.694
Transfer of New Profit Memo Account to Managing Owner	—	—	(116,857)	(112.351)	116,857	112.351	—	—

TRUST CAPITAL—December 31, 2006	480,532,970	462,004.829	—	—	5,290,389	5,086.375	485,823,359	467,091.204

Subscriptions	149,852,918	133,492.106	—	—	—	—	149,852,918	133,492.106
Redemptions	(69,160,402)	(62,025.145)	—	—	(6,462,527)	(5,584.764)	(75,622,929)	(67,609.909)
Additional units allocated*	—	923.179	—	10.828	—	421.261	—	1,355.268
Net income after profit share to Managing Owner	57,158,543	—	3,198	—	1,082,891	—	58,244,632	—
Managing Owner’s profit share	—	—	6,459,328	5,573.940	—	—	6,459,328	5,573.940
Transfer of New Profit Memo Account to Managing Owner	—	—	(6,462,526)	(5,584.768)	6,462,526	5,584.768	—	—

TRUST CAPITAL—December 31, 2007	618,384,029	534,394.969	—	—	6,373,279	5,507.640	624,757,308	539,902.609

Subscriptions	341,517,412	272,963.809	—	—	1,900,000	1,461.442	343,417,412	274,425.251
Redemptions	(82,882,368)	(65,542.043)	—	—	(29,151,044)	(21,262.614)	(112,033,412)	(86,804.657)
Additional units allocated*	—	1,306.023	—	28.600	—	635.432	—	1,970.055
Net income after profit share to Managing Owner	141,801,778	—	99,892	—	2,152,530	—	144,054,200	—
Managing Owner’s profit share	—	—	30,185,853	22,061.677	—	—	30,185,853	22,061.677
Transfer of New Profit Memo Account to Managing Owner	—	—	(30,285,745)	(22,090.277)	30,285,745	22,090.277	—	—

TRUST CAPITAL — December, 31, 2008	$1,018,820,851	743,122.758	$—	—	$11,560,510	8,432.177	$1,030,381,361	751,554.935

*  Additional units are issued to Unitholders who are charged less than a 7.0% brokerage fee.

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008		2007		2006
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR):
Net income (loss) from operations:
Net investment loss	$(57.47	)(a)	$(27.88	)(a)	$(26.74	)(a)
Net realized and unrealized gains on trading of futures and forward currency contracts	311.42		153.06		87.73
Net gains from U.S. Treasury notes	7.85	(a)	4.93	(a)	1.28	(a)

Net income from operations	261.80		130.11		62.27

Less profit share allocated to Managing Owner	47.97		13.04		0.25

Net income after profit share allocation	213.83		117.07		62.02

NET ASSET VALUE—Beginning of year	1,157.17		1,040.10		978.08

NET ASSET VALUE—End of year	$1,371.00		$1,157.17		$1,040.10

RETURNS:
Total return before profit share allocation	22.62%		12.51%		6.37%
Profit share allocation	(4.14)		(1.25)		(0.03)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	18.48		11.26		6.34

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(4.55)		(2.48)		(2.67)

Total expenses	7.21		7.23		7.19

Profit share allocation	3.80		1.16		0.03

Total expenses and profit share allocation	11.01%		8.39%		7.22%

(a) Calculated based on weighted average number of units during the year.

See notes to financial statements.

GLOBAL MACRO TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

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

The Managing Owner has agreed to make additional capital contributions, subject to certain possible exceptions, in order to maintain its capital account at not less than 1% of the total outstanding capital contributions in the Trust (including the Managing Owner’s contributions) but in no event shall the Managing Owner invest less than $500,000. The Managing Owner and the holders (the “Unitholders”) of the Units of Beneficial Interest (“Units”) issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each before brokerage commissions and profit share allocations.

The Trust will dissolve on December 31, 2031 or at an earlier date if certain conditions occur set forth in the Third Amended and Restated Declaration of Trust and the Trust Agreement (the “Agreement”).

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments — The Trust records its transactions in futures and forward currency contracts and U.S. Treasury notes including related income and expenses on a trade date basis.

Open futures contracts are valued at market value and open forward currency contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward currency contracts are recognized in the periods in which the contracts are closed or the changes occur and are included in net realized and unrealized gains (losses) in the statements of operations.

Investments in U.S. Treasury notes are valued at the market value based on the midpoint of bid/ask quotations reported daily at 3pm EST by Bloomberg. The Trust amortizes premiums and accretes discounts on U.S. Treasury notes. Such securities are normally on deposit with financial institutions (see Note 6) as collateral for performance of the Trust’s trading obligations with respect to derivative contracts or are held for safekeeping in a custody account at HSBC Bank USA, N.A.

Cash and Cash Equivalents — Cash and cash equivalents includes cash and an investment in Dreyfus Treasury Prime Cash Management fund, a short-term U.S. government securities money market fund.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at quoted prices of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

Income Taxes — Income taxes have not been provided as each Unitholder is individually liable for the taxes, if any, on his/her share of the Trust’s income and expenses.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Trust recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening trust capital. Millburn Ridgefield Corporation as Managing Owner of the Trust has evaluated the impact of adopting FIN 48 on the Trust’s financial statements. Based on a review of the Trust’s open tax years, 2004 to 2008, for the US Federal jurisdiction, the New York, New Jersey and Connecticut State jurisdictions and the New York City jurisdiction, FIN 48 did not have an impact on the Trust. The Trust is treated as a limited partnership for federal and state income tax reporting purposes and therefore the unitholders are responsible for the payment of taxes.

Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset — The customer agreements between the Trust and each of its brokers give the Trust the legal right to net unrealized gains and losses with each broker. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

Fair Value of Financial Instruments — The fair value of the Trust’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, approximates the carrying amounts presented in the statements of financial condition. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measurement of fair value and expands disclosures about fair value measurements. The provisions of SFAS No. 157 were effective for fiscal years beginning after November 15, 2007. The Trust adopted this pronouncement January 1, 2008. The three levels of the fair value hierarchy under SFAS No. 157 are described below:

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

In determining fair value, the Trust separates its investments into two categories: cash instruments and derivative contracts.

Cash Instruments. The Trust’s cash instruments are generally classified within level 1 of the fair value hierarchy because they are typically valued using quoted market prices. The types of instruments valued based on quoted market prices in active markets include U.S. government obligations and an investment in Dreyfus Treasury Prime Cash Management fund, a short-term U.S. government securities money market fund. The Managing Owner of the Trust does not adjust the quoted price for such instruments even in situations where the Trust holds a large position and a sale could reasonably impact the quoted price.

Derivative Contracts. Derivative contracts can be exchange-traded or over-the-counter (OTC). Exchange-traded futures contracts are valued based on quoted closing settlement prices and typically fall within level 1 of the fair value hierarchy.

OTC derivatives or forward currency contracts are valued based on pricing models that consider the current market prices (“Spot Prices”) plus the time value of money (“Forward Points”) and contractual prices of the underlying financial instruments. The Forward Points from the quotation service providers are generally in periods of one month, two months, three months and six months forward while the contractual forward delivery dates for the foreign forward currency contracts traded by the Trust may be in between these periods. The Managing Owner’s policy is to calculate the Forward Points for each contract being valued by determining the number of days from the date the forward currency contract is being valued to its maturity date and then using straight-line interpolation to calculate the valuation of Forward Points for the applicable forward currency contract. Model inputs can generally be verified and model selection does not involve significant management judgment. Such instruments are typically classified within level 2 of the fair value hierarchy.

The following table sets forth by level within the fair value hierarchy:

	Level 1	Level 2	Total
U.S. Treasury Notes	$1,005,814,625	$—	$1,005,814,625
Short-Term Money Market Fund	66,101,133	—	66,101,133
Exchange-Traded
Futures Contracts	8,747,101	—	8,747,101
Over-the-Counter
Forward Currency Contracts	—	(4,146,447)	(4,146,447)
Total financial assets at fair value	$1,080,662,859	$(4,146,447)	$1,076,516,412

Recently Issued Pronouncements — In March 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 161, “Disclosure about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (FAS 161).  FAS 161 establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities.  FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Trust is currently evaluating the impact that FAS 161 will have on its disclosures related to derivative instruments.

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

The Managing Owner, not the Trust, will pay all routine costs of executing and clearing the Trust’s futures trades including brokerage commissions payable to the clearing brokers. The Managing Owner also pays, from its own funds, selling commissions on all sales of Units.

The Agreement provides that the Managing Owner’s profit share, equal to 20% of New Trading Profits in excess of the highest cumulative level of Trading Profit as of any previous calendar year-end, is charged to the Unitholders’ capital accounts. New Trading Profits includes realized and unrealized trading profits (losses), brokerage fees, trading-related expenses and administrative expenses. New Trading Profits do not include interest income. For Unitholders’ redemptions during the year, the profit share calculation shall be computed as though the redemption occurred at year-end. Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes called New Profit Memo Account. Any profit share charged is added to the Managing Owner’s capital account to the extent that net taxable capital gains are allocated to the Managing Owner. The remainder of such profit share, if any, is added to the New Profit Memo Account. The Managing Owner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit Memo Account to the Managing Owner’s capital account.

The Trust will pay its legal, accounting, auditing, printing, postage and similar administrative expenses (including Trustees’ fees, accounting services fees and the expenses of updating the Prospectus) as well as extraordinary costs. At December 31, 2008 and 2007, the Managing Owner was owed $0 and $117,879, respectively, from the Trust in connection with such expenses it has paid on the Trust’s behalf. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The Managing Owner, at its discretion, may reimburse certain expenses paid by the Trust.

Units may be redeemed at the option of any Unitholder at Net Asset Value (as defined in the Agreement) as of the close of business on the last business day of any calendar month on ten business days’ written notice to the Managing Owner. Unitholders who redeem Units at or prior to the end of the first consecutive six-month and five-month periods after such Units are sold shall be assessed redemption charges calculated based on their redeemed Units’ Net Asset Value as of the date of redemption as follows:

	Redemption Charge
Subscriptions	First 6 months	Second 5 months

Less than $100,000	4.0%	3.0%
$100,000 to $499,999	3.5	2.5
$500,000 to $999,999	3.0	2.0
Greater than $1,000,000	2.5	1.5

All redemption charges will be paid to the Managing Owner. At December 31, 2008 and 2007, $22,611 and $2,625, respectively, of redemption charges were owed to the Managing Owner. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2008, 2007 and 2006 were $137,776, $128,527, and $38,627, respectively.

4.                      DUE FROM/TO BROKERS

At December 31, 2008 and 2007, due from and due to brokers balance in the statements of financial condition include cash receivable from brokers and cash payable to brokers, respectively.

5.                      TRADING ACTIVITIES

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2008 and 2007, cash, due from brokers and Treasury notes aggregating $67,473,574 and $162,026,981, respectively, included in the Trust’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker.

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

Futures contracts are agreements to buy or sell an underlying asset or index for a set price in the future. Initial margin deposits are made upon entering into futures contracts and can be either in cash or treasury securities. Open futures contracts are revalued on a daily basis to reflect the market value of the contracts at the end of each trading day. Variation margin payments are received or made depending upon whether unrealized gains or losses are incurred. When a contract is closed, the Trust records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the time it was closed. The Trust bears the market risk that arises from changes in the value of these financial instruments.

Forward currency contracts entered into by the Trust represent a firm commitment to buy or sell an underlying currency at a specified value and point in time based upon an agreed or contracted quantity. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date.

Each of these financial instruments is subject to various risks similar to those related to the underlying financial instruments including market risk, credit risk and sovereign risk.

Market risk is the potential change in the value of the instruments traded by the Trust due to market changes including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Trust contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward currency contracts and the Trust’s satisfaction of its obligations related to such market value changes may exceed the amount recognized in the statements of financial condition.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts includes unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $16,011,104 and $70,391,885 at December 31, 2008 and 2007, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will, in fact succeed in doing so. The Managing Owner’s market risk control procedures includes diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG) and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group, which is owned by Société Générale (50%) and Calyon (50%)).  For all forward currency transactions, the Trust utilizes two prime brokers, Deutsche Bank AG and Morgan Stanley & Co., Inc.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2008		2007
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency Type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$909,776	19.76%	$2,655,781	20.94%
British pound	1,240,626	26.97	1,069,215	8.43
Canadian dollar	1,643,671	35.73	68,640	0.54
Czech koruna	104,876	2.28	(177,311)	(1.40)
Euro	807,465	17.55	(1,072,068)	(8.45)
Hong Kong dollar	(1,812)	(0.04)	101,586	0.80
Hungarian forint	—	—	(16,754)	(0.13)
Icelandic krona	—	—	(40,262)	(0.32)
Japanese yen	(168,048)	(3.65)	2,515,158	19.83
Mexican peso	—	—	(62,373)	(0.49)
New Zealand dollar	(18,760)	(0.41)	(46,504)	(0.37)
Norwegian krone	690,265	15.00	—	—
Polish zloty	138,776	3.02	186,361	1.47
Singapore dollar	(71,565)	(1.56)	28,066	0.22
Slovak koruna	—	—	(102,747)	(0.81)
South African rand	39,814	0.87	26,460	0.21
Swedish krone	283,184	6.16	104,289	0.82
Swiss franc	402,855	8.76	695,091	5.48
Turkish lira	(27,206)	(0.59)	311,285	2.45
U.S. dollar	(1,373,263)	(29.85)	6,440,905	50.78

Total	$4,600,654	100.00%	$12,684,818	100.00%

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

8.                      REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2008, redemption payable of $29,151,044 was related to profit share earned during 2008, allocated to the Managing Owner at year-end and redeemed.

******