Form 10-K, Exhibit 13
period 2009-12-31
GLOBAL MACRO TRUST
filed 2010-03-31
CIK 1145765

Exhibit 13.01
Global Macro Trust

Financial Statements for the Years Ended December 31,
2009, 2008, and 2007, and Report of Independent
Registered Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2009, 2008, AND 2007:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Trust Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–22

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Global Macro Trust, including the condensed schedules of investments, as of December 31, 2009 and 2008, and the related statements of operations, changes in trust capital and financial highlights for each of the three years in the period ended December 31, 2009, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of
Global Macro Trust:

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2009 and 2008, and the related statements of operations, changes in trust capital, and financial highlights for each of the three years in the period ended December 31, 2009. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust at December 31, 2009 and 2008, and the results of its operations, changes in trust capital and financial highlights for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
March 10, 2010

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $183,990,192
and $63,160,186)	$184,131,564	$63,783,609
Net unrealized appreciation on open futures and
forward currency contracts	8,149,438	8,795,238
Due from brokers	8,226,920	2,975,438
Cash denominated in foreign currencies (cost $10,850,532 and $680,184)	11,295,744	714,527

Total equity in trading accounts	211,803,666	76,268,812

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost
$637,400,369 and $935,337,697)	637,870,733	942,031,016

CASH AND CASH EQUIVALENTS	62,306,227	66,551,598

ACCRUED INTEREST RECEIVABLE	7,477,239	9,781,465

TOTAL	$919,457,865	$1,094,632,891

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$850,000	$9,723,446
Net unrealized depreciation on open futures and forward currency contracts	13,006,623	4,194,584
Due to Managing Owner	5,492	22,611
Accrued brokerage fees	4,831,803	5,808,866
Accrued management fees	3,753	-
Redemptions payable to Unitholders	10,404,572	8,036,643
Redemption payable to Managing Owner	40,426	29,151,044
Accrued expenses	132,135	248,479
Cash denominated in foreign currencies (cost $-69,497 and $-2,804,975)	69,509	2,746,779
Due to brokers	10,958,940	4,319,078

Total liabilities	40,303,253	64,251,530

TRUST CAPITAL:
Managing Owner interest (9,024.593 and 8,432.177 units outstanding)	10,937,574	11,560,510
Series 1 Unitholders (714,519.974 and 743,122.758 units outstanding)	865,980,227	1,018,820,851
Series 3 Unitholders (1,831.292 and 0 units outstanding)	2,236,811	-

Total trust capital	879,154,612	1,030,381,361

TOTAL	$919,457,865	$1,094,632,891

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,211.97	$1,371.00
Series 3 Unitholders	$1,221.44	$-

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2009

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation/
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	1.37%	$12,086,666
Grains	0.05	471,763
Interest rates:
2 Year U.S. Treasury Note (1,190 contracts, expiration date 03/31/2010)	(0.15)	(1,356,983)
5 Year U.S. Treasury Note (714 contracts, expiration date 03/31/2010)	(0.19)	(1,625,882)
10 Year U.S. Treasury Note (404 contracts, expiration date 03/31/2010)	(0.07)	(606,828)
30 Year U.S. Treasury Bond (11 contracts, expiration date 03/31/2010)	(0.00)	(36,000)
Other interest rates	(0.85)	(7,412,093)
Total interest rates	(1.26)	(11,037,786)

Metals	0.34	2,993,788
Softs	0.35	3,088,661
Stock indices	1.31	11,402,780

Total long futures contracts	2.16	19,005,872

Short futures contracts:
Energies	(1.17)	(10,330,324)
Grains	(0.05)	(478,937)
Interest rates	0.00	37,750
Livestock	(0.03)	(271,610)
Metals	(0.20)	(1,755,899)
Softs	(0.02)	(142,102)
Stock indices	(0.03)	(266,008)

Total short futures contracts	(1.50)	(13,207,130)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	0.66	5,798,742

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	(1.72)	(15,178,661)
Total short forward currency contracts	0.51	4,522,734

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	(1.21)	(10,655,927)

TOTAL	(0.55)%	$(4,857,185)

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2009

U.S. TREASURY NOTES

		Value
		as a % of
Face Amount	Description	Trust Capital	Value

$99,500,000	U.S. Treasury notes, 1.750%, 03/31/2010	11.37%	$99,904,219
230,000,000	U.S. Treasury notes, 2.625%, 05/31/2010	26.42	232,300,000
244,330,000	U.S. Treasury notes, 3.875%, 07/15/2010	28.33	249,102,070
233,650,000	U.S. Treasury notes, 4.250%, 10/15/2010	27.38	240,696,008

	Total investments in U.S. Treasury notes
	(amortized cost $821,390,561)	93.50%	$822,002,297

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2008

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation/
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.02%	$228,038
Grains	0.06	623,375
Interest rates	1.00	10,273,688
Metals	(0.12)	(1,284,097)
Softs	0.00	39,850

Total long futures contracts	0.96	9,880,854
Short futures contracts:
Energies	0.21	2,132,478
Grains	(0.33)	(3,345,546)
Interest rates	(0.10)	(1,050,539)
Livestock	0.06	608,080
Metals	0.19	1,971,470
Softs	(0.07)	(734,502)
Stock indices	(0.07)	(715,194)

Total short futures contracts	(0.11)	(1,133,753)

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	0.85	8,747,101
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	0.15	1,552,974
Total short forward currency contracts	(0.55)	(5,699,421)

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS-Net	(0.40)	(4,146,447)

TOTAL	0.45%	$4,600,654

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2008

U.S. TREASURY NOTES

		Value
		as a % of
Face Amount	Description	Trust Capital	Value

$99,500,000	U.S. Treasury notes, 4.000%, 03/31/2009	9.76%	$100,572,734
265,100,000	U.S. Treasury notes, 3.875%, 05/15/2009	26.08	268,703,703
293,900,000	U.S. Treasury notes, 3.625%, 07/15/2009	29.04	299,181,016
329,380,000	U.S. Treasury notes, 3.375%, 10/15/2009	32.74	337,357,172

	Total investments in U.S. Treasury notes
	(amortized cost $998,497,883)	97.62%	$1,005,814,625

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

	2009	2008	2007

INVESTMENT INCOME — Interest income	$9,966,151	$21,273,709	$26,686,249

EXPENSES:
Brokerage fees	63,566,376	54,511,974	38,279,891
Administrative expenses	2,670,335	2,590,867	1,878,041
Custody fees	193,127	160,055	85,806
Management fees	10,864	-	-

Total expenses	66,440,702	57,262,896	40,243,738

NET INVESTMENT LOSS	(56,474,551)	(35,989,187)	(13,557,489)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(49,280,152)	214,035,345	92,248,212
Foreign exchange translation	126,508	(848,741)	214,004
Net change in unrealized:
Futures and forward currency contracts	(9,457,839)	(8,084,164)	(16,622,693)
Foreign exchange translation	352,661	135,285	(45,932)
Net gains (losses) from U.S. Treasury notes:
Realized	526,749	-	-
Net change in unrealized	(6,705,006)	4,991,515	2,467,858

Total net realized and unrealized gains (losses)	(64,437,079)	210,229,240	78,261,449

NET INCOME (LOSS)	(120,911,630)	174,240,053	64,703,960

LESS PROFIT SHARE TO MANAGING OWNER	43,187	30,185,853	6,459,328

NET INCOME (LOSS) AFTER PROFIT SHARE TO
MANAGING OWNER	$(120,954,817)	$144,054,200	$58,244,632

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING
OWNER PER AVERAGE UNIT OUTSTANDING (see Note 7):
Series 1 Unitholders	$(159.03)	$213.83	$117.07
Series 3 Unitholders	$40.53	$-	$-

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

					New Profit Memo
	Series 1 Unitholders		Series 3 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units

TRUST CAPITAL — January 1, 2007	$480,532,970	462,004.829	$-	-	$-	-	$5,290,389	5,086.375	$485,823,359	467,091.204

Subscriptions	149,852,918	133,492.106	-	-	-	-	-	-	149,852,918	133,492.106
Redemptions	(69,160,402)	(62,025.145)	-	-	-	-	(6,462,527)	(5,584.764)	(75,622,929)	(67,609.909)
Additional units allocated*	-	923.179	-	-	-	10.828	-	421.261	-	1,355.268
Net income after profit share to
Managing Owner	57,158,543	-	-	-	3,198	-	1,082,891	-	58,244,632	-
Managing Owner’s profit share	-	-	-	-	6,459,328	5,573.940	-	-	6,459,328	5,573.940
Transfer of New Profit Memo Account
to Managing Owner	-	-	-	-	(6,462,526)	(5,584.768)	6,462,526	5,584.768	-	-

TRUST CAPITAL — December 31, 2007	618,384,029	534,394.969	-	-	-	-	6,373,279	5,507.640	624,757,308	539,902.609

Subscriptions	341,517,412	272,963.809	-	-	-	-	1,900,000	1,461.442	343,417,412	274,425.251
Redemptions	(82,882,368)	(65,542.043)	-	-	-	-	(29,151,044)	(21,262.614)	(112,033,412)	(86,804.657)
Additional units allocated*	-	1,306.023	-	-	-	28.600	-	635.432	-	1,970.055
Net income after profit share to
Managing Owner	141,801,778	-	-	-	99,892	-	2,152,530	-	144,054,200	-
Managing Owner’s profit share	-	-	-	-	30,185,853	22,061.677	-	-	30,185,853	22,061.677
Transfer of New Profit Memo Account
to Managing Owner	-	-	-	-	(30,285,745)	(22,090.277)	30,285,745	22,090.277	-	-

TRUST CAPITAL — December 31, 2008	1,018,820,851	743,122.758	-	-	-	-	11,560,510	8,432.177	1,030,381,361	751,554.935

Subscriptions	78,304,008	59,130.010	1,727,114	1,444.668	-	-	-	-	80,031,122	60,574.678
Redemptions	(110,305,815)	(89,327.054)	-	-	-	-	(40,426)	(33.356)	(110,346,241)	(89,360.410)
Transfers	(461,258)	(388.822)	461,258	386.624	-	-	-	-	-	(2.198)
Additional units allocated*	-	1,983.082	-	-	-	1.214	-	592.416	-	2,576.712
Net income after profit share to
Managing Owner	(120,377,559)	-	48,439	-	(2,761)	-	(622,936)	-	(120,954,817)	-
Managing Owner’s profit share	-	-	-	-	43,187	32.142	-	-	43,187	32.142
Transfer of New Profit Memo Account
to Managing Owner	-	-	-	-	(40,426)	(33.356)	40,426	33.356	-	-

TRUST CAPITAL — December 31, 2009	$865,980,227	714,519.974	$2,236,811	1,831.292	-	-	$10,937,574	9,024.593	$879,154,612	725,375.859

* Additional units are issued to Series 1 Unitholders and the Managing Owner who are charged less than a 7.0% brokerage fee.

See notes to financial statements.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

	2009		2009*		2008		2007
	Series 1		Series 3		Series 1		Series 1
PER UNIT OPERATING PERFORMANCE
(FOR A UNIT OUTSTANDING
THROUGHOUT THE YEAR):
Net income (loss) from operations:
Net investment loss	$(75.05)	(a)	$(8.71)	(a)	$(57.47)	(a)	$(27.88)	(a)
Net realized and unrealized gains (losses) on trading
of futures and forward currency contracts	(75.84)		58.50		311.42		153.06
Net gains (losses) from U.S. Treasury notes	(8.10)	(a)	(0.59)	(a)	7.85	(a)	4.93	(a)

Net income (loss) from operations	(158.99)		49.20		261.80		130.11

Less profit share allocated to Managing Owner	0.04		8.67		47.97		13.04

Net income (loss) after profit share allocation	(159.03)		40.53		213.83		117.07

NET ASSET VALUE — Beginning of year (period)	1,371.00		1,180.91		1,157.17		1,040.10

NET ASSET VALUE — End of year	$1,211.97		$1,221.44		$1,371.00		$1,157.17

RETURNS:
Total return before profit share allocation	(11.60)%		4.17%		22.62%		12.51%
Profit share allocation	(0.00)		(0.74)		(4.14)		(1.25)

TOTAL RETURN AFTER PROFIT SHARE
ALLOCATION	(11.60)%		3.43%		18.48%		11.26%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(6.00)%		(2.14)%		(4.55)%		(2.48)%

Total expenses	7.05%		2.61%		7.21%		7.23%

Profit share allocation	0.00		0.71		3.80		1.16

Total expenses and profit share allocation	7.05%		3.32%		11.01%		8.39%

(a) Calculated based on weighted average number of units during the year, see Note 7.

*Series 3 data is since inception, September 1, 2009.  Net investment loss and total expense ratios have been annualized.

See notes to financial statements.

GLOBAL MACRO TRUST

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

1.	ORGANIZATION

Global Macro Trust (the “Trust”) was organized on July 23, 2001, under the Delaware Statutory Trust Act. At such time, original capital of $400 by Millburn Ridgefield Corporation (the “Managing Owner”) and $1,600 by the Initial Unitholder, an affiliated entity, was contributed to the Trust. The Trust commenced trading operations on July 1, 2002. The Trust engages in the speculative trading of futures and forward currency contracts. The instruments that are traded by the Trust are volatile and involve a high degree of market risk.

The Managing Owner manages the business of the Trust and makes all trading decisions.

The Managing Owner has agreed to make additional capital contributions, subject to certain possible exceptions, in order to maintain its capital account at not less than 1% of the total outstanding capital contributions in the Trust (including the Managing Owner’s contributions) but in no event shall the Managing Owner invest less than $500,000. The Managing Owner and the holders (the “Unitholders”) of the Units of Beneficial Interest (“Units”) issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each before brokerage commissions, management fees and profit share allocations.

The Trust will dissolve on December 31, 2031, or at an earlier date if certain conditions occur set forth in the Fourth Amended and Restated Declaration of Trust and the Trust Agreement (the “Agreement”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On June 30, 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“Codification”). The Codification is effective for interim and annual periods ending after September 15, 2009 and is the source, along with guidance issued by the Securities and Exchange Commission, of authoritative U.S. accounting and reporting standards for nongovernmental entities. The Codification is a major restructuring of accounting and reporting standards designed to simplify user access to all authoritative U.S. generally accepted accounting principles by providing the authoritative literature in a topically organized structure. All other accounting literature not included in the Codification will be considered non authoritative. The Codification does not change current U.S. GAAP literature in the Trust’s financial statements and the notes thereto have been updated to reflect new Codification references.

Investments — The Trust records its transactions in futures and forward currency contracts and U.S. Treasury notes including related income and expenses on a trade date basis.

Open futures contracts are valued at quoted market values and open forward currency contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Brokerage commissions on futures contracts are expensed when contracts are opened. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward currency contracts are recognized in the periods in which the contracts are closed or the changes in the value of open contracts occur and are included in net realized and unrealized gains (losses) in the statements of operations.

Investments in U.S. Treasury notes are valued at fair value based on the midpoint of bid/ask quotations reported daily at 3 pm EST by Bloomberg. The Trust amortizes premiums and accretes discounts on U.S. Treasury notes. Such securities are normally on deposit with financial institutions (see Note 6) as collateral for performance of the Trust’s trading obligations with respect to derivative contracts or are held for safekeeping in a custody account at HSBC Bank USA, N.A.

Cash and Cash Equivalents — Cash and cash equivalents includes cash and an investment in Dreyfus Treasury & Agency Cash Management fund, a short-term U.S. government securities and related instruments money market fund.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at prevailing exchange rates of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

Income Taxes —The Income Taxes topic of the Codification (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”)), clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of a tax position and if that position is more likely than not of being sustained on audit based on the technical merits of the position. Based on a review of the Trust’s open tax years, 2005 to 2009, for the U.S. Federal jurisdiction, the New York and Delaware State jurisdictions and the New York City jurisdiction, there is no impact on the Trust with regard to uncertainty in tax positions. The Trust is treated as a limited partnership for federal and state income tax reporting purposes and therefore the unitholders are responsible for the payment of taxes.

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

Fair Value of Financial Instruments — The fair value of the Trust’s assets and liabilities which qualify as financial instruments under the Fair Value Measurements and Disclosures topic of the Codification (formerly FAS No. 157: Fair Value Measurements) approximates the carrying amounts presented in the statements of financial condition. The topic defines fair value, establishes a framework for measurement of fair value and expands disclosures about fair value measurements. The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable either directly or indirectly;

Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

In determining fair value, the Trust separates its investments into two categories: cash instruments and derivative contracts.

Cash Instruments — The Trust’s cash instruments are generally classified within level 1 of the fair value hierarchy because they are typically valued using quoted market prices. The types of instruments valued based on quoted market prices in active markets include U.S. government obligations and an investment in Dreyfus Treasury & Agency Cash Management fund, a short-term U.S. government securities and related instruments money market fund. The Managing Owner of the Trust does not adjust the quoted price for such instruments even in situations where the Trust holds a large position and a sale could reasonably impact the quoted price.

Derivative Contracts — Derivative contracts can be exchange-traded or over-the-counter (OTC). Exchange-traded futures contracts are valued based on quoted closing settlement prices and typically fall within level 1 of the fair value hierarchy.

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

The following table sets forth by level within the fair value hierarchy:

	Financial Assets at Fair Value
	as of December 31, 2009
	Level 1	Level 2	Total

U.S. Treasury notes	$822,002,297	$-	$822,002,297
Short-term money market fund	61,919,651	-	61,919,651
Exchange-traded futures contracts	5,798,742	-	5,798,742
Over-the-counter
forward currency contracts	-	(10,655,927)	(10,655,927)

Total financial assets at fair value	$889,720,690	$(10,655,927)	$879,064,763

	Financial Assets at Fair Value
	as of December 31, 2008

	Level 1	Level 2	Total

U.S. Treasury notes	$1,005,814,625	$-	$1,005,814,625
Short-term money market fund	66,101,133	-	66,101,133
Exchange-traded futures contracts	8,747,101	-	8,747,101
Over-the-counter
forward currency contracts	-	(4,146,447)	(4,146,447)

Total financial assets at fair value	$1,080,662,859	$(4,146,447)	$1,076,516,412

Recently Issued Pronouncements — Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, was issued in January 2010. ASU No. 2010-06 provides amendments that require new disclosures about transfers in and out of levels 1 and 2 and activity in level 3 fair value measurements. ASU No. 2010-06 also clarifies existing disclosures about the level of disaggregation and inputs and valuation techniques. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009. The implementation of ASU 2010-06 is not expected to have a material impact on the Trust's financial statements.

3.	TRUST AGREEMENT

With the effectiveness of the Trust’s Registration Statement on August 12, 2009, the Trust began to offer Series 1, Series 2, Series 3 and Series 4 Units. The Units offered prior to such date were Series 1 Units and, with respect to periods prior to the year ended December 31, 2009 are referred to as Units. As of December 31, 2009, Series 2 and Series 4 Units have not been issued.

Series 1 Unitholders pay brokerage fees to the Managing Owner at the annual rate of up to 7.0% of the Trust’s average month-end Net Assets of Unitholders’ interests (prior to reduction for accrued brokerage commissions or Profit Share). Series 1 Unitholders who make net capital investments into Series 1 of $100,000 or more or who had previously invested through asset-based fee or fixed fee investment programs are charged less than the annual brokerage rate of 7.0% as follows:

Net Capital Investments	Brokerage Fee

$100,000–$499,999	6.50%
$500,000–$999,999	6.00
Greater than $1,000,000	5.50
Asset-based or fixed fee investment programs	4.00

Brokerage fees will be charged to capital accounts of the Managing Owner, its principals, their respective affiliates or the New Profit Memo Account only to the extent of charges paid to third party executing and clearing brokers. In order to maintain a uniform Net Asset Value per Unit, additional Units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee.

The Managing Owner, not the Trust, will pay the allocable share to Series 1 of all routine costs of executing and clearing the Trust’s futures trades including brokerage commissions payable to the clearing brokers and electronic platform trading costs. The Managing Owner also pays, from its own funds, selling commissions on all sales of Series 1 Units.

The Trust will pay the Managing Owner a management fee of 2% per year of the Trust’s Net Assets before management fee and profit share calculations attributable to Series 2 and 3 Units. In addition, Series 2 Unitholders will pay an annual custodial fee of 0.25% of their attributable Net Asset Value before management fee and profit share calculations. Series 2, 3 and 4 Units will also be charged for their pro rata share of the Trust’s actual trade execution and clearing costs including electronic platform trading costs. Series 4 Unitholders will not be charged a management fee.

The Agreement provides that the Managing Owner’s profit share, equal to 20% of New Trading Profits in excess of the highest cumulative level of Trading Profit as of any previous calendar year-end, is charged to the Unitholders’ capital accounts. The highest cumulative level of Trading Profit is maintained separately for Series 1 and Series 2 and 3 Unitholders in the aggregate. New Trading Profits includes realized and unrealized trading profits (losses), brokerage fees, trading-related expenses and administrative expenses. New Trading Profits do not include interest income. For Unitholders’ redemptions during the year, the profit share calculation shall be computed as though the redemption occurred at year-end. Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes called New Profit Memo Account. Any profit share charged is added to the Managing Owner’s capital account to the extent that net taxable capital gains are allocated to the Managing Owner. The remainder of such profit share, if any, is added to the New Profit Memo Account. The Managing Owner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit Memo Account to the Managing Owner’s capital account. There will be no profit share on New Trading Profits for Series 4 Unitholders.

The Trust will pay its legal, accounting, auditing, printing, postage and similar administrative expenses (including Trustees’ fees, accounting services fees and the expenses of updating the Prospectus) as well as extraordinary costs. The Managing Owner, at its discretion, may reimburse certain expenses paid by the Trust.

Units may be redeemed at the option of any Unitholder at Net Asset Value (as defined in the Agreement) as of the close of business on the last business day of any calendar month on ten business days’ written notice to the Managing Owner. Series 1 Unitholders who redeem Units at or prior to the end of the first consecutive six-month and five-month periods after such Units are sold shall be assessed redemption charges calculated based on their redeemed Units’ Net Asset Value as of the date of redemption as follows:

	Redemption Charge
Subscriptions	First 6 Months	Second 5 Months

Less than $100,000	4.0%	3.0%
$100,000–$499,999	3.5	2.5
$500,000–$999,999	3.0	2.0
Greater than $1,000,000	2.5	1.5

All redemption charges will be paid to the Managing Owner. At December 31, 2009 and 2008, $5,492 and $22,611, respectively, of redemption charges were owed to the Managing Owner. Such amounts are included in “Due to Managing Owner” in the statements of financial condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2009, 2008, and 2007, were $266,979, $137,776, and $128,527, respectively.

4.	DUE FROM/TO BROKERS

At December 31, 2009 and 2008, due from and due to brokers balance in the statements of financial condition include net cash receivable from each broker and net cash payable to each broker, respectively.

5.	TRADING ACTIVITIES

The Trust conducts its futures trading with various futures commission merchants (“FCMs”) on futures exchanges and its forward currency trading with various banks or dealers (“Dealers”) in the interbank markets. Substantially all assets included in the Trust's equity in trading accounts and certain liability accounts, as discussed below, were held as collateral by such FCMs in either U.S. regulated segregated accounts (for futures contracts traded on U.S. exchanges) or non-U.S. secured accounts (for futures contracts traded on non-U.S. exchanges) as required by U.S. Commodity Futures Trading Commission's regulations, or held as collateral by the counterparty Dealers.

Liabilities in the statements of financial condition that are components of “Total equity in trading accounts” include net unrealized depreciation on open futures and forward currency contracts, cash denominated in foreign currencies and due to brokers.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts includes unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $101,223,534 and $16,011,104 at December 31, 2009 and 2008, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will, in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Futures Inc. and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group, which is owned by Société Générale (50%) and Calyon (50%)). For all forward currency transactions, the Trust utilizes two prime brokers, Deutsche Bank AG and Morgan Stanley & Co., Inc.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2009		2008
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$1,470,216	(30.27)%	$909,776	19.76%
British pound	(700,215)	14.42	1,240,626	26.97
Canadian dollar	(2,581,263)	53.14	1,643,671	35.73
Czech koruna	-	-	104,876	2.28
Euro	(241,793)	4.98	807,465	17.55
Hong Kong dollar	836,967	(17.23)	(1,812)	(0.04)
Hungarian forint	(121,301)	2.50	-	-
Japanese yen	(458,971)	9.45	(168,048)	(3.65)
Korean won	776,517	(15.99)	-	-
Mexican peso	21,471	(0.44)	-	-
New Zealand dollar	805,302	(16.58)	(18,760)	(0.41)
Norwegian krone	607,864	(12.51)	690,265	15.00
Polish zloty	(501,739)	10.33	138,776	3.02
Singapore dollar	505,929	(10.42)	(71,565)	(1.56)
South African rand	803,346	(16.54)	39,814	0.87
Swedish krona	1,608,660	(33.12)	283,184	6.16
Swiss franc	397,192	(8.18)	402,855	8.76
Taiwan dollar	1,085,814	(22.35)	-	-
Thai bhat	2,533	(0.05)	-	-
Turkish lira	266,494	(5.49)	(27,206)	(0.59)
U.S. dollar	(9,440,208)	194.35	(1,373,263)	(29.85)

Total	$(4,857,185)	100.00%	$4,600,654	100.00%

The Derivatives and Hedging topic of the Codification (formerly FAS 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”) requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. The Trust adopted these changes on January 1, 2009. As a result the Trust has expanded its disclosures regarding derivative instruments.

The Trust’s market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Trust’s open positions and the liquidity of the markets in which it trades.

The Trust engages in the speculative trading of futures and forward contracts on currencies, energies, grains, interest rates, livestock, metals, softs and stock indicies. The following were the primary trading risk exposures of the Trust at December 31, 2009, by market sector:

Agricultural (grains, livestock and softs) — The Trust’s primary exposure is to agricultural price movements, which are often directly affected by severe or unexpected weather conditions.

Currencies — Exchange rate risk is a principal market exposure of the Trust. The Trust’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. The fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Trust trades in a large number of currencies, including cross-rates—e.g., positions between two currencies other than the U.S. dollar.

Energies — The Trust’s primary energy market exposure is to gas and oil price movements, often resulting from political developments in the Middle East and economic conditions worldwide. Energy prices are volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.

Interest rates — Interest rate movements directly affect the price of the sovereign bond futures positions held by the Trust and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries may materially impact the Trust’s profitability. The Trust’s primary interest rate exposure is to interest rate fluctuations in countries or regions including Australia, Canada, Japan, Switzerland, the United Kingdom, the United States, and the Eurozone. However, the Trust also may take positions in futures contracts on the government debt of other nations. The Managing Owner anticipates that interest rates in these industrialized countries or areas, both long-term and short-term, will remain the primary market exposure of the Trust for the foreseeable future.

Metals — The Trust’s metals market exposure is to fluctuations in the price of aluminum, copper, gold, lead, nickel, platinum, silver, tin and zinc.

Stock Indices — The Trust’s equity exposure, through stock index futures, is to equity price risk in the major industrialized countries as well as other countries.

The Derivatives and Hedging topic of the Codification requires entities to recognize in the statements of financial Condition all derivative contracts as assets or liabilities. Fair value of futures and forward currency contracts are first netted by broker as discussed in Note 2. Futures and forward currency contracts in an asset or liability position are recorded in the statements of financial condition as “Net unrealized appreciation on open futures and forward currency contracts” or “Net unrealized depreciation on open futures and forward currency contracts”, respectively. The Trust’s policy regarding fair value measurement is discussed earlier in Note 2.

Since the derivatives held or sold by the Trust are for speculative trading purposes, the derivative instruments are not designated as hedging instruments under the provisions of the Derivatives and Hedging guidance. Accordingly, all realized gains and losses, as well as any change in net unrealized gains or losses on open positions from the preceding period, are recognized as part of the Trust’s trading gains and losses in the statements of operations.

The following table presents the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2009. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the statements of financial condition.

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$12,486,086	$(399,420)	$226,800	$(10,557,124)	$1,756,342
Grains	471,763	-	106,963	(585,900)	(7,174)
Interest rates	99,709	(11,137,495)	96,694	(58,944)	(11,000,036)
Livestock	-	-	-	(271,610)	(271,610)
Metals	4,051,013	(1,057,225)	45,513	(1,801,412)	1,237,889
Softs	3,088,661	-	5,100	(147,202)	2,946,559
Stock indices	11,867,210	(464,430)	-	(266,008)	11,136,772

Total futures contracts	32,064,442	(13,058,570)	481,070	(13,688,200)	5,798,742

Forward currency contracts	4,572,427	(19,751,088)	7,406,520	(2,883,786)	(10,655,927)

Total futures and forward
currency contracts	$36,636,869	$(32,809,658)	$7,887,590	$(16,571,986)	$(4,857,185)

The effect of trading futures and forward currency contracts is represented on the statements of operations for the year ended December 31, 2009 as “Net realized gains (losses) on closed positions, futures and forward currency contracts” and “Net change in unrealized, futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading
Sector	Gain (Loss)

Futures contracts:
Currencies	$12,863
Energies	(20,943,376)
Grains	(6,699,369)
Interest rates	(19,513,721)
Livestock	2,065,620
Metals	(11,958,920)
Softs	(218,950)
Stock indices	7,916,951

Total futures contracts	(49,338,902)

Forward currency contracts	(9,399,089)

Total futures and forward currency contracts	$(58,737,991)

The following table presents average quarter-end notional value by sector of open futures and forward currency contracts in U.S. dollars for the year ended December 31, 2009. The Trust’s average quarter-end net asset value during 2009 was approximately $931,000,000.

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter-end during 2009. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

Sector	Long Positions	Short Positions

Currencies	$-	$3,320,750
Energies	109,535,870	113,200,422
Grains	22,378,090	53,157,025
Interest rates	936,859,841	38,825,820
Livestock	-	26,230,698
Metals	52,829,526	39,335,538
Softs	20,257,081	13,534,675
Stock indices	344,334,006	85,714,579

Futures — total	1,486,194,414	373,319,507
Forward currency contracts	473,904,261	200,256,650

Total average notional	$1,960,098,675	$573,576,157

7.	FINANCIAL HIGHLIGHTS

Per Unit operating performance for Series 1 and Series 3 Units is calculated based on Unitholders' trust capital for each Series taken as a whole utilizing the beginning and ending net asset value per unit and weighted average number of units during the period/year. Series 1 weighted average units outstanding were 753,054.008, 629,237.394 and 495,484.559 for the years ended December 31, 2009, 2008 and 2007, respectively. Series 3 weighted average units outstanding for the period from September 1, 2009 and December 31, 2009 was 1,322.314. An individual Unitholder’s operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1), management fee (for Series 3) and profit share allocation arrangements. Net investment loss and total expense ratios have been annualized for Series 3.

The ratios for Series 1 and Series 3 Unitholders are calculated based on Unitholders’ trust capital for each Series taken as a whole. The computation of such ratios based on the amount of net investment income (loss), total expenses and profit share allocation to an individual Unitholder’s trust capital balance may vary from these ratios based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1), management fee (for Series 3) and profit share allocation arrangements.

Returns for Series 1 and Series 3 are calculated for each Series taken as a whole. An individual Unitholder’s returns may vary from these returns based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1), management fee (for Series 3) and profit share allocation arrangements. Returns have not been annualized.

8.	REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2009 and December 31, 2008, redemption payable of $40,426 and $29,151,044, respectively, was related to profit share allocated to the Managing Owner at each year-end and redeemed.

9.	SUBSEQUENT EVENTS

The Subsequent Events topic of the Codification (formerly FAS 165, “Subsequent Events”) which establishes principles and requirements for disclosure about events that occur after the balance sheet date, but before financial statements are issued or available to be issued. The Trust adopted these measures in the second quarter of 2009. Based on a review of any events occurring after the balance sheet date that may effect estimates made in the financial statements especially with regard to litigation or realization of receivables, the Managing Owner has determined that the guidance did not have an impact on the Trust. The Trust has updated its subsequent events disclosure through the issuance date of the financial statements.

******