Form 10-K, Exhibit 13
period 2010-12-31
GLOBAL MACRO TRUST
filed 2011-03-30
CIK 1145765

Exhibit 13.01

Global Macro Trust

(A Delaware Statutory Trust)

Financial Statements for the Years Ended December 31,
2010, 2009, and 2008, and Report of Independent
Registered Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, and 2008:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Trust Capital	8

Statements of Financial Highlights	9-12

Notes to Financial Statements	13–24

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2010 and 2009, and the related Statements of Operations, Changes in Trust Capital and Financial Highlights for each of the three years in the period ended December 31, 2010, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of
Global Macro Trust:

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2010 and 2009, and the related statements of operations, changes in trust capital and financial highlights for each of the three years in the period ended December 31, 2010. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

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

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust at December 31, 2010 and 2009, and the results of its operations, changes in its trust capital and its financial highlights for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York

March 15, 2011

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $146,977,164 and $183,990,192)	$147,055,005	$184,131,564
Net unrealized appreciation on open futures and forward currency contracts	37,402,229	8,149,438
Due from brokers	14,425,007	8,226,920
Cash denominated in foreign currencies (cost $8,260,299 and $10,850,532)	8,404,398	11,295,744

Total equity in trading accounts	207,286,639	211,803,666

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $654,167,743 and $637,400,369)	654,498,603	637,870,733

CASH AND CASH EQUIVALENTS	47,954,734	62,306,227

ACCRUED INTEREST RECEIVABLE	1,421,896	7,477,239

TOTAL	$911,161,872	$919,457,865

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$6,440,530	$850,000
Net unrealized depreciation on open futures and forward currency contracts	-	13,006,623
Due to Managing Owner	1,276	5,492
Accrued brokerage fees	4,843,008	4,831,803
Accrued management fees	24,278	3,753
Redemptions payable to Unitholders	5,953,490	10,404,572
Redemption payable to Managing Owner	262,829	40,426
Accrued expenses	239,340	132,135
Cash denominated in foreign currencies (cost $-469,938 and $-69,497)	471,510	69,509
Due to brokers	-	10,958,940

Total liabilities	18,236,261	40,303,253

TRUST CAPITAL:
Managing Owner interest (8,311.477 and 9,024.593 units outstanding)	10,922,729	10,937,574
Series 1 Unitholders (660,222.516 and 714,519.974 units outstanding)	867,646,692	865,980,227
Series 2 Unitholders (75.492 and 0 units outstanding)	101,957	-
Series 3 Unitholders (10,481.102 and 1,831.292 units outstanding)	14,178,784	2,236,811
Series 4 Unitholders (55.233 and 0 units outstanding)	75,449	-

Total trust capital	892,925,611	879,154,612

TOTAL	$911,161,872	$919,457,865

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,314.17	$1,211.97
Series 2 Unitholders	$1,350.56	$-
Series 3 Unitholders	$1,352.80	$1,221.44
Series 4 Unitholders	$1,366.01	$-

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2010

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.33%	$2,974,672
Grains	0.72	6,435,870
Interest rates:
2 Year U.S. Treasury Note (1,725 contracts, settlement date 03/31/2011)	(0.04)	(332,016)
Other interest rates	0.20	1,791,919

Total interest rates	0.16	1,459,903

Livestock	0.07	578,540
Metals	1.18	10,487,557
Softs	0.32	2,892,994
Stock indices	0.57	5,040,779

Total long futures contracts	3.35	29,870,315

Short futures contracts:
Energies	(0.15)	(1,326,800)
Grains	(0.08)	(707,463)
Interest rates	(0.01)	(132,113)
Livestock	(0.03)	(295,000)
Metals	(0.13)	(1,179,968)
Softs	(0.03)	(262,312)
Stock indices	0.05	498,176

Total short futures contracts	(0.38)	(3,405,480)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	2.97	26,464,835

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	1.60	14,278,410
Total short forward currency contracts	(0.38)	(3,341,016)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	1.22	10,937,394

TOTAL	4.19%	$37,402,229

		(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2010

U. S. TREASURY NOTES
		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$174,000,000	U.S. Treasury notes, 0.875%, 03/31/2011	19.52%	$174,299,063
185,700,000	U.S. Treasury notes, 0.875%, 05/31/2011	20.86	186,251,297
219,330,000	U.S. Treasury notes, 1.000%, 08/31/2011	24.69	220,460,920
219,650,000	U.S. Treasury notes, 0.750%, 11/30/2011	24.70	220,542,328

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $801,144,907)	89.77%	$801,553,608

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2009

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	1.37%	$12,086,666
Grains	0.05	471,763
Interest rates:
2 Year U.S. Treasury Note (1,190 contracts, settlement date 03/31/2010)	(0.15)	(1,356,983)
5 Year U.S. Treasury Note (714 contracts, settlement date 03/31/2010)	(0.19)	(1,625,882)
10 Year U.S. Treasury Note (404 contracts, settlement date 03/31/2010)	(0.07)	(606,828)
30 Year U.S. Treasury Bond (11 contracts, settlement date 03/31/2010)	(0.00)	(36,000)
Other interest rates	(0.85)	(7,412,093)

Total interest rates	(1.26)	(11,037,786)

Metals	0.34	2,993,788
Softs	0.35	3,088,661
Stock indices	1.31	11,402,780

Total long futures contracts	2.16	19,005,872

Short futures contracts:
Energies	(1.17)	(10,330,324)
Grains	(0.05)	(478,937)
Interest rates	0.00	37,750
Livestock	(0.03)	(271,610)
Metals	(0.20)	(1,755,899)
Softs	(0.02)	(142,102)
Stock indices	(0.03)	(266,008)

Total short futures contracts	(1.50)	(13,207,130)

TOTAL INVESTMENTS IN FUTURES CONTRACTS ― Net	0.66	5,798,742

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(1.72)	(15,178,661)
Total short forward currency contracts	0.51	4,522,734

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS ― Net	(1.21)	(10,655,927)

TOTAL	(0.55)%	$(4,857,185)

		(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2009

U.S. TREASURY NOTES
		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$99,500,000	U.S. Treasury notes, 1.750%, 03/31/2010	11.37%	$99,904,219
230,000,000	U.S. Treasury notes, 2.625%, 05/31/2010	26.42	232,300,000
244,330,000	U.S. Treasury notes, 3.875%, 07/15/2010	28.33	249,102,070
233,650,000	U.S. Treasury notes, 4.250%, 10/15/2010	27.38	240,696,008

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $821,390,561)	93.50%	$822,002,297

See notes to financial statements			(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

	2010	2009	2008

INVESTMENT INCOME — Interest income	$3,235,502	$9,966,151	$21,273,709

EXPENSES:
Brokerage fees	57,320,175	63,566,376	54,511,974
Administrative expenses	2,233,354	2,670,335	2,590,867
Custody fees	160,011	193,127	160,055
Management fees	143,533	10,864	-

Total expenses	59,857,073	66,440,702	57,262,896

NET INVESTMENT LOSS	(56,621,571)	(56,474,551)	(35,989,187)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	87,904,542	(49,280,152)	214,035,345
Foreign exchange translation	352,202	126,508	(848,741)
Net change in unrealized:
Futures and forward currency contracts	42,259,414	(9,457,839)	(8,084,164)
Foreign exchange translation	(302,673)	352,661	135,285
Net gains (losses) from U.S. Treasury notes:
Realized	16,976	526,749	-
Net change in unrealized	(203,035)	(6,705,006)	4,991,515

Total net realized and unrealized gains (losses)	130,027,426	(64,437,079)	210,229,240

NET INCOME (LOSS)	73,405,855	(120,911,630)	174,240,053

LESS PROFIT SHARE TO MANAGING OWNER	262,695	43,187	30,185,853

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER	$73,143,160	$(120,954,817)	144,054,200

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER PER UNIT OUTSTANDING (see Note 7):
Series 1 Unitholders	$102.20	$(159.03)	$213.83
Series 2 Unitholders	$72.46	$-	$-
Series 3 Unitholders	$131.36	$40.53	$-
Series 4 Unitholders	$50.68	$-	$-

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

									New Profit Memo
	Series 1 Unitholders		Series 2 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units

TRUST CAPITAL — January 1, 2008	$618,384,029	534,394.969	$-	-	$-	-	$-	-	$-	-	$6,373,279	5,507.640	$624,757,308	539,902.609

Subscriptions	341,517,412	272,963.809	-	-	-	-	-	-	-	-	1,900,000	1,461.442	343,417,412	274,425.251
Redemptions	(82,882,368)	(65,542.043)	-	-	-	-	-	-	-	-	(29,151,044)	(21,262.614)	(112,033,412)	(86,804.657)
Additional units allocated*	-	1,306.023	-	-	-	-	-	-	-	28.600	-	635.432	-	1,970.055
Net income after profit share to Managing Owner	141,801,778	-	-	-	-	-	-	-	99,892	-	2,152,530	-	144,054,200	-
Managing Owner’s profit share	-	-	-	-	-	-	-	-	30,185,853	22,061.677	-	-	30,185,853	22,061.677
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(30,285,745)	(22,090.277)	30,285,745	22,090.277	-	-

TRUST CAPITAL — December 31, 2008	1,018,820,851	743,122.758	-	-	-	-	-	-	-	-	11,560,510	8,432.177	1,030,381,361	751,554.935

Subscriptions	78,304,008	59,130.010	-	-	1,727,114	1,444.668	-	-	-	-	-	-	80,031,122	60,574.678
Redemptions	(110,305,815)	(89,327.054)	-	-	-	-	-	-	-	-	(40,426)	(33.356)	(110,346,241)	(89,360.410)
Transfers	(461,258)	(388.822)	-	-	461,258	386.624	-	-	-	-	-	-	-	(2.198)
Additional units allocated*	-	1,983.082	-	-	-	-	-	-	-	1.214	-	592.416	-	2,576.712
Net income (loss) after profit share to Managing Owner	(120,377,559)	-	-	-	48,439	-	-	-	(2,761)	-	(622,936)	-	(120,954,817)	-
Managing Owner’s profit share	-	-	-	-	-	-	-	-	43,187	32.142	-	-	43,187	32.142
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(40,426)	(33.356)	40,426	33.356	-	-

TRUST CAPITAL — December 31, 2009	865,980,227	714,519.974	-	-	2,236,811	1,831.292	-	-	-	-	10,937,574	9,024.593	879,154,612	725,375.859

Subscriptions	31,438,164	25,234.721	95,530	75.492	11,260,170	8,961.540	71,041	55.233	-	-	-	-	42,864,905	34,326.986
Redemptions	(100,149,285)	(81,345.253)	-	-	(387,647)	(311.730)	-	-	-	-	(1,962,829)	(1,528.360)	(102,499,761)	(83,185.343)
Additional units allocated*	-	1,813.074	-	-	-	-	-	-	-	0.022	-	615.248	-	2,428.344
Net income after profit share to Managing Owner	70,377,586	-	6,427	-	1,069,450	-	4,408	-	134		1,685,155	-	73,143,160	-
Managing Owner’s profit share	-	-	-	-	-	-	-	-	262,695	199.974	-	-	262,695	199.974
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(262,829)	(199.996)	262,829	199.996	-	-

TRUST CAPITAL — December 31, 2010	$867,646,692	660,222.516	$101,957	75.492	$14,178,784	10,481.102	$75,449	55.233	$-	-	$10,922,729	8,311.477	$892,925,611	679,145.820

* Additional units are issued to Series 1 Unitholders and the Managing Owner who are charged less than a 7.0% brokerage fee.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS ― SERIES 1
YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

	2010	2009	2008
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR):
Net income (loss) from operations:
Net investment loss (a)	$(82.06)	$(75.05)	$(57.47)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	184.52	(75.84)	311.42
Net gains (losses) from U.S. Treasury notes (a)	(0.26)	(8.10)	7.85

Net income (loss) from operations	102.20	(158.99)	261.80

Less profit share allocated to Managing Owner	-	0.04	47.97

Net income (loss) after profit allocation	102.20	(159.03)	213.83

NET ASSET VALUE — Beginning of year	1,211.97	1,371.00	1,157.17

NET ASSET VALUE — End of year	$1,314.17	$1,211.97	$1,371.00

RETURNS:
Total return before profit share allocation	8.43%	(11.60)%	22.62%
Profit share allocation	-	-	(4.14)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	8.43%	(11.60)%	18.48%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(6.66)%	(6.00)%	(4.55)%

Total expenses	7.03	7.05	7.21

Profit share allocation	-	-	3.80

Total expenses and profit share allocation	7.03%	7.05%	11.01%

(a) Calculated based on the weighted average number of units during the year, see Note 7.

(Continued)

GLOBAL MACRO TRUST

STATEMENT OF FINANCIAL HIGHLIGHTS ― SERIES 2
PERIOD ENDED DECEMBER 31, 2010*

2010
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE PERIOD):
Net income (loss) from operations:
Net investment loss (a)	$(23.37)
Net realized and unrealized gains on trading of futures and forward currency contracts	124.78
Net losses from U.S. Treasury notes (a)	(0.10)

Net income from operations	101.31

Less profit share allocated to Managing Owner	28.85

Net income after profit allocation	72.46

NET ASSET VALUE — Beginning of period	1,278.10

NET ASSET VALUE — End of period	$1,350.56

RETURNS:
Total return before profit share allocation	7.20%
Profit share allocation	(1.53)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	5.67%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(2.45)%

Total expenses	2.80

Profit share allocation	2.27

Total expenses and profit share allocation	5.07%

(a) Calculated based on the weighted average number of units during the period, see Note 7.

*Series 2 units were first issued on April 1, 2010.  Net investment loss and total expense ratios have been annualized.
(Continued)

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS ― SERIES 3
YEAR ENDED DECEMBER 31, 2010 AND PERIOD ENDED DECEMBER 31, 2009*

	2010	2009
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR/PERIOD):
Net income (loss) from operations:
Net investment loss (a)	$(27.90)	$(8.71)
Net realized and unrealized gains on trading of futures and forward currency contracts	206.79	58.50
Net losses from U.S. Treasury notes (a)	(0.41)	(0.59)

Net income from operations	178.48	49.20

Less profit share allocated to Managing Owner	47.12	8.67

Net income after profit allocation	131.36	40.53

NET ASSET VALUE — Beginning of year/period	1,221.44	1,180.91

NET ASSET VALUE — End of year/period	$1,352.80	$1,221.44

RETURNS:
Total return before profit share allocation	13.71%	4.17%
Profit share allocation	(2.96)	(0.74)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	10.75%	3.43%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(2.19)%	(2.14)%

Total expenses	2.55	2.61%

Profit share allocation	3.70	0.71

Total expenses and profit share allocation	6.25%	3.32%

(a) Calculated based on the weighted average number of units during the year/period, see Note 7.

*Series 3 units were first issued on September 1, 2009.  Net investment loss and total expense ratios have been annualized.
(Continued)

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS ― SERIES 4
PERIOD ENDED DECEMBER 31, 2010*

2010
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE PERIOD):
Net income (loss) from operations:
Net investment loss (a)	$(0.38)
Net realized and unrealized gains on trading of futures and forward currency contracts	51.13
Net losses from U.S. Treasury notes (a)	(0.07)

Net income from operations	50.68

NET ASSET VALUE — Beginning of period	1,315.33

NET ASSET VALUE — End of period	$1,366.01

TOTAL RETURN	3.85%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(0.17)%

Total expenses	0.47%

(a) Calculated based on the weighted average number of units during the year, see Note 7.

*Series 4 units were first issued on November 1, 2010.  Net investment loss and total expense ratios have been annualized.

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

1.	ORGANIZATION

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

Basis of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S.”) as detailed in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”).

Investments — The Trust records its transactions in futures and forward currency contracts and U.S. Treasury notes including related income and expenses on a trade date basis.

Open futures contracts are valued at quoted market values. Open forward currency contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Brokerage commissions on futures contracts are expensed when contracts are opened. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward currency contracts are recognized in the periods in which the contracts are closed or the changes in the value of open contracts occur and are included in net realized and unrealized gains (losses) in the Statements of Operations.

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

Cash and Cash Equivalents — Cash and cash equivalents includes cash and investments in short term U.S. government securities and related instruments money market funds: Dreyfus Treasury Prime Cash Management at December 31, 2010 and Dreyfus Treasury & Agency Cash Management at December 31, 2009.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at prevailing exchange rates of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

Income Taxes —The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of a tax position and if that position is more likely than not of not being sustained on audit based on the technical merits of the position. Based on a review of the Trust’s open tax years, 2007 to 2010, for the U.S. Federal jurisdiction, the New York and Delaware State jurisdictions and the New York City jurisdiction, there is no impact on the Trust with regard to uncertainty in tax positions. The Trust is treated as a limited partnership for federal and state income tax reporting purposes and therefore the Unitholders are responsible for the payment of taxes.

Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset — The customer agreements between the Trust and each of its brokers give the Trust the legal right to net unrealized gains and losses with each broker. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the Statements of Financial Condition.

Fair Value of Financial Instruments — The fair value of the Trust’s assets and liabilities which qualify as financial instruments under the Fair Value Measurements and Disclosures topic of the Codification approximates the carrying amounts presented in the Statements of Financial Condition. The topic defines fair value, establishes a framework for measurement of fair value and expands disclosures about fair value measurements. The three levels of the fair value hierarchy are described below:

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

Cash Instruments — The Trust’s cash instruments are generally classified within Level 1 of the fair value hierarchy because they are typically valued using quoted market prices. The types of instruments valued based on quoted market prices in active markets include U.S. government obligations and an investment in a short-term U.S. government securities and related instruments money market fund. The Managing Owner of the Trust does not adjust the quoted price for such instruments even in situations where the Trust holds a large position and a sale could reasonably impact the quoted price.

Derivative Contracts — Derivative contracts can be exchange-traded or over-the-counter (“OTC”). Exchange-traded futures contracts are valued based on quoted closing settlement prices and typically fall within Level 1 of the fair value hierarchy.

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

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures — Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 provides amendments that require new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. ASU No. 2010-06 also clarifies existing disclosures about the level of disaggregation and inputs and valuation techniques. Certain disclosure requirements were effective for the Trust beginning in the first quarter of 2010, while other disclosure requirements are effective for financial statements issued for reporting periods beginning after December 15, 2010. As these amended principles require only additional disclosures concerning fair value measurements, adoption did not and will not affect the Trust’s financial condition or results of operations. During the year ended December 31, 2010 there were no transfers of assets or liabilities between Level 1 and Level 2.

The following table sets forth by level within the fair value hierarchy. At December 31, 2010 and December 31, 2009, the Trust held no assets or liabilities classified in Level 3.

Financial Assets at Fair Value as of December 31, 2010

	Level 1	Level 2	Total

U.S. Treasury notes	$801,553,608	$-	$801,553,608
Short-term money market fund	47,651,151	-	47,651,151
Exchange-traded futures contracts
Energies	1,647,872	-	1,647,872
Grains	5,728,407	-	5,728,407
Interest rates	1,327,790	-	1,327,790
Livestock	283,540	-	283,540
Metals	9,307,589	-	9,307,589
Softs	2,630,682	-	2,630,682
Stock indices	5,538,955	-	5,538,955

Total exchange-traded futures contracts	26,464,835	-	26,464,835

Over-the-counter forward currency contracts	-	10,937,394	10,937,394

Total financial assets at fair value	$875,669,594	$10,937,394	$886,606,988

Financial Assets at Fair Value as of December 31, 2009

	Level 1	Level 2	Total

U.S. Treasury notes	$822,002,297	$-	$822,002,297
Short-term money market fund	61,919,651	-	61,919,651
Exchange-traded futures contracts	5,798,742	-	5,798,742
Over-the-counter forward currency contracts	-	(10,655,927)	(10,655,927)

Total financial assets at fair value	$889,720,690	$(10,655,927)	$879,064,763

3.	TRUST AGREEMENT

With the effectiveness of the Trust’s Registration Statement on August 12, 2009, the Trust began to offer Series 2, Series 3 and Series 4 units. The only units offered prior to such date were Series 1 units. Series 2, Series 3 and Series 4 units were first issued April 1, 2010, September 1, 2009 and November 1, 2010, respectively.

Series 1 Unitholders pay brokerage fees to the Managing Owner at the annual rate of up to 7.0% of their average month-end Net Assets Value (prior to reduction for accrued brokerage commissions or Profit Share). Series 1 Unitholders who make net capital investments into Series 1 of $100,000 or more or who had previously invested through asset-based fee or fixed fee investment programs are charged less than the annual brokerage rate of 7.0% as follows:

Net Capital Investments	Brokerage Fee

$100,000–$499,999	6.50%
$500,000–$999,999	6.00
Greater than $1,000,000	5.50
Asset-based or fixed fee investment programs	4.00

Brokerage fees are charged to capital accounts of the Managing Owner, its principals, their respective affiliates or the New Profit Memo Account only to the extent of charges paid to third party executing and clearing brokers. In order to maintain a uniform Net Asset Value per Unit, additional Units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee.

The Managing Owner, not the Trust, pays the allocable share to Series 1 of all routine costs of executing and clearing the Trust’s futures trades including brokerage commissions payable to the clearing brokers and electronic platform trading costs. The Managing Owner also pays, from its own funds, selling commissions on all sales of Series 1 Units.

The Trust pays the Managing Owner a management fee of 2% per year of the Trust’s Net Asset Value (before management fee and profit share calculations) attributable to Series 2 and 3 Units. In addition, Series 2 Unitholders pay an annual custodial fee of 0.25% of their attributable Net Asset Value before management fee and profit share calculations. Series 2, 3 and 4 Units are also charged for their pro rata share of the Trust’s actual trade execution and clearing costs including electronic platform trading costs. Series 4 Unitholders are not charged a management fee.

The Agreement provides that the Managing Owner’s profit share, equal to 20% of New Trading Profits in excess of the highest cumulative level of Trading Profit as of any previous calendar year-end, is charged to the Unitholders’ capital accounts. The highest cumulative level of Trading Profit is maintained separately for Series 1 and Series 2 and 3 Unitholders in the aggregate. Series 4 Unitholders are not charged profit share. New Trading Profits include realized and unrealized trading profits (losses), brokerage fees, trading-related expenses and administrative expenses. New Trading Profits do not include interest income. For Unitholders’ redemptions during the year, the profit share calculation shall be computed as though the redemption occurred at year-end. Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes called New Profit Memo Account. Any profit share charged is added to the Managing Owner’s capital account to the extent that net taxable capital gains are allocated to the Managing Owner. The remainder of such profit share, if any, is added to the New Profit Memo Account. The Managing Owner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit Memo Account to the Managing Owner’s capital account.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2010 and 2009, $1,276 and $5,492, respectively, of redemption charges were owed to the Managing Owner and are included in “Due to Managing Owner” in the Statements of Financial Condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2010, 2009, and 2008, were $17,207, $266,979, and $137,776, respectively.

4.	DUE FROM/TO BROKERS

At December 31, 2010 and 2009, due from and due to brokers balance in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

5.	TRADING ACTIVITIES

The Trust conducts its futures trading with various futures commission merchants (FCMs) on futures exchanges and its forward currency trading with various banks or dealers (“Dealers”) in the interbank markets. Substantially all assets included in the Trust’s equity in trading accounts and certain liability accounts, as discussed below, were held as collateral by such FCMs in either U.S. regulated segregated accounts (for futures contracts traded on U.S. exchanges) or non-U.S. secured accounts (for futures contracts traded on non-U.S. exchanges) as required by U.S. Commodity Futures Trading Commission’s regulations or held as collateral by the Dealers.

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

The Trust records its derivative activities on a mark-to-market basis as described in Note 2. For OTC contracts, the Trust enters into master netting agreements with its counterparties. Therefore, assets represent the Trust’s unrealized gains less unrealized losses for OTC contracts in which the Trust has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties on OTC contracts.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $90,603,180 and $101,223,534 at December 31, 2010 and 2009, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Futures Inc. and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)). For all forward currency transactions, the Trust utilizes two prime brokers, Deutsche Bank AG and Morgan Stanley & Co., Inc.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2010		2009
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$1,643,420	4.39%	$1,470,216	(30.27)%
British pound	954,935	2.55	(700,215)	14.42
Canadian dollar	1,325,243	3.54	(2,581,263)	53.14
Czech koruna	(35,527)	(0.09)	-	-
Euro	675,680	1.81	(241,793)	4.98
Hong Kong dollar	301,679	0.81	836,967	(17.23)
Hungarian forint	(47,422)	(0.13)	(121,301)	2.50
Japanese yen	(1,118,237)	(2.99)	(458,971)	9.45
Korean won	1,926,819	5.15	776,517	(15.99)
Mexican peso	48,949	0.13	21,471	(0.44)
New Zealand dollar	(479,061)	(1.28)	805,302	(16.58)
Norwegian krone	1,572,029	4.20	607,864	(12.51)
Polish zloty	181,184	0.49	(501,739)	10.33
Romanian leu	5,336	0.02	-	-
Singapore dollar	173,541	0.46	505,929	(10.42)
South African rand	384,474	1.03	803,346	(16.54)
Swedish krona	776,341	2.08	1,608,660	(33.12)
Swiss franc	(533,492)	(1.43)	397,192	(8.18)
Taiwan dollar	685,814	1.83	1,085,814	(22.35)
Thai baht	16,258	0.04	2,533	(0.05)
Turkish lira	(1,344,384)	(3.59)	266,494	(5.49)
U.S. dollar	30,288,650	80.98	(9,440,208)	194.35

Total	$37,402,229	100.00%	$(4,857,185)	100.00%

The Derivatives and Hedging topic of the Codification requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. The Trust adopted these changes on January 1, 2009. As a result the Trust has expanded its disclosures regarding derivative instruments.

The Trust’s market risk is influenced by a wide variety of factors including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Trust’s open positions and the liquidity of the markets in which it trades.

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indicies. The following were the primary trading risk exposures of the Trust at December 31, 2010 and 2009 by market sector:

Agricultural (grains, livestock and softs) – The Trust’s primary exposure is to agricultural price movements which are often directly affected by severe or unexpected weather conditions.

Currencies – Exchange rate risk is a principal market exposure of the Trust. The Trust’s currency exposure is to exchange rate fluctuations that disrupt the historical pricing relationships between different currencies and currency pairs. The fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Trust trades in a large number of currencies including cross-rates—e.g., positions between two currencies other than the U.S. dollar.

Energies – The Trust’s primary energy market exposure is to gas and oil price movements often resulting from political developments in the Middle East and economic conditions worldwide. Energy prices are volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.

Interest Rates – Interest rate movements directly affect the price of the sovereign bond futures positions held by the Trust and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries may materially impact the Trust’s profitability. The Trust’s primary interest rate exposure is to interest rate fluctuations in countries or regions including Australia, Canada, Japan, Switzerland, the United Kingdom, the U.S., and the Eurozone. However, the Trust also may take positions in futures contracts on the government debt of other nations. The Managing Owner anticipates that interest rates in these industrialized countries or areas, both long-term and short-term, will remain the primary market exposure of the Trust for the foreseeable future.

Metals – The Trust’s metals market exposure is to fluctuations in the price of aluminum, copper, gold, lead, nickel, platinum, silver, tin and zinc.

Stock Indices – The Trust’s equity exposure, through stock index futures, is to equity price risk in the major industrialized countries as well as other countries.

The Derivatives and Hedging topic of the Codification requires entities to recognize in the Statements of Financial Condition all derivative contracts as assets or liabilities. Fair value of futures and forward currency contracts in an asset position are recorded in the Statements of Financial Condition as “Net unrealized appreciation on open futures and forward currency contracts.” Fair value of futures and forward currency contracts in a liability position are recorded in the Statements of Financial Condition as “Net unrealized depreciation on open futures and forward currency contracts.” The Trust’s policy regarding fair value measurement is discussed in Note 2.

Since the derivatives held or sold by the Trust are for speculative trading purposes, derivative instruments are not designated as hedging instruments under the provisions of the Derivatives and Hedging guidance. Accordingly, all realized gains and losses as well as any change in net unrealized gains or losses on open positions from the preceding period are recognized as part of the Trust’s trading gains and losses in the Statements of Operations.

The following table presents the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2010 and 2009. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2010
					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$3,578,697	$(604,025)	$-	$(1,326,800)	$1,647,872
Grains	6,435,870	-	-	(707,463)	5,728,407
Interest rates	1,906,539	(446,636)	93,822	(225,935)	1,327,790
Livestock	578,540	-	-	(295,000)	283,540
Metals	10,487,557	-	-	(1,179,968)	9,307,589
Softs	2,899,490	(6,496)	17,158	(279,470)	2,630,682
Stock indices	6,102,368	(1,061,589)	504,746	(6,570)	5,538,955

Total futures contracts	31,989,061	(2,118,746)	615,726	(4,021,206)	26,464,835

Forward currency contracts	17,229,470	(2,951,060)	4,884,986	(8,226,002)	10,937,394

Total futures and forward currency contracts	$49,218,531	$(5,069,806)	$5,500,712	$(12,247,208)	$37,402,229

Fair Value of Futures and Forward Currency Contracts at December 31, 2009
					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$12,486,086	$(399,420)	$226,800	$(10,557,124)	$1,756,342
Grains	471,763	-	106,963	(585,900)	(7,174)
Interest rates	99,709	(11,137,495)	96,694	(58,944)	(11,000,036)
Livestock	-	-	-	(271,610)	(271,610)
Metals	4,051,013	(1,057,225)	45,513	(1,801,412)	1,237,889
Softs	3,088,661	-	5,100	(147,202)	2,946,559
Stock indices	11,867,210	(464,430)	-	(266,008)	11,136,772

Total futures contracts	32,064,442	(13,058,570)	481,070	(13,688,200)	5,798,742

Forward currency contracts	4,572,427	(19,751,088)	7,406,520	(2,883,786)	(10,655,927)

Total futures and forward currency contracts	$36,636,869	$(32,809,658)	$7,887,590	$(16,571,986)	$(4,857,185)

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2010 and 2009 as “Net realized gains (losses) on closed positions: futures and forward currency contracts” and “Net change in unrealized: futures and forward currency contracts.” These trading gains and losses are detailed below:

Sector	2010	2009

Futures contracts:
Currencies	$-	$12,863
Energies	(6,296,617)	(20,943,376)
Grains	14,680,492	(6,699,369)
Interest rates	78,525,936	(19,513,721)
Livestock	(531,000)	2,065,620
Metals	12,922,817	(11,958,920)
Softs	7,618,692	(218,950)
Stock indices	(2,020,460)	7,916,951

Total futures contracts	104,899,860	(49,338,902)

Forward currency contracts	25,264,096	(9,399,089)

Total futures and forward currency contracts	$130,163,956	$(58,737,991)

The following table presents average notional value by sector in U.S. Dollars of open futures and forward currency contracts for the years ended December 31, 2010 and 2009. The Trust’s average Net Asset Value during 2010 and 2009 was approximately and $866,000,000 and $931,000,000.

	2010		2009
Sector	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Currencies	$-	$-	$-	$3,320,750
Energies	183,992,274	116,768,010	109,535,870	113,200,422
Grains	57,678,838	40,281,856	22,378,090	53,157,025
Interest rates	1,274,911,920	47,891,170	936,859,841	38,825,820
Livestock	16,433,746	5,323,786	-	26,230,698
Metals	115,309,169	11,071,090	52,829,526	39,335,538
Softs	29,206,211	7,135,608	20,257,081	13,534,675
Stock indices	478,292,206	14,482,348	344,334,006	85,714,579

Total futures contracts	2,155,824,364	242,953,868	1,486,194,414	373,319,507

Forward currency contracts	876,153,841	358,871,897	473,904,261	200,256,650

Total average notional	$3,031,978,205	$601,825,765	$1,960,098,675	$573,576,157

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter-end during 2010 and 2009. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

7.	FINANCIAL HIGHLIGHTS

Per Unit operating performance for Series 1, 2, 3 and 4 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the period/year. Weighed average number of units for each Series is detailed below:

	Years ended December 31,
	2010		2009		2008		Date of issuance

Series 1	687,898.790	(1)	753,054.008	(1)	629,237.394	(1)	July 23, 2001
Series 2	64.584	(2)	n/a		n/a		April 1, 2010
Series 3	5,536.921	(1)	1,322.314	(3)	n/a		September 1, 2009
Series 4	34.462	(4)	n/a		n/a		November 1, 2010

(1) January 1 - December 31
(2) April 1 - December 31
(3) September 1 - December 31
(4) November 1 - December 31

An individual Unitholder’s per unit operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1), management fee (for Series 2 and 3) and profit share allocation arrangements. Net investment loss and total expense ratios have been annualized for those reporting periods consisting of less than twelve months.

Returns are calculated for each Series taken as a whole. An individual Unitholder’s returns may vary from these returns based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1), management fee (for Series 2 and 3) and profit share allocation arrangements (for Series 1, 2 and 3). Returns have not been annualized.

The ratios for each series are calculated based on Unitholders’ trust capital for each Series taken as a whole. The computation of such ratios based on the amount of net investment loss, total expenses and profit share allocation to an individual Unitholder’s trust capital balance may vary from these ratios based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1), management fee (for Series 2 and 3) and profit share allocation arrangements.

8.	REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2010 and December 31, 2009, redemption payable of $262,829 and $40,426, respectively, was related to profit share allocated to the Managing Owner at each year-end and redeemed.

9.	SUBSEQUENT EVENTS

The Trust has performed its evaluation of subsequent events through the issuance date of the financial statements. Based on such evaluation, no events were discovered that required disclosure nor adjustment to the financial statements.

* * * * * *