Form 10-K, Exhibit 13
period 2011-12-31
GLOBAL MACRO TRUST
filed 2012-03-30
CIK 1145765

Global Macro Trust

(A Delaware Statutory Trust)

Financial Statements for the Years Ended December 31, 2011, 2010, and 2009, and Report of Independent Registered Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page(s)

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Trust Capital	8

Statements of Financial Highlights	9–12

Notes to Financial Statements	13–26

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2011 and 2010, and the related Statements of Operations and Changes in Trust Capital for the three years in the period ended December 31, 2011 and the Financial Highlights for each of the periods presented, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of operations and changes in trust capital for the three years in the period ended December 31, 2011, and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust as of December 31, 2011 and 2010, and the results of its operations and changes in its trust capital for the three years in the period ended December 31, 2011, and its financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 13, 2012

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $81,041,000 and $146,977,164)	$81,045,824	$147,055,005
Net unrealized appreciation on open futures and forward currency contracts	12,894,380	37,402,229
Due from brokers	6,913,738	14,425,007
Cash denominated in foreign currencies (cost $1,754,566 and $8,260,299)	1,719,017	8,404,398

Total equity in trading accounts	102,572,959	207,286,639

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $634,052,301 and $654,167,743)	634,082,662	654,498,603

CASH AND CASH EQUIVALENTS	42,348,737	47,954,734

ACCRUED INTEREST RECEIVABLE	3,339,577	1,421,896

TOTAL	$782,343,935	$911,161,872

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$3,164,450	$6,440,530
Net unrealized depreciation on open futures and forward currency contracts	917,275	-
Due to Managing Owner	137,996	1,276
Accrued brokerage fees	4,005,466	4,843,008
Accrued management fees	57,276	24,278
Redemptions payable to Unitholders	17,618,625	5,953,490
Redemption payable to Managing Owner	1,259	262,829
Accrued expenses	180,897	239,340
Cash denominated in foreign currencies (cost -$2,107,152 and -$469,938)	2,122,063	471,510
Due to brokers	951,234	-

Total liabilities	29,156,541	18,236,261

TRUST CAPITAL:
Managing Owner interest (8,207.970 and 8,311.477 units outstanding)	9,644,943	10,922,729
Series 1 Unitholders (603,996.596 and 660,222.516 units outstanding)	709,737,394	867,646,692
Series 2 Unitholders (190.737 and 75.492 units outstanding)	240,698	101,957
Series 3 Unitholders (25,863.120 and 10,481.102 units outstanding)	32,771,232	14,178,784
Series 4 Unitholders (606.787 and 55.233 units outstanding)	793,127	75,449

Total trust capital	753,187,394	892,925,611

TOTAL	$782,343,935	$911,161,872

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,175.07	$1,314.17
Series 2 Unitholders	$1,261.94	$1,350.56
Series 3 Unitholders	$1,267.10	$1,352.80
Series 4 Unitholders	$1,307.09	$1,366.01

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2011

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	(0.04)%	$(317,941)
Grains	0.10	740,413
Interest rates:
2 Year U.S. Treasury Note (2,581 contracts, settlement date March 2012)	0.05	416,798
5 Year U.S. Treasury Note (2,385 contracts, settlement date March 2012)	0.09	647,000
10 Year U.S. Treasury Note (1,128 contracts, settlement date March 2012)	0.09	679,344
30 Year U.S. Treasury Bond (279 contracts, settlement date March 2012)	0.03	213,719
Other interest rates	0.86	6,494,508

Total interest rates	1.12	8,451,369

Metals	(0.15)	(1,082,372)
Softs	(0.05)	(406,302)
Stock indices	(0.00)	(36,565)

Total long futures contracts	0.98	7,348,602

Short futures contracts:
Energies	0.21	1,577,490
Grains	(0.31)	(2,352,297)
Interest rates	(0.01)	(76,759)
Livestock	(0.00)	(24,710)
Metals	0.05	377,431
Softs	0.18	1,407,123
Stock indices	(0.09)	(648,340)

Total short futures contracts	0.03	259,938

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	1.01	7,608,540

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.14)	(1,033,705)
Total short forward currency contracts	0.72	5,402,270

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	0.58	4,368,565

TOTAL	1.59%	$11,977,105

		(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2011

U. S. TREASURY NOTES
		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$215,950,000	U.S. Treasury notes, 0.875%, 02/29/2012	28.71%	$216,236,809
218,390,000	U.S. Treasury notes, 0.375%, 08/31/2012	29.05	218,782,420
222,440,000	U.S. Treasury notes, 4.250%, 09/30/2012	30.44	229,234,847
50,710,000	U.S. Treasury notes, 0.500%, 11/30/2012	6.75	50,874,410

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $715,093,301)	94.95%	$715,128,486

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2010

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.33%	$2,974,672
Grains	0.72	6,435,870
Interest rates:
2 Year U.S. Treasury Note (1,725 contracts, settlement date March 2011)	(0.04)	(332,016)
Other interest rates	0.20	1,791,919

Total interest rates	0.16	1,459,903

Livestock	0.07	578,540
Metals	1.18	10,487,557
Softs	0.32	2,892,994
Stock indices	0.57	5,040,779

Total long futures contracts	3.35	29,870,315

Short futures contracts:
Energies	(0.15)	(1,326,800)
Grains	(0.08)	(707,463)
Interest rates	(0.01)	(132,113)
Livestock	(0.03)	(295,000)
Metals	(0.13)	(1,179,968)
Softs	(0.03)	(262,312)
Stock indices	0.05	498,176

Total short futures contracts	(0.38)	(3,405,480)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	2.97	26,464,835

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	1.60	14,278,410
Total short forward currency contracts	(0.38)	(3,341,016)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	1.22	10,937,394

TOTAL	4.19%	$37,402,229

		(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2010

U. S. TREASURY NOTES
		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$174,000,000	U.S. Treasury notes, 0.875%, 03/31/2011	19.52%	$174,299,063
185,700,000	U.S. Treasury notes, 0.875%, 05/31/2011	20.86	186,251,297
219,330,000	U.S. Treasury notes, 1.000%, 08/31/2011	24.69	220,460,920
219,650,000	U.S. Treasury notes, 0.750%, 11/30/2011	24.70	220,542,328

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $801,144,907)	89.77%	$801,553,608

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

	2011	2010	2009

INVESTMENT INCOME — Interest income	$2,072,015	$3,235,502	$9,966,151

EXPENSES:
Brokerage fees	54,834,929	57,320,175	63,566,376
Administrative expenses	2,158,133	2,233,354	2,670,335
Custody fees	165,650	160,011	193,127
Management fees	571,739	143,533	10,864

Total expenses	57,730,451	59,857,073	66,440,702

NET INVESTMENT LOSS	(55,658,436)	(56,621,571)	(56,474,551)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(8,224,392)	87,904,542	(49,280,152)
Foreign exchange translation	(52,568)	352,202	126,508
Net change in unrealized:
Futures and forward currency contracts	(25,425,124)	42,259,414	(9,457,839)
Foreign exchange translation	(192,987)	(302,673)	352,661
Net gains (losses) from U.S. Treasury notes:
Realized	28,504	16,976	526,749
Net change in unrealized	(373,516)	(203,035)	(6,705,006)

Total net realized and unrealized gains (losses)	(34,240,083)	130,027,426	(64,437,079)

NET INCOME (LOSS)	(89,898,519)	73,405,855	(120,911,630)

LESS PROFIT SHARE TO MANAGING OWNER	1,385	262,695	43,187

NET INCOME (LOSS) AFTER PROFIT SHARE TO
MANAGING OWNER	$(89,899,904)	$73,143,160	$(120,954,817)

NET INCOME (LOSS) AFTER PROFIT SHARE TO
MANAGING OWNER PER UNIT OUTSTANDING (see Note 7):
Series 1 Unitholders	$(139.10)	$102.20	$(159.03)
Series 2 Unitholders	$(88.62)	$72.46	$-
Series 3 Unitholders	$(85.70)	$131.36	$40.53
Series 4 Unitholders	$(58.92)	$50.68	$-

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

									New Profit Memo
	Series 1 Unitholders		Series 2 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units

TRUST CAPITAL — January 1, 2009	$1,018,820,851	743,122.758	$-	-	$-	-	$-	-	$-	-	$11,560,510	8,432.177	$1,030,381,361	751,554.935

Subscriptions	78,304,008	59,130.010	-	-	1,727,114	1,444.668	-	-	-	-	-	-	80,031,122	60,574.678
Redemptions	(110,305,815)	(89,327.054)	-	-	-	-	-	-	-	-	(40,426)	(33.356)	(110,346,241)	(89,360.410)
Transfers	(461,258)	(388.822)	-	-	461,258	386.624	-	-	-	-	-	-	-	(2.198)
Additional units allocated*	-	1,983.082	-	-	-	-	-	-	-	1.214	-	592.416	-	2,576.712
Net income (loss) after profit share to Managing Owner	(120,377,559)	-	-	-	48,439	-	-	-	(2,761)	-	(622,936)	-	(120,954,817)	-
Managing Owner’s profit share	-	-	-	-	-	-	-	-	43,187	32.142	-	-	43,187	32.142
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(40,426)	(33.356)	40,426	33.356	-	-

TRUST CAPITAL — December 31, 2009	865,980,227	714,519.974	-	-	2,236,811	1,831.292	-	-	-	-	10,937,574	9,024.593	879,154,612	725,375.859

Subscriptions	31,438,164	25,234.721	95,530	75.492	11,260,170	8,961.540	71,041	55.233	-	-	-	-	42,864,905	34,326.986
Redemptions	(100,149,285)	(81,345.253)	-	-	(387,647)	(311.730)	-	-	-	-	(1,962,829)	(1,528.360)	(102,499,761)	(83,185.343)
Additional units allocated*	-	1,813.074	-	-	-	-	-	-	-	0.022	-	615.248	-	2,428.344
Net income after profit share to Managing Owner	70,377,586	-	6,427	-	1,069,450	-	4,408	-	134	-	1,685,155	-	73,143,160	-
Managing Owner’s profit share	-	-	-	-	-	-	-	-	262,695	199.974	-	-	262,695	199.974
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(262,829)	(199.996)	262,829	199.996	-	-

TRUST CAPITAL — December 31, 2010	867,646,692	660,222.516	101,957	75.492	14,178,784	10,481.102	75,449	55.233	-	-	10,922,729	8,311.477	892,925,611	679,145.820

Subscriptions	46,027,878	36,354.165	184,000	136.584	22,838,898	17,047.103	748,874	551.554	-	-	-	-	69,799,650	54,089.406
Redemptions	(116,664,030)	(94,309.154)	(28,299)	(21.339)	(2,145,759)	(1,665.085)	-	-	-	-	(801,260)	(679.866)	(119,639,348)	(96,675.444)
Additional units allocated*	-	1,729.069	-	-	-	-	-	-	-	0.050	-	575.288	-	2,304.407
Net loss after profit share to Managing Owner	(87,273,146)	-	(16,960)	-	(2,100,691)	-	(31,196)	-	(126)	-	(477,785)	-	(89,899,904)	-
Managing Owner’s profit share	-	-	-	-	-	-	-	-	1,385	1.021	-	-	1,385	1.021
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(1,259)	(1.071)	1,259	1.071	-	-

TRUST CAPITAL — December 31, 2011	$709,737,394	603,996.596	$240,698	190.737	$32,771,232	25,863.120	$793,127	606.787	$-	-	$9,644,943	8,207.970	$753,187,394	638,865.210

* Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS ― SERIES 1
YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

	2011	2010	2009
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR):
Net income (loss) from operations:
Net investment loss (a)	$(85.22)	$(82.06)	$(75.05)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	(53.38)	184.52	(75.84)
Net losses from U.S. Treasury notes (a)	(0.50)	(0.26)	(8.10)

Net income (loss) from operations	(139.10)	102.20	(158.99)

Less profit share allocated to Managing Owner	0.00	0.00	0.04

Net income (loss) after profit allocation	(139.10)	102.20	(159.03)

NET ASSET VALUE — Beginning of year	1,314.17	1,211.97	1,371.00

NET ASSET VALUE — End of year	$1,175.07	$1,314.17	$1,211.97

RETURNS:
Total return before profit share allocation	(10.58)%	8.43%	(11.60)%
Profit share allocation	0.00	0.00	0.00

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(10.58)%	8.43%	(11.60)%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(6.78)%	(6.66)%	(6.00)%

Total expenses	7.03	7.03	7.05

Profit share allocation	0.00	0.00	0.00

Total expenses and profit share allocation	7.03%	7.03%	7.05%

(a) Calculated based on the weighted average number of units during the year, see Note 7.

(Continued)

GLOBAL MACRO TRUST

STATEMENT OF FINANCIAL HIGHLIGHTS ― SERIES 2
YEAR ENDED DECEMBER 31, 2011 AND THE PERIOD ENDED DECEMBER 31, 2010*

	2011	2010
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR/PERIOD):
Net income (loss) from operations:
Net investment loss (a)	$(32.99)	$(23.37)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	(54.87)	124.78
Net losses from U.S. Treasury notes (a)	(0.76)	(0.10)

Net income (loss) from operations	(88.62)	101.31

Less profit share allocated to Managing Owner	0.00	28.85

Net income (loss) after profit allocation	(88.62)	72.46

NET ASSET VALUE — Beginning of year/period	1,350.56	1,278.10

NET ASSET VALUE — End of year/period	$1,261.94	$1,350.56

RETURNS:
Total return before profit share allocation	(6.56)%	7.20%
Profit share allocation	(0.00)	(1.53)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(6.56)%	5.67%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(2.52)%	(2.45)%

Total expenses	2.75	2.80

Profit share allocation	0.00	2.27

Total expenses and profit share allocation	2.75%	5.07%

(a) Calculated based on the weighted average number of units during the year/period, see Note 7.

*Series 2 units were first issued on April 1, 2010. Net investment loss and total expense ratios for the period ended December 31, 2010 have been annualized.

(Continued)

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS ― SERIES 3
YEARS ENDED DECEMBER 31, 2011, 2010 AND THE PERIOD ENDED DECEMBER 31, 2009*

	2011	2010	2009
PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR/PERIOD):
Net income (loss) from operations:
Net investment loss (a)	$(29.80)	$(27.90)	$(8.71)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	(55.16)	206.79	58.50
Net losses from U.S. Treasury notes (a)	(0.68)	(0.41)	(0.59)

Net income (loss) from operations	(85.64)	178.48	49.20

Less profit share allocated to Managing Owner	0.06	47.12	8.67

Net income (loss) after profit allocation	(85.70)	131.36	40.53

NET ASSET VALUE — Beginning of year/period	1,352.80	1,221.44	1,180.91

NET ASSET VALUE — End of year/period	$1,267.10	$1,352.80	$1,221.44

RETURNS:
Total return before profit share allocation	(6.33)%	13.71%	4.17%
Profit share allocation	(0.01)	(2.96)	(0.74)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(6.34)%	10.75%	3.43%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(2.27)%	(2.19)%	(2.14)%

Total expenses	2.50	2.55	2.61

Profit share allocation	0.01	3.70	0.71

Total expenses and profit share allocation	2.51%	6.25%	3.32%

(a) Calculated based on the weighted average number of units during the year/period, see Note 7.

*Series 3 units were first issued on September 1, 2009. Net investment loss and total expense ratios for the period ended December 31, 2009 have been annualized.

(Continued)

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS ― SERIES 4
YEAR ENDED DECEMBER 31, 2011 AND THE PERIOD ENDED DECEMBER 31, 2010*

	2011	2010
PER UNIT OPERATING PERFORMANCE (FOR A UNIT
OUTSTANDING THROUGHOUT THE YEAR/PERIOD):
Net income (loss) from operations:
Net investment loss (a)	$(3.46)	$(0.38)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	(54.83)	51.13
Net losses from U.S. Treasury notes (a)	(0.63)	(0.07)

Net income (loss) from operations	(58.92)	50.68

NET ASSET VALUE — Beginning of year/period	1,366.01	1,315.33

NET ASSET VALUE — End of year/period	$1,307.09	$1,366.01

TOTAL RETURN	(4.31)%	3.85%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(0.26)%	(0.17)%

Total expenses	0.49%	0.47%

(a) Calculated based on the weighted average number of units during the year/period, see Note 7.

*Series 4 units were first issued on November 1, 2010. Net investment loss and total expense ratios for the period ended December 31, 2010 have been annualized.

See notes to financial statements

(Concluded)

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2011, 2010, and 2009

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

Basis of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) as detailed in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”).

Investments — The Trust records its transactions in futures and forward currency contracts and United States (“U.S.”) Treasury notes including related income and expenses on a trade date basis.

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

Cash and Cash Equivalents — Cash and cash equivalents includes cash and investments in Dreyfus Treasury Prime Cash Management, a short term U.S. government securities and related instruments money market fund.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at prevailing exchange rates of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

Income Taxes — The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2008 to 2011, for the U.S. Federal jurisdiction, the New York and Delaware State jurisdictions and the New York City jurisdiction, there are no uncertain tax positions. The Trust is treated as a limited partnership for federal and state income tax reporting purposes and therefore the Unitholders are responsible for the payment of taxes.

Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

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

Cash Instruments — The Trust’s cash instruments are generally classified within Level 1 of the fair value hierarchy because they are typically valued using quoted market prices. The types of instruments valued based on quoted market prices in active markets include U.S. government obligations and an investment in a quoted short-term U.S. government securities and related instruments money market fund. The Managing Owner of the Trust does not adjust the quoted price for such instruments even in situations where the Trust holds a large position and a sale could reasonably impact the quoted price.

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

During the years ended December 31, 2011 and 2010, there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Trust’s investments by hierarchical level as of December 31, 2011 and 2010 in valuing the Trust’s investments at fair value. At December 31, 2011 and 2010, the Trust held no assets or liabilities classified in Level 3.

Financial Assets at Fair Value as of December 31, 2011

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$715,128,486	$-	$715,128,486
Short-term money market fund*	42,244,442	-	42,244,442
Exchange-traded futures contracts
Energies	1,259,549	-	1,259,549
Grains	(1,611,884)	-	(1,611,884)
Interest rates	8,374,610	-	8,374,610
Livestock	(24,710)	-	(24,710)
Metals	(704,941)	-	(704,941)
Softs	1,000,821	-	1,000,821
Stock indices	(684,905)	-	(684,905)

Total exchange-traded futures contracts	7,608,540	-	7,608,540

Over-the-counter forward currency contracts	-	4,368,565	4,368,565

Total futures and forward currency contracts (2)	7,608,540	4,368,565	11,977,105

Total financial assets at fair value	$764,981,468	$4,368,565	$769,350,033

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in brokers' trading accounts as collateral	$81,045,824
Investments in U.S. Treasury notes held in custody	634,082,662
Total investments in U.S. Treasury notes	$715,128,486

(2)
Net unrealized appreciation on futures and forward currency contracts	$12,894,380
Net unrealized depreciation on futures and forward currency contracts	(917,275)
Total unrealized appreciation and depreciation on futures and forward currency contracts	$11,977,105

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets at Fair Value as of December 31, 2010

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$801,553,608	$-	$801,553,608
Short-term money market fund*	47,651,151	-	47,651,151
Exchange-traded futures contracts
Energies	1,647,872	-	1,647,872
Grains	5,728,407	-	5,728,407
Interest rates	1,327,790	-	1,327,790
Livestock	283,540	-	283,540
Metals	9,307,589	-	9,307,589
Softs	2,630,682	-	2,630,682
Stock indices	5,538,955	-	5,538,955

Total exchange-traded futures contracts	26,464,835	-	26,464,835

Over-the-counter forward currency contracts	-	10,937,394	10,937,394

Total futures and forward currency contracts (2)	26,464,835	10,937,394	37,402,229

Total financial assets at fair value	$875,669,594	$10,937,394	$886,606,988

Per line item in the Statements of Financial Condition

(1)
Investments in U.S. Treasury notes held in brokers' trading accounts as collateral	$147,055,005
Investments in U.S. Treasury notes held in custody	654,498,603
Total investments in U.S. Treasury notes	$801,553,608

(2)
Net unrealized appreciation on futures and forward currency contracts	$37,402,229
Net unrealized depreciation on futures and forward currency contracts	-
Total unrealized appreciation and depreciation on futures and forward currency contracts	$37,402,229

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Recent Accounting Standards —In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangement associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the Statements of Financial Condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Trust should also provide the disclosures retrospectively for all comparative periods presented. The Managing Owner is currently evaluating the impact that the standard would have on the financial statements.

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

Net Capital Investments	Brokerage Fees

$100,000–$499,999	6.50%
$500,000–$999,999	6.00
Greater than $1,000,000	5.50
Asset-based or fixed fee investment programs	4.00

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

Units may be redeemed at the option of any Unitholder at Net Asset Value (as defined in the Agreement) as of the close of business on the last business day of any calendar month on ten business days written notice to the Managing Owner. Series 1 Unitholders who redeem Units at or prior to the end of the first consecutive six-month and five-month periods after such Units are sold shall be assessed redemption charges calculated based on their redeemed Units’ Net Asset Value as of the date of redemption as follows:

	Redemption Charges
Subscriptions	First 6 Months	Second 5 Months

Less than $100,000	4.0%	3.0%
$100,000–$499,999	3.5	2.5
$500,000–$999,999	3.0	2.0
Greater than $1,000,000	2.5	1.5

All redemption charges will be paid to the Managing Owner. At December 31, 2011 and 2010, $801 and $1,276, respectively, of redemption charges were owed to the Managing Owner and are included in “Due to Managing Owner” in the Statements of Financial Condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2011, 2010, and 2009, were $18,650, $17,207, and $266,979, respectively.

4.	DUE FROM/TO BROKERS

At December 31, 2011 and 2010, due from and due to brokers balances in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

The Trust enters into contracts with various institutions that contain a variety of indemnifications. The Trust’s maximum exposure under these arrangements is unknown. However, the Trust has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

6.	DERIVATIVE INSTRUMENTS

The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward currency contracts which may be traded on an exchange or OTC contracts.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $32,236,730 and $90,603,180 at December 31, 2011 and 2010, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Barclays Capital Inc., Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)). For all forward currency transactions, the Trust utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2011		2010
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$1,181,145	9.86%	$1,643,420	4.39%
British pound	268,046	2.24	954,935	2.55
Canadian dollar	793,734	6.63	1,325,243	3.54
Czech koruna	148,481	1.24	(35,527)	(0.09)
Euro	3,382,866	28.24	675,680	1.81
Hong Kong dollar	(29,417)	(0.25)	301,679	0.81
Hungarian forint	115,728	0.97	(47,422)	(0.13)
Japanese yen	2,674,868	22.33	(1,118,237)	(2.99)
Korean won	(187,989)	(1.57)	1,926,819	5.15
Mexican peso	(537)	(0.00)	48,949	0.13
New Zealand dollar	551,053	4.60	(479,061)	(1.28)
Norwegian krone	(878,248)	(7.33)	1,572,029	4.20
Polish zloty	(29,114)	(0.24)	181,184	0.49
Romanian leu	28,100	0.23	5,336	0.02
Singapore dollar	84,101	0.70	173,541	0.46
South African rand	(9,218)	(0.08)	384,474	1.03
Swedish krona	(328,241)	(2.74)	776,341	2.08
Swiss franc	607,933	5.08	(533,492)	(1.43)
Taiwan dollar	(148,333)	(1.24)	685,814	1.83
Thai baht	6,878	0.06	16,258	0.04
Turkish lira	(55,283)	(0.46)	(1,344,384)	(3.59)
U.S. dollar	3,800,552	31.73	30,288,650	80.98

Total	$11,977,105	100.00%	$37,402,229	100.00%

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

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2011 and 2010 by market sector:

Agricultural (grains, livestock and softs) – The Trust’s primary exposure is to agricultural price movements, which are often directly affected by severe or unexpected weather conditions as well as supply and demand factors.

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

Interest Rates – Interest rate movements directly affect the price of the sovereign bond futures positions held by the Trust and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries may materially impact the Trust’s profitability. The Trust’s primary interest rate exposure is to interest rate fluctuations in countries or regions including Australia, Canada, Japan, Switzerland, the United Kingdom, the U.S. and the Eurozone. However, the Trust also may take positions in futures contracts on the government debt of other nations. The Managing Owner anticipates that interest rates in these industrialized countries or areas, both long-term and short-term, will remain the primary interest rate market exposure of the Trust for the foreseeable future.

Metals – The Trust’s metals market exposure is to fluctuations in the price of aluminum, copper, gold, lead, nickel, palladium, platinum, silver, tin and zinc.

Stock Indices – The Trust’s equity exposure through stock index futures is to equity price risk in the major industrialized countries as well as other countries.

The Derivatives and Hedging topic of the Codification requires entities to recognize in the Statements of Financial Condition all derivative contracts as assets or liabilities. Fair value of futures and forward currency contracts in a net asset position are recorded in the Statements of Financial Condition as “Net unrealized appreciation on open futures and forward currency contracts.” Fair value of futures and forward currency contracts in a liability position are recorded in the Statements of Financial Condition as “Net unrealized depreciation on open futures and forward currency contracts.” The Trust’s policy regarding fair value measurement is discussed in Note 2.

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2011 and 2010. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2011

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$20,943	$(338,884)	$1,602,200	$(24,710)	$1,259,549
Grains	740,413	-	-	(2,352,297)	(1,611,884)
Interest rates	8,941,748	(490,379)	15,566	(92,325)	8,374,610
Livestock	-	-	43,060	(67,770)	(24,710)
Metals	184,553	(1,266,925)	1,913,004	(1,535,573)	(704,941)
Softs	6,843	(413,145)	1,560,188	(153,065)	1,000,821
Stock indices	-	(36,565)	968,194	(1,616,534)	(684,905)

Total futures contracts	9,894,500	(2,545,898)	6,102,212	(5,842,274)	7,608,540

Forward currency contracts	2,688,904	(3,722,609)	8,706,240	(3,303,970)	4,368,565

Total futures and forward currency contracts	$12,583,404	$(6,268,507)	$14,808,452	$(9,146,244)	$11,977,105

Fair Value of Futures and Forward Currency Contracts at December 31, 2010

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$3,578,697	$(604,025)	$-	$(1,326,800)	$1,647,872
Grains	6,435,870	-	-	(707,463)	5,728,407
Interest rates	1,906,539	(446,636)	93,822	(225,935)	1,327,790
Livestock	578,540	-	-	(295,000)	283,540
Metals	10,487,557	-	-	(1,179,968)	9,307,589
Softs	2,899,490	(6,496)	17,158	(279,470)	2,630,682
Stock indices	6,102,368	(1,061,589)	504,746	(6,570)	5,538,955

Total futures contracts	31,989,061	(2,118,746)	615,726	(4,021,206)	26,464,835

Forward currency contracts	17,229,470	(2,951,060)	4,884,986	(8,226,002)	10,937,394

Total futures and forward currency contracts	$49,218,531	$(5,069,806)	$5,500,712	$(12,247,208)	$37,402,229

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2011, 2010 and 2009 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Sector	2011	2010	2009

Futures contracts:
Currencies	$-	$-	$12,863
Energies	7,688,026	(6,296,617)	(20,943,376)
Grains	(10,817,032)	14,680,492	(6,699,369)
Interest rates	74,456,429	78,525,936	(19,513,721)
Livestock	(2,910,290)	(531,000)	2,065,620
Metals	(974,007)	12,922,817	(11,958,920)
Softs	(1,791,425)	7,618,692	(218,950)
Stock indices	(66,244,167)	(2,020,460)	7,916,951

Total futures contracts	(592,466)	104,899,860	(49,338,902)

Forward currency contracts	(33,057,050)	25,264,096	(9,399,089)

Total futures and forward currency contracts	$(33,649,516)	$130,163,956	$(58,737,991)

The following table presents average notional value by sector in U.S. Dollars of open futures and forward currency contracts for the years ended December 31, 2011, 2010 and 2009. The Trust’s average Net Asset Value during 2011, 2010 and 2009 was approximately and $851,000,000, $866,000,000 and $931,000,000, respectively.

	2011		2010		2009
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Currencies	$-	$-	$-	$-	$-	$3,320,750
Energies	127,381,359	48,647,953	183,992,274	116,768,010	109,535,870	113,200,422
Grains	53,980,643	40,497,833	57,678,838	40,281,856	22,378,090	53,157,025
Interest rates	1,079,809,596	61,557,330	1,274,911,920	47,891,170	936,859,841	38,825,820
Livestock	5,927,944	7,597,444	16,433,746	5,323,786	-	26,230,698
Metals	81,393,624	40,499,934	115,309,169	11,071,090	52,829,526	39,335,538
Softs	17,865,981	10,367,157	29,206,211	7,135,608	20,257,081	13,534,675
Stock indices	244,479,325	70,839,469	478,292,206	14,482,348	344,334,006	85,714,579

Total futures contracts	1,610,838,472	280,007,120	2,155,824,364	242,953,868	1,486,194,414	373,319,507

Forward currency contracts	714,484,864	292,797,211	876,153,841	358,871,897	473,904,261	200,256,650

Total average notional	$2,325,323,336	$572,804,331	$3,031,978,205	$601,825,765	$1,960,098,675	$573,576,157

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter-end during 2011, 2010, and 2009. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

7.	FINANCIAL HIGHLIGHTS

Per Unit operating performance for Series 1, 2, 3 and 4 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the period/year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,
	2011		2010		2009		Date of issuance

Series 1	645,173.947	(1)	687,898.790	(1)	753,054.008	(1)	July 23, 2001
Series 2	156.318	(1)	64.584	(2)	n/a		April 1, 2010
Series 3	21,549.160	(1)	5,536.921	(1)	1,322.314	(3)	September 1, 2009
Series 4	532.525	(1)	34.462	(4)	n/a		November 1, 2010

(1) January 1 - December 31

(2) April 1 - December 31

(3) September 1 - December 31

(4) November 1 - December 31

Returns and ratios are calculated for each Series taken as a whole. An individual Unitholder’s per unit operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1), management fee (for Series 2 and 3) and profit share allocation arrangements. Net investment loss and total expense ratios have been annualized for reporting periods consisting of less than twelve months.

8.	REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2011 and 2010, redemptions payable of $1,259 and $262,829, respectively, was related to profit share allocated to the Managing Owner at each year-end and redeemed.

* * * * * *

- 26 -