Form 10-K, Exhibit 13
period 2012-12-31
GLOBAL MACRO TRUST
filed 2013-03-28
CIK 1145765

Exhibit 13.01

Global Macro Trust

(A Delaware Statutory Trust)

Financial Statements for the Years Ended December 31,

2012, 2011 and 2010, and Report of Independent Registered

Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page(s)

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 and 2010:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Trust Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–22

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2012 and 2011, and the related Statements of Operations and Changes in Trust Capital for the three years in the period ended December 31, 2012 and the Financial Highlights for each of the periods presented, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2012 and 2011, and the related statements of operations and changes in trust capital for the three years in the period ended December 31, 2012 and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

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

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust as of December 31, 2012 and 2011, and the results of its operations and changes in its trust capital for the three years in the period ended December 31, 2012 and its financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 14, 2013

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $99,057,395 and $81,041,000)	$99,079,846	$81,045,824
Net unrealized appreciation on open futures and forward currency contracts	8,445,476	12,894,380
Due from brokers	8,002,955	6,913,738
Cash denominated in foreign currencies (cost $4,308,932 and $1,754,566)	4,327,157	1,719,017

Total equity in trading accounts	119,855,434	102,572,959

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $368,743,783 and $634,052,301)	368,829,890	634,082,662

CASH AND CASH EQUIVALENTS	8,138,415	42,348,737

ACCRUED INTEREST RECEIVABLE	2,436,662	3,339,577

TOTAL	$499,260,401	$782,343,935

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$883,797	$3,164,450
Net unrealized depreciation on open futures and forward currency contracts	3,314,912	917,275
Due to Managing Owner	142,003	137,996
Accrued brokerage fees	2,427,117	4,005,466
Accrued management fees	57,790	57,276
Redemptions payable to Unitholders	16,282,107	17,618,625
Redemption payable to Managing Owner	-	1,259
Accrued expenses	171,645	180,897
Cash denominated in foreign currencies (cost -$1,234,117 and -$2,107,152)	1,267,184	2,122,063
Due to brokers	1,053,812	951,234

Total liabilities	25,600,367	29,156,541

TRUST CAPITAL:
Managing Owner interest (8,774.775 and 8,207.970 units outstanding)	9,313,020	9,644,943
Series 1 Unitholders (404,080.828 and 603,996.596 units outstanding)	428,867,469	709,737,394
Series 2 Unitholders (242.952 and 190.737 units outstanding)	289,447	240,698
Series 3 Unitholders (27,951.367 and 25,863.120 units outstanding)	33,520,653	32,771,232
Series 4 Unitholders (1,322.742 and 606.787 units outstanding)	1,669,445	793,127

Total trust capital	473,660,034	753,187,394

TOTAL	$499,260,401	$782,343,935

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,061.34	$1,175.07
Series 2 Unitholders	$1,191.38	$1,261.94
Series 3 Unitholders	$1,199.25	$1,267.10
Series 4 Unitholders	$1,262.11	$1,307.09

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2012

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.54%	$2,577,288
Grains	(0.09)	(404,470)
Interest rates:
2 Year U.S. Treasury Note (4,077 contracts, settlement date March 2013)	0.06	292,341
5 Year U.S. Treasury Note (1,181 contracts, settlement date March 2013)	(0.01)	(47,455)
10 Year U.S. Treasury Note (545 contracts, settlement date March 2013)	(0.02)	(111,109)
30 Year U.S. Treasury Bond (105 contracts, settlement date March 2013)	(0.01)	(40,844)
Other interest rates	0.42	2,001,287

Total interest rates	0.44	2,094,220

Metals	0.04	182,574
Softs	0.00	14,300
Stock indices	0.67	3,157,189

Total long futures contracts	1.60	7,621,101

Short futures contracts:
Energies	(0.64)	(3,030,038)
Grains	0.04	224,946
Interest rates	0.01	32,326
Livestock	(0.00)	(11,590)
Metals	(0.19)	(897,543)
Softs	0.14	647,490
Stock indices	(0.02)	(106,850)

Total short futures contracts	(0.66)	(3,141,259)

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	0.94	4,479,842

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.20)	(949,561)
Total short forward currency contracts	0.34	1,600,283

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS-Net	0.14	650,722

TOTAL	1.08%	$5,130,564

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2012

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$137,850,000	U.S. Treasury notes, 0.625%, 02/28/2013	29.13%	$137,973,850
146,530,000	U.S. Treasury notes, 3.375%, 07/31/2013	31.51	149,271,714
129,840,000	U.S. Treasury notes, 0.125%, 09/30/2013	27.41	129,809,569
50,710,000	U.S. Treasury notes, 0.500%, 11/15/2013	10.74	50,854,603

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $467,801,178)	98.79%	$467,909,736

See notes to financial statements	(Concluded)

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

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2011

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$215,950,000	U.S. Treasury notes, 0.875%, 02/29/2012	28.71%	$216,236,809
218,390,000	U.S. Treasury notes, 0.375%, 08/31/2012	29.05	218,782,420
222,440,000	U.S. Treasury notes, 4.250%, 09/30/2012	30.44	229,234,847
50,710,000	U.S. Treasury notes, 0.500%, 11/30/2012	6.75	50,874,410

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $715,093,301)	94.95%	$715,128,486

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS/PERIODS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010

INVESTMENT INCOME — Interest income	$870,824	$2,072,015	$3,235,502

EXPENSES:
Brokerage and custodial fees	37,951,734	54,834,929	57,320,175
Administrative expenses	1,968,723	2,158,133	2,233,354
Custody fees	127,291	165,650	160,011
Management fees	651,848	571,739	143,533

Total expenses	40,699,596	57,730,451	59,857,073

NET INVESTMENT LOSS	(39,828,772)	(55,658,436)	(56,621,571)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(17,215,476)	(8,224,392)	87,904,542
Foreign exchange translation	32,225	(52,568)	352,202
Net change in unrealized:
Futures and forward currency contracts	(6,846,541)	(25,425,124)	42,259,414
Foreign exchange translation	35,618	(192,987)	(302,673)
Net gains (losses) from U.S. Treasury notes:
Realized	(56,600)	28,504	16,976
Net change in unrealized	73,373	(373,516)	(203,035)

Total net realized and unrealized gains (losses)	(23,977,401)	(34,240,083)	130,027,426

NET INCOME (LOSS)	(63,806,173)	(89,898,519)	73,405,855

LESS PROFIT SHARE TO MANAGING OWNER	-	1,385	262,695

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER	$(63,806,173)	$(89,899,904)	$73,143,160

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER PER UNIT OUTSTANDING (see Note 7):
Series 1 Unitholders	$(113.73)	$(139.10)	$102.20
Series 2 Unitholders	$(70.56)	$(88.62)	$72.46
Series 3 Unitholders	$(67.85)	$(85.70)	$131.36
Series 4 Unitholders	$(44.98)	$(58.92)	$50.68

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS/PERIODS ENDED DECEMBER 31, 2012, 2011 AND 2010

									New Profit Memo
	Series 1 Unitholders		Series 2 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount

TRUST CAPITAL — January 1, 2010	$865,980,227	714,519.974	$-	-	$2,236,811	1,831.292	$-	-	$-	-	$10,937,574	9,024.593	$879,154,612

Subscriptions	31,438,164	25,234.721	95,530	75.492	11,260,170	8,961.540	71,041	55.233	-	-	-	-	42,864,905
Redemptions	(100,149,285)	(81,345.253)	-	-	(387,647)	(311.730)	-	-	-	-	(1,962,829)	(1,528.360)	(102,499,761)
Additional units allocated*	-	1,813.074	-	-	-	-	-	-	-	0.022	-	615.248	-
Net income after profit share to
Managing Owner	70,377,586	-	6,427	-	1,069,450	-	4,408	-	134	-	1,685,155	-	73,143,160
Managing Owner’s profit share	-	-	-	-	-	-	-	-	262,695	199.974	-	-	262,695
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(262,829)	(199.996)	262,829	199.996	-

TRUST CAPITAL — December 31, 2010	867,646,692	660,222.516	101,957	75.492	14,178,784	10,481.102	75,449	55.233	-	-	10,922,729	8,311.477	892,925,611

Subscriptions	46,027,878	36,354.165	184,000	136.584	22,838,898	17,047.103	748,874	551.554	-	-	-	-	69,799,650
Redemptions	(116,664,030)	(94,309.154)	(28,299)	(21.339)	(2,145,759)	(1,665.085)	-	-	-	-	(801,260)	(679.866)	(119,639,348)
Additional units allocated*	-	1,729.069	-	-	-	-	-	-	-	0.050	-	575.288	-
Net loss after profit share to
Managing Owner	(87,273,146)	-	(16,960)	-	(2,100,691)	-	(31,196)	-	(126)	-	(477,785)	-	(89,899,904)
Managing Owner’s profit share	-	-	-	-	-	-	-	-	1,385	1.021	-	-	1,385
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(1,259)	(1.071)	1,259	1.071	-

TRUST CAPITAL — December 31, 2011	709,737,394	603,996.596	240,698	190.737	32,771,232	25,863.120	793,127	606.787	-	-	9,644,943	8,207.970	753,187,394

Subscriptions	19,701,253	17,742.243	75,000	63.612	10,382,897	8,662.304	949,215	737.186	-	-	-	-	31,108,365
Redemptions	(238,894,078)	(218,969.787)	(13,898)	(11.397)	(7,895,502)	(6,574.057)	(26,074)	(21.231)	-	-	-	-	(246,829,552)
Additional units allocated*	-	1,311.776	-	-	-	-	-	-	-	-	-	566.805	-
Net loss after profit share to Managing Owner	(61,677,100)	-	(12,353)	-	(1,737,974)	-	(46,823)	-	-	-	(331,923)	-	(63,806,173)

TRUST CAPITAL — December 31, 2012	$428,867,469	404,080.828	$289,447	242.952	$33,520,653	27,951.367	$1,669,445	1,322.742	$-	-	$9,313,020	8,774.775	$473,660,034

* Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS/PERIODS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012				2011				2010
	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2*	Series 3	Series 4*

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR/PERIOD)
Net income (loss) from operations:
Net investment loss (a)	$(76.05)	$(33.27)	$(30.39)	$(6.59)	$(85.22)	$(32.99)	$(29.80)	$(3.46)	$(82.06)	$(23.37)	$(27.90)	$(0.38)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	(37.70)	(37.52)	(37.60)	(38.53)	(53.38)	(54.87)	(55.16)	(54.83)	184.52	124.78	206.79	51.13
Net gains (losses) from U.S. Treasury notes (a)	0.02	0.23	0.14	0.14	(0.50)	(0.76)	(0.68)	(0.63)	(0.26)	(0.10)	(0.41)	(0.07)

Net income (loss) from operations	(113.73)	(70.56)	(67.85)	(44.98)	(139.10)	(88.62)	(85.64)	(58.92)	102.20	101.31	178.48	50.68

Less: profit share allocated to Managing Owner	0.00	0.00	0.00	0.00	0.00	0.00	0.06	0.00	0.00	28.85	47.12	0.00
Net income (loss) after profit share allocation	(113.73)	(70.56)	(67.85)	(44.98)	(139.10)	(88.62)	(85.70)	(58.92)	102.20	72.46	131.36	50.68

Net asset value, beginning of year/period	1,175.07	1,261.94	1,267.10	1,307.09	1,314.17	1,350.56	1,352.80	1,366.01	1,211.97	1,278.10	1,221.44	1,315.33

Net asset value, end of year/period	$1,061.34	$1,191.38	$1,199.25	$1,262.11	$1,175.07	$1,261.94	$1,267.10	$1,307.09	$1,314.17	$1,350.56	$1,352.80	$1,366.01

RATIOS TO AVERAGE TRUST CAPITAL:

Net investment loss	(6.96)%	(2.78)%	(2.52)%	(0.52)%	(6.78)%	(2.52)%	(2.27)%	(0.26)%	(6.66)%	(2.45)%	(2.19)%	(0.17)%

Total expenses	7.10	2.92	2.67	0.67	7.03	2.75	2.50	0.49	7.03	2.80	2.55	0.47
Profit share allocation	0.00	0.00	0.00	0.00	0.00	0.00	0.01	0.00	0.00	2.27	3.70	0.00
TOTAL EXPENSES AND PROFIT SHARE ALLOCATION	7.10	2.92	2.67	0.67	7.03	2.75	2.51	0.49	7.03	5.07	6.25	0.47

Total return before profit share allocation	(9.68)	(5.59)	(5.35)	(3.44)	(10.58)	(6.56)	(6.33)	(4.31)	8.43	7.20	13.71	3.85
Profit share allocation	0.00	0.00	0.00	0.00	0.00	0.00	(0.01)	0.00	0.00	(1.53)	(2.96)	0.00
TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(9.68)%	(5.59)%	(5.35)%	(3.44)%	(10.58)%	(6.56)%	(6.34)%	(4.31)%	8.43%	5.67%	10.75%	3.85%

* Series 2 units were first issued on April 1, 2010. Series 4 units were first issued on November 1, 2010. Net investment loss and total expense ratios for Series 2 and 4 for the periods ended December 31, 2010 have been annualized.

(a) Calculated based on the weighted average number of units during the year/period, see Note 7.

See notes to Financial Statements

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2012, 2011, and 2010

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

The Managing Owner has agreed to make additional capital contributions, subject to certain possible exceptions, in order to maintain its capital account at not less than 1% of the total outstanding capital contributions in the Trust (including the Managing Owner’s contributions) but in no event shall the Managing Owner invest less than $500,000. The Managing Owner and the holders (the “Unitholders”) of the Units of Beneficial Interest (“Units”) issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each before brokerage commissions, custodial fee, management fees and profit share allocations.

The Trust will dissolve on December 31, 2031 or at an earlier date if certain conditions occur set forth in the Fourth Amended and Restated Declaration of Trust and the Trust Agreement (the “Agreement”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted (“U.S. GAAP”) in the United States (the “U.S.”) as detailed in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”).

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

Income Taxes — The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2009 to 2012, for the U.S. Federal jurisdiction, the New York, Connecticut and Delaware State jurisdictions and the New York City jurisdiction, there are no uncertain tax positions. The Trust is treated as a limited partnership for federal and state income tax reporting purposes and therefore the Unitholders are responsible for the payment of taxes.

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

During the years ended December 31, 2012 and 2011, there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Trust’s investments by hierarchical level as of December 31, 2012 and 2011 in valuing the Trust’s investments at fair value. At December 31, 2012 and 2011, the Trust held no assets or liabilities classified in Level 3.

Financial Assets at Fair Value as of December 31, 2012

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$467,909,736	$-	$467,909,736
Short-term money market fund*	7,692,129	-	7,692,129
Exchange-traded futures contracts
Energies	(452,750)	-	(452,750)
Grains	(179,524)	-	(179,524)
Interest rates	2,126,546	-	2,126,546
Livestock	(11,590)	-	(11,590)
Metals	(714,969)	-	(714,969)
Softs	661,790	-	661,790
Stock indices	3,050,339	-	3,050,339

Total exchange-traded futures contracts	4,479,842	-	4,479,842

Over-the-counter forward currency contracts	-	650,722	650,722

Total futures and forward currency contracts (2)	4,479,842	650,722	5,130,564

Total financial assets at fair value	$480,081,707	$650,722	$480,732,429

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in brokers' trading accounts as collateral			$99,079,846
Investments in U.S. Treasury notes held in custody			368,829,890
Total investments in U.S. Treasury notes			$467,909,736

(2)
Net unrealized appreciation on futures and forward currency contracts			$8,445,476
Net unrealized depreciation on futures and forward currency contracts			(3,314,912)
Total unrealized appreciation on futures and forward currency contracts			$5,130,564

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets at Fair Value as of December 31, 2011

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$715,128,486	$-	$715,128,486
Short-term money market fund*	42,244,442	-	42,244,442
Exchange-traded futures contracts
Energies	1,259,549	-	1,259,549
Grains	(1,611,884)	-	(1,611,884)
Interest rates	8,374,610	-	8,374,610
Livestock	(24,710)	-	(24,710)
Metals	(704,941)	-	(704,941)
Softs	1,000,821	-	1,000,821
Stock indices	(684,905)	-	(684,905)

Total exchange-traded futures contracts	7,608,540	-	7,608,540

Over-the-counter forward currency contracts	-	4,368,565	4,368,565

Total futures and forward currency contracts (2)	7,608,540	4,368,565	11,977,105

Total financial assets at fair value	$764,981,468	$4,368,565	$769,350,033

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in brokers' trading accounts as collateral			$81,045,824
Investments in U.S. Treasury notes held in custody			634,082,662
Total investments in U.S. Treasury notes			$715,128,486

(2)
Net unrealized appreciation on futures and forward currency contracts			$12,894,380
Net unrealized depreciation on futures and forward currency contracts			(917,275)
Total unrealized appreciation on futures and forward currency contracts			$11,977,105

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Recent Accounting Standards —In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangement associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the Statements of Financial Condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Trust should also provide the disclosures retrospectively for all comparative periods presented. The Managing Owner does not expect adoption of ASU 2011-11 to materially impact the Trust’s financial statements.

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

For the years ended December 31, 2012, 2011 and 2010, brokerage and custodial fees were as follows:

	2012	2011	2010

Brokerage fees	$37,951,047	$54,834,417	$57,320,020
Custodial fees	687	512	155

Total	$37,951,734	$54,834,929	$57,320,175

During the year ended December 31, 2012, amounts paid to selling agents on Series 1 units sold subsequent to August 12, 2009 exceeded 9.5% of the gross offering proceeds of the Series 1 Units sold. As a result, amounts that otherwise would be paid to selling agents for that Series 1 Unit were instead rebated to the Trust for the benefit of all holders of Series 1 Units. The total amount rebated to the Trust during the year ended December 31, 2012, $36,144, is included in “Brokerage and custodial fees” in the Statements of Operations. No amount was rebated to the Trust during the years ended December 31, 2011 and 2010.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2012 and 2011, $11,982 and $801, respectively, of redemption charges were owed to the Managing Owner and are included in “Due to Managing Owner” in the Statements of Financial Condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2012, 2011 and 2010, were $117,082, $18,650 and $17,207, respectively.

4.	DUE FROM/TO BROKERS

At December 31, 2012 and 2011, due from and due to brokers balances in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward currency contracts which may be traded on an exchange or OTC.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $54,632,696 and $32,236,730 at December 31, 2012 and 2011, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)). The Trust ceased clearing trades through Newedge USA, LLC during September 2012. For all forward currency transactions, the Trust utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. dollars, is detailed below:

	December 31,
	2012		2011
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$(1,068,159)	(20.82)%	$1,181,145	9.86%
British pound	(281,809)	(5.49)	268,046	2.24
Canadian dollar	(27,452)	(0.54)	793,734	6.63
Czech koruna	150,986	2.94	148,481	1.24
Euro	3,057,320	59.59	3,382,866	28.24
Hong Kong dollar	246,176	4.80	(29,417)	(0.25)
Hungarian forint	(1,002,638)	(19.54)	115,728	0.97
Japanese yen	1,874,035	36.53	2,674,868	22.33
Korean won	12,927	0.25	(187,989)	(1.57)
Mexican peso	6,688	0.13	(537)	(0.00)
New Zealand dollar	-	-	551,053	4.60
Norwegian krone	(19,932)	(0.39)	(878,248)	(7.33)
Polish zloty	357,590	6.97	(29,114)	(0.24)
Romanian leu	32,777	0.64	28,100	0.23
Singapore dollar	20,514	0.40	84,101	0.70
South African rand	(18,651)	(0.36)	(9,218)	(0.08)
Swedish krona	(208,663)	(4.07)	(328,241)	(2.74)
Swiss franc	(17,268)	(0.34)	607,933	5.08
Taiwan dollar	28,683	0.56	(148,333)	(1.24)
Thai baht	49,652	0.97	6,878	0.06
Turkish lira	(67,516)	(1.32)	(55,283)	(0.46)
U .S. dollar	2,005,304	39.09	3,800,552	31.73

Total	$5,130,564	100.00%	$11,977,105	100.00%

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

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2012 and 2011 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2012 and 2011. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2012

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$2,595,897	$(18,609)	$176,518	$(3,206,556)	$(452,750)
Grains	-	(404,470)	245,396	(20,450)	(179,524)
Interest rates	3,807,256	(1,713,036)	32,326	-	2,126,546
Livestock	-	-	-	(11,590)	(11,590)
Metals	294,790	(112,216)	3,470	(901,013)	(714,969)
Softs	14,300	-	820,793	(173,303)	661,790
Stock indices	3,561,052	(403,863)	-	(106,850)	3,050,339

Total futures contracts	10,273,295	(2,652,194)	1,278,503	(4,419,762)	4,479,842

Forward currency contracts	5,057,295	(6,006,856)	6,000,398	(4,400,115)	650,722

Total futures and forward currency contracts	$15,330,590	$(8,659,050)	$7,278,901	$(8,819,877)	$5,130,564

Fair Value of Futures and Forward Currency Contracts at December 31, 2011

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$20,943	$(338,884)	$1,602,200	$(24,710)	$1,259,549
Grains	740,413	-	-	(2,352,297)	(1,611,884)
Interest rates	8,941,748	(490,379)	15,566	(92,325)	8,374,610
Livestock	-	-	43,060	(67,770)	(24,710)
Metals	184,553	(1,266,925)	1,913,004	(1,535,573)	(704,941)
Softs	6,843	(413,145)	1,560,188	(153,065)	1,000,821
Stock indices	-	(36,565)	968,194	(1,616,534)	(684,905)

Total futures contracts	9,894,500	(2,545,898)	6,102,212	(5,842,274)	7,608,540

Forward currency contracts	2,688,904	(3,722,609)	8,706,240	(3,303,970)	4,368,565

Total futures and forward currency contracts	$12,583,404	$(6,268,507)	$14,808,452	$(9,146,244)	$11,977,105

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2012, 2011 and 2010 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Sector	2012	2011	2010

Futures contracts:
Energies	$(9,616,856)	$7,688,026	$(6,296,617)
Grains	(7,690,728)	(10,817,032)	14,680,492
Interest rates	24,444,275	74,456,429	78,525,936
Livestock	(1,158,380)	(2,910,290)	(531,000)
Metals	(12,773,525)	(974,007)	12,922,817
Softs	3,389,662	(1,791,425)	7,618,692
Stock indices	(3,683,359)	(66,244,167)	(2,020,460)

Total futures contracts	(7,088,911)	(592,466)	104,899,860

Forward currency contracts	(16,973,106)	(33,057,050)	25,264,096

Total futures and forward currency contracts	$(24,062,017)	$(33,649,516)	$130,163,956

The following table presents average notional value by sector in U.S. dollars of open futures and forward currency contracts for the years ended December 31, 2012, 2011 and 2010. The Trust’s average Net Asset Value during 2012, 2011 and 2010 was approximately and $603,000,000, $851,000,000 and $866,000,000, respectively.

	2012		2011		2010
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$74,820,385	$88,376,901	$127,381,359	$48,647,953	$183,992,274	$116,768,010
Grains	26,413,270	21,155,358	53,980,643	40,497,833	57,678,838	40,281,856
Interest rates	1,392,478,396	13,707,348	1,079,809,596	61,557,330	1,274,911,920	47,891,170
Livestock	-	6,183,656	5,927,944	7,597,444	16,433,746	5,323,786
Metals	24,635,116	47,230,107	81,393,624	40,499,934	115,309,169	11,071,090
Softs	3,769,785	27,166,883	17,865,981	10,367,157	29,206,211	7,135,608
Stock indices	195,268,153	67,827,053	244,479,325	70,839,469	478,292,206	14,482,348

Total futures contracts	1,717,385,105	271,647,306	1,610,838,472	280,007,120	2,155,824,364	242,953,868

Forward currency contracts	431,007,736	367,222,250	714,484,864	292,797,211	876,153,841	358,871,897

Total average notional	$2,148,392,841	$638,869,556	$2,325,323,336	$572,804,331	$3,031,978,205	$601,825,765

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. dollars at each quarter-end during 2012, 2011 and 2010. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

7.	FINANCIAL HIGHLIGHTS

Per Unit operating performance for Series 1, 2, 3 and 4 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the period/year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,
	2012		2011		2010		Date of first issuance

Series 1	512,141.713	(1)	645,173.947	(1)	687,898.790	(1)	July 23, 2001
Series 2	228.982	(1)	156.318	(1)	64.584	(2)	April 1, 2010
Series 3	26,798.935	(1)	21,549.160	(1)	5,536.921	(1)	September 1, 2009
Series 4	1,241.673	(1)	532.525	(1)	34.462	(3)	November 1, 2010

(1) January 1 - December 31

(2) April 1 - December 31

(3) November 1 - December 31

Returns and ratios are calculated for each Series taken as a whole. An individual Unitholder’s per unit operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1) custodial fee (for Series 2), management fee (for Series 2 and 3) and profit share allocation arrangements. Net investment loss and total expense ratios have been annualized for reporting periods consisting of less than twelve months.

8.	REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2011, a redemption payable of $1,259 was related to profit share allocated to the Managing Owner at year-end and redeemed. There was no redemption payable to the Managing Owner at December 31, 2012.

* * * * * *

- 22 -