Form 10-K, Exhibit 13
period 2013-12-31
GLOBAL MACRO TRUST
filed 2014-03-27
CIK 1145765

Global Macro Trust

(A Delaware Statutory Trust)

Financial Statements for the Years Ended December 31, 2013, 2012 and 2011, and Report of Independent Registered Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page(s)
AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 and 2011:

Statements of Financial Condition	2

Condensed Schedules of Investments	3-6

Statements of Operations	7

Statements of Changes in Trust Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10-28

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2013 and 2012, and the related Statements of Operations, Changes in Trust Capital, and Financial Highlights for each of the three years in the period ended December 31, 2013 are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of operations, changes in trust capital and the financial highlights for each of the three years in the period ended December 31, 2013. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2013, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust as of December 31, 2013 and 2012, the results of its operations, changes in its trust capital and the financial highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 20, 2014

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $71,463,383 and $99,057,395)	$71,472,453	$99,079,846
Net unrealized appreciation on open futures and forward currency contracts	7,842,259	8,445,476
Due from brokers	4,384,023	8,002,955
Cash denominated in foreign currencies (cost $8,299,507 and $4,308,932)	8,309,276	4,327,157

Total equity in trading accounts	92,008,011	119,855,434

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $205,231,935 and $368,743,783)	205,256,695	368,829,890

CASH AND CASH EQUIVALENTS	8,447,500	8,138,415

ACCRUED INTEREST RECEIVABLE	622,175	2,436,662

TOTAL	$306,334,381	$499,260,401

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$641,973	$883,797
Net unrealized depreciation on open futures and forward currency contracts	544,585	3,314,912
Due to Managing Owner	536	142,003
Accrued brokerage fees	1,444,229	2,427,117
Accrued management fees	37,971	57,790
Redemptions payable to Unitholders	10,798,213	16,282,107
Accrued expenses	242,308	171,645
Cash denominated in foreign currencies (cost $0 and -$1,234,117)	-‘	1,267,184
Due to brokers	4,386,837	1,053,812

Total liabilities	18,096,652	25,600,367

TRUST CAPITAL:
Managing Owner interest (7,168.282 and 8,774.775 units outstanding)	6,833,096	9,313,020
Series 1 Unitholders (269,666.902 and 404,080.828 units outstanding)	257,057,401	428,867,469
Series 2 Unitholders (139.796 and 242.952 units outstanding)	156,016	289,447
Series 3 Unitholders (19,432.989 and 27,951.367 units outstanding)	21,885,706	33,520,653
Series 4 Unitholders (1,906.624 and 1,322.742 units outstanding)	2,305,510	1,669,445

Total trust capital	288,237,729	473,660,034

TOTAL	$306,334,381	$499,260,401

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$953.24	$1,061.34
Series 2 Unitholders	$1,116.03	$1,191.38
Series 3 Unitholders	$1,126.21	$1,199.25
Series 4 Unitholders	$1,209.21	$1,262.11

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2013

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	(0.06)%	$(175,907)
Grains	(0.30)	(852,934)
Interest rates	(0.80)	(2,295,130)
Livestock	0.02	51,710
Metals	1.33	3,829,439
Softs	(0.02)	(70,129)
Stock indices	2.58	7,439,892

Total long futures contracts	2.75	7,926,941

Short futures contracts:
Energies	(0.05)	(146,735)
Grains	0.24	687,063
Interest rates:
5 Year U.S. Treasury Note (-610 contracts, settlement date March 2014)	0.00	10,508
10 Year U.S. Treasury Note (-108 contracts, settlement date March 2014)	0.00	14,063
Other interest rates	(0.04)	(139,609)
Total interest rates	(0.04)	(115,038)

Livestock	(0.01)	(18,670)
Metals	(0.46)	(1,340,658)
Softs	0.03	98,528
Stock indices	0.05	153,580

Total short futures contracts	(0.24)	(681,930)

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	2.51	7,245,011

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.09)	(269,086)
Total short forward currency contracts	0.11	321,749

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS-Net	0.02	52,663

TOTAL	2.53%	$7,297,674

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2013

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$74,100,000	U.S. Treasury notes, 1.250%, 03/15/2014	25.77%	$74,276,567
50,710,000	U.S. Treasury notes, 1.000%, 05/15/2014	17.65	50,881,344
78,060,000	U.S. Treasury notes, 0.625%, 07/15/2014	27.16	78,282,593
73,220,000	U.S. Treasury notes, 0.250%, 09/15/2014	25.43	73,288,644

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $276,695,318)	96.01%	$276,729,148

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2012

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.54%	$ 2,577,288’
Grains	(0.09)	(404,470)
Interest rates:
2 Year U.S. Treasury Note (4,077 contracts, settlement date March 2013)	0.06	292,341
5 Year U.S. Treasury Note (1,181 contracts, settlement date March 2013)	(0.01)	(47,455)
10 Year U.S. Treasury Note (545 contracts, settlement date March 2013)	(0.02)	(111,109)
30 Year U.S. Treasury Bond (105 contracts, settlement date March 2013)	(0.01)	(40,844)
Other interest rates	0.42	2,001,287

Total interest rates	0.44	2,094,220

Metals	0.04	182,574
Softs	0.00	14,300
Stock indices	0.67	3,157,189

Total long futures contracts	1.60	7,621,101

Short futures contracts:
Energies	(0.64)	(3,030,038)
Grains	0.04	224,946
Interest rates	0.01	32,326
Livestock	(0.00)	(11,590)
Metals	(0.19)	(897,543)
Softs	0.14	647,490
Stock indices	(0.02)	(106,850)

Total short futures contracts	(0.66)	(3,141,259)

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	0.94	4,479,842

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.20)	(949,561)
Total short forward currency contracts	0.34	1,600,283

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS-Net	0.14	650,722

TOTAL	1.08%	$5,130,564

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2012

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$137,850,000	U.S. Treasury notes, 0.625%, 02/28/2013	29.13%	$137,973,850
146,530,000	U.S. Treasury notes, 3.375%, 07/31/2013	31.51	149,271,714
129,840,000	U.S. Treasury notes, 0.125%, 09/30/2013	27.41	129,809,569
50,710,000	U.S. Treasury notes, 0.500%, 11/15/2013	10.74	50,854,603

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $467,801,178)	98.79%	$467,909,736

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011

INVESTMENT INCOME — Interest income	$640,996	$870,824	$2,072,015

EXPENSES:
Brokerage and custodial fees	23,947,630	37,951,734	54,834,929
Administrative expenses	1,692,114	1,968,723	2,158,133
Custody fees	85,695	127,291	165,650
Management fees	574,919	651,848	571,739

Total expenses	26,300,358	40,699,596	57,730,451

NET INVESTMENT LOSS	(25,659,362)	(39,828,772)	(55,658,436)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(16,102,920)	(17,215,476)	(8,224,392)
Foreign exchange translation	(279,960)	32,225	(52,568)
Net change in unrealized:
Futures and forward currency contracts	2,167,110	(6,846,541)	(25,425,124)
Foreign exchange translation	24,611	35,618	(192,987)
Net gains (losses) from U.S. Treasury notes:
Realized	21,695	(56,600)	28,504
Net change in unrealized	(74,728)	73,373	(373,516)

Total net realized and unrealized losses	(14,244,192)	(23,977,401)	(34,240,083)

NET LOSS	(39,903,554)	(63,806,173)	(89,898,519)

LESS PROFIT SHARE TO MANAGING OWNER	-‘	-‘	1,385

NET LOSS AFTER PROFIT SHARE TO
MANAGING OWNER	$(39,903,554)	$(63,806,173)	$(89,899,904)

NET LOSS AFTER PROFIT SHARE TO MANAGING
OWNER PER UNIT OUTSTANDING (see Note 7):
Series 1 Unitholders	$(108.10)	$(113.73)	$(139.10)
Series 2 Unitholders	$(75.35)	$(70.56)	$(88.62)
Series 3 Unitholders	$(73.04)	$(67.85)	$(85.70)
Series 4 Unitholders	$(52.90)	$(44.98)	$(58.92)

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

									New Profit Memo
	Series 1 Unitholders		Series 2 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount

TRUST CAPITAL — January 1, 2011	$867,646,692	660,222.516	$101,957	75.492	$14,178,784	10,481.102	$75,449	55.233	$-	-	$10,922,729	8,311.477	$892,925,611

Subscriptions	46,027,878	36,354.165	184,000	136.584	22,838,898	17,047.103	748,874	551.554	-	-	-	-	69,799,650
Redemptions	(116,664,030)	(94,309.154)	(28,299)	(21.339)	(2,145,759)	(1,665.085)	-	-	-	-	(801,260)	(679.866)	(119,639,348)
Additional units allocated*	-	1,729.069	-	-	-	-	-	-	-	0.050	-	575.288	-
Net loss after profit share to Managing Owner	(87,273,146)	-	(16,960)	-	(2,100,691)	-	(31,196)	-	(126)	-	(477,785)	-	(89,899,904)
Managing Owner’s profit share	-	-	-	-	-	-	-	-	1,385	1.021	-	-	1,385
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(1,259)	(1.071)	1,259	1.071	-

TRUST CAPITAL — December 31, 2011	709,737,394	603,996.596	240,698	190.737	32,771,232	25,863.120	793,127	606.787	-	-	9,644,943	8,207.970	753,187,394

Subscriptions	19,701,253	17,742.243	75,000	63.612	10,382,897	8,662.304	949,215	737.186	-	-	-	-	31,108,365
Redemptions	(238,894,078)	(218,969.787)	(13,898)	(11.397)	(7,895,502)	(6,574.057)	(26,074)	(21.231)	-	-	-	-	(246,829,552)
Additional units allocated*	-	1,311.776	-	-	-	-	-	-	-	-	-	566.805	-
Net loss	(61,677,100)	-	(12,353)	-	(1,737,974)	-	(46,823)	-	-	-	(331,923)	-	(63,806,173)

TRUST CAPITAL — December 31, 2012	428,867,469	404,080.828	289,447	242.952	33,520,653	27,951.367	1,669,445	1,322.742	-	-	9,313,020	8,774.775	473,660,034

Subscriptions	3,924,900	3,821.577	-	-	4,897,900	4,260.521	750,479	593.229	-	-	-	-	9,573,279
Redemptions	(138,233,578)	(139,022.344)	(120,908)	(103.156)	(14,626,307)	(12,778.899)	(11,237)	(9.347)	-	-	(2,100,000)	(2,166.848)	(155,092,030)
Additional units allocated*	-	786.841	-	-	-	-	-	-	-	-	-	560.355	-
Net loss	(37,501,390)	-	(12,523)	-	(1,906,540)	-	(103,177)	-	-	-	(379,924)	-	(39,903,554)

TRUST CAPITAL — December 31, 2013	$257,057,401	269,666.902	$156,016	139.796	$21,885,706	19,432.989	$2,305,510	1,906.624	$-	-	$6,833,096	7,168.282	$288,237,729

* Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013				2012				2011
	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR)
Net loss from operations:
Net investment loss (a)	$(70.97)	$(35.21)	$(32.48)	$(9.80)	$(76.05)	$(33.27)	$(30.39)	$(6.59)	$(85.22)	$(32.99)	$(29.80)	$(3.46)
Net realized and unrealized losses on trading of futures and forward currency contracts	(36.99)	(40.01)	(40.41)	(42.89)	(37.70)	(37.52)	(37.60)	(38.53)	(53.38)	(54.87)	(55.16)	(54.83)
Net gains (losses) from U.S. Treasury notes (a)	(0.14)	(0.13)	(0.15)	(0.21)	0.02	0.23	0.14	0.14	(0.50)	(0.76)	(0.68)	(0.63)

Net loss from operations	(108.10)	(75.35)	(73.04)	(52.90)	(113.73)	(70.56)	(67.85)	(44.98)	(139.10)	(88.62)	(85.64)	(58.92)

Less: profit share allocated to Managing Owner	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.06	0.00
Net loss after profit share allocation	(108.10)	(75.35)	(73.04)	(52.90)	(113.73)	(70.56)	(67.85)	(44.98)	(139.10)	(88.62)	(85.70)	(58.92)

Net asset value, beginning of year	1,061.34	1,191.38	1,199.25	1,262.11	1,175.07	1,261.94	1,267.10	1,307.09	1,314.17	1,350.56	1,352.80	1,366.01

Net asset value, end of year	$953.24	$1,116.03	$1,126.21	$1,209.21	$1,061.34	$1,191.38	$1,199.25	$1,262.11	$1,175.07	$1,261.94	$1,267.10	$1,307.09

RATIOS TO AVERAGE TRUST CAPITAL:

Net investment loss	(7.04)%	(3.03)%	(2.79)%	(0.79)%	(6.96)%	(2.78)%	(2.52)%	(0.52)%	(6.78)%	(2.52)%	(2.27)%	(0.26)%

Total expenses	7.20	3.20	2.95	0.95	7.10	2.92	2.67	0.67	7.03	2.75	2.50	0.49
Profit share allocation	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.01	0.00
TOTAL EXPENSES AND PROFIT SHARE ALLOCATION	7.20	3.20	2.95	0.95	7.10	2.92	2.67	0.67	7.03	2.75	2.51	0.49

Total return before profit share allocation	(10.19)	(6.32)	(6.09)	(4.19)	(9.68)	(5.59)	(5.35)	(3.44)	(10.58)	(6.56)	(6.33)	(4.31)
Profit share allocation	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	(0.01)	0.00
TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(10.19)%	(6.32)%	(6.09)%	(4.19)%	(9.68)%	(5.59)%	(5.35)%	(3.44)%	(10.58)%	(6.56)%	(6.34)%	(4.31)%

(a) Calculated based on the weighted average number of units during the year, see Note 7.

See notes to financial statements

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

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

Cash Denominated in Foreign Currencies — Includes foreign currency cash held at the Trust’s trading counterparties.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at prevailing exchange rates of such currencies. Purchases and sales of investments are translated to U.S. dollars at the exchange rate prevailing when such transactions occurred.

Income Taxes — The Trust is treated as a limited partnership for federal and state income tax reporting purposes. Accordingly, the Trust prepares calendar year U.S. federal and applicable state tax returns and reports to the Unitholders their allocable shares of the Trust’s income, expenses and trading gains or losses. No provision for income taxes has been made in the accompanying financial statements as the Unitholders are responsible for the payment of taxes.

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2010 to 2013, the Managing Owner has determined that no reserves for uncertain tax positions were required.

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

Spot currency contracts are valued based on current market prices (“Spot Price”). Forward currency contracts are valued based on pricing models that consider the Spot Price plus the financing cost or benefit (“Forward Point”). Forward Points from the quotation service providers are generally in periods of one month, two months, three months, six months, nine months and twelve months forward while the contractual forward delivery dates for the forward currency contracts traded by the Trust may be in between these periods. The Managing Owner’s policy to determine fair value for forward currency contracts involves first calculating the number of months from the date the forward currency contract is being valued to its maturity date (“Months to Maturity”), then identifying the forward currency contracts for the two forward months that are closest to the Months to Maturity (“Forward Month Contracts”). Linear interpolation is then performed between the dates of these two Forward Month Contracts to calculate the interpolated forward point. Model inputs can generally be verified and model selection does not involve significant management judgment. Such instruments are typically classified within Level 2 of the fair value hierarchy.

During the years ended December 31, 2013 and 2012, there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Trust’s investments by hierarchical level as of December 31, 2013 and 2012 in valuing the Trust’s investments at fair value. At December 31, 2013 and 2012, the Trust held no assets or liabilities classified in Level 3.

Financial Assets and Liabilities at Fair Value as of December 31, 2013

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$276,729,148	$-	$276,729,148
Short-term money market fund*	8,281,834	-‘	8,281,834
Exchange-traded futures contracts
Energies	(322,642)	-‘	(322,642)
Grains	(165,871)	-‘	(165,871)
Interest rates	(2,410,168)	-‘	(2,410,168)
Livestock	33,040	-‘	33,040
Metals	2,488,781	-‘	2,488,781
Softs	28,399	-‘	28,399
Stock indices	7,593,472	-‘	7,593,472

Total exchange-traded futures contracts	7,245,011	-‘	7,245,011

Over-the-counter forward currency contracts	-‘	52,663	52,663

Total futures and forward currency contracts (2)	7,245,011	52,663	7,297,674

Total financial assets at fair value	$292,255,993	$52,663	$292,308,656

Per line item in the Statements of Financial Condition

(1)
Investments in U.S. Treasury notes held in equity trading accounts (as collateral)	$71,472,453
Investments in U.S. Treasury notes	205,256,695
Total investments in U.S. Treasury notes	$276,729,148

(2)
Net unrealized appreciation on open futures and forward currency contracts	$7,842,259
Net unrealized depreciation on open futures and forward currency contracts	(544,585)
Total unrealized appreciation on open futures and forward currency contracts	$7,297,674

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets and Liabilities at Fair Value as of December 31, 2012

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$467,909,736	$-	$467,909,736
Short-term money market fund*	7,692,129	-‘	7,692,129
Exchange-traded futures contracts
Energies	(452,750)	-‘	(452,750)
Grains	(179,524)	-‘	(179,524)
Interest rates	2,126,546	-‘	2,126,546
Livestock	(11,590)	-‘	(11,590)
Metals	(714,969)	-‘	(714,969)
Softs	661,790	-‘	661,790
Stock indices	3,050,339	-‘	3,050,339

Total exchange-traded futures contracts	4,479,842	-‘	4,479,842

Over-the-counter forward currency contracts	-‘	650,722	650,722

Total futures and forward currency contracts (2)	4,479,842	650,722	5,130,564

Total financial assets at fair value	$480,081,707	$650,722	$480,732,429

Per line item in the Statements of Financial Condition

(1)
Investments in U.S. Treasury notes held in equity trading accounts (as collateral)	$99,079,846
Investments in U.S. Treasury notes	368,829,890
Total investments in U.S. Treasury notes	$467,909,736

(2)
Net unrealized appreciation on open futures and forward currency contracts	$8,445,476
Net unrealized depreciation on open futures and forward currency contracts	(3,314,912)
Total unrealized appreciation on open futures and forward currency contracts	$5,130,564

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	TRUST AGREEMENT

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

For the years ended December 31, 2013, 2012 and 2011, brokerage and custodial fees were as follows:

	2013	2012	2011

Brokerage fees	$23,947,088	$37,951,047	$54,834,417
Custodial fees	542	687	512

Total	$23,947,630	$37,951,734	$54,834,929

During the years ended December 31, 2013 and 2012, amounts paid to selling agents on Series 1 units sold subsequent to August 12, 2009 exceeded 9.5% of the gross offering proceeds of the Series 1 Units sold. As a result, amounts that otherwise would be paid to selling agents for that Series 1 Unit were instead rebated to the Trust for the benefit of all holders of Series 1 Units. The total amounts rebated to the Trust during the years ended December 31, 2013 and 2012, $150,686 and $36,144, respectively, are included in “Brokerage and custodial fees” in the Statements of Operations. No amount was rebated to the Trust during the year ended December 31, 2011.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2013 and 2012, $536 and $11,982, respectively, of redemption charges were owed to the Managing Owner and are included in “Due to Managing Owner” in the Statements of Financial Condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2013, 2012 and 2011, were $13,706, $117,082 and $18,650, respectively.

4.	DUE FROM/TO BROKERS

At December 31, 2013 and 2012, due from and due to brokers balances in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $24,711,870 and $54,632,696 at December 31, 2013 and 2012, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)), collectively the “Futures Clearing Brokers.” The Trust ceased clearing trades through Credit Suisse (USA) LLC during July 2013, Merrill Lynch, Pierce, Fenner & Smith Incorporated during June 2013 and Newedge USA, LLC during September 2012. For all forward currency transactions, the Trust utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC, collectively the “FX Prime Brokers.”

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. dollars, is detailed below:

	December 31,
	2013		2012
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$601,558	8.24%	$(1,068,159)	(20.82)%
British pound	200,024	2.74	(281,809)	(5.49)
Canadian dollar	413,483	5.67	(27,452)	(0.54)
Czech koruna	(10,705)	(0.15)	150,986	2.94
Euro	1,804,353	24.73	3,057,320	59.59
Hong Kong dollar	310,030	4.25	246,176	4.80
Hungarian forint	17,183	0.24	(1,002,638)	(19.54)
Japanese yen	1,148,992	15.74	1,874,035	36.53
Korean won	210,778	2.89	12,927	0.25
Malaysian ringgit	32,728	0.45	- ‘	-‘
Mexican peso	-‘	-‘	6,688	0.13
Norwegian krone	(35,963)	(0.49)	(19,932)	(0.39)
Polish zloty	99,571	1.36	357,590	6.97
Romanian leu	-‘	-‘	32,777	0.64
Singapore dollar	92,918	1.27	20,514	0.40
South African rand	402,690	5.52	(18,651)	(0.36)
Swedish krona	(83,625)	(1.15)	(208,663)	(4.07)
Swiss franc	-‘	-‘	(17,268)	(0.34)
Taiwan dollar	-‘	-‘	28,683	0.56
Thai baht	-‘	-‘	49,652	0.97
Turkish lira	601,652	8.24	(67,516)	(1.32)
U.S. dollar	1,492,007	20.45	2,005,304	39.09

Total	$7,297,674	100.00%	$5,130,564	100.00%

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

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2013 and 2012 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2013 and 2012. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2013

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$388,742	$(564,649)	$141,550	$(288,285)	$(322,642)
Grains	11,122	(864,056)	699,110	(12,047)	(165,871)
Interest rates	353,905	(2,649,035)	113,396	(228,434)	(2,410,168)
Livestock	55,840	(4,130)	6,860	(25,530)	33,040
Metals	4,158,465	(329,026)	153,641	(1,494,299)	2,488,781
Softs	15,020	(85,149)	129,991	(31,463)	28,399
Stock indices	7,480,395	(40,503)	179,079	(25,499)	7,593,472

Total futures contracts	12,463,489	(4,536,548)	1,423,627	(2,105,557)	7,245,011

Forward currency contracts	2,348,138	(2,617,224)	937,404	(615,655)	52,663

Total futures and forward currency contracts	$14,811,627	$(7,153,772)	$2,361,031	$(2,721,212)	$7,297,674

Fair Value of Futures and Forward Currency Contracts at December 31, 2012

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$2,595,897	$(18,609)	$176,518	$(3,206,556)	$(452,750)
Grains	-‘	(404,470)	245,396	(20,450)	(179,524)
Interest rates	3,807,256	(1,713,036)	32,326	-‘	2,126,546
Livestock	-‘	-‘	-‘	(11,590)	(11,590)
Metals	294,790	(112,216)	3,470	(901,013)	(714,969)
Softs	14,300	-‘	820,793	(173,303)	661,790
Stock indices	3,561,052	(403,863)	-‘	(106,850)	3,050,339

Total futures contracts	10,273,295	(2,652,194)	1,278,503	(4,419,762)	4,479,842

Forward currency contracts	5,057,295	(6,006,856)	6,000,398	(4,400,115)	650,722

Total futures and forward currency contracts	$15,330,590	$(8,659,050)	$7,278,901	$(8,819,877)	$5,130,564

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2013, 2012 and 2011 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2013, 2012 and 2011

Sector	2013	2012	2011

Futures contracts:
Energies	$(9,244,714)	$(9,616,856)	$7,688,026
Grains	2,931,562	(7,690,728)	(10,817,032)
Interest rates	(31,272,082)	24,444,275	74,456,429
Livestock	47,540	(1,158,380)	(2,910,290)
Metals	(3,039,993)	(12,773,525)	(974,007)
Softs	1,364,117	3,389,662	(1,791,425)
Stock indices	41,701,461	(3,683,359)	(66,244,167)

Total futures contracts	2,487,891	(7,088,911)	(592,466)

Forward currency contracts	(16,423,701)	(16,973,106)	(33,057,050)

Total futures and forward currency contracts	$(13,935,810)	$(24,062,017)	$(33,649,516)

The following table presents average notional value by sector in U.S. dollars of open futures and forward currency contracts for the years ended December 31, 2013, 2012 and 2011. The Trust’s average net asset value for the years ended 2013, 2012 and 2011 was approximately $392,000,000, $603,000,000 and $851,000,000, respectively.

	2013		2012		2011
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$71,637,547	$48,300,516	$74,820,385	$88,376,901	$127,381,359	$48,647,953
Grains	25,104,204	28,410,091	26,413,270	21,155,358	53,980,643	40,497,833
Interest rates	763,634,747	98,936,097	1,392,478,396	13,707,348	1,079,809,596	61,557,330
Livestock	3,945,350	7,746,144	-‘	6,183,656	5,927,944	7,597,444
Metals	34,532,110	36,657,310	24,635,116	47,230,107	81,393,624	40,499,934
Softs	9,004,985	17,986,347	3,769,785	27,166,883	17,865,981	10,367,157
Stock indices	394,409,752	4,163,167	195,268,153	67,827,053	244,479,325	70,839,469

Total futures contracts	1,302,268,695	242,199,672	1,717,385,105	271,647,306	1,610,838,472	280,007,120

Forward currency contracts	395,040,766	138,986,355	431,007,736	367,222,250	714,484,864	292,797,211

Total average notional	$1,697,309,461	$381,186,027	$2,148,392,841	$638,869,556	$2,325,323,336	$572,804,331

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. dollars at each quarter-end during 2013, 2012 and 2011. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

The customer agreements between the Trust, the Futures Clearing Brokers and the FX Prime Brokers gives the Trust the legal right to net unrealized gains and losses on open futures and foreign currency contracts. The Trust netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward currency contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

On January 1, 2013, the Trust adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the Statement of Financial Position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The new guidance did not have a significant impact on the Trust’s financial statements.

The following tables summarize the valuation of the Trust’s investments as December 31, 2013 and 2012.

Offsetting of derivative assets and liabilities at December 31, 2013

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty A	$3,555,891	$(1,239,418)	$2,316,473
Counterparty C	6,832,140	(3,220,492)	3,611,648
Counterparty D	3,499,085	(2,182,195)	1,316,890
Total futures contracts	13,887,116	(6,642,105)	7,245,011

Forward currency contracts
Counterparty F	1,074,713	(695,295)	379,418
Counterparty G	487,686	(269,856)	217,830
Total forward currency contracts	1,562,399	(965,151)	597,248

Total assets	$15,449,515	$(7,607,256)	$7,842,259

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts
Counterparty H	$2,267,728	$(1,723,143)	$544,585

Total liabilities	$2,267,728	$(1,723,143)	$544,585

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)(4)

Counterparty A	$2,316,473	$-	$(2,316,473)	$-
Counterparty C	3,611,648	-‘	(3,611,648)	-
Counterparty D	1,316,890	-‘	(1,316,890)	-
Counterparty F	379,418	-‘	(379,418)	-
Counterparty G	217,830	-‘	(217,830)	-

Total	$7,842,259	$-	$(7,842,259)	$-

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(3)(4)

Counterparty H	$544,585	$-	$(544,585)	$-

Total	$544,585	$-	$(544,585)	$-

(1)	Collateral received and pledged includes both cash and U.S. Treasury notes held at each respective broker.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statement of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2013.
(4)	Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2013.

(Concluded)

Offsetting of derivative assets and liabilities at December 31, 2012

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty A	$1,550,563	$(867,571)	$682,992
Counterparty B	6,033,303	(3,024,836)	3,008,467
Counterparty D	1,646,682	(608,619)	1,038,063
Counterparty E	1,341,846	(921,044)	420,802
Total futures contracts	10,572,394	(5,422,070)	5,150,324

Forward currency contracts
Counterparty F	4,720,102	(1,654,404)	3,065,698
Counterparty G	349,956	(120,502)	229,454
Total forward currency contracts	5,070,058	(1,774,906)	3,295,152

Total assets	$15,642,452	$(7,196,976)	$8,445,476

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Futures contracts
Counterparty C	$2,662,957	$(1,992,475)	$670,482

Forward currency contracts
Counterparty H	9,700,722	(7,056,292)	2,644,430

Total liabilities	$12,363,679	$(9,048,767)	$3,314,912

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)(4)

Counterparty A	$682,992	$-	$(682,992)	$-
Counterparty B	3,008,467	-‘	(3,008,467)	-
Counterparty D	1,038,063	-‘	(1,038,063)	-
Counterparty E	420,802	-‘	(420,802)	-
Counterparty F	3,065,698	-‘	(3,065,698)	-
Counterparty G	229,454	-‘	(229,454)	-

Total	$8,445,476	$-	$(8,445,476)	$-

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(3)(4)

Counterparty C	$670,482	$-	$(670,482)	$-
Counterparty H	2,644,430	-	(2,644,430)	-

Total	$3,314,912	$-	$(3,314,912)	$-

(1)	Collateral received and pledged includes both cash and U.S. Treasury notes held at each respective broker.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statement of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2012.
(4)	Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2012.

(Concluded)

7.	FINANCIAL HIGHLIGHTS

Per Unit operating performance for Series 1, 2, 3 and 4 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,			Date of first issuance
	2013	2012	2011

Series 1	349,050.340	512,141.713	645,173.947	July 23, 2001
Series 2	186.285	228.982	156.318	April 1, 2010
Series 3	24,444.217	26,798.935	21,549.160	September 1, 2009
Series 4	1,861.921	1,241.673	532.525	November 1, 2010

Returns and ratios are calculated for each Series taken as a whole. An individual Unitholder’s per unit operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1) custodial fee (for Series 2), management fee (for Series 2 and 3) and profit share allocation arrangements.

8.	SUBSEQUENT EVENTS

During the period from January 1, 2014 to March 20, 2014, subscriptions of $836,118 were made to the Trust and redemptions of $21,214,184 were made from the Trust.

- 28 -