Form 10-K, Exhibit 13
period 2014-12-31
GLOBAL MACRO TRUST
filed 2015-03-30
CIK 1145765

Exhibit 13.01

Global Macro Trust

(A Delaware Statutory Trust)

Financial Statements for the Years Ended December 31, 2014, 2013 and 2012, and Report of Independent Registered Public Accounting Firm

GLOBAL MACRO TRUST

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2014 and 2013, and the related Statements of Operations, Changes in Trust Capital and Financial Highlights for each of the three years in the period ended December 31, 2014 are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $27,555,881 and $71,463,383)	$27,560,017	$71,472,453
Net unrealized appreciation on open futures and forward currency contracts	2,573,582	7,842,259
Due from brokers	6,118,430	4,384,023
Cash denominated in foreign currencies (cost $2,849,059 and $8,299,507)	2,621,704	8,309,276

Total equity in trading accounts	38,873,733	92,008,011

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $190,875,374 and $205,231,935)	190,874,789	205,256,695

CASH AND CASH EQUIVALENTS	16,954,930	8,447,500

ACCRUED INTEREST RECEIVABLE	188,240	622,175

TOTAL	$246,891,692	$306,334,381

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$470,000	$641,973
Net unrealized depreciation on open futures and forward currency contracts	684,078	544,585
Due to Managing Owner	-	536
Accrued brokerage fees	1,188,401	1,444,229
Accrued management fees	30,904	37,971
Redemptions payable to Unitholders	2,807,481	10,798,213
Redemptions payable to Managing Owner	719,598	-
Accrued expenses	190,677	242,308
Cash denominated in foreign currencies (cost $195,152 and $0)	211,347	-
Due to brokers	-	4,386,837

Total liabilities	6,302,486	18,096,652

TRUST CAPITAL:
Managing Owner interest (5,128.014 and 7,168.282 units outstanding)	5,496,789	6,833,096
Series 1 Unitholders (199,292.051 and 269,666.902 units outstanding)	213,611,159	257,057,401
Series 2 Unitholders (39.121 and 139.796 units outstanding)	50,872	156,016
Series 3 Unitholders (13,848.201 and 19,432.989 units outstanding)	18,216,525	21,885,706
Series 4 Unitholders (2,216.197 and 1,906.624 units outstanding)	3,213,861	2,305,510

Total trust capital	240,589,206	288,237,729

TOTAL	$246,891,692	$306,334,381

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,071.85	$953.24
Series 2 Unitholders	$1,300.38	$1,116.03
Series 3 Unitholders	$1,315.44	$1,126.21
Series 4 Unitholders	$1,450.17	$1,209.21

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2014

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Grains	(0.11)%	$(252,629)
Interest rates:
5 Year U.S. Treasury Note (772 contracts, settlement date March 2015)	0.01	23,242
30 Year U.S. Treasury Bond (62 contracts, settlement date March 2015)	0.03	81,500
Other interest rates	0.48	1,162,658
Total interest rates	0.52	1,267,400

Livestock	(0.01)	(19,440)
Metals	(0.76)	(1,849,278)
Softs	0.00	5,670
Stock indices	0.37	871,263

Total long futures contracts	0.01	22,986

Short futures contracts:
Energies	0.30	731,816
Interest rates	(0.10)	(235,011)
Livestock	0.03	65,050
Metals	0.50	1,207,429
Softs	0.23	548,958
Stock indices	0.07	165,973

Total short futures contracts	1.03	2,484,215

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	1.04	2,507,201

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.71)	(1,717,870)
Total short forward currency contracts	0.46	1,100,173

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS-Net	(0.25)	(617,697)

TOTAL	0.79%	$1,889,504

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2014

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$68,100,000	U.S. Treasury notes, 0.375%, 03/15/2015	28.32%	$68,149,213
50,710,000	U.S. Treasury notes, 0.250%, 05/15/2015	21.09	50,747,636
52,260,000	U.S. Treasury notes, 0.250%, 07/15/2015	21.74	52,296,745
47,220,000	U.S. Treasury notes, 0.250%, 09/15/2015	19.64	47,241,212

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $218,431,255)	90.79%	$218,434,806

See notes to financial statements	(Concluded)

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

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2013

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$74,100,000	U.S. Treasury notes, 1.250%, 03/15/2014	25.77%	$74,276,567
50,710,000	U.S. Treasury notes, 1.000%, 05/15/2014	17.65	50,881,344
78,060,000	U.S. Treasury notes, 0.625%, 07/15/2014	27.16	78,282,593
73,220,000	U.S. Treasury notes, 0.250%, 09/15/2014	25.43	73,288,644

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $276,695,318)	96.01%	$276,729,148

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014	2013	2012

INVESTMENT INCOME — Interest income	$289,332	$640,996	$870,824

EXPENSES:
Brokerage and custodial fees	15,348,327	23,947,630	37,951,734
Administrative expenses	1,239,830	1,692,114	1,968,723
Custody fees and other expenses	61,226	85,695	127,291
Management fees	405,490	574,919	651,848

Total expenses	17,054,873	26,300,358	40,699,596

NET INVESTMENT LOSS	(16,765,541)	(25,659,362)	(39,828,772)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	54,277,805	(16,102,920)	(17,215,476)
Foreign exchange translation	71,870	(279,960)	32,225
Net change in unrealized:
Futures and forward currency contracts	(5,408,170)	2,167,110	(6,846,541)
Foreign exchange translation	(253,319)	24,611	35,618
Net gains (losses) from U.S. Treasury notes:
Realized	7,946	21,695	(56,600)
Net change in unrealized	(30,279)	(74,728)	73,373

Total net realized and unrealized gains (losses)	48,665,853	(14,244,192)	(23,977,401)

NET INCOME (LOSS)	31,900,312	(39,903,554)	(63,806,173)

LESS PROFIT SHARE TO MANAGING OWNER	119,598	-	-

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER	$31,780,714	$(39,903,554)	$(63,806,173)

Series 1 Unitholders	$118.61	$(108.10)	$(113.73)
Series 2 Unitholders	$184.35	$(75.35)	$(70.56)
Series 3 Unitholders	$189.23	$(73.04)	$(67.85)
Series 4 Unitholders	$240.96	$(52.90)	$(44.98)

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

									New Profit Memo
	Series 1 Unitholders		Series 2 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount

TRUST CAPITAL — January 1, 2012	709,737,394	603,996.596	240,698	190.737	32,771,232	25,863.120	793,127	606.787	-	-	9,644,943	8,207.970	753,187,394

Subscriptions	19,701,253	17,742.243	75,000	63.612	10,382,897	8,662.304	949,215	737.186	-	-	-	-	31,108,365
Redemptions	(238,894,078)	(218,969.787)	(13,898)	(11.397)	(7,895,502)	(6,574.057)	(26,074)	(21.231)	-	-	-	-	(246,829,552)
Additional units allocated*	-	1,311.776	-	-	-	-	-	-	-	-	-	566.805	-
Net loss	(61,677,100)	-	(12,353)	-	(1,737,974)	-	(46,823)	-	-	-	(331,923)	-	(63,806,173)

TRUST CAPITAL — December 31, 2012	428,867,469	404,080.828	289,447	242.952	33,520,653	27,951.367	1,669,445	1,322.742	-	-	9,313,020	8,774.775	473,660,034

Subscriptions	3,924,900	3,821.577	-	-	4,897,900	4,260.521	750,479	593.229	-	-	-	-	9,573,279
Redemptions	(138,233,578)	(139,022.344)	(120,908)	(103.156)	(14,626,307)	(12,778.899)	(11,237)	(9.347)	-	-	(2,100,000)	(2,166.848)	(155,092,030)
Additional units allocated*	-	786.841	-	-	-	-	-	-	-	-	-	560.355	-
Net loss	(37,501,390)	-	(12,523)	-	(1,906,540)	-	(103,177)	-	-	-	(379,924)	-	(39,903,554)

TRUST CAPITAL — December 31, 2013	257,057,401	269,666.902	156,016	139.796	21,885,706	19,432.989	2,305,510	1,906.624	-	-	6,833,096	7,168.282	288,237,729

Subscriptions	1,603,650	1,573.989	-	-	387,750	323.377	479,890	392.910	-	-	-	-	2,471,290
Redemptions	(71,899,612)	(72,423.402)	(118,925)	(100.675)	(7,176,774)	(5,908.165)	(105,216)	(83.337)	-	-	(2,719,598)	(2,590.292)	(82,020,125)
Additional units allocated*	-	474.562	-	-	-	-	-	-	-	-	-	436.029	-
Net income after profit share to Managing Owner	26,849,720	-	13,781	-	3,119,843	-	533,677	-	-	-	1,263,693	-	31,780,714
Managing Owner’s profit share	-	-	-	-	-	-	-	-	119,598	113.995	-	-	119,598
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(119,598)	(113.995)	119,598	113.995	-

TRUST CAPITAL — December 31, 2014	$213,611,159	199,292.051	$50,872	39.121	$18,216,525	13,848.201	$3,213,861	2,216.197	$-	-	$5,496,789	5,128.014	$240,589,206

* Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENT OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014				2013				2012
	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR)
Net loss from operations:
Net investment loss (a)	$(71.17)	$(36.24)	$(33.89)	$(9.99)	$(70.97)	$(35.21)	$(32.48)	$(9.80)	$(76.05)	$(33.27)	$(30.39)	$(6.59)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	189.87	225.09	230.46	251.11	(36.99)	(40.01)	(40.41)	(42.89)	(37.70)	(37.52)	(37.60)	(38.53)
Net gains (losses) from U.S. Treasury notes (a)	(0.09)	0.00	(0.09)	(0.16)	(0.14)	(0.13)	(0.15)	(0.21)	0.02	0.23	0.14	0.14

Net loss from operations	118.61	188.85	196.48	240.96	(108.10)	(75.35)	(73.04)	(52.90)	(113.73)	(70.56)	(67.85)	(44.98)

Less: profit share allocated to Managing Owner	0.00	4.50	7.25	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Net loss after profit share allocation	118.61	184.35	189.23	240.96	(108.10)	(75.35)	(73.04)	(52.90)	(113.73)	(70.56)	(67.85)	(44.98)

Net asset value, beginning of year	953.24	1,116.03	1,126.21	1,209.21	1,061.34	1,191.38	1,199.25	1,262.11	1,175.07	1,261.94	1,267.10	1,307.09

Net asset value, end of year	$1,071.85	$1,300.38	$1,315.44	$1,450.17	$953.24	$1,116.03	$1,126.21	$1,209.21	$1,061.34	$1,191.38	$1,199.25	$1,262.11

RATIOS TO AVERAGE TRUST CAPITAL:

Net investment loss	(7.02)%	(3.05)%	(2.77)%	(0.75)%	(7.04)%	(3.03)%	(2.79)%	(0.79)%	(6.96)%	(2.78)%	(2.52)%	(0.52)%

Total expenses	7.13	3.16	2.88	0.86	7.20	3.20	2.95	0.95	7.10	2.92	2.67	0.67
Less profit share allocation	0.00	0.38	0.59	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
TOTAL EXPENSES AND PROFIT SHARE ALLOCATION	7.13	3.54	3.47	0.86	7.20	3.20	2.95	0.95	7.10	2.92	2.67	0.67

Total return before profit share allocation	12.44	16.90	17.39	19.93	(10.19)	(6.32)	(6.09)	(4.19)	(9.68)	(5.59)	(5.35)	(3.44)
Profit share allocation	0.00	0.38	0.59	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	12.44%	16.52%	16.80%	19.93%	(10.19)%	(6.32)%	(6.09)%	(4.19)%	(9.68)%	(5.59)%	(5.35)%	(3.44)%

(a) Calculated based on the weighted average number of units during the year, see Note 7.

See notes to financial statements

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2014, 2013 and 2012

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

The Managing Owner manages the business of the Trust and makes all trading decisions, as stated in Trust agreement.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2011 to 2014, the Managing Owner has determined that no reserves for uncertain tax positions were required.

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

Effective January 1, 2014, the Trust adopted ASU 2013-08, “Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Trust’s financial statements. Based on management’s assessment, the Trust has been deemed to be an investment company since inception. It has all of the fundamental characteristics of an investment company. Although the Trust does not possess all of the typical characteristics of an investment company, its activities are consistent with those of an investment company.

During the years ended December 31, 2014 and 2013, there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Trust’s investments by hierarchical level as of December 31, 2014 and 2013 in valuing the Trust’s investments at fair value. At December 31, 2014 and 2013, the Trust held no assets or liabilities classified in Level 3.

Financial Assets and Liabilities at Fair Value as of December 31, 2014

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$218,434,806	$-	$218,434,806
Short-term money market fund*	16,785,518	-	16,785,518
Exchange-traded futures contracts
Energies	731,816	-	731,816
Grains	(252,629)	-	(252,629)
Interest rates	1,032,389	-	1,032,389
Livestock	45,610	-	45,610
Metals	(641,849)	-	(641,849)
Softs	554,628	-	554,628
Stock indices	1,037,236	-	1,037,236

Total exchange-traded futures contracts	2,507,201	-	2,507,201

Over-the-counter forward currency contracts	-	(617,697)	(617,697)

Total futures and forward currency contracts (2)	2,507,201	(617,697)	1,889,504

Total financial assets at fair value	$237,727,525	$(617,697)	$237,109,828

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts (as collateral)	$27,560,017
Investments in U.S. Treasury notes	190,874,789
Total investments in U.S. Treasury notes	$218,434,806

(2)
Net unrealized appreciation on open futures and forward currency contracts	$2,573,582
Net unrealized depreciation on open futures and forward currency contracts	(684,078)
Total unrealized appreciation on open futures and forward currency contracts	$1,889,504

*The short-term money market fund is included in Cash and Cash Equivalents on the Statement of Financial Condition.

Financial Assets and Liabilities at Fair Value as of December 31, 2013

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$276,729,148	$-	$276,729,148
Short-term money market fund*	8,281,834	-	8,281,834
Exchange-traded futures contracts
Energies	(322,642)	-	(322,642)
Grains	(165,871)	-	(165,871)
Interest rates	(2,410,168)	-	(2,410,168)
Livestock	33,040	-	33,040
Metals	2,488,781	-	2,488,781
Softs	28,399	-	28,399
Stock indices	7,593,472	-	7,593,472

Total exchange-traded futures contracts	7,245,011	-	7,245,011

Over-the-counter forward currency contracts	-	52,663	52,663

Total futures and forward currency contracts (2)	7,245,011	52,663	7,297,674

Total financial assets at fair value	$292,255,993	$52,663	$292,308,656

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts (as collateral)	$71,472,453
Investments in U.S. Treasury notes	205,256,695
Total investments in U.S. Treasury notes	$276,729,148

(2)
Net unrealized appreciation on open futures and forward currency contracts	$7,842,259
Net unrealized depreciation on open futures and forward currency contracts	(544,585)
Total unrealized appreciation on open futures and forward currency contracts	$7,297,674

*The short-term money market fund is included in Cash and Cash Equivalents on the Statement of Financial Condition.

3.	TRUST AGREEMENT

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

For the years ended December 31, 2014, 2013 and 2012, brokerage and custodial fees were as follows:

	2014	2013	2012

Brokerage fees	$15,348,114	$23,947,088	$37,951,047
Custodial fees	213	542	687

Total	$15,348,327	$23,947,630	$37,951,734

Per the Trust agreement, selling agents are prohibited from receiving amounts in excess of 9.5% of the gross offering proceeds of Series 1 units sold subsequent to August 12, 2009. During the years ended December 31, 2014, 2013 and 2012, the Managing Owner rebated to the Trust for the benefit of all holders of Series 1 Units, all amounts that would have otherwise been due to selling agents but for the 9.5% cap. Further, it certain cases, there are Series 1 units that remain outstanding, where there is no longer a selling agent associated with such units. Beginning in August 2014, the Managing Owner rebated such amounts to the Trust for the benefit of all holders of Series 1 Units. The total amounts rebated to the Trust for both of these items during the years ended December 31, 2014, 2013, and 2012, were $454,987, $150,686, and $36,144 respectively, are netted in “Brokerage and custodial fees” in the Statements of Operations.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2014 and 2013, $0 and $536, respectively, of redemption charges were owed to the Managing Owner and are included in “Due to Managing Owner” in the Statements of Financial Condition. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2014, 2013 and 2012, were $0, $13,706 and $117,082, respectively.

4.	DUE FROM/TO BROKERS

At December 31, 2014 and 2013, due from and due to brokers balances in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $12,990,214 and $24,711,870 at December 31, 2014 and 2013, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)), collectively the “Futures Clearing Brokers.” The Trust ceased clearing trades through Barclays Capital Inc., Credit Suisse Securities (USA) LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated during April 2014, July 2013, and June 2013, respectively. For all forward currency transactions, the Trust utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC, collectively the “FX Prime Brokers.” The Trust ceased clearing trades through Barclays Bank PLC during October 2014.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. dollars, is detailed below:

	As of December 31,
	2014		2013
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$128,350	6.79%	$601,558	8.24%
British pound	783,671	41.47	200,024	2.74
Canadian dollar	170,686	9.03	413,483	5.67
Czech koruna	9,022	0.48	(10,705)	(0.15)
Euro	598,654	31.68	1,804,353	24.73
Hong Kong dollar	52,989	2.80	310,030	4.25
Hungarian forint	(200,728)	(10.62)	17,183	0.24
Japanese yen	62,508	3.31	1,148,992	15.74
Korean won	225,094	11.91	210,778	2.89
Malaysian ringgit	(122)	(0.01)	32,728	0.45
Norwegian krone	13,190	0.70	(35,963)	(0.49)
Polish zloty	(350,211)	(18.53)	99,571	1.36
Singapore dollar	6,043	0.32	92,918	1.27
South African rand	(35,083)	(1.86)	402,690	5.52
Swedish krona	30,949	1.64	(83,625)	(1.15)
Turkish lira	(199,049)	(10.53)	601,652	8.24
U.S. dollar	593,541	31.42	1,492,007	20.45

Total	$1,889,504	100.00%	$7,297,674	100.00%

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

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2014 and 2013 by market sector:

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

Interest Rates – Interest rate movements directly affect the price of the sovereign bond futures positions held by the Trust and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries may materially impact the Trust’s profitability. The Trust’s primary interest rate exposure is to interest rate fluctuations in countries or regions including Australia, Canada, Japan, Switzerland, the United Kingdom, the U.S. and the Eurozone. However, the Trust also may take positions in futures contracts on the government debt of other countries. The Managing Owner anticipates that interest rates in these industrialized countries or areas, both long-term and short-term, will remain the primary interest rate market exposure of the Trust for the foreseeable future.

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

Since the derivatives held or sold by the Trust are for speculative trading purposes, derivative instruments are not designated as hedging instruments under the provisions of the Derivatives and Hedging Topic of the Codification. Accordingly, all realized gains and losses as well as any change in net unrealized gains or losses on open positions from the preceding period are recognized as part of the Trust’s trading gains and losses in the Statements of Operations.

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2014 and 2013. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2014

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$-	$-	$762,163	$(30,347)	$731,816
Grains	400	(253,029)	-	-	(252,629)
Interest rates	2,130,457	(863,057)	-	(235,011)	1,032,389
Livestock	3,090	(22,530)	65,050	-	45,610
Metals	17,174	(1,866,452)	1,245,270	(37,841)	(641,849)
Softs	6,540	(870)	564,493	(15,535)	554,628
Stock indices	1,359,895	(488,632)	225,100	(59,127)	1,037,236

Total futures contracts	3,517,556	(3,494,570)	2,862,076	(377,861)	2,507,201

Forward currency contracts	664,940	(2,382,810)	2,583,894	(1,483,721)	(617,697)

Total futures and forward currency contracts	$4,182,496	$(5,877,380)	$5,445,970	$(1,861,582)	$1,889,504

Fair Value of Futures and Forward Currency Contracts at December 31, 2013

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$388,742	$(564,649)	$141,550	$(288,285)	$(322,642)
Grains	11,122	(864,056)	699,110	(12,047)	(165,871)
Interest rates	353,905	(2,649,035)	113,396	(228,434)	(2,410,168)
Livestock	55,840	(4,130)	6,860	(25,530)	33,040
Metals	4,158,465	(329,026)	153,641	(1,494,299)	2,488,781
Softs	15,020	(85,149)	129,991	(31,463)	28,399
Stock indices	7,480,395	(40,503)	179,079	(25,499)	7,593,472

Total futures contracts	12,463,489	(4,536,548)	1,423,627	(2,105,557)	7,245,011

Forward currency contracts	2,348,138	(2,617,224)	937,404	(615,655)	52,663

Total futures and forward currency contracts	$14,811,627	$(7,153,772)	$2,361,031	$(2,721,212)	$7,297,674

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended 2014, 2013, and 2012 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2014, 2013 and 2012

Sector	2014	2013	2012

Futures contracts:
Energies	$2,981,313	$(9,244,714)	$(9,616,856)
Grains	3,623,367	2,931,562	(7,690,728)
Interest rates	37,531,206	(31,272,082)	24,444,275
Livestock	893,890	47,540	(1,158,380)
Metals	(2,488,313)	(3,039,993)	(12,773,525)
Softs	2,095,657	1,364,117	3,389,662
Stock indices	2,913,996	41,701,461	(3,683,359)

Total futures contracts	47,551,116	2,487,891	(7,088,911)

Forward currency contracts	1,318,519	(16,423,701)	(16,973,106)

Total futures and forward currency contracts	$48,869,635	$(13,935,810)	$(24,062,017)

The following table presents average notional value by sector in U.S. dollars of open futures and forward currency contracts for the years ended December 31, 2014, 2013 and 2012. The Trust’s average net asset value for the years ended 2014, 2013 and 2012 was approximately $260,000,000, $392,000,000 and $603,000,000, respectively.

	2014		2013		2012
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$58,506,140	$36,503,884	$71,637,547	$48,300,516	$74,820,385	$88,376,901
Grains	18,708,435	17,339,007	25,104,204	28,410,091	26,413,270	21,155,358
Interest rates	684,099,838	29,797,825	763,634,747	98,936,097	1,392,478,396	13,707,348
Livestock	6,012,536	2,708,046	3,945,350	7,746,144	-	6,183,656
Metals	32,405,876	13,151,885	34,532,110	36,657,310	24,635,116	47,230,107
Softs	5,798,787	7,150,901	9,004,985	17,986,347	3,769,785	27,166,883
Stock indices	264,077,146	6,713,147	394,409,752	4,163,167	195,268,153	67,827,053

Total futures contracts	1,069,608,758	113,364,695	1,302,268,695	242,199,672	1,717,385,105	271,647,306

Forward currency contracts	228,857,494	65,941,926	395,040,766	138,986,355	431,007,736	367,222,250

Total average notional	$1,298,466,252	$179,306,621	$1,697,309,461	$381,186,027	$2,148,392,841	$638,869,556

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. dollars at each quarter-end during 2014, 2013 and 2012. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

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

On January 1, 2013, the Trust adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 and ASU 2013-01 did not have a significant impact on the Trust’s financial statements.

The following tables summarize the valuation of the Trust’s investments as December 31, 2014 and 2013.

Offsetting of derivative assets and liabilities at December 31, 2014

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$2,697,244	$(898,740)	$1,798,504
Counterparty D	3,682,388	(2,973,691)	708,697
Total futures contracts	6,379,632	(3,872,431)	2,507,201

Forward currency contracts
Counterparty G	1,085,849	(1,019,468)	66,381

Total assets	$7,465,481	$(4,891,899)	$2,573,582

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts
Counterparty H	$2,847,063	$(2,162,985)	$684,078

Total liabilities	$2,847,063	$(2,162,985)	$684,078

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,798,504	$-	$(1,798,504)	$-
Counterparty D	708,697	-	(708,697)	-
Counterparty G	66,381	-	(66,381)	-

Total	$2,573,582	$-	$(2,573,582)	$-

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty H	$684,078	$-	$(684,078)	$-

Total	$684,078	$-	$(684,078)	$-

(1) Collateral received and pledged includes both cash and U.S. Treasury notes held at each respective broker.

(2) Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statement of Financial Condition, for each respective counterparty.

(3) Net amount represents the amounts owed to the Trust by each counterparty as of December 31, 2014. Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2014

(4) Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2014

(Concluded)

Offsetting of derivative assets and liabilities at December 31, 2013

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty A	$3,555,891	$(1,239,418)	$2,316,473
Counterparty C	6,832,140	(3,220,492)	3,611,648
Counterparty D	3,499,085	(2,182,195)	1,316,890
Total futures contracts	13,887,116	(6,642,105)	7,245,011

Forward currency contracts
Counterparty F	1,074,713	(695,295)	379,418
Counterparty G	487,686	(269,856)	217,830
Total forward currency contracts	1,562,399	(965,151)	597,248

Total assets	$15,449,515	$(7,607,256)	$7,842,259

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts
Counterparty H	2,267,728	(1,723,143)	544,585

Total liabilities	$2,267,728	$(1,723,143)	$544,585

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty A	$2,316,473	$-	$(2,316,473)	$-
Counterparty C	3,611,648	-	(3,611,648)	-
Counterparty D	1,316,890	-	(1,316,890)	-
Counterparty F	379,418	-	(379,418)	-
Counterparty G	217,830	-	(217,830)	-

Total	$7,842,259	$-	$(7,842,259)	$-

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty H	544,585	-	(544,585)	-

Total	$544,585	$-	$(544,585)	$-

(1) Collateral received and pledged includes both cash and U.S. Treasury notes held at each respective broker.

(2) Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statement of Financial Condition, for each respective counterparty.

(3) Net amount represents the amounts owed to the Trust by each counterparty as of December 31, 2013. Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2013

(4) Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2013

(Concluded)

7.	FINANCIAL HIGHLIGHTS

Unit operating performance for Series 1, 2, 3 and 4 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,			Date of first issuance
	2014	2013	2012

Series 1	226,646.771	349,050.340	512,141.713	July 23, 2001
Series 2	71.411	186.285	228.982	April 1, 2010
Series 3	16,444.909	24,444.217	26,798.935	September 1, 2009
Series 4	2,198.058	1,861.921	1,241.673	November 1, 2010

Returns and ratios are calculated for each Series taken as a whole. An individual Unitholder’s per unit operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1) custodial fee (for Series 2), management fee (for Series 2 and 3) and profit share allocation arrangements.

8.	SUBSEQUENT EVENTS

During the period from January 1, 2015 to March 20, 2015, contributions of $1,587,660 were made to the Trust and withdrawals of $11,161,503 were made from the Trust. The Managing Owner has performed its evaluation of subsequent events through March 20, 2015, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required disclosure or adjustment to the financial statements.

- 28 -