Form 10-K, Exhibit 13
period 2015-12-31
GLOBAL MACRO TRUST
filed 2016-03-29
CIK 1145765

Exhibit 13.01

Global Macro Trust

(A Delaware Statutory Trust)

Financial Statements for the Years Ended December 31,

2015, 2014 and 2013, and Report of Independent Registered

Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2015 and 2014, and the related Statements of Operations, Changes in Trust Capital and Financial Highlights for each of the three years in the period ended December 31, 2015 are complete and accurate.

Gregg Buckbinder, President
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2015 and 2014, and the related statements of operations, changes in trust capital and the financial highlights for each of the three years in the period ended December 31, 2015. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2015, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust as of December 31, 2015 and 2014, the results of its operations, changes in its trust capital and the financial highlights for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

March 25, 2016

Member of
Deloitte Touche Tohmatsu Limited

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $36,557,560 and $27,555,881)	$36,536,889	$27,560,017
Net unrealized appreciation on open futures and forward currency contracts	4,388,065	2,573,582
Due from brokers	7,458,565	6,118,430
Cash denominated in foreign currencies (cost $5,080,323 and $2,849,059)	5,003,029	2,621,704

Total equity in trading accounts	53,386,548	38,873,733

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $148,952,529 and $190,875,374)	148,800,124	190,874,789

CASH AND CASH EQUIVALENTS	11,740,322	16,954,930

ACCRUED INTEREST RECEIVABLE	295,838	188,240

TOTAL	$214,222,832	$246,891,692

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$572,663	$470,000
Net unrealized depreciation on open futures and forward currency contracts	128,211	684,078
Accrued brokerage fees	1,030,173	1,188,401
Accrued management fees	32,662	30,904
Redemptions payable to Unitholders	2,561,637	2,807,481
Redemptions payable to Managing Owner	828,683	719,598
Accrued expenses	222,847	190,677
Cash denominated in foreign currencies (cost $0 and $195,152)	-	211,347

Total liabilities	5,376,876	6,302,486

TRUST CAPITAL:
Managing Owner interest (4,917.000 and 5,128.014 units outstanding)	5,368,725	5,496,789
Series 1 Unitholders (164,988.926 and 199,292.051 units outstanding)	180,146,458	213,611,159
Series 2 Unitholders (39.121 and 39.121 units outstanding)	53,412	50,872
Series 3 Unitholders (13,929.871 and 13,848.201 units outstanding)	19,275,026	18,216,525
Series 4 Unitholders (2,541.689 and 2,216.197 units outstanding)	4,002,335	3,213,861

Total trust capital	208,845,956	240,589,206

TOTAL	$214,222,832	$246,891,692

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,091.87	$1,071.85
Series 2 Unitholders	$1,365.30	$1,300.38
Series 3 Unitholders	$1,383.72	$1,315.44
Series 4 Unitholders	$1,574.68	$1,450.17

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2015

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Grains	0.00%	$48
Interest rates	(0.14)	(298,622)
Metals	0.19	397,044
Softs	0.02	41,390
Stock indices	0.28	583,002

Total long futures contracts	0.35	722,862

Short futures contracts:
Energies	0.72	1,506,235
Grains	0.16	336,795
Interest rates	(0.00)	(1,156)
Livestock	(0.04)	(88,790)
Metals	0.08	173,334
Softs	(0.03)	(73,715)
Stock indices	0.04	86,606

Total short futures contracts	0.93	1,939,309

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	1.28	2,662,171

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.53)	(1,104,035)
Total short forward currency contracts	1.29	2,701,718

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS-Net	0.76	1,597,683

TOTAL	2.04%	$4,259,854

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2015

U. S. TREASURY NOTES
		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$48,100,000	U.S. Treasury notes, 0.375%, 04/30/2016	23.03%	$48,096,242
45,710,000	U.S. Treasury notes, 0.250%, 05/15/2016	21.87	45,684,110
44,260,000	U.S. Treasury notes, 0.625%, 07/15/2016	21.20	44,272,102
47,220,000	U.S. Treasury notes, 0.875%, 09/15/2016	22.64	47,284,559

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $185,510,089)	88.74%	$185,337,013

See notes to financial statements	(Concluded)

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

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2014

U. S. TREASURY NOTES
		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$68,100,000	U.S. Treasury notes, 0.375%, 03/15/2015	28.32%	$68,149,213
50,710,000	U.S. Treasury notes, 0.250%, 05/15/2015	21.09	50,747,636
52,260,000	U.S. Treasury notes, 0.250%, 07/15/2015	21.74	52,296,745
47,220,000	U.S. Treasury notes, 0.250%, 09/15/2015	19.64	47,241,212

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $218,431,255)	90.79%	$218,434,806

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	2015	2014	2013

INVESTMENT INCOME — Interest income	$477,084	$289,332	$640,996

EXPENSES:
Brokerage and custodial fees	13,566,738	15,803,314	24,098,316
Administrative expenses	1,140,008	1,239,830	1,692,114
Custody fees and other expenses	50,353	61,226	85,695
Management fees	385,131	405,490	574,919

Total expenses	15,142,230	17,509,860	26,451,044

Managing Owner commission rebate to unitholders	(817,820)	(454,987)	(150,686)

Net expenses	14,324,410	17,054,873	26,300,358

NET INVESTMENT LOSS	(13,847,326)	(16,765,541)	(25,659,362)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	17,999,224	54,277,805	(16,102,920)
Foreign exchange translation	(580,900)	71,870	(279,960)
Net change in unrealized:
Futures and forward currency contracts	2,370,350	(5,408,170)	2,167,110
Foreign exchange translation	166,256	(253,319)	24,611
Net gains (losses) from U.S. Treasury notes:
Realized	6,863	7,946	21,695
Net change in unrealized	(176,627)	(30,279)	(74,728)

Total net realized and unrealized gains (losses)	19,785,166	48,665,853	(14,244,192)

NET INCOME (LOSS)	5,937,840	31,900,312	(39,903,554)

LESS PROFIT SHARE TO MANAGING OWNER	228,356	119,598	-

NET INCOME (LOSS) AFTER PROFIT SHARE TO
MANAGING OWNER	$5,709,484	$31,780,714	$(39,903,554)

Series 1 Unitholders	$20.02	$118.61	$(108.10)
Series 2 Unitholders	$64.92	$184.35	$(75.35)
Series 3 Unitholders	$68.28	$189.23	$(73.04)
Series 4 Unitholders	$124.51	$240.96	$(52.90)

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

									New Profit Memo
	Series 1 Unitholders		Series 2 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount

TRUST CAPITAL — January 1, 2013	428,867,469	404,080.828	289,447	242.952	33,520,653	27,951.367	1,669,445	1,322.742	-	-	9,313,020	8,774.775	473,660,034

Subscriptions	3,924,900	3,821.577	-	-	4,897,900	4,260.521	750,479	593.229	-	-	-	-	9,573,279
Redemptions	(138,233,578)	(139,022.344)	(120,908)	(103.156)	(14,626,307)	(12,778.899)	(11,237)	(9.347)	-	-	(2,100,000)	(2,166.848)	(155,092,030)
Additional units allocated*	-	786.841	-	-	-	-	-	-	-	-	-	560.355	-
Net loss	(37,501,390)	-	(12,523)	-	(1,906,540)	-	(103,177)	-	-	-	(379,924)	-	(39,903,554)

TRUST CAPITAL — December 31, 2013	257,057,401	269,666.902	156,016	139.796	21,885,706	19,432.989	2,305,510	1,906.624	-	-	6,833,096	7,168.282	288,237,729

Subscriptions	1,603,650	1,573.989	-	-	387,750	323.377	479,890	392.910	-	-	-	-	2,471,290
Redemptions	(71,899,612)	(72,423.402)	(118,925)	(100.675)	(7,176,774)	(5,908.165)	(105,216)	(83.337)	-	-	(2,719,598)	(2,590.292)	(82,020,125)
Additional units allocated*	-	474.562	-	-	-	-	-	-	-	-	-	436.029	-
Net income after profit share to Managing Owner	26,849,720	-	13,781	-	3,119,843	-	533,677	-	-	-	1,263,693	-	31,780,714
Managing Owner’s profit share	-	-	-	-	-	-	-	-	119,598	113.995	-	-	119,598
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(119,598)	(113.995)	119,598	113.995	-

TRUST CAPITAL — December 31, 2014	213,611,159	199,292.051	50,872	39.121	18,216,525	13,848.201	3,213,861	2,216.197	-	-	5,496,789	5,128.014	240,589,206

Subscriptions	4,012,715	3,741.139	-	-	2,126,191	1,580.234	570,931	387.872	-	-	-	-	6,709,837
Redemptions	(41,449,373)	(38,398.137)	-	-	(2,017,003)	(1,498.564)	(95,868)	(62.380)	-	-	(828,683)	(758.959)	(44,390,927)
Additional units allocated*	-	353.873	-	-	-	-	-	-	-	0.282	-	338.502	-
Net income after profit share to Managing Owner	3,971,957	-	2,540	-	949,313	-	313,411	-	327	-	471,936	-	5,709,484
Managing Owner’s profit share	-	-	-	-	-	-	-	-	228,356	209.161	-	-	228,356
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(228,683)	(209.443)	228,683	209.443	-

TRUST CAPITAL — December 31, 2015	$180,146,458	164,988.926	$53,412	39.121	$19,275,026	13,929.871	$4,002,335	2,541.689	$-	-	$5,368,725	4,917.000	$208,845,956

* Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENT OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	2015				2014				2013
	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR)
Net income (loss) from operations:
Net investment loss (a)	$(72.85)	(37.29)	(34.37)	(7.97)	$(71.17)	$(36.24)	$(33.89)	$(9.99)	$(70.97)	$(35.21)	$(32.48)	$(9.80)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	93.67	118.62	119.82	133.77	189.87	225.09	230.46	251.11	(36.99)	(40.01)	(40.41)	(42.89)
Net losses from U.S. Treasury notes (a)	(0.80)	(1.12)	(1.07)	(1.29)	(0.09)	0.00	(0.09)	(0.16)	(0.14)	(0.13)	(0.15)	(0.21)

Net income (loss) from operations	20.02	80.21	84.38	124.51	118.61	188.85	196.48	240.96	(108.10)	(75.35)	(73.04)	(52.90)

Less: profit share allocated to Managing Owner	0.00	15.29	16.10	0.00	0.00	4.50	7.25	0.00	0.00	0.00	0.00	0.00
Net income (loss) after profit share allocation	20.02	64.92	68.28	124.51	118.61	184.35	189.23	240.96	(108.10)	(75.35)	(73.04)	(52.90)

Net asset value, beginning of year	1,071.85	1,300.38	1,315.44	1,450.17	953.24	1,116.03	1,126.21	1,209.21	1,061.34	1,191.38	1,199.25	1,262.11

Net asset value, end of year	$1,091.87	$1,365.30	$1,383.72	$1,574.68	$1,071.85	$1,300.38	$1,315.44	$1,450.17	$953.24	$1,116.03	$1,126.21	$1,209.21

RATIOS TO AVERAGE TRUST CAPITAL:

Net investment loss	(6.75)%	(2.80)%	(2.55)%	(0.53)%	(7.02)%	(3.05)%	(2.77)%	(0.75)%	(7.04)%	(3.03)%	(2.79)%	(0.79)%

Total expenses	6.96%	3.02%	2.77%	0.74	7.13	3.16	2.88	0.86	7.20	3.20	2.95	0.95
Profit share allocation	0.00	1.15	1.19	0.00	0.00	0.38	0.59	0.00	0.00	0.00	0.00	0.00
TOTAL EXPENSES AND PROFIT SHARE ALLOCATION	6.96	4.17	3.96	0.74	7.13	3.54	3.47	0.86	7.20	3.20	2.95	0.95

Total return before profit share allocation	1.87%	6.14%	6.38%	8.59	12.44	16.90	17.39	19.93	(10.19)	(6.32)	(6.09)	(4.19)
Less profit share allocation	0.00	1.15	1.19	0.00	0.00	0.38	0.59	0.00	0.00	0.00	0.00	0.00
TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	1.87%	4.99%	5.19%	8.59%	12.44%	16.52%	16.80%	19.93%	(10.19)%	(6.32)%	(6.09)%	(4.19)%

(a) Calculated based on the weighted average number of units during the year, see Note 7.

See notes to financial statements

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2015, 2014 and 2013

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

The Managing Owner has agreed to make additional capital subscriptions, subject to certain possible exceptions, in order to maintain its capital account at not less than 1% of the total outstanding capital subscriptions in the Trust (including the Managing Owner’s subscriptions) but in no event shall the Managing Owner invest less than $500,000. The Managing Owner and the holders (the “Unitholders”) of the Units of Beneficial Interest (“Units”) issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each before brokerage commissions, custodial fee, management fees and profit share allocations.

The Trust will dissolve on December 31, 2031 or at an earlier date if certain conditions occur set forth in the Fourth Amended and Restated Declaration of Trust and the Trust Agreement (the “Agreement”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted (“U.S. GAAP”) in the United States (the “U.S.”) as detailed in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”). Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Investment Company Status: The Trust adopted Accounting Standard Update (“ASU”) 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the Managing Owner’s assessment, the Trust has been deemed to be an investment company since inception. Accordingly, the Trust follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Operations and Changes in Trust Capital.

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

Cash Denominated in Foreign Currencies — Includes foreign currency cash held at the Trust’s trading counterparties. Foreign cash deficits, if applicable, are presented in the liabilities section of the Statements of Financial Condition.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2012 to 2015, the Managing Owner has determined that no reserves for uncertain tax positions were required.

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

During the years ended December 31, 2015 and 2014, there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Trust’s investments by hierarchical level as of December 31, 2015 and 2014 in valuing the Trust’s investments at fair value. At December 31, 2015 and 2014, the Trust held no assets or liabilities classified in Level 3.

Financial Assets and Liabilities at Fair Value as of December 31, 2015

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$185,337,013	$-	$185,337,013
Short-term money market fund*	11,490,322	-	11,490,322
Exchange-traded futures contracts
Energies	1,506,235	-	1,506,235
Grains	336,843	-	336,843
Interest rates	(299,778)	-	(299,778)
Livestock	(88,790)	-	(88,790)
Metals	570,378	-	570,378
Softs	(32,325)	-	(32,325)
Stock indices	669,608	-	669,608

Total exchange-traded futures contracts	2,662,171	-	2,662,171

Over-the-counter forward currency contracts	-	1,597,683	1,597,683

Total futures and forward currency contracts (2)	2,662,171	1,597,683	4,259,854

Total financial assets at fair value	$199,489,506	$1,597,683	$201,087,189

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral	$36,536,889
Investments in U.S. Treasury notes	148,800,124
Total investments in U.S. Treasury notes	$185,337,013

(2)
Net unrealized appreciation on open futures and forward currency contracts	$4,388,065
Net unrealized depreciation on open futures and forward currency contracts	(128,211)
Total net unrealized appreciation on open futures and forward currency contracts	$4,259,854

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets and Liabilities at Fair Value as of December 31, 2014

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$218,434,806	$-	$218,434,806
Short-term money market fund*	16,785,518	-	16,785,518
Exchange-traded futures contracts
Energies	731,816	-	731,816
Grains	(252,629)	-	(252,629)
Interest rates	1,032,389	-	1,032,389
Livestock	45,610	-	45,610
Metals	(641,849)	-	(641,849)
Softs	554,628	-	554,628
Stock indices	1,037,236	-	1,037,236

Total exchange-traded futures contracts	2,507,201	-	2,507,201

Over-the-counter forward currency contracts	-	(617,697)	(617,697)

Total futures and forward currency contracts (2)	2,507,201	(617,697)	1,889,504

Total financial assets at fair value	$237,727,525	$(617,697)	$237,109,828

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral	$27,560,017
Investments in U.S. Treasury notes	190,874,789
Total investments in U.S. Treasury notes	$218,434,806

(2)
Net unrealized appreciation on open futures and forward currency contracts	$2,573,582
Net unrealized depreciation on open futures and forward currency contracts	(684,078)
Total net unrealized appreciation on open futures and forward currency contracts	$1,889,504

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	TRUST AGREEMENT

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

For the years ended December 31, 2015, 2014 and 2013, brokerage and custodial fees were as follows:

	2015	2014	2013

Brokerage fees	$13,566,607	$15,803,101	$24,097,774
Custodial fees	131	213	542

Total	$13,566,738	$15,803,314	$24,098,316

Per the Trust agreement, selling agents are prohibited from receiving amounts in excess of 9.5% of the gross offering proceeds of Series 1 units sold subsequent to August 12, 2009. During the years ended December 31, 2015, 2014, and 2013, the Managing Owner rebated to the Trust for the benefit of all holders of Series 1 Units, all amounts that would have otherwise been due to selling agents but for the 9.5% cap. Further, in certain cases, there are Series 1 units that remain outstanding, where there is no longer a selling agent associated with such units. Beginning in August 2014, the Managing Owner rebated such amounts to the Trust for the benefit of all holders of Series 1 Units. The total amounts rebated to the Trust for both of these items during the years ended December 31, 2015, 2014, and 2013, were $817,820, $454,987, and $150,686 respectively, are presented in “Managing Owner commission rebate to unitholders” in the Statements of Operations.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2015 and 2014, $0 redemption charges were owed to the Managing Owner. The aggregate amount of redemption charges paid to the Managing Owner for the years ended December 31, 2015, 2014 and 2013, were $0, $0 and $13,706, respectively.

4.	DUE FROM/TO BROKERS

At December 31, 2015 and 2014, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Liabilities in the Statements of Financial Condition that are components of “Total equity in trading accounts” include net unrealized depreciation on open futures and forward currency contracts, cash denominated in foreign currencies and due to brokers, if any.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $23,025,005 and $12,990,214 at December 31, 2015 and 2014, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., Barclays Capital Inc., and SG Americas Securities, LLC., collectively the “Futures Clearing Brokers.” The Trust ceased clearing trades through J.P. Morgan Securities LLC., and Barclays Capital Inc. during September 2015 and April 2014, respectively. For all forward currency transactions, the Trust utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC, (“MS”) collectively the “FX Prime Brokers.” The Trust ceased clearing trades through Barclays Bank PLC during October 2014. MS ceased providing prime broker services during January 2015. The Trust continues to clear trades through MS, utilizing MS as a swap dealer.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. dollars, is detailed below:

	As of December 31,
	2015		2014
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$54,432	1.28%	$128,350	6.79%
British pound	(70,474)	(1.65)	783,671	41.47
Canadian dollar	382,071	8.97	170,686	9.03
Czech koruna	-	-	9,022	0.48
Euro	258,636	6.07	598,654	31.68
Hong Kong dollar	73,989	1.74	52,989	2.80
Hungarian forint	-	-	(200,728)	(10.62)
Japanese yen	183,109	4.30	62,508	3.31
Korean won	14,676	0.34	225,094	11.91
Malaysian ringgit	9,270	0.22	(122)	(0.01)
Norwegian krone	(53,793)	(1.26)	13,190	0.70
Polish zloty	(145,789)	(3.42)	(350,211)	(18.53)
Singapore dollar	(11,349)	(0.27)	6,043	0.32
South African rand	70,730	1.66	(35,083)	(1.86)
Swedish krona	33,757	0.79	30,949	1.64
Turkish lira	(21,000)	(0.49)	(199,049)	(10.53)
U.S. dollar	3,481,589	81.72	593,541	31.42

Total	$4,259,854	100.00%	$1,889,504	100.00%

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

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2015 and 2014 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2015 and 2014. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2015

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$-	$-	$1,935,820	$(429,585)	$1,506,235
Grains	48	-	347,695	(10,900)	336,843
Interest rates	1,030,409	(1,329,031)	-	(1,156)	(299,778)
Livestock	-	-	-	(88,790)	(88,790)
Metals	449,863	(52,819)	657,070	(483,736)	570,378
Softs	115,553	(74,163)	100	(73,815)	(32,325)
Stock indices	857,616	(274,614)	119,246	(32,640)	669,608

Total futures contracts	2,453,489	(1,730,627)	3,059,931	(1,120,622)	2,662,171

Forward currency contracts	736,739	(1,840,774)	3,851,664	(1,149,946)	1,597,683

Total futures and forward currency contracts	$3,190,228	$(3,571,401)	$6,911,595	$(2,270,568)	$4,259,854

Fair Value of Futures and Forward Currency Contracts at December 31, 2014

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$-	$-	$762,163	$(30,347)	$731,816
Grains	400	(253,029)	-	-	(252,629)
Interest rates	2,130,457	(863,057)	-	(235,011)	1,032,389
Livestock	3,090	(22,530)	65,050	-	45,610
Metals	17,174	(1,866,452)	1,245,270	(37,841)	(641,849)
Softs	6,540	(870)	564,493	(15,535)	554,628
Stock indices	1,359,895	(488,632)	225,100	(59,127)	1,037,236

Total futures contracts	3,517,556	(3,494,570)	2,862,076	(377,861)	2,507,201

Forward currency contracts	664,940	(2,382,810)	2,583,894	(1,483,721)	(617,697)

Total futures and forward currency contracts	$4,182,496	$(5,877,380)	$5,445,970	$(1,861,582)	$1,889,504

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended 2015, 2014, and 2013 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2015, 2014 and 2013

Sector	2015	2014	2013

Futures contracts:
Energies	$8,983,430	$2,981,313	$(9,244,714)
Grains	(2,597,497)	3,623,367	2,931,562
Interest rates	7,669,389	37,531,206	(31,272,082)
Livestock	159,030	893,890	47,540
Metals	5,411,115	(2,488,313)	(3,039,993)
Softs	779,782	2,095,657	1,364,117
Stock indices	(87,413)	2,913,996	41,701,461

Total futures contracts	20,317,836	47,551,116	2,487,891

Forward currency contracts	51,738	1,318,519	(16,423,701)

Total futures and forward currency contracts	$20,369,574	$48,869,635	$(13,935,810)

The following table presents average notional value by sector in U.S. dollars of open futures and forward currency contracts for the years ended December 31, 2015, 2014 and 2013. The Trust’s average net asset value for the years ended 2015, 2014 and 2013 was approximately $226,000,000, $260,000,000 and $392,000,000, respectively.

	2015		2014		2013
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$1,449,651	$19,980,201	$58,506,140	$36,503,884	$71,637,547	$48,300,516
Grains	4,514,320	9,729,741	18,708,435	17,339,007	25,104,204	28,410,091
Interest rates	443,862,760	19,265,790	684,099,838	29,797,825	763,634,747	98,936,097
Livestock	312,778	1,891,970	6,012,536	2,708,046	3,945,350	7,746,144
Metals	2,425,751	25,691,322	32,405,876	13,151,885	34,532,110	36,657,310
Softs	2,068,245	4,421,026	5,798,787	7,150,901	9,004,985	17,986,347
Stock indices	139,974,824	10,986,473	264,077,146	6,713,147	394,409,752	4,163,167

Total futures contracts	594,608,329	91,966,523	1,069,608,758	113,364,695	1,302,268,695	242,199,672

Forward currency contracts	56,830,540	97,872,490	228,857,494	65,941,926	395,040,766	138,986,355

Total average notional	$651,438,869	$189,839,013	$1,298,466,252	$179,306,621	$1,697,309,461	$381,186,027

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. dollars at each quarter-end during 2015, 2014 and 2013. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

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

In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on management’s responsibility in evaluating whether there is substantial doubt about an entity’s ability to continue as a going concern and related footnote disclosures. For each reporting period, management is required to evaluate whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern within one year from the date the financial statements are issued. The guidance is effective for the Trust on January 1, 2017 (early adoption permitted). The Trust is currently evaluating the impact of this guidance on future financial statements.

The following tables summarize the valuation of the Trust’s investments as December 31, 2015 and 2014.

Offsetting of derivative assets and liabilities at December 31, 2015

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$1,820,652	$(1,308,411)	$512,241
Counterparty I	3,692,768	(1,542,838)	2,149,930
Total futures contracts	5,513,420	(2,851,249)	2,662,171

Forward currency contracts Counterparty G	3,495,118	(1,769,224)	1,725,894

Total assets	$9,008,538	$(4,620,473)	$4,388,065

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts Counterparty H	$1,221,496	$(1,093,285)	$128,211

Total liabilities	$1,221,496	$(1,093,285)	$128,211

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$512,241	$-	$(512,241)	$-
Counterparty G	1,725,894	-	-	1,725,894
Counterparty I	2,149,930	-	(2,149,930)	-

Total	$4,388,065	$-	$(2,662,171)	$1,725,894

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty H	$128,211	$-	$(128,211)	$-

Total	$128,211	$-	$(128,211)	$-

(1) Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.

(2) Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.

(3) Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2015.

(4) Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2015.

(Concluded)

Offsetting of derivative assets and liabilities at December 31, 2014

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$2,697,244	$(898,740)	$1,798,504
Counterparty D	3,682,388	(2,973,691)	708,697
Total futures contracts	6,379,632	(3,872,431)	2,507,201

Forward currency contracts Counterparty G	1,085,849	(1,019,468)	66,381

Total assets	$7,465,481	$(4,891,899)	$2,573,582

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts Counterparty H	$2,847,063	$(2,162,985)	$684,078

Total liabilities	$2,847,063	$(2,162,985)	$684,078

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,798,504	$-	$(1,798,504)	$-
Counterparty D	708,697	-	(708,697)	-
Counterparty G	66,381	-	(66,381)	-

Total	$2,573,582	$-	$(2,573,582)	$-

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty H	$684,078	-	$(684,078)	-

Total	$684,078	$-	$(684,078)	$-

(1) Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.

(2) Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.

(3) Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2014.

(4) Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2014.

(Concluded)

7.	FINANCIAL HIGHLIGHTS

Unit operating performance for Series 1, 2, 3 and 4 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,			Date of first issuance
	2015	2014	2013

Series 1	182,693.002	226,646.771	349,050.340	July 23, 2001
Series 2	39.121	71.411	186.285	April 1, 2010
Series 3	14,145.541	16,444.909	24,444.217	September 1, 2009
Series 4	2,496.701	2,198.058	1,861.921	November 1, 2010

Ratios are calculated for each Series taken as a whole. Total return for Series 1 investors are presented for Unitholders charged 7% brokerage fee. An individual Unitholder’s per unit operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1) custodial fee (for Series 2), management fee (for Series 2 and 3) and profit share allocation arrangements.

8.	REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2015 and 2014, redemption payable of $228,683 and $119,598, respectively, was related to profit share earned during the year and allocated to the General Partner at each year-end and subsequently paid.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2016 to March 25, 2016, subscriptions of $2,564,152 were made to the Trust and redemptions of $6,297,903 were made from the Trust. The Managing Owner has performed its evaluation of subsequent events through March 25, 2016, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required disclosure or adjustment to the financial statements.

- 28 -