Form 10-K, Exhibit 13
period 2016-12-31
GLOBAL MACRO TRUST
filed 2017-03-29
CIK 1145765

Exhibit 13.01

Global Macro Trust

(A Delaware Statutory Trust)

Financial Statements for the Years Ended December 31,

2016, 2015 and 2014, and Report of Independent Registered

Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page(s)
AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015 AND FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 and 2014:

Statements of Financial Condition	2

Condensed Schedules of Investments	3-6

Statements of Operations	7

Statements of Changes in Trust Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10-28

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2016 and 2015, and the related Statements of Operations, Changes in Trust Capital and Financial Highlights for each of the three years in the period ended December 31, 2016 are complete and accurate.

Gregg Buckbinder, President

Millburn Ridgefield Corporation

Managing Owner of Global Macro Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of operations and changes in trust capital and the financial highlights for each of the three years in the period ended December 31, 2016. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2016, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Global Macro Trust as of December 31, 2016 and 2015, the results of its operations, changes in its trust capital and the financial highlights for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

March 22, 2017

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $26,072,098 and $36,557,560)	$26,059,657	$36,536,889
Net unrealized appreciation on open futures and forward currency contracts	5,065,066	4,388,065
Due from brokers	707,507	7,458,565
Cash denominated in foreign currencies (cost $4,474,848 and $5,080,323)	4,330,175	5,003,029

Total equity in trading accounts	36,162,405	53,386,548

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $175,434,923 and $148,952,529)	175,334,307	148,800,124

CASH AND CASH EQUIVALENTS	18,864,248	11,740,322

ACCRUED INTEREST RECEIVABLE	397,141	295,838

TOTAL	$230,758,101	$214,222,832

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$865,500	$572,663
Net unrealized depreciation on open futures and forward currency contracts	-	128,211
Due to brokers	640,342	-
Accrued brokerage fees	1,060,695	1,030,173
Accrued management fees	41,153	32,662
Redemptions payable to Unitholders	2,399,334	2,561,637
Redemptions payable to Managing Owner	2,452,815	828,683
Accrued expenses	133,534	222,847

Total liabilities	7,593,373	5,376,876

TRUST CAPITAL:
Managing Owner interest (3,653.388 and 4,917.000 units outstanding)	4,369,854	5,368,725
Series 1 Unitholders (158,499.560 and 164,988.926 units outstanding)	189,583,168	180,146,458
Series 2 Unitholders (6.799 and 39.121 units outstanding)	10,350	53,412
Series 3 Unitholders (15,531.699 and 13,929.871 units outstanding)	23,999,362	19,275,026
Series 4 Unitholders (2,828.734 and 2,541.689 units outstanding)	5,201,994	4,002,335

Total trust capital	223,164,728	208,845,956

TOTAL	$230,758,101	$214,222,832

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,196.11	$1,091.87
Series 2 Unitholders	$1,522.28	$1,365.30
Series 3 Unitholders	$1,545.19	$1,383.72
Series 4 Unitholders	$1,838.98	$1,574.68

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2016

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.03%	$63,669
Grains	(0.00)	(2,530)
Interest rates	1.00	2,235,827
Livestock	0.00	1,910
Metals	0.05	126,739
Softs	(0.00)	(9,610)
Stock indices	0.53	1,180,856

Total long futures contracts	1.61	3,596,861

Short futures contracts:
Energies	(0.04)	(93,838)
Grains	0.01	31,414
Interest rates	(0.01)	(31,386)
Livestock	(0.00)	(2,700)
Metals	0.10	220,431
Softs	(0.00)	(7,206)
Stock indices	(0.14)	(310,145)

Total short futures contracts	(0.08)	(193,430)

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	1.53	3,403,431

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.31)	(683,199)
Total short forward currency contracts	1.05	2,344,834

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS-Net	0.74	1,661,635

TOTAL	2.27%	$5,065,066

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2016

U. S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Trust Capital	Fair Value

$52,100,000	U.S. Treasury notes, 0.625%, 02/15/2017	23.35%	$52,105,088
49,710,000	U.S. Treasury notes, 0.875%, 05/15/2017	22.30	49,761,458
48,260,000	U.S. Treasury notes, 0.875%, 08/15/2017	21.64	48,302,416
51,220,000	U.S. Treasury notes, 0.875%, 11/15/2017	22.95	51,225,002

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $201,507,021)	90.24%	$201,393,964

See notes to financial statements	(Concluded)

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

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2015

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$48,100,000	U.S. Treasury notes, 0.375%, 04/30/2016	23.03%	$48,096,242
45,710,000	U.S. Treasury notes, 0.250%, 05/15/2016	21.87	45,684,110
44,260,000	U.S. Treasury notes, 0.625%, 07/15/2016	21.20	44,272,102
47,220,000	U.S. Treasury notes, 0.875%, 09/15/2016	22.64	47,284,559

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $185,510,089)	88.74%	$185,337,013

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014

INVESTMENT INCOME — Interest income	$941,571	$477,084	$289,332

EXPENSES:
Brokerage and custodial fees	13,188,987	13,566,738	15,803,314
Administrative expenses	1,192,572	1,140,008	1,239,830
Custody fees and other expenses	40,333	50,353	61,226
Management fees	460,718	385,131	405,490

Total expenses	14,882,610	15,142,230	17,509,860

Managing Owner commission rebate to unitholders	(777,662)	(817,820)	(454,987)

Net expenses	14,104,948	14,324,410	17,054,873

NET INVESTMENT LOSS	(13,163,377)	(13,847,326)	(16,765,541)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	34,149,842	17,999,224	54,277,805
Foreign exchange translation	(300,159)	(580,900)	71,870
Net change in unrealized:
Futures and forward currency contracts	805,212	2,370,350	(5,408,170)
Foreign exchange translation	(67,379)	166,256	(253,319)
Net gains (losses) from U.S. Treasury notes:
Realized	-	6,863	7,946
Net change in unrealized	60,019	(176,627)	(30,279)

Total net realized and unrealized gains	34,647,535	19,785,166	48,665,853

NET INCOME	21,484,158	5,937,840	31,900,312

LESS PROFIT SHARE TO MANAGING OWNER	551,582	228,356	119,598

NET INCOME AFTER PROFIT SHARE TO MANAGING OWNER	$20,932,576	$5,709,484	$31,780,714

Series 1 Unitholders	$104.24	$20.02	$118.61
Series 2 Unitholders	$156.98	$64.92	$184.35
Series 3 Unitholders	$161.47	$68.28	$189.23
Series 4 Unitholders	$264.30	$124.51	$240.96

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

									New Profit Memo
	Series 1 Unitholders		Series 2 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount

TRUST CAPITAL — January 1, 2014	257,057,401	269,666.902	156,016	139.796	21,885,706	19,432.989	2,305,510	1,906.624	-	-	6,833,096	7,168.282	288,237,729

Subscriptions	1,603,650	1,573.989	-	-	387,750	323.377	479,890	392.910	-	-	-	-	2,471,290
Redemptions	(71,899,612)	(72,423.402)	(118,925)	(100.675)	(7,176,774)	(5,908.165)	(105,216)	(83.337)	-	-	(2,719,598)	(2,590.292)	(82,020,125)
Additional units allocated*	-	474.562	-	-	-	-	-	-	-	-	-	436.029	-
Net income after profit share to Managing Owner	26,849,720	-	13,781	-	3,119,843	-	533,677	-	-	-	1,263,693	-	31,780,714
Managing Owner’s profit share	-	-	-	-	-	-	-	-	119,598	113.995	-	-	119,598
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(119,598)	(113.995)	119,598	113.995	-
TRUST CAPITAL — December 31, 2014	213,611,159	199,292.051	50,872	39.121	18,216,525	13,848.201	3,213,861	2,216.197	-	-	5,496,789	5,128.014	240,589,206

Subscriptions	4,012,715	3,741.139	-	-	2,126,191	1,580.234	570,931	387.872	-	-	-	-	6,709,837
Redemptions	(41,449,373)	(38,398.137)	-	-	(2,017,003)	(1,498.564)	(95,868)	(62.380)	-	-	(828,683)	(758.959)	(44,390,927)
Additional units allocated*	-	353.873	-	-	-	-	-	-	-	0.282	-	338.502	-
Net income after profit share to Managing Owner	3,971,957	-	2,540	-	949,313	-	313,411	-	327	-	471,936	-	5,709,484
Managing Owner’s profit share	-	-	-	-	-	-	-	-	228,356	209.161	-	-	228,356
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(228,683)	(209.443)	228,683	209.443	-

TRUST CAPITAL — December 31, 2015	180,146,458	164,988.926	53,412	39.121	19,275,026	13,929.871	4,002,335	2,541.689	-	-	5,368,725	4,917.000	208,845,956

Subscriptions	22,162,866	17,959.432	10,000	6.799	4,987,067	3,290.144	490,419	287.045	-	-	-	-	27,650,352
Redemptions	(29,744,512)	(24,785.236)	(57,537)	(39.121)	(2,560,874)	(1,688.316)	-	-	-	-	(2,452,815)	(2,051.664)	(34,815,738)
Additional units allocated*	-	336.438	-	-	-	-	-	-	-	1.004	-	324.871	-
Net income after profit share to Managing Owner	17,018,356	-	4,475	-	2,298,143	-	709,240	-	1,233	-	901,129	-	20,932,576
Managing Owner’s profit share	-	-	-	-	-	-	-	-	551,582	462.177	-	-	551,582
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(552,815)	(463.181)	552,815	463.181	-

TRUST CAPITAL — December 31, 2016	$189,583,168	158,499.560	$10,350	6.799	$23,999,362	15,531.699	$5,201,994	2,828.734	$-	-	$4,369,854	3,653.388	$223,164,728

* Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner. See note 3.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENT OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016				2015				2014
	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR)

Net income (loss) from operations:
Net investment loss (a)	$(78.67)	(40.26)	(36.53)	(6.17)	$(72.85)	(37.29)	(34.37)	(7.97)	$(71.17)	$(36.24)	$(33.89)	$(9.99)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	182.58	282.10	234.99	270.12	93.67	118.62	119.82	133.77	189.87	225.09	230.46	251.11
Net gains (losses) from U.S. Treasury notes (a)	0.33	2.49	0.30	0.35	(0.80)	(1.12)	(1.07)	(1.29)	(0.09)	0.00	(0.09)	(0.16)

Net income from operations	104.24	244.33	198.76	264.30	20.02	80.21	84.38	124.51	118.61	188.85	196.48	240.96

Less: profit share allocated to Managing Owner	0.00	87.35	37.29	0.00	0.00	15.29	16.10	0.00	0.00	4.50	7.25	0.00
Net income after profit share allocation	104.24	156.98	161.47	264.30	20.02	64.92	68.28	124.51	118.61	184.35	189.23	240.96

Net asset value, beginning of year	1,091.87	1,365.30	1,383.72	1,574.68	1,071.85	1,300.38	1,315.44	1,450.17	953.24	1,116.03	1,126.21	1,209.21

Net asset value, end of year	$1,196.11	$1,522.28	$1,545.19	$1,838.98	$1,091.87	$1,365.30	$1,383.72	$1,574.68	$1,071.85	$1,300.38	$1,315.44	$1,450.17

RATIOS TO AVERAGE TRUST CAPITAL:

Net investment loss	(6.55)%	(2.70)%	(2.40)%	(0.34)%	(6.75)%	(2.80)%	(2.55)%	(0.53)%	(7.02)%	(3.05)%	(2.77)%	(0.75)%

Total expenses	6.97%	3.07%	2.82%	0.76	6.96%	3.02%	2.77%	0.74	7.13	3.16	2.88	0.86
Profit share allocation (b)	0.00	5.86	2.45	0.00	0.00	1.15	1.19	0.00	0.00	0.38	0.59	0.00
TOTAL EXPENSES AND PROFIT SHARE ALLOCATION	6.97	8.93	5.27	0.76	6.96	4.17	3.96	0.74	7.13	3.54	3.47	0.86

Total return before profit share allocation	9.55%	17.36%	14.12%	16.78	1.87%	6.14%	6.38%	8.59	12.44	16.90	17.39	19.93
Less profit share allocation	0.00	5.86	2.45	0.00	0.00	1.15	1.19	0.00	0.00	0.38	0.59	0.00
TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	9.55%	11.50%	11.67%	16.78%	1.87%	4.99%	5.19%	8.59%	12.44%	16.52%	16.80%	19.93%

(a) Calculated based on the weighted average number of units during the year, see Note 7.

(b) The combination of a February 2016 redemption reducing the average capital for Series 2, along with crystallized fees on that redemption, contributed to a larger profit share allocation ratio for Series 2 compared to Series 3.

See notes to financial statements

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2016, 2015 and 2014

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

The Trust is an investment company following the accounting and reporting guidance put forth in Accounting Standard Update (“ASU”) 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements”.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2013 to 2016, the Managing Owner has determined that no reserves for uncertain tax positions were required.

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

During the years ended December 31, 2016 and 2015, there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Trust’s investments by hierarchical level as of December 31, 2016 and 2015 in valuing the Trust’s investments at fair value. At December 31, 2016 and 2015, the Trust held no assets or liabilities classified in Level 3.

Financial Assets and Liabilities at Fair Value as of December 31, 2016

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$201,393,964	$-	$201,393,964
Short-term money market fund*	18,621,676	-	18,621,676
Exchange-traded futures contracts
Energies	(30,169)	-	(30,169)
Grains	28,884	-	28,884
Interest rates	2,204,441	-	2,204,441
Livestock	(790)	-	(790)
Metals	347,170	-	347,170
Softs	(16,816)	-	(16,816)
Stock indices	870,711	-	870,711

Total exchange-traded futures contracts	3,403,431	-	3,403,431

Over-the-counter forward currency contracts	-	1,661,635	1,661,635

Total futures and forward currency contracts (2)	3,403,431	1,661,635	5,065,066

Total financial assets at fair value	$223,419,071	$1,661,635	$225,080,706

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral	$26,059,657
Investments in U.S. Treasury notes	175,334,307
Total investments in U.S. Treasury notes	$201,393,964

(2)
Net unrealized appreciation on open futures and forward currency contracts	$5,065,066
Net unrealized depreciation on open futures and forward currency contracts	-
Total net unrealized appreciation on open futures and forward currency contracts	$5,065,066

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets and Liabilities at Fair Value as of December 31, 2015

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$185,337,013	$-	$185,337,013
Short-term money market fund*	11,490,322	-	11,490,322
Exchange-traded futures contracts
Energies	1,506,235	-	1,506,235
Grains	336,843	-	336,843
Interest rates	(299,778)	-	(299,778)
Livestock	(88,790)	-	(88,790)
Metals	570,378	-	570,378
Softs	(32,325)	-	(32,325)
Stock indices	669,608	-	669,608

Total exchange-traded futures contracts	2,662,171	-	2,662,171

Over-the-counter forward currency contracts	-	1,597,683	1,597,683

Total futures and forward currency contracts (2)	2,662,171	1,597,683	4,259,854

Total financial assets at fair value	$199,489,506	$1,597,683	$201,087,189

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral	$36,536,889
Investments in U.S. Treasury notes	148,800,124
Total investments in U.S. Treasury notes	$185,337,013

(2)
Net unrealized appreciation on open futures and forward currency contracts	$4,388,065
Net unrealized depreciation on open futures and forward currency contracts	(128,211)
Total net unrealized appreciation on open futures and forward currency contracts	$4,259,854

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	TRUST AGREEMENT

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

For the years ended December 31, 2016, 2015 and 2014, brokerage and custodial fees were as follows:

	2016	2015	2014

Brokerage fees	$13,188,941	$13,566,607	$15,803,101
Custodial fees	46	131	213

Total	$13,188,987	$13,566,738	$15,803,314

Per the Trust agreement, selling agents are prohibited from receiving amounts in excess of 9.5% of the gross offering proceeds of Series 1 units sold subsequent to August 12, 2009. During the years ended December 31, 2016, 2015, and 2014, the Managing Owner rebated to the Trust for the benefit of all holders of Series 1 Units, all amounts that would have otherwise been due to selling agents but for the 9.5% cap. Further, in certain cases, there are Series 1 units that remain outstanding, where there is no longer a selling agent associated with such units. Beginning in August 2014, the Managing Owner rebated such amounts to the Trust for the benefit of all holders of Series 1 Units. The total amounts rebated to the Trust for both of these items during the years ended December 31, 2016, 2015, and 2014, were $777,662, $817,820, and $454,987 respectively, are presented in “Managing Owner commission rebate to unitholders” in the Statements of Operations.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2016 and 2015, $0 redemption charges were owed to the Managing Owner. There were no redemption charges paid to the Managing Owner for the years ended December 31, 2016, 2015 and 2014, respectively.

4.	DUE FROM/TO BROKERS

At December 31, 2016 and 2015, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $12,403,596 and $23,025,005 at December 31, 2016 and 2015, respectively.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. dollars, is detailed below:

	As of December 31,
	2016		2015
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$155,137	3.06%	$54,432	1.28%
British pound	494,366	9.76	(70,474)	(1.65)
Canadian dollar	27,194	0.54	382,071	8.97
Euro	2,612,792	51.58	258,636	6.07
Hong Kong dollar	38,547	0.76	73,989	1.74
Japanese yen	476,214	9.40	183,109	4.30
Korean won	243,382	4.81	14,676	0.34
Malaysian ringgit	-	-	9,270	0.22
Norwegian krone	(89,811)	(1.77)	(53,793)	(1.26)
Polish zloty	(42,931)	(0.85)	(145,789)	(3.42)
Singapore dollar	(4,223)	(0.08)	(11,349)	(0.27)
South African rand	15,831	0.31	70,730	1.66
Swedish krona	(117,247)	(2.31)	33,757	0.79
Turkish lira	(36,868)	(0.73)	(21,000)	(0.49)
U.S. dollar	1,292,683	25.52	3,481,589	81.72

Total	$5,065,066	100.00%	$4,259,854	100.00%

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

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2016 and 2015 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2016 and 2015. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2016

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$79,741	$(16,072)	$23,290	$(117,128)	$(30,169)
Grains	-	(2,530)	89,139	(57,725)	28,884
Interest rates	2,585,506	(349,679)	89	(31,475)	2,204,441
Livestock	1,910	-	-	(2,700)	(790)
Metals	659,138	(532,399)	453,344	(232,913)	347,170
Softs	240	(9,850)	70,445	(77,651)	(16,816)
Stock indices	1,809,601	(628,745)	20,868	(331,013)	870,711

Total futures contracts	5,136,136	(1,539,275)	657,175	(850,605)	3,403,431

Forward currency contracts	466,082	(1,149,281)	2,847,995	(503,161)	1,661,635

Total futures and forward currency contracts	$5,602,218	$(2,688,556)	$3,505,170	$(1,353,766)	$5,065,066

Fair Value of Futures and Forward Currency Contracts at December 31, 2015

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$-	$-	$1,935,820	$(429,585)	$1,506,235
Grains	48	-	347,695	(10,900)	336,843
Interest rates	1,030,409	(1,329,031)	-	(1,156)	(299,778)
Livestock	-	-	-	(88,790)	(88,790)
Metals	449,863	(52,819)	657,070	(483,736)	570,378
Softs	115,553	(74,163)	100	(73,815)	(32,325)
Stock indices	857,616	(274,614)	119,246	(32,640)	669,608

Total futures contracts	2,453,489	(1,730,627)	3,059,931	(1,120,622)	2,662,171

Forward currency contracts	736,739	(1,840,774)	3,851,664	(1,149,946)	1,597,683

Total futures and forward currency contracts	$3,190,228	$(3,571,401)	$6,911,595	$(2,270,568)	$4,259,854

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended 2016, 2015, and 2014 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2016, 2015 and 2014

Sector	2016	2015	2014

Futures contracts:
Energies	$(6,966,567)	$8,983,430	$2,981,313
Grains	2,781,648	(2,597,497)	3,623,367
Interest rates	14,988,237	7,669,389	37,531,206
Livestock	55,290	159,030	893,890
Metals	(1,111,367)	5,411,115	(2,488,313)
Softs	(942,605)	779,782	2,095,657
Stock indices	17,402,260	(87,413)	2,913,996

Total futures contracts	26,206,896	20,317,836	47,551,116

Forward currency contracts	8,748,158	51,738	1,318,519

Total futures and forward currency contracts	$34,955,054	$20,369,574	$48,869,635

The following table presents average notional value by sector in U.S. dollars of open futures and forward currency contracts for the years ended December 31, 2016, 2015 and 2014. The Trust’s average net asset value for the years ended 2016, 2015 and 2014 was approximately $226,000,000, $226,000,000 and $260,000,000, respectively.

	2016		2015		2014
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$9,908,768	$10,663,625	$1,449,651	$19,980,201	$58,506,140	$36,503,884
Grains	3,483,270	16,076,288	4,514,320	9,729,741	18,708,435	17,339,007
Interest rates	465,765,592	7,201,812	443,862,760	19,265,790	684,099,838	29,797,825
Livestock	55,860	1,364,840	312,778	1,891,970	6,012,536	2,708,046
Metals	8,167,515	14,594,787	2,425,751	25,691,322	32,405,876	13,151,885
Softs	2,494,206	1,866,875	2,068,245	4,421,026	5,798,787	7,150,901
Stock indices	133,506,586	11,752,950	139,974,824	10,986,473	264,077,146	6,713,147

Total futures contracts	623,381,797	63,521,177	594,608,329	91,966,523	1,069,608,758	113,364,695

Forward currency contracts	88,043,150	102,066,994	56,830,540	97,872,490	228,857,494	65,941,926

Total average notional	$711,424,947	$165,588,171	$651,438,869	$189,839,013	$1,298,466,252	$179,306,621

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. dollars at each quarter-end during 2016, 2015 and 2014. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

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

The following tables summarize the valuation of the Trust’s investments as December 31, 2016 and 2015.

Offsetting of derivative assets and liabilities at December 31, 2016

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$3,694,763	$(1,127,511)	$2,567,252
Counterparty I	2,098,548	(1,262,369)	836,179
Total futures contracts	5,793,311	(2,389,880)	3,403,431

Forward currency contracts
Counterparty G	1,572,076	(681,507)	890,569
Counterparty H	1,742,001	(970,935)	771,066
Total forward currency contracts	3,314,077	(1,652,442)	1,661,635

Total assets	$9,107,388	$(4,042,322)	$5,065,066

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$2,567,252	$-	$(2,567,252)	$-
Counterparty G	890,569	-	-	890,569
Counterparty H	771,066	-	-	771,066
Counterparty I	836,179	-	(836,179)	-

Total	$5,065,066	$-	$(3,403,431)	$1,661,635

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

(3) Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2016.

(Concluded)

Offsetting of derivative assets and liabilities at December 31, 2015

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$1,820,652	$(1,308,411)	$512,241
Counterparty I	3,692,768	(1,542,838)	2,149,930
Total futures contracts	5,513,420	(2,851,249)	2,662,171

Forward currency contracts Counterparty G	3,495,118	(1,769,224)	1,725,894

Total assets	$9,008,538	$(4,620,473)	$4,388,065

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts Counterparty H	$1,221,496	$(1,093,285)	$128,211

Total liabilities	$1,221,496	$(1,093,285)	$128,211

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$512,241	$-	$(512,241)	$-
Counterparty G	1,725,894	-	-	1,725,894
Counterparty I	2,149,930	-	(2,149,930)	-

Total	$4,388,065	$-	$(2,662,171)	$1,725,894

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty H	$128,211	-	$(128,211)	-

Total	$128,211	$-	$(128,211)	$-

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

Unit operating performance for Series 1, 2, 3 and 4 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,			Date of first issuance
	2016	2015	2014

Series 1	159,980.042	182,693.002	226,646.771	July 23, 2001
Series 2	12.094	39.121	71.411	April 1, 2010
Series 3	14,762.240	14,145.541	16,444.909	September 1, 2009
Series 4	2,774.133	2,496.701	2,198.058	November 1, 2010

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

At December 31, 2016 and 2015, redemption payable of $552,815 and $228,683, respectively, was related to profit share earned during the year and allocated to the Managing Owner at each year-end and subsequently paid.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2017 to March 22, 2017, subscriptions of $5,859,423 were made to the Trust and redemptions of $5,820,495 were made from the Trust. The Managing Owner has performed its evaluation of subsequent events through March 22, 2017, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required disclosure or adjustment to the financial statements.

- 28 -