Form 10-K, Exhibit 13
period 2017-12-31
GLOBAL MACRO TRUST
filed 2018-03-29
CIK 1145765

Exhibit 13.01

Global Macro Trust (A Delaware Statutory Trust) Financial Statements for the Years Ended December 31, 2017, 2016 and 2015, and Report of Independent Registered Public Accounting Firm

GLOBAL MACRO TRUST

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2017 and 2016, and the related Statements of Operations, Changes in Trust Capital and Financial Highlights for each of the three years in the period ended December 31, 2017 are complete and accurate.

Gregg Buckbinder, President
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2017 and 2016, the related statements of operations and changes in trust capital and the financial highlights for each of the three years in the period then ended, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Trust as of December 31, 2017, 2016 and 2015, and the results of its operations, the changes in trust capital, and the financial highlights for each of the three years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on the Trust’s financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement, whether due to error or fraud. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2017, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
March 19, 2018

We have served as the auditor of one or more Millburn Ridgefield Corporation investment companies since 2004.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $43,712,747 and $26,072,098)	$43,659,062	$26,059,657
Net unrealized appreciation on open futures and forward currency contracts	1,183,274	5,065,066
Due from brokers	231,309	707,507
Cash denominated in foreign currencies (cost $10,692,888 and $4,474,848)	10,970,398	4,330,175

Total equity in trading accounts	56,044,043	36,162,405

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $144,189,124 and $175,434,923)	143,988,170	175,334,307

CASH AND CASH EQUIVALENTS	23,212,966	18,864,248

ACCRUED INTEREST RECEIVABLE	505,305	397,141

TOTAL	$223,750,484	$230,758,101

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$1,420,900	$865,500
Net unrealized depreciation on open futures and forward currency contracts	4,213,545	—
Due to brokers	348,101	640,342
Accrued brokerage fees	942,175	1,060,695
Accrued management fees	47,179	41,153
Redemptions payable to Unitholders	3,468,963	2,399,334
Redemptions payable to Managing Owner	1,308,811	2,452,815
Accrued expenses	155,246	133,534

Total liabilities	11,904,920	7,593,373

TRUST CAPITAL:
Managing Owner interest (3,072.023 and 3,653.388 units outstanding)	3,742,615	4,369,854
Series 1 Unitholders (139,480.782 and 158,499.560 units outstanding)	169,927,843	189,583,168
Series 2 Unitholders (0.000 and 6.799 units outstanding)	—	10,350
Series 3 Unitholders (19,430.096 and 15,531.699 units outstanding)	31,616,309	23,999,362
Series 4 Unitholders (3,286.212 and 2,828.734 units outstanding)	6,558,797	5,201,994

Total trust capital	211,845,564	223,164,728

TOTAL	$223,750,484	$230,758,101

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,218.29	$1,196.11
Series 2 Unitholders	—	$1,522.28
Series 3 Unitholders	$1,627.18	$1,545.19
Series 4 Unitholders	$1,995.85	$1,838.98

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2017

	Net Unrealized Appreciation (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	1.21%	$2,568,516
Grains	(0.00)	(5,320)
Interest rates:
2 Year U.S. Treasury Note (591 contracts, settlement date March 2018)	0.00	2,141
30 Year U.S. Treasury Bond (82 contracts, settlement date March 2018)	0.06	118,719
Other	(0.98)	(2,060,795)

Total interest rates	(0.92)	(1,939,935)

Metals	1.22	2,582,552
Softs	0.04	83,760
Stock indices	0.25	521,594

Total long futures contracts	1.80	3,811,167

Short futures contracts:
Energies	(0.13)	(266,670)
Grains	0.03	62,575
Interest rates	0.11	226,616
Livestock	(0.00)	(6,580)
Metals	(1.31)	(2,762,805)
Softs	(0.03)	(61,396)
Stock indices	(0.08)	(168,781)

Total short futures contracts	(1.41)	(2,977,041)

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	0.39	834,126

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	0.26	558,799
Total short forward currency contracts	(2.08)	(4,423,196)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS-Net	(1.82)	(3,864,397)

TOTAL	(1.43)%	$(3,030,271)

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2017

U. S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Trust Capital	Fair Value

$52,100,000	U.S. Treasury notes, 1.000%, 02/15/2018	24.58%	$52,079,648
49,710,000	U.S. Treasury notes, 1.000%, 05/15/2018	23.44	49,646,893
48,260,000	U.S. Treasury notes, 1.000%, 08/15/2018	22.69	48,071,484
38,020,000	U.S. Treasury notes, 1.250%, 11/15/2018	17.87	37,849,207

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $187,901,871)	88.58%	$187,647,232

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2016

	Net Unrealized Appreciation (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.03%	$63,669
Grains	(0.00)	(2,530)
Interest rates	1.00	2,235,827
Livestock	0.00	1,910
Metals	0.05	126,739
Softs	(0.00)	(9,610)
Stock indices	0.53	1,180,856

Total long futures contracts	1.61	3,596,861

Short futures contracts:
Energies	(0.04)	(93,838)
Grains	0.01	31,414
Interest rates	(0.01)	(31,386)
Livestock	(0.00)	(2,700)
Metals	0.10	220,431
Softs	(0.00)	(7,206)
Stock indices	(0.14)	(310,145)

Total short futures contracts	(0.08)	(193,430)

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	1.53	3,403,431

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.31)	(683,199)
Total short forward currency contracts	1.05	2,344,834

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS-Net	0.74	1,661,635

TOTAL	2.27%	$5,065,066

		(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2016

U. S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Trust Capital	Fair Value

$52,100,000	U.S. Treasury notes, 0.625%, 02/15/2017	23.35%	$52,105,088
49,710,000	U.S. Treasury notes, 0.875%, 05/15/2017	22.30	49,761,458
48,260,000	U.S. Treasury notes, 0.875%, 08/15/2017	21.64	48,302,416
51,220,000	U.S. Treasury notes, 0.875%, 11/15/2017	22.95	51,225,002

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $201,507,021)	90.24%	$201,393,964

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	2017	2016	2015

INVESTMENT INCOME — Interest income	$1,749,536	$941,571	$477,084

EXPENSES:
Brokerage and custodial fees	12,462,252	13,188,987	13,566,738
Administrative expenses	1,440,217	1,192,572	1,140,008
Custody fees and other expenses	40,692	40,333	50,353
Management fees	541,502	460,718	385,131

Total expenses	14,484,663	14,882,610	15,142,230

Managing Owner commission rebate to unitholders	(745,218)	(777,662)	(817,820)

Net expenses	13,739,445	14,104,948	14,324,410

NET INVESTMENT LOSS	(11,989,909)	(13,163,377)	(13,847,326)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	25,845,691	34,149,842	17,999,224
Foreign exchange translation	511,894	(300,159)	(580,900)
Net change in unrealized:
Futures and forward currency contracts	(8,095,337)	805,212	2,370,350
Foreign exchange translation	422,183	(67,379)	166,256
Net gains (losses) from U.S. Treasury notes:
Realized	(4,782)	—	6,863
Net change in unrealized	(141,582)	60,019	(176,627)

Total net realized and unrealized gains	18,538,067	34,647,535	19,785,166

NET INCOME	6,548,158	21,484,158	5,937,840

LESS PROFIT SHARE TO MANAGING OWNER	308,026	551,582	228,356

NET INCOME AFTER PROFIT SHARE TO MANAGING OWNER	$6,240,132	$20,932,576	$5,709,484

Series 1 Unitholders	$22.18	$104.24	$20.02
Series 2 Unitholders(1)	$60.16	$156.98	$64.92
Series 3 Unitholders	$81.99	$161.47	$68.28
Series 4 Unitholders	$156.87	$264.30	$124.51

(1) For the eight months ended August 31, 2017, date of full redemption.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

									New Profit Memo
	Series 1 Unitholders		Series 2 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount

TRUST CAPITAL — January 1, 2015	213,611,159	199,292.051	50,872	39.121	18,216,525	13,848.201	3,213,861	2,216.197	—	—	5,496,789	5,128.014	240,589,206

Subscriptions	4,012,715	3,741.139	—	—	2,126,191	1,580.234	570,931	387.872	—	—	—	—	6,709,837
Redemptions	(41,449,373)	(38,398.137)	—	—	(2,017,003)	(1,498.564)	(95,868)	(62.380)	—	—	(828,683)	(758.959)	(44,390,927)
Additional units allocated*	—	353.873	—	—	—	—	—	—	—	0.282	—	338.502	—
Net income after profit share to Managing Owner	3,971,957	—	2,540	—	949,313	—	313,411	—	327	—	471,936	—	5,709,484
Managing Owner’s profit share	—	—	—	—	—	—	—	—	228,356	209.161	—	—	228,356
Transfer of New Profit Memo Account to Managing Owner	—	—	—	—	—	—	—	—	(228,683)	(209.443)	228,683	209.443	—
TRUST CAPITAL — December 31, 2015	180,146,458	164,988.926	53,412	39.121	19,275,026	13,929.871	4,002,335	2,541.689	—	—	5,368,725	4,917.000	208,845,956

Subscriptions	22,162,866	17,959.432	10,000	6.799	4,987,067	3,290.144	490,419	287.045	—	—	—	—	27,650,352
Redemptions	(29,744,512)	(24,785.236)	(57,537)	(39.121)	(2,560,874)	(1,688.316)	—	—	—	—	(2,452,815)	(2,051.664)	(34,815,738)
Additional units allocated*	—	336.438	—	—	—	—	—	—	—	1.004	—	324.871	—
Net income after profit share to Managing Owner	17,018,356	—	4,475	—	2,298,143	—	709,240	—	1,233	—	901,129	—	20,932,576
Managing Owner’s profit share	—	—	—	—	—	—	—	—	551,582	462.177	—	—	551,582
Transfer of New Profit Memo Account to Managing Owner	—	—	—	—	—	—	—	—	(552,815)	(463.181)	552,815	463.181	—

TRUST CAPITAL — December 31, 2016	189,583,168	158,499.560	10,350	6.799	23,999,362	15,531.699	5,201,994	2,828.734	—	—	4,369,854	3,653.388	223,164,728

Subscriptions	4,394,400	3,628.606	—	—	10,699,874	6,736.037	849,374	458.863	—	—	—	—	15,943,648
Redemptions	(27,950,225)	(23,047.050)	(10,756)	(6.799)	(4,538,535)	(2,837.640)	(2,643)	(1.385)	—	—	(1,308,811)	(1,075.119)	(33,810,970)
Additional units allocated*	—	399.666	—	—	—	—	—	—	—	0.818	—	239.458	—
Net income after profit share to Managing Owner	3,900,500	—	406	—	1,455,608	—	510,072	—	786	—	372,760	—	6,240,132
Managing Owner’s profit share	—	—	—	—	—	—	—	—	308,026	253.478	—	—	308,026
Transfer of New Profit Memo Account to Managing Owner	—	—	—	—	—	—	—	—	(308,812)	(254.296)	308,812	254.296	—

TRUST CAPITAL — December 31, 2017	$169,927,843	139,480.782	$—	—	$31,616,309	19,430.096	$6,558,797	3,286.212	$—	—	$3,742,615	3,072.023	$211,845,564

* Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner. See note 3.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENT OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	2017				2016				2015
	Series 1	Series 2(c)	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR)
Net income (loss) from operations:
Net investment loss (a)	$(75.70)	(24.48)	(33.47)	(2.83)	$(78.67)	(40.26)	(36.53)	(6.17)	$(72.85)	(37.29)	(34.37)	(7.97)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	98.66	98.11	134.29	161.05	182.58	282.10	234.99	270.12	93.67	118.62	119.82	133.77
Net gains (losses) from U.S. Treasury notes (a)	(0.78)	0.13	(1.20)	(1.35)	0.33	2.49	0.30	0.35	(0.80)	(1.12)	(1.07)	(1.29)

Net income from operations	22.18	73.76	99.62	156.87	104.24	244.33	198.76	264.30	20.02	80.21	84.38	124.51

Less: profit share allocated to Managing Owner	0.00	13.60	17.63	0.00	0.00	87.35	37.29	0.00	0.00	15.29	16.10	0.00
Net income after profit share allocation	22.18	60.16	81.99	156.87	104.24	156.98	161.47	264.30	20.02	64.92	68.28	124.51

Net asset value, beginning of year	1,196.11	1,522.28	1,545.19	1,838.98	1,091.87	1,365.30	1,383.72	1,574.68	1,071.85	1,300.38	1,315.44	1,450.17

Net asset value, end of year	$1,218.29	$1,582.44	$1,627.18	$1,995.85	$1,196.11	$1,522.28	$1,545.19	$1,838.98	$1,091.87	$1,365.30	$1,383.72	$1,574.68

RATIOS TO AVERAGE TRUST CAPITAL:

Net investment loss	(6.24)%	(2.36)%	(2.10)%	(0.15)%	(6.55)%	(2.70)%	(2.40)%	(0.34)%	(6.75)%	(2.80)%	(2.55)%	(0.53)%

Total expenses	7.03%	3.06%	2.91%	0.94	6.97%	3.07%	2.82%	0.76	6.96%	3.02%	2.77%	0.74
Profit share allocation (b)	0.00	0.87	1.11	0.00	0.00	5.86	2.45	0.00	0.00	1.15	1.19	0.00
TOTAL EXPENSES AND PROFIT SHARE ALLOCATION	7.03	3.93	4.02	0.94	6.97	8.93	5.27	0.76	6.96	4.17	3.96	0.74

Total return before profit share allocation	1.85%	4.82%	6.42%	8.53	9.55%	17.36%	14.12%	16.78	1.87%	6.14%	6.38%	8.59
Less profit share allocation	0.00	0.87	1.11	0.00	0.00	5.86	2.45	0.00	0.00	1.15	1.19	0.00
TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	1.85%	3.95%	5.31%	8.53%	9.55%	11.50%	11.67%	16.78%	1.87%	4.99%	5.19%	8.59%

(a) Calculated based on the weighted average number of units during the year, see Note 7.
(b) The combination of a February 2016 redemption reducing the average capital for Series 2, along with crystallized fees on that redemption, contributed to a larger profit share allocation ratio for Series 2 compared to Series 3.
(c) For the eight months ended August 31, 2017, date of full redemption.

See notes to financial statements

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016 and 2015

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

Cash and Cash Equivalents — Cash and cash equivalents includes cash and investments in Dreyfus Treasury Prime Cash Management, a short term U.S. government securities money market fund, that is readily convertible to cash and has an original maturity of 90 days or less.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2014 to 2017, the Managing Owner has determined that no reserves for uncertain tax positions were required.

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

During the years ended December 31, 2017 and 2016, there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Trust’s investments by hierarchical level as of December 31, 2017 and 2016 in valuing the Trust’s investments at fair value. At December 31, 2017 and 2016, the Trust held no assets or liabilities classified in Level 3.

Financial Assets and Liabilities at Fair Value as of December 31, 2017

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$187,647,232	$—	$187,647,232
Short-term money market fund*	22,962,966	—	22,962,966
Exchange-traded futures contracts
Energies	2,301,846	—	2,301,846
Grains	57,255	—	57,255
Interest rates	(1,713,319)	—	(1,713,319)
Livestock	(6,580)	—	(6,580)
Metals	(180,253)	—	(180,253)
Softs	22,364	—	22,364
Stock indices	352,813	—	352,813

Total exchange-traded futures contracts	834,126	—	834,126

Over-the-counter forward currency contracts	—	(3,864,397)	(3,864,397)

Total futures and forward currency contracts (2)	834,126	(3,864,397)	(3,030,271)

Total financial assets at fair value	$211,444,324	$(3,864,397)	$207,579,927

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$43,659,062
Investments in U.S. Treasury notes			143,988,170
Total investments in U.S. Treasury notes			$187,647,232

(2)
Net unrealized appreciation on open futures and forward currency contracts			$1,183,274
Net unrealized depreciation on open futures and forward currency contracts			(4,213,545)
Total net unrealized depreciation on open futures and forward currency contracts			$(3,030,271)

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets and Liabilities at Fair Value as of December 31, 2016

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$201,393,964	$—	$201,393,964
Short-term money market fund*	18,621,676	—	18,621,676
Exchange-traded futures contracts
Energies	(30,169)	—	(30,169)
Grains	28,884	—	28,884
Interest rates	2,204,441	—	2,204,441
Livestock	(790)	—	(790)
Metals	347,170	—	347,170
Softs	(16,816)	—	(16,816)
Stock indices	870,711	—	870,711

Total exchange-traded futures contracts	3,403,431	—	3,403,431

Over-the-counter forward currency contracts	—	1,661,635	1,661,635

Total futures and forward currency contracts (2)	3,403,431	1,661,635	5,065,066

Total financial assets at fair value	$223,419,071	$1,661,635	$225,080,706

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$26,059,657
Investments in U.S. Treasury notes			175,334,307
Total investments in U.S. Treasury notes			$201,393,964

(2)
Net unrealized appreciation on open futures and forward currency contracts			$5,065,066
Net unrealized depreciation on open futures and forward currency contracts			—
Total net unrealized appreciation on open futures and forward currency contracts			$5,065,066

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	TRUST AGREEMENT

With the effectiveness of the Trust’s Registration Statement on August 12, 2009, the Trust began to offer Series 2, Series 3 and Series 4 units. The only units offered prior to such date were Series 1 units. Series 2, Series 3 and Series 4 units were first issued April 1, 2010, September 1, 2009 and November 1, 2010, respectively. Series 2 fully redeemed August 31, 2017, and subsequent to August 2017, Series 1 and Series 2 Units are no longer being offered.

With the effectiveness of the Trust’s Registration Statement on September 29, 2017, the Trust in addition to offering Series 3 and Series 4 Units, began offering Series 5 Units.

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

Prior to October 1, 2017, the Trust paid the Managing Owner a management fee of 2% per year of the Trust’s Net Asset Value (before management fee and profit share calculations) attributable to Series 2 and 3 Units. In addition, Series 2 Unitholders paid an annual custodial fee of 0.25% of their attributable Net Asset Value before management fee and profit share calculations. Series 2, 3 and 4 Units are also charged for their pro rata share of the Trust’s actual trade execution and clearing costs including electronic platform trading costs. Series 4 Unitholders are not charged a management fee.

Effective October 1, 2017, the Trust reduced the management fee it pays the Managing Owner to 1.75% per year of the Trust’s Net Asset Value (before management fee and profit share calculations) attributable to Series 3 Units.

The Trust will pay the Managing Owner a management fee of 2.50% per year of the Trust’s Net Asset Value (before management fee and profit share calculations) attributable to Series 5 Units. No Series 5 Units have been issued to date.

For the years ended December 31, 2017, 2016 and 2015, brokerage and custodial fees were as follows:

	2017	2016	2015

Brokerage fees	$12,462,234	$13,188,941	$13,566,607
Custodial fees	18	46	131

Total	$12,462,252	$13,188,987	$13,566,738

Per the Trust agreement, selling agents are prohibited from receiving amounts in excess of 9.5% of the gross offering proceeds of Series 1 units sold subsequent to August 12, 2009. During the years ended December 31, 2017, 2016, and 2015, the Managing Owner rebated to the Trust for the benefit of all holders of Series 1 Units, all amounts that would have otherwise been due to selling agents but for the 9.5% cap. Further, in certain cases, there are Series 1 units that remain outstanding, where there is no longer a selling agent associated with such units. Beginning in August 2014, the Managing Owner rebated such amounts to the Trust for the benefit of all holders of Series 1 Units. The total amounts rebated to the Trust for both of these items during the years ended December 31, 2017, 2016, and 2015, were $745,218, $777,662, and $817,820 respectively, are presented in “Managing Owner commission rebate to unitholders” in the Statements of Operations.

The Agreement provides that the Managing Owner’s profit share, equal to 20% of New Trading Profits in excess of the highest cumulative level of Trading Profit as of any previous calendar year-end, is charged to the Unitholders’ capital accounts. The highest cumulative level of Trading Profit is maintained separately for Series 1, Series 2 and 3 Unitholders in the aggregate, and Series 5. Series 4 Unitholders are not charged profit share. New Trading Profits include realized and unrealized trading profits (losses), brokerage fees, trading-related expenses and administrative expenses. New Trading Profits do not include interest income. For Unitholders’ redemptions during the year, the profit share calculation shall be computed as though the redemption occurred at year-end. Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes called New Profit Memo Account. Any profit share charged is added to the Managing Owner’s capital account to the extent that net taxable capital gains are allocated to the Managing Owner. The remainder of such profit share, if any, is added to the New Profit Memo Account. The Managing Owner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit Memo Account to the Managing Owner’s capital account.

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

All redemption charges will be paid to the Managing Owner. At December 31, 2017 and 2016, $0 redemption charges were owed to the Managing Owner. There were no redemption charges paid to the Managing Owner for the years ended December 31, 2017, 2016 and 2015, respectively.

4.	DUE FROM/TO BROKERS

At December 31, 2017 and 2016, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $16,475,923 and $12,403,596 at December 31, 2017 and 2016, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., and SG Americas Securities, LLC., collectively the “Futures Clearing Brokers.” The Trust ceased clearing trades through J.P. Morgan Securities LLC., during September 2015. For all forward currency transactions, the Trust utilizes two prime brokers, Deutsche Bank AG and Morgan Stanley & Co., LLC, (“MS”) collectively the “FX Prime Brokers.” MS ceased providing prime broker services during January 2015. The Trust continues to clear trades through MS, utilizing MS as a swap dealer.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. dollars, is detailed below:

	As of December 31,
	2017		2016
Currency Type	Total Net Unrealized Appreciation (Depreciation)	Percent of Total	Total Net Unrealized Appreciation (Depreciation)	Percent of Total

Australian dollar	$(231,212)	7.63%	$155,137	3.06%
British pound	883,289	(29.15)	494,366	9.76
Canadian dollar	41,534	(1.37)	27,194	0.54
Euro	(3,250,736)	107.28	2,612,792	51.58
Hong Kong dollar	54,865	(1.81)	38,547	0.76
Japanese yen	539,509	(17.80)	476,214	9.40
Korean won	161,165	(5.32)	243,382	4.81
Norwegian krone	(186,465)	6.15	(89,811)	(1.77)
Polish zloty	52,304	(1.73)	(42,931)	(0.85)
Singapore dollar	8,342	(0.28)	(4,223)	(0.08)
South African rand	15,268	(0.50)	15,831	0.31
Swedish krona	(168,244)	5.55	(117,247)	(2.31)
Turkish lira	(190,548)	6.29	(36,868)	(0.73)
U.S. dollar	(759,342)	25.06	1,292,683	25.52

Total	$(3,030,271)	100.00%	$5,065,066	100.00%

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

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2017 and 2016 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2017 and 2016. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2017

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$2,574,139	$(5,623)	$81,960	$(348,630)	$2,301,846
Grains	—	(5,320)	115,675	(53,100)	57,255
Interest rates	378,696	(2,318,631)	285,175	(58,559)	(1,713,319)
Livestock	—	—	1,260	(7,840)	(6,580)
Metals	2,596,495	(13,943)	5,056	(2,767,861)	(180,253)
Softs	85,170	(1,410)	11,813	(73,209)	22,364
Stock indices	1,859,712	(1,338,118)	247,718	(416,499)	352,813

Total futures contracts	7,494,212	(3,683,045)	748,657	(3,725,698)	834,126

Forward currency contracts	1,857,705	(1,298,906)	712,658	(5,135,854)	(3,864,397)

Total futures and forward currency contracts	$9,351,917	$(4,981,951)	$1,461,315	$(8,861,552)	$(3,030,271)

Fair Value of Futures and Forward Currency Contracts at December 31, 2016

	Fair Value - Long Positions		Fair Value - Short Positions		Net Unrealized Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$79,741	$(16,072)	$23,290	$(117,128)	$(30,169)
Grains	—	(2,530)	89,139	(57,725)	28,884
Interest rates	2,585,506	(349,679)	89	(31,475)	2,204,441
Livestock	1,910	—	—	(2,700)	(790)
Metals	659,138	(532,399)	453,344	(232,913)	347,170
Softs	240	(9,850)	70,445	(77,651)	(16,816)
Stock indices	1,809,601	(628,745)	20,868	(331,013)	870,711

Total futures contracts	5,136,136	(1,539,275)	657,175	(850,605)	3,403,431

Forward currency contracts	466,082	(1,149,281)	2,847,995	(503,161)	1,661,635

Total futures and forward currency contracts	$5,602,218	$(2,688,556)	$3,505,170	$(1,353,766)	$5,065,066

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended 2017, 2016, and 2015 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2017, 2016 and 2015

Sector	2017	2016	2015

Futures contracts:
Energies	$(2,600,361)	$(6,966,567)	$8,983,430
Grains	(2,041,657)	2,781,648	(2,597,497)
Interest rates	(1,369,247)	14,988,237	7,669,389
Livestock	(102,040)	55,290	159,030
Metals	(241,212)	(1,111,367)	5,411,115
Softs	878,322	(942,605)	779,782
Stock indices	34,847,775	17,402,260	(87,413)

Total futures contracts	29,371,580	26,206,896	20,317,836

Forward currency contracts	(11,621,226)	8,748,158	51,738

Total futures and forward currency contracts	$17,750,354	$34,955,054	$20,369,574

The following table presents average notional value by sector in U.S. dollars of open futures and forward currency contracts for the years ended December 31, 2017, 2016 and 2015. The Trust’s average net asset value for the years ended 2017, 2016 and 2015 was approximately $221,000,000, $226,000,000 and $226,000,000, respectively.

	2017		2016		2015
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$21,863,824	$19,092,581	$9,908,768	$10,663,625	$1,449,651	$19,980,201
Grains	171,032	23,193,037	3,483,270	16,076,288	4,514,320	9,729,741
Interest rates	434,963,631	21,196,779	465,765,592	7,201,812	443,862,760	19,265,790
Livestock	304,916	833,972	55,860	1,364,840	312,778	1,891,970
Metals	15,578,592	10,252,121	8,167,515	14,594,787	2,425,751	25,691,322
Softs	833,150	4,558,494	2,494,206	1,866,875	2,068,245	4,421,026
Stock indices	186,976,073	17,329,415	133,506,586	11,752,950	139,974,824	10,986,473

Total futures contracts	660,691,218	96,456,399	623,381,797	63,521,177	594,608,329	91,966,523

Forward currency contracts	85,663,247	120,741,789	88,043,150	102,066,994	56,830,540	97,872,490

Total average notional	$746,354,465	$217,198,188	$711,424,947	$165,588,171	$651,438,869	$189,839,013

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. dollars at each quarter-end during 2017, 2016 and 2015. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

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

The following tables summarize the valuation of the Trust’s investments as December 31, 2017 and 2016.

Offsetting of derivative assets and liabilities at December 31, 2017

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$2,789,663	$(1,606,389)	$1,183,274
Total assets	$2,789,663	$(1,606,389)	$1,183,274

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Futures contracts
Counterparty I	$5,802,354	$(5,453,206)	$349,148
Total futures contracts	5,802,354	(5,453,206)	349,148

Forward currency contracts
Counterparty G	2,732,822	(1,041,485)	1,691,337
Counterparty H	3,701,938	(1,528,878)	2,173,060
Total forward currency contracts	6,434,760	(2,570,363)	3,864,397

Total liabilities	$12,237,114	$(8,023,569)	$4,213,545

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,183,274	$—	$(1,183,274)	$—

Total	$1,183,274	$—	$(1,183,274)	$—

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty G	$1,691,337	$—	$(1,691,337)	$—
Counterparty H	2,173,060	—	(2,173,060)	—
Counterparty I	349,148	—	(349,148)	—

Total	$4,213,545	$—	$(4,213,545)	$—

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

(3) Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2017.

(4) Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2017.

(Concluded)

Offsetting of derivative assets and liabilities at December 31, 2016

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$3,694,763	$(1,127,511)	$2,567,252
Counterparty I	2,098,548	(1,262,369)	836,179
Total futures contracts	5,793,311	(2,389,880)	3,403,431

Forward currency contracts
Counterparty G	1,572,076	(681,507)	890,569
Counterparty H	1,742,001	(970,935)	771,066
Total forward currency contracts	3,314,077	(1,652,442)	1,661,635

Total assets	$9,107,388	$(4,042,322)	$5,065,066

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$2,567,252	$—	$(2,567,252)	$—
Counterparty G	890,569	—	—	890,569
Counterparty H	771,066	—	—	771,066
Counterparty I	836,179	—	(836,179)	—

Total	$5,065,066	$—	$(3,403,431)	$1,661,635

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

Unit operating performance for Series 1, 2, 3 and 4 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,				Date of first issuance
	2017		2016	2015

Series 1	150,460.406		159,980.042	182,693.002	July 23, 2001
Series 2	6.797	(1)	12.094	39.121	April 1, 2010
Series 3	17,465.839		14,762.240	14,145.541	September 1, 2009
Series 4	3,238.290		2,774.133	2,496.701	November 1, 2010

(1) For the eight months ended August 31, 2017, date of full redemption.

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

At December 31, 2017 and 2016, redemption payable of $308,812 and $552,815, respectively, was related to profit share earned during the year and allocated to the Managing Owner at each year-end and subsequently paid.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2018 to March 19, 2018, subscriptions of $2,206,086 were made to the Trust and redemptions of $3,236,836 were made from the Trust. The Managing Owner has performed its evaluation of subsequent events through March 19, 2018, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required adjustment to or disclosure in the financial statements.