Form 10-K, Exhibit 13
period 2018-12-31
GLOBAL MACRO TRUST
filed 2019-03-28
CIK 1145765

Exhibit 13.01

Global Macro Trust

(A Delaware Statutory Trust)

Financial Statements for the Years Ended December 31, 2018, 2017 and 2016, and Report of Independent Registered Public Accounting Firm

GLOBAL MACRO TRUST

TABLE OF CONTENTS

Page(s)

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–28

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2018, 2017 and 2016, and the related Statements of Operations, Changes in Trust Capital and Financial Highlights for each of the three years in the period ended December 31, 2018 are complete and accurate.

Gregg Buckbinder, President and Chief Financial Officer
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

Deloitte & Touche LLP
30 Rockefeller Plaza
New York, NY 10112-0015
USA

Tel: +1 212 492 4000
Fax: +1 212 489 1687
www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2018 and 2017, the related statements of operations, changes in trust capital and the financial highlights for each of the three years in the period ended December 31, 2018, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Trust as of December 31, 2018, 2017 and 2016, and the results of its operations, the changes in trust capital, and the financial highlights for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on the Trust's financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2018, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

March 19, 2019

We have served as the auditor of one or more Millburn Ridgefield Corporation investment companies since 2004.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS

EQUITY IN TRADING ACCOUNTS:

Investments in U.S. Treasury notes — at fair value (amortized cost $21,617,368 and $43,712,747)	$21,603,382	$43,659,062
Net unrealized appreciation on open futures and forward currency contracts	4,054,099	1,183,274
Due from brokers	6,504,331	231,309
Cash denominated in foreign currencies (cost $6,909,914 and $10,692,888)	6,897,526	10,970,398

Total equity in trading accounts	39,059,338	56,044,043

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $127,102,393 and $144,189,124)	127,073,001	143,988,170

CASH AND CASH EQUIVALENTS	11,323,714	23,212,966

ACCRUED INTEREST RECEIVABLE	300,240	505,305

TOTAL	$177,756,293	$223,750,484

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$75,000	$1,420,900
Net unrealized depreciation on open futures and forward currency contracts	318,490	4,213,545
Due to brokers	180,817	348,101
Accrued brokerage fees	713,459	942,175
Accrued management fees	48,716	47,179
Redemptions payable to Unitholders	1,542,051	3,468,963
Redemptions payable to Managing Owner	68,133	1,308,811
Accrued expenses	95,879	155,246
Cash denominated in foreign currencies (cost $162,735 and $0)	165,502	-

Total liabilities	3,208,047	11,904,920

TRUST CAPITAL:
Managing Owner interest (3,271.911 and 3,072.023 units outstanding)	3,878,720	3,742,615
Series 1 Unitholders (110,008.795 and 139,480.782 units outstanding)	130,410,857	169,927,843
Series 3 Unitholders (19,251.321 and 19,430.096 units outstanding)	31,842,823	31,616,309
Series 4 Unitholders (3,619.144 and 3,286.212 units outstanding)	7,485,965	6,558,797
Series 5 Unitholders (584.994 and 0 units outstanding)	929,881	-

Total trust capital	174,548,246	211,845,564

TOTAL	$177,756,293	$223,750,484

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,185.46	$1,218.29
Series 3 Unitholders	$1,654.06	$1,627.18
Series 4 Unitholders	$2,068.44	$1,995.85
Series 5 Unitholders	$1,589.56	-

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2018

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)

FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	(0.04)%	$(63,140)
Grains	(0.01)	(19,770)
Interest rates:
30 Year U.S. Treasury Bond (27 contracts, settlement date March 2019)	0.01	11,594
Other	0.69	1,206,179

Total interest rates	0.70	1,217,773

Metals	(0.33)	(575,250)
Stock indices	(0.05)	(92,460)

Total long futures contracts	0.27	467,153

Short futures contracts:
Energies	2.04	3,577,403
Grains	0.15	265,515
Interest rates	(0.66)	(1,153,413)
Livestock	0.00	70
Metals	0.26	449,212
Softs	0.05	79,694
Stock indices	(0.14)	(247,491)

Total short futures contracts	1.70	2,970,990

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	1.97	3,438,143

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	0.50	868,265
Total short forward currency contracts	(0.33)	(570,799)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS-Net	0.17	297,466

TOTAL	2.14%	$3,735,609

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2018

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$39,200,000	U.S. Treasury notes, 0.750%, 02/15/2019	22.41%	$39,118,844
38,910,000	U.S. Treasury notes, 0.875%, 05/15/2019	22.16	38,685,812
33,760,000	U.S. Treasury notes, 0.750%, 08/15/2019	19.13	33,384,156
38,020,000	U.S. Treasury notes, 1.000%, 11/15/2019	21.48	37,487,571

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $148,719,761)	85.18%	$148,676,383

See notes to financial statements	(Concluded)

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

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2017

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$52,100,000	U.S. Treasury notes, 1.000%, 02/15/2018	24.58%	$52,079,648
49,710,000	U.S. Treasury notes, 1.000%, 05/15/2018	23.44	49,646,893
48,260,000	U.S. Treasury notes, 1.000%, 08/15/2018	22.69	48,071,484
38,020,000	U.S. Treasury notes, 1.250%, 11/15/2018	17.87	37,849,207

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $187,901,871)	88.58%	$187,647,232

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

	2018	2017	2016

INVESTMENT INCOME — Interest income	$3,066,530	$1,749,536	$941,571

EXPENSES:
Brokerage and custodial fees	9,946,220	12,462,252	13,188,987
Administrative expenses	1,041,158	1,440,217	1,192,572
Custody fees and other expenses	34,453	40,692	40,333
Management fees	560,465	541,502	460,718

Total expenses	11,582,296	14,484,663	14,882,610

Managing Owner commission rebate to unitholders	(627,923)	(745,218)	(777,662)

Net expenses	10,954,373	13,739,445	14,104,948

NET INVESTMENT LOSS	(7,887,843)	(11,989,909)	(13,163,377)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(3,142,047)	25,845,691	34,149,842
Foreign exchange translation	68,661	511,894	(300,159)
Net change in unrealized:
Futures and forward currency contracts	6,765,880	(8,095,337)	805,212
Foreign exchange translation	(292,665)	422,183	(67,379)
Net gains (losses) from U.S. Treasury notes:
Realized	9,227	(4,782)	-
Net change in unrealized	211,261	(141,582)	60,019

Total net realized and unrealized gains	3,620,317	18,538,067	34,647,535

NET INCOME (LOSS)	(4,267,526)	6,548,158	21,484,158

LESS PROFIT SHARE TO MANAGING OWNER	68,133	308,026	551,582

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER	$(4,335,659)	$6,240,132	$20,932,576

Series 1 Unitholders	$(32.83)	$22.18	$104.24
Series 2 Unitholders(1)	-	$60.16	$156.98
Series 3 Unitholders	$26.88	$81.99	$161.47
Series 4 Unitholders	$72.59	$156.87	$264.30
Series 5 Unitholders(2)	$89.56	-	-

(1) For the eight months ended August 31, 2017, date of full redemption.

(2) Series 5 Units were first issued on April 1, 2018.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

	Series 1 Unitholders		Series 2 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Series 5 Unitholders		New Profit Memo Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount

TRUST CAPITAL — January 1, 2016	180,146,458	164,988.926	53,412	39.121	19,275,026	13,929.871	4,002,335	2,541.689	-	-	-	-	5,368,725	4,917.000	208,845,956

Subscriptions	22,162,866	17,959.432	10,000	6.799	4,987,067	3,290.144	490,419	287.045	-	-	-	-	-	-	27,650,352
Redemptions	(29,744,512)	(24,785.236)	(57,537)	(39.121)	(2,560,874)	(1,688.316)	-	-	-	-	-	-	(2,452,815)	(2,051.664)	(34,815,738)
Additional units allocated*	-	336.438	-	-	-	-	-	-	-	-	-	1.004	-	324.871	-
Net income after profit share to
Managing Owner	17,018,356	-	4,475	-	2,298,143	-	709,240	-	-	-	1,233	-	901,129	-	20,932,576
Managing Owner’s profit share	-	-	-	-	-	-	-	-	-	-	551,582	462.177	-	-	551,582
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	-	-	(552,815)	(463.181)	552,815	463.181	-
TRUST CAPITAL — December 31, 2016	189,583,168	158,499.560	10,350	6.799	23,999,362	15,531.699	5,201,994	2,828.734	-	-	-	-	4,369,854	3,653.388	223,164,728

Subscriptions	4,394,400	3,628.606	-	-	10,699,874	6,736.037	849,374	458.863	-	-	-	-	-	-	15,943,648
Redemptions	(27,950,225)	(23,047.050)	(10,756)	(6.799)	(4,538,535)	(2,837.640)	(2,643)	(1.385)	-	-	-	-	(1,308,811)	(1,075.119)	(33,810,970)
Additional units allocated*	-	399.666	-	-	-	-	-	-	-	-	-	0.818	-	239.458	-
Net income after profit share to Managing Owner	3,900,500	-	406	-	1,455,608	-	510,072	-	-	-	786	-	372,760	-	6,240,132
Managing Owner’s profit share	-	-	-	-	-	-	-	-	-	-	308,026	253.478	-	-	308,026
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	-	-	(308,812)	(254.296)	308,812	254.296	-

TRUST CAPITAL — December 31, 2017	169,927,843	139,480.782	-	-	31,616,309	19,430.096	6,558,797	3,286.212	-	-	-	-	3,742,615	3,072.023	211,845,564

Subscriptions	-	-	-	-	5,771,850	3,681.151	708,729	358.793	883,179	584.994	-	-	-	-	7,363,758
Redemptions	(34,246,955)	(29,835.833)	-	-	(6,030,054)	(3,859.926)	(48,408)	(25.861)	-	-	-	-	(68,133)	(57.474)	(40,393,550)
Additional units allocated*	-	363.846	-	-	-	-	-	-	-	-	-	-	-	199.888	-
Net income (loss) after profit share to
Managing Owner	(5,270,031)	-	-	-	484,718	-	266,847	-	46,702	-	-	-	136,105	-	(4,335,659)
Managing Owner’s profit share	-	-	-	-	-	-	-	-	-	-	68,133	57.474	-	-	68,133
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	-	-	(68,133)	(57.474)	68,133	57.474	-

TRUST CAPITAL — December 31, 2018	$130,410,857	110,008.795	$-	-	$31,842,823	19,251.321	$7,485,965	3,619.144	$929,881	584.994	$-	-	$3,878,720	3,271.911	$174,548,246

* Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner. See note 3.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENT OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

	2018				2017				2016
	Series 1	Series 3	Series 4	Series 5(d)	Series 1	Series 2(c)	Series 3	Series 4	Series 1	Series 2	Series 3	Series 4

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR)
Net income (loss) from operations:
Net investment gain (loss) (a)	$(60.50)	(15.19)	15.52	(16.57)	$(75.70)	(24.48)	(33.47)	(2.83)	$(78.67)	(40.26)	(36.53)	(6.17)
Net realized and unrealized gains on trading of futures and forward currency contracts	26.34	43.07	54.67	132.86	98.66	98.11	134.29	161.05	182.58	282.10	234.99	270.12
Net gains (losses) from U.S. Treasury notes (a)	1.33	1.92	2.40	1.71	(0.78)	0.13	(1.20)	(1.35)	0.33	2.49	0.30	0.35

Net income (loss) from operations	(32.83)	29.80	72.59	118.00	22.18	73.76	99.62	156.87	104.24	244.33	198.76	264.30

Less: profit share allocated to Managing Owner	0.00	(2.92)	0.00	(28.44)	0.00	13.60	17.63	0.00	0.00	87.35	37.29	0.00
Net income (loss) after profit share allocation	(32.83)	26.88	72.59	89.56	22.18	60.16	81.99	156.87	104.24	156.98	161.47	264.30

Net asset value, beginning of year	1,218.29	1,627.18	1,995.85	1,500.00	1,196.11	1,522.28	1,545.19	1,838.98	1,091.87	1,365.30	1,383.72	1,574.68

Net asset value, end of year	$1,185.46	$1,654.06	$2,068.44	$1,589.56	$1,218.29	$1,582.44	$1,627.18	$1,995.85	$1,196.11	$1,522.28	$1,545.19	$1,838.98

RATIOS TO AVERAGE TRUST CAPITAL (e):

Net investment gain (loss)	(5.27)%	(0.97)%	0.80%	(1.43)%	(6.24)%	(2.36)%	(2.10)%	(0.15)%	(6.55)%	(2.70)%	(2.40)%	(0.34)%

Total expenses	6.89%	2.61%	0.85%	3.36	7.03%	3.06%	2.91%	0.94	6.97%	3.07%	2.82%	0.76
Profit share allocation (b)	0.00	0.19	0.00	1.84	0.00	0.87	1.11	0.00	0.00	5.86	2.45	0.00
TOTAL EXPENSES AND PROFIT SHARE ALLOCATION	6.89	2.80	0.85	5.20	7.03	3.93	4.02	0.94	6.97	8.93	5.27	0.76

Total return before profit share allocation	(2.69)%	1.84%	3.64%	7.81	1.85%	4.82%	6.42%	8.53	9.55%	17.36%	14.12%	16.78
Less profit share allocation	0.00	0.19	0.00	1.84	0.00	0.87	1.11	0.00	0.00	5.86	2.45	0.00
TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(2.69)%	1.65%	3.64%	5.97%	1.85%	3.95%	5.31%	8.53%	9.55%	11.50%	11.67%	16.78%

(a)	Calculated based on the weighted average number of units during the year, see Note 7.
(b)	The combination of a February 2016 redemption reducing the average capital for Series 2, along with crystallized fees on that redemption, contributed to a larger profit share allocation ratio for Series 2 compared to Series 3.
(c)	For the eight months ended August 31, 2017, date of full redemption.
(d)	Series 5 Units were first issued on April 1, 2018.
(e)	Periods less than one year are annualized.

See notes to financial statements

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018, 2017 and 2016

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

The Trust is for U.S. GAAP purposes an investment company in accordance with FASB Codification 946 Financial Services – Investment Companies.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2015 to 2018, the Managing Owner has determined that no reserves for uncertain tax positions were required.

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

During the years ended December 31, 2018 and 2017, there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Trust’s investments by hierarchical level as of December 31, 2018 and 2017 in valuing the Trust’s investments at fair value. At December 31, 2018 and 2017, the Trust held no assets or liabilities classified in Level 3.

Financial Assets and Liabilities at Fair Value as of December 31, 2018

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$148,676,383	$-	$148,676,383
Short-term money market fund*	11,090,365	-	11,090,365
Exchange-traded futures contracts
Energies	3,514,263	-	3,514,263
Grains	245,745	-	245,745
Interest rates	64,360	-	64,360
Livestock	70	-	70
Metals	(126,038)	-	(126,038)
Softs	79,694	-	79,694
Stock indices	(339,951)	-	(339,951)

Total exchange-traded futures contracts	3,438,143	-	3,438,143

Over-the-counter forward currency contracts	-	297,466	297,466

Total futures and forward currency contracts (2)	3,438,143	297,466	3,735,609

Total financial assets and liabilities at fair value	$163,204,891	$297,466	$163,502,357

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$21,603,382
Investments in U.S. Treasury notes			127,073,001
Total investments in U.S. Treasury notes			$148,676,383

(2)
Net unrealized appreciation on open futures and forward currency contracts			$4,054,099
Net unrealized depreciation on open futures and forward currency contracts			(318,490)
Total net unrealized appreciation on open futures and forward currency contracts			$3,735,609

* The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets and Liabilities at Fair Value as of December 31, 2017

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$187,647,232	$-	$187,647,232
Short-term money market fund*	22,962,966	-	22,962,966
Exchange-traded futures contracts
Energies	2,301,846	-	2,301,846
Grains	57,255	-	57,255
Interest rates	(1,713,319)	-	(1,713,319)
Livestock	(6,580)	-	(6,580)
Metals	(180,253)	-	(180,253)
Softs	22,364	-	22,364
Stock indices	352,813	-	352,813

Total exchange-traded futures contracts	834,126	-	834,126

Over-the-counter forward currency contracts	-	(3,864,397)	(3,864,397)

Total futures and forward currency contracts (2)	834,126	(3,864,397)	(3,030,271)

Total financial assets and liabilities at fair value	$211,444,324	$(3,864,397)	$207,579,927

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$43,659,062
Investments in U.S. Treasury notes			143,988,170
Total investments in U.S. Treasury notes			$187,647,232

(2)
Net unrealized appreciation on open futures and forward currency contracts			$1,183,274
Net unrealized depreciation on open futures and forward currency contracts			(4,213,545)
Total net unrealized depreciation on open futures and forward currency contracts			$(3,030,271)

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	TRUST AGREEMENT

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

With the effectiveness of the Trust’s Registration Statement on September 29, 2017, the Trust in addition to offering Series 3 and Series 4 Units, began offering Series 5 Units. Series 5 Units were first sold on April 1, 2018.

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

Prior to October 1, 2017, the Trust paid the Managing Owner a management fee of 2% per year of the Trust’s Net Asset Value (before management fee and profit share calculations) attributable to Series 2 and 3 Units. In addition, Series 2 Unitholders paid an annual custodial fee of 0.25% of their attributable Net Asset Value before management fee and profit share calculations. Series 2, 3, 4 and 5 Units are also charged for their pro rata share of the Trust’s actual trade execution and clearing costs including electronic platform trading costs. Series 4 Unitholders are not charged a management fee.

Effective October 1, 2017, the Trust reduced the management fee it pays the Managing Owner to 1.75% per year of the Trust’s Net Asset Value (before management fee and profit share calculations) attributable to Series 3 Units.

The Trust pays the Managing Owner a management fee of 2.50% per year of the Trust’s Net Asset Value (before management fee and profit share calculations) attributable to Series 5 Units.

For the years ended December 31, 2018, 2017 and 2016, brokerage and custodial fees were as follows:

	2018	2017	2016

Brokerage fees	$9,946,220	$12,462,234	$13,188,941
Custodial fees	-	18	46

Total	$9,946,220	$12,462,252	$13,188,987

Per the Trust agreement, selling agents are prohibited from receiving amounts in excess of 9.5% of the gross offering proceeds of Series 1 units sold subsequent to August 12, 2009. During the years ended December 31, 2018, 2017, and 2016, the Managing Owner rebated to the Trust for the benefit of all holders of Series 1 Units, all amounts that would have otherwise been due to selling agents but for the 9.5% cap. Further, in certain cases, there are Series 1 units that remain outstanding, where there is no longer a selling agent associated with such units. Beginning in August 2014, the Managing Owner rebated such amounts to the Trust for the benefit of all holders of Series 1 Units. The total amounts rebated to the Trust for both of these items during the years ended December 31, 2018, 2017, and 2016, were $627,923, $745,218, and $777,662 respectively, are presented in “Managing Owner commission rebate to unitholders” in the Statements of Operations.

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

4.	DUE FROM/TO BROKERS

At December 31, 2018 and 2017, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively. The due from broker balance also includes cash held as collateral at Bank of America, N.A.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $11,812,053 and $16,475,923 at December 31, 2018 and 2017, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), SG Americas Securities, LLC., and Merrill Lynch Pierce, Fenner & Smith Inc, collectively the “Futures Clearing Brokers.” collectively the “Futures Clearing Brokers.” For all forward currency transactions, the Trust utilizes two prime brokers, Deutsche Bank AG, and Bank of America, N.A. collectively the “FX Prime Brokers.” In addition, the Trust cleared trades through Morgan Stanley & Co., LLC (“MS”), utilizing MS as a swap dealer. The Trust ceased utilizing MS as a swap dealer during October 2018.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. dollars, is detailed below:

	As of December 31,
	2018		2017
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$294,372	7.88%	$(231,212)	7.63%
British pound	(49,045)	(1.31)	883,289	(29.15)
Canadian dollar	(73)	-	41,534	(1.37)
Euro	519,737	13.91	(3,250,736)	107.28
Hong Kong dollar	(72,275)	(1.93)	54,865	(1.81)
Japanese yen	156,912	4.20	539,509	(17.80)
Korean won	(1,751)	(0.05)	161,165	(5.32)
Norwegian krone	70,510	1.89	(186,465)	6.15
Polish zloty	(11,972)	(0.32)	52,304	(1.73)
Singapore dollar	(3,056)	(0.08)	8,342	(0.28)
South African rand	13,553	0.36	15,268	(0.50)
Swedish krona	31,265	0.84	(168,244)	5.55
Thai baht	(254)	(0.01)	-	-
Turkish lira	-	-	(190,548)	6.29
U.S. dollar	2,787,686	74.62	(759,342)	25.06

Total	$3,735,609	100.00%	$(3,030,271)	100.00%

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

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2018 and 2017 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2018 and 2017. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2018

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$-	$(63,140)	$3,672,576	$(95,173)	$3,514,263
Grains	670	(20,440)	268,774	(3,259)	245,745
Interest rates	1,407,952	(190,179)	73	(1,153,486)	64,360
Livestock	-	-	1,630	(1,560)	70
Metals	34,284	(609,534)	718,556	(269,344)	(126,038)
Softs	-	-	87,805	(8,111)	79,694
Stock indices	79,993	(172,453)	87,302	(334,793)	(339,951)

Total futures contracts	1,522,899	(1,055,746)	4,836,716	(1,865,726)	3,438,143

Forward currency contracts	1,896,032	(1,027,767)	2,191,795	(2,762,594)	297,466

Total futures and forward currency contracts	$3,418,931	$(2,083,513)	$7,028,511	$(4,628,320)	$3,735,609

Fair Value of Futures and Forward Currency Contracts at December 31, 2017

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$2,574,139	$(5,623)	$81,960	$(348,630)	$2,301,846
Grains	-	(5,320)	115,675	(53,100)	57,255
Interest rates	378,696	(2,318,631)	285,175	(58,559)	(1,713,319)
Livestock		-	1,260	(7,840)	(6,580)
Metals	2,596,495	(13,943)	5,056	(2,767,861)	(180,253)
Softs	85,170	(1,410)	11,813	(73,209)	22,364
Stock indices	1,859,712	(1,338,118)	247,718	(416,499)	352,813

Total futures contracts	7,494,212	(3,683,045)	748,657	(3,725,698)	834,126

Forward currency contracts	1,857,705	(1,298,906)	712,658	(5,135,854)	(3,864,397)

Total futures and forward currency contracts	$9,351,917	$(4,981,951)	$1,461,315	$(8,861,552)	$(3,030,271)

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended 2018, 2017, and 2016 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2018, 2017 and 2016

Sector	2018	2017	2016

Futures contracts:
Energies	$14,996,351	$(2,600,361)	$(6,966,567)
Grains	1,137,068	(2,041,657)	2,781,648
Interest rates	2,528,322	(1,369,247)	14,988,237
Livestock	2,650	(102,040)	55,290
Metals	(2,656,939)	(241,212)	(1,111,367)
Softs	467,959	878,322	(942,605)
Stock indices	(13,025,443)	34,847,775	17,402,260

Total futures contracts	3,449,968	29,371,580	26,206,896

Forward currency contracts	173,865	(11,621,226)	8,748,158

Total futures and forward currency contracts	$3,623,833	$17,750,354	$34,955,054

The following table presents average notional value by sector in U.S. dollars of open futures and forward currency contracts for the years ended December 31, 2018, 2017 and 2016. The Trust’s average net asset value for the years ended 2018, 2017 and 2016 was approximately $188,000,000, $221,000,000 and $226,000,000, respectively.

	2018		2017		2016
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$43,197,241	$11,055,770	$21,863,824	$19,092,581	$9,908,768	$10,663,625
Grains	1,446,327	16,263,275	171,032	23,193,037	3,483,270	16,076,288
Interest rates	390,208,082	81,842,066	434,963,631	21,196,779	465,765,592	7,201,812
Livestock	129,276	625,654	304,916	833,972	55,860	1,364,840
Metals	5,654,319	18,474,789	15,578,592	10,252,121	8,167,515	14,594,787
Softs	1,089,766	2,690,213	833,150	4,558,494	2,494,206	1,866,875
Stock indices	122,135,375	30,523,474	186,976,073	17,329,415	133,506,586	11,752,950

Total futures contracts	563,860,386	161,475,241	660,691,218	96,456,399	623,381,797	63,521,177

Forward currency contracts	32,675,857	140,075,032	85,663,247	120,741,789	88,043,150	102,066,994

Total average notional	$596,536,243	$301,550,273	$746,354,465	$217,198,188	$711,424,947	$165,588,171

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. dollars at each quarter-end during 2018, 2017 and 2016. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

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

The following tables summarize the valuation of the Trust’s investments as December 31, 2018 and 2017.

Offsetting of derivative assets and liabilities at December 31, 2018

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$1,952,371	$(457,189)	$1,495,182
Counterparty I	2,979,378	(2,153,431)	825,947
Counterparty J	1,427,866	(310,852)	1,117,014
Total futures contracts	$6,359,615	$(2,921,472)	$3,438,143

Forward currency contracts
Counterparty G	1,802,050	(1,186,094)	615,956

Total assets	$8,161,665	$(4,107,566)	$4,054,099

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts
Counterparty K	2,604,267	(2,285,777)	318,490

Total liabilities	$2,604,267	$(2,285,777)	$318,490

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
	Net amounts of Assets presented in the Statement
Counterparty	of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,495,182	$-	$(1,495,182)	$-
Counterparty G	615,956	-	-	615,956
Counterparty I	825,947	-	$(825,947)	-
Counterparty J	1,117,014	-	(1,117,014)	-

Total	$4,054,099	$-	$(3,438,143)	$615,956

		Amounts Not Offset in the Statement of Financial Condition
	Net amounts of Liabilities presented in the Statement
Counterparty	of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty K	$318,490	$-	$(318,490)	$-

Total	$318,490	$-	$(318,490)	$-

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

(3) Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2018.

(4) Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2018.

(Concluded)

Offsetting of derivative assets and liabilities at December 31, 2017

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$2,789,663	$(1,606,389)	$1,183,274
Total assets	$2,789,663	$(1,606,389)	$1,183,274

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Futures contracts
Counterparty I	$5,802,354	$(5,453,206)	$349,148
Total futures contracts	5,802,354	(5,453,206)	349,148

Forward currency contracts
Counterparty G	2,732,822	(1,041,485)	1,691,337
Counterparty H	3,701,938	(1,528,878)	2,173,060
Total forward currency contracts	6,434,760	(2,570,363)	3,864,397

Total liabilities	$12,237,114	$(8,023,569)	$4,213,545

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,183,274	$-	$(1,183,274)	$-

Total	$1,183,274	$-	$(1,183,274)	$-

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty G	$1,691,337	-	$(1,691,337)	-
Counterparty H	2,173,060	-	(2,173,060)	-
Counterparty I	349,148	-	(349,148)	-

Total	$4,213,545	$-	$(4,213,545)	$-

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

(3) Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2017.

(4) Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2017.

(Concluded)

7.	FINANCIAL HIGHLIGHTS

Unit operating performance for Series 1, 2, 3, 4 and 5 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,				Date of first issuance
	2018	2017		2016

Series 1	126,667.456	150,460.406		159,980.042	July 23, 2001
Series 2	-	6.797	(1)	12.094	April 1, 2010
Series 3	19,980.130	17,465.839		14,762.240	September 1, 2009
Series 4	3,557.837	3,238.290		2,774.133	November 1, 2010
Series 5	342.762	-		-	April 1, 2018

(1) For the eight months ended August 31, 2017, date of full redemption.

Ratios are calculated for each Series taken as a whole. Total return for Series 1 investors are presented for Unitholders charged 7% brokerage fee. An individual Unitholder’s per unit operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1) custodial fee (for Series 2), management fee (for Series 2, 3 and 5) and profit share allocation arrangements.

8.	REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2018 and 2017, redemption payable of $68,133 and $308,812, respectively, was related to profit share earned during the year and allocated to the Managing Owner at each year-end and subsequently paid.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2019 to March 19, 2019, subscriptions of $1,582,812 were made to the Trust and redemptions of $3,228,997 were made from the Trust. The Managing Owner has performed its evaluation of subsequent events through March 19, 2019, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required adjustment to or disclosure in the financial statements.