Form 10-K, Exhibit 13
period 2019-12-31
GLOBAL MACRO TRUST
filed 2020-04-15
CIK 1145765

Exhibit 13.01

Global Macro Trust

(A Delaware Statutory Trust)

Financial Statements for the Years Ended December 31, 2019, 2018 and 2017, and

Report of Independent Registered Public Accounting Firm

GLOBAL MACRO TRUST

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2019 and 2018, and the related Statements of Operations, Changes in Trust Capital and Financial Highlights for each of the three years in the period ended December 31, 2019 are complete and accurate.

Gregg Buckbinder, President
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2019 and 2018, the related statements of operations, changes in trust capital and the financial highlights for each of the three years in the period ended December 31, 2019, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Trust as of December 31, 2019 and 2018, the results of its operations, the changes in trust capital, and the financial highlights for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

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

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2019, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

March 20, 2020

We have served as the auditor of one or more Millburn Ridgefield Corporation investment companies since 2004.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $20,608,824 and $21,617,368)	$20,644,779	$21,603,382
Net unrealized appreciation on open futures and forward currency contracts	1,144,023	4,054,099
Due from brokers	4,019,983	6,504,331
Cash denominated in foreign currencies (cost $8,462,150 and $6,909,914)	8,600,683	6,897,526

Total equity in trading accounts	34,409,468	39,059,338

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $117,144,589 and $127,102,393)	117,233,707	127,073,001

CASH AND CASH EQUIVALENTS	13,142,361	11,323,714

ACCRUED INTEREST RECEIVABLE	606,396	300,240

TOTAL	$165,391,932	$177,756,293

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$742,000	$75,000
Net unrealized depreciation on open futures and forward currency contracts	1,231,994	318,490
Due to brokers	1,192,838	180,817
Accrued brokerage fees	569,268	713,459
Accrued management fees	60,464	48,716
Redemptions payable to Unitholders	1,317,430	1,542,051
Redemptions payable to Managing Owner	349,083	68,133
Accrued expenses	118,317	95,879
Cash overdrafts denominated in foreign currencies (cost $0 and $162,735)	-	165,502

Total liabilities	5,581,394	3,208,047

TRUST CAPITAL:
Managing Owner interest (3,477.855 and 3,271.911 units outstanding)	4,230,810	3,878,720
Series 1 Unitholders (88,422.039 and 110,008.795 units outstanding)	107,565,649	130,410,857
Series 3 Unitholders (19,430.353 and 19,251.321 units outstanding)	34,128,621	31,842,823
Series 4 Unitholders (4,104.713 and 3,619.144 units outstanding)	9,261,037	7,485,965
Series 5 Unitholders (2,759.746 and 584.994 units outstanding)	4,624,421	929,881

Total trust capital	159,810,538	174,548,246

TOTAL	$165,391,932	$177,756,293

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,216.50	$1,185.46
Series 3 Unitholders	$1,756.46	$1,654.06
Series 4 Unitholders	$2,256.20	$2,068.44
Series 5 Unitholders	$1,675.67	$1,589.56

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2019

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.15%	$240,490
Grains	0.01	17,302
Interest rates:
2 Year U.S. Treasury Note (55 contracts, settlement date March 2020)	0.00	2,016
5 Year U.S. Treasury Note (113 contracts, settlement date March 2020)	0.00	289
Other	(0.04)	(63,086)

Total interest rates	(0.04)	(60,781)

Livestock	(0.00)	(260)
Metals	0.25	394,440
Softs	0.01	14,560
Stock indices	0.04	71,617

Total long futures contracts	0.42	677,368

Short futures contracts:
Energies	0.05	78,750
Grains	(0.13)	(209,775)
Interest rates:
10 Year U.S. Treasury Note (142 contracts, settlement date March 2020)	0.00	5,484
Other	0.29	467,953

Total interest rates	0.29	473,437

Metals	(0.05)	(86,298)
Softs	(0.01)	(14,696)
Stock indices	0.14	225,237

Total short futures contracts	0.29	466,655

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	0.71	1,144,023

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	1.86	2,978,285
Total short forward currency contracts	(2.63)	(4,210,279)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS-Net	(0.77)	(1,231,994)

TOTAL	(0.06)%	$(87,971)

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2019

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$46,900,000	U.S. Treasury notes, 1.375%, 02/15/2020	29.35%	$46,889,009
41,010,000	U.S. Treasury notes, 1.500%, 05/15/2020	25.65	40,998,786
50,020,000	U.S. Treasury notes, 1.500%, 08/15/2020	31.28	49,990,691

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $137,753,413)	86.28%	$137,878,486

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2018

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	(0.04)%	$(63,140)
Grains	(0.01)	(19,770)
Interest rates:
30 Year U.S. Treasury Bond (27 contracts, settlement date March 2019)	0.01	11,594
Other	0.69	1,206,179

Total interest rates	0.70	1,217,773

Metals	(0.33)	(575,250)
Stock indices	(0.05)	(92,460)

Total long futures contracts	0.27	467,153

Short futures contracts:
Energies	2.04	3,577,403
Grains	0.15	265,515
Interest rates	(0.66)	(1,153,413)
Livestock	0.00	70
Metals	0.26	449,212
Softs	0.05	79,694
Stock indices	(0.14)	(247,491)

Total short futures contracts	1.70	2,970,990

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	1.97	3,438,143

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	0.50	868,265
Total short forward currency contracts	(0.33)	(570,799)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS-Net	0.17	297,466

TOTAL	2.14%	$3,735,609

              (Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2018

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$39,200,000	U.S. Treasury notes, 0.750%, 02/15/2019	22.41%	$39,118,844
38,910,000	U.S. Treasury notes, 0.875%, 05/15/2019	22.16	38,685,812
33,760,000	U.S. Treasury notes, 0.750%, 08/15/2019	19.13	33,384,156
38,020,000	U.S. Treasury notes, 1.000%, 11/15/2019	21.48	37,487,571

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $148,719,761)	85.18%	$148,676,383

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017

	2019	2018	2017

INVESTMENT INCOME — Interest income	$3,656,672	$3,066,530	$1,749,536

EXPENSES:
Brokerage and custodial fees	8,081,248	9,946,220	12,462,252
Administrative expenses	1,178,834	1,041,158	1,440,217
Custody fees and other expenses	30,206	34,453	40,692
Management fees	637,980	560,465	541,502

Total expenses	9,928,268	11,582,296	14,484,663

Managing Owner commission rebate to unitholders	(560,036)	(627,923)	(745,218)

Net expenses	9,368,232	10,954,373	13,739,445

NET INVESTMENT LOSS	(5,711,560)	(7,887,843)	(11,989,909)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	16,115,827	(3,142,047)	25,845,691
Foreign exchange translation	(211,280)	68,661	511,894
Net change in unrealized:
Futures and forward currency contracts	(3,823,580)	6,765,880	(8,095,337)
Foreign exchange translation	153,688	(292,665)	422,183
Net gains (losses) from U.S. Treasury notes:
Realized	31,264	9,227	(4,782)
Net change in unrealized	168,451	211,261	(141,582)

Total net realized and unrealized gains	12,434,370	3,620,317	18,538,067

NET INCOME (LOSS)	6,722,810	(4,267,526)	6,548,158

LESS PROFIT SHARE TO MANAGING OWNER	348,815	68,133	308,026

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER	$6,373,995	$(4,335,659)	$6,240,132

Series 1 Unitholders	$31.04	$(32.83)	$22.18
Series 2 Unitholders(1)	-	-	$60.16
Series 3 Unitholders	$102.40	$26.88	$81.99
Series 4 Unitholders	$187.76	$72.59	$156.87
Series 5 Unitholders(2)	$86.11	$89.56	-

(1)	For the eight months ended August 31, 2017, date of full redemption.

(2)	Series 5 Units were first issued on April 1, 2018.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017

			Series 2								New Profit Memo
	Series 1 Unitholders		Unitholders		Series 3 Unitholders		Series 4 Unitholders		Series 5 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount

TRUST CAPITAL — January 1, 2017	189,583,168	158,499.560	10,350	6.799	23,999,362	15,531.699	5,201,994	2,828.734	-	-	-	-	4,369,854	3,653.388	223,164,728

Subscriptions	4,394,400	3,628.606	-	-	10,699,874	6,736.037	849,374	458.863	-	-	-	-	-	-	15,943,648
Redemptions	(27,950,225)	(23,047.050)	(10,756)	(6.799)	(4,538,535)	(2,837.640)	(2,643)	(1.385)	-	-	-	-	(1,308,811)	(1,075.119)	(33,810,970)
Additional units allocated*	-	399.666	-	-	-	-	-	-	-	-	-	0.818	-	239.458	-
Net income after profit share to Managing Owner	3,900,500	-	406	-	1,455,608	-	510,072	-	-	-	786	-	372,760	-	6,240,132
Managing Owner’s profit share	-	-	-	-	-	-	-	-	-	-	308,026	253.478	-	-	308,026
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	-	-	(308,812)	(254.296)	308,812	254.296	-
TRUST CAPITAL — December 31, 2017	169,927,843	139,480.782	-	-	31,616,309	19,430.096	6,558,797	3,286.212	-	-	-	-	3,742,615	3,072.023	211,845,564

Subscriptions	-	-	-	-	5,771,850	3,681.151	708,729	358.793	883,179	584.994	-	-	-	-	7,363,758
Redemptions	(34,246,955)	(29,835.833)	-	-	(6,030,054)	(3,859.926)	(48,408)	(25.861)	-	-	-	-	(68,133)	(57.474)	(40,393,550)
Additional units allocated*	-	363.846	-	-	-	-	-	-	-	-	-	-	-	199.888	-
Net income (loss) after profit share to Managing Owner	(5,270,031)	-	-	-	484,718	-	266,847	-	46,702	-	-	-	136,105	-	(4,335,659)
Managing Owner’s profit share	-	-	-	-	-	-	-	-	-	-	68,133	57.474	-	-	68,133
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	-	-	(68,133)	(57.474)	68,133	57.474	-

TRUST CAPITAL — December 31, 2018	130,410,857	110,008.795	-	-	31,842,823	19,251.321	7,485,965	3,619.144	929,881	584.994	-	-	3,878,720	3,271.911	174,548,246

Subscriptions	-	-	-	-	2,815,000	1,674.382	1,022,335	488.208	3,744,609	2,304.841	-	-	-	-	7,581,944
Redemptions	(25,936,920)	(21,900.219)	-	-	(2,532,676)	(1,495.350)	(5,643)	(2.639)	(218,140)	(130.089)	-	-	(349,083)	(287.108)	(29,042,462)
Additional units allocated*	-	313.463	-	-	-	-	-	-	-	-	-	0.151	-	205.944	-
Net income after profit share to Managing Owner	3,091,712	-	-	-	2,003,474	-	758,380	-	168,071	-	268	-	352,090	-	6,373,995
Managing Owner’s profit share	-	-	-	-	-	-	-	-	-	-	348,815	286.957	-	-	348,815
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	-	-	(349,083)	(287.108)	349,083	287.108	-

TRUST CAPITAL — December 31, 2019	$107,565,649	88,422.039	$-	-	$34,128,621	19,430.353	$9,261,037	4,104.713	$4,624,421	2,759.746	$-	-	$4,230,810	3,477.855	$159,810,538

*	Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner. See note 3.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017

	2019				2018				2017
	Series 1	Series 3	Series 4	Series 5	Series 1	Series 3	Series 4	Series 5(c)	Series 1	Series 2(b)	Series 3	Series 4

PER UNIT OPERATING PERFORMANCE (FOR A UNIT
OUTSTANDING THROUGHOUT THE YEAR)
Net income (loss) from operations:
Net investment gain (loss) (a)	$(56.30)	$(12.21)	$21.94	$(25.41)	$(60.50)	$(15.19)	$15.52	$(16.57)	$(75.70)	$(24.48)	$(33.47)	$(2.83)
Net realized and unrealized gains on trading of futures and forward currency contracts	85.83	129.12	163.58	131.22	26.34	43.07	54.67	132.86	98.66	98.11	134.29	161.05
Net gains (losses) from U.S. Treasury notes (a)	1.51	1.88	2.24	0.21	1.33	1.92	2.40	1.71	(0.78)	0.13	(1.20)	(1.35)

Net income (loss) from operations	31.04	118.79	187.76	106.02	(32.83)	29.80	72.59	118.00	22.18	73.76	99.62	156.87

Less: profit share allocated to Managing Owner	0.00	(16.39)	0.00	(19.91)	0.00	(2.92)	0.00	(28.44)	0.00	13.60	17.63	0.00
Net income (loss) after profit share allocation	31.04	102.40	187.76	86.11	(32.83)	26.88	72.59	89.56	22.18	60.16	81.99	156.87

Net asset value, beginning of year	1,185.46	1,654.06	2,068.44	1,589.56	1,218.29	1,627.18	1,995.85	1,500.00	1,196.11	1,522.28	1,545.19	1,838.98

Net asset value, end of year	$1,216.50	$1,756.46	$2,256.20	$1,675.67	$1,185.46	$1,654.06	$2,068.44	$1,589.56	$1,218.29	$1,582.44	$1,627.18	$1,995.85

RATIOS TO AVERAGE TRUST CAPITAL (d):

Net investment gain (loss)	(4.75)%	(0.72)%	1.03%	(1.57)%	(5.27)%	(0.97)%	0.80%	(1.43)%	(6.24)%	(2.36)%	(2.10)%	(0.15)%

Total expenses	6.98%	2.94%	1.18%	3.72%	6.89%	2.61%	0.85%	3.36%	7.03%	3.06%	2.91%	0.94%
Profit share allocation	0.00	0.97	0.00	1.23	0.00	0.19	0.00	1.84	0.00	0.87	1.11	0.00
TOTAL EXPENSES AND PROFIT SHARE ALLOCATION	6.98	3.91	1.18	4.95	6.89	2.80	0.85	5.20	7.03	3.93	4.02	0.94

Total return before profit share allocation	2.62%	7.16%	9.08%	6.65%	(2.69)%	1.84%	3.64%	7.81%	1.85%	4.82%	6.42%	8.53%
Less profit share allocation	0.00	0.97	0.00	1.23	0.00	0.19	0.00	1.84	0.00	0.87	1.11	0.00
TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	2.62%	6.19%	9.08%	5.42%	(2.69)%	1.65%	3.64%	5.97%	1.85%	3.95%	5.31%	8.53%

(a)	Calculated based on the weighted average number of units during the year, see Note 7.
(b)	For the eight months ended August 31, 2017, date of full redemption.
(c)	Series 5 Units were first issued on April 1, 2018.
(d)	Periods less than one year are annualized.

See notes to financial statements

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019, 2018, and 2017

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

Income Taxes — The Trust is treated as a limited partnership for federal and state income tax reporting purposes. Accordingly, the Trust prepares calendar year U.S. federal and applicable state tax returns and reports to the Unitholders their allocable units of the Trust’s income, expenses and trading gains or losses. No provision for income taxes has been made in the accompanying financial statements as the Unitholders are responsible for the payment of taxes.

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2016 to 2019, the Managing Owner has determined that no reserves for uncertain tax positions were required.

Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset — The customer agreements between the Trust, the Futures Clearing Brokers and the FX Prime Brokers gives the Trust the legal right to net unrealized gains and losses on open futures and foreign currency contracts. The Trust netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward currency contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

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

During the years ended December 31, 2019 and 2018, there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Trust’s investments by hierarchical level as of December 31, 2019 and 2018 in valuing the Trust’s investments at fair value. At December 31, 2019 and 2018, the Trust held no assets or liabilities classified in Level 3.

Financial Assets and Liabilities at Fair Value as of December 31, 2019

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$137,878,486	$-	$137,878,486
Short-term money market fund*	12,898,762	-	12,898,762
Exchange-traded futures contracts
Energies	319,240	-	319,240
Grains	(192,473)	-	(192,473)
Interest rates	412,656	-	412,656
Livestock	(260)	-	(260)
Metals	308,142	-	308,142
Softs	(136)	-	(136)
Stock indices	296,854	-	296,854

Total exchange-traded futures contracts	1,144,023	-	1,144,023

Over-the-counter forward currency contracts	-	(1,231,994)	(1,231,994)

Total futures and forward currency contracts (2)	1,144,023	(1,231,994)	(87,971)

Total financial assets and liabilities at fair value	$151,921,271	$(1,231,994)	$150,689,277

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$20,644,779
Investments in U.S. Treasury notes			117,233,707
Total investments in U.S. Treasury notes			$137,878,486

(2)
Net unrealized appreciation on open futures and forward currency contracts			$1,144,023
Net unrealized depreciation on open futures and forward currency contracts			(1,231,994)
Total net unrealized depreciation on open futures and forward currency contracts			$(87,971)

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets and Liabilities at Fair Value as of December 31, 2018

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$148,676,383	$-	$148,676,383
Short-term money market fund*	11,090,365	-	11,090,365
Exchange-traded futures contracts
Energies	3,514,263	-	3,514,263
Grains	245,745	-	245,745
Interest rates	64,360	-	64,360
Livestock	70	-	70
Metals	(126,038)	-	(126,038)
Softs	79,694	-	79,694
Stock indices	(339,951)	-	(339,951)

Total exchange-traded futures contracts	3,438,143	-	3,438,143

Over-the-counter forward currency contracts	-	297,466	297,466

Total futures and forward currency contracts (2)	3,438,143	297,466	3,735,609

Total financial assets and liabilities at fair value	$163,204,891	$297,466	$163,502,357

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$21,603,382
Investments in U.S. Treasury notes			127,073,001
Total investments in U.S. Treasury notes			$148,676,383

(2)
Net unrealized appreciation on open futures and forward currency contracts			$4,054,099
Net unrealized depreciation on open futures and forward currency contracts			(318,490)
Total net unrealized appreciation on open futures and forward currency contracts			$3,735,609

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	TRUST AGREEMENT

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

For the years ended December 31, 2019, 2018, and 2017, brokerage and custodial fees were as follows:

	2019	2018	2017

Brokerage fees	$8,081,248	$9,946,220	$12,462,234
Custodial fees	-	-	18

Total	$8,081,248	$9,946,220	$12,462,252

Per the Trust agreement, selling agents are prohibited from receiving amounts in excess of 9.5% of the gross offering proceeds of Series 1 units sold subsequent to August 12, 2009. During the years ended December 31, 2019, 2018, and 2017, the Managing Owner rebated to the Trust for the benefit of all holders of Series 1 Units, all amounts that would have otherwise been due to selling agents but for the 9.5% cap. Further, in certain cases, there are Series 1 units that remain outstanding, where there is no longer a selling agent associated with such units. Beginning in August 2014, the Managing Owner rebated such amounts to the Trust for the benefit of all holders of Series 1 Units. The total amounts rebated to the Trust for both of these items during the years ended December 31, 2019, 2018, and 2017, were $560,036, $627,923, and $745,218 respectively, are presented in “Managing Owner commission rebate to unitholders” in the Statements of Operations.

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

At December 31, 2019 and 2018, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively. The due from broker balance also includes cash held as collateral at Bank of America, N.A.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $11,312,516 and $11,812,053 at December 31, 2019 and 2018, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), SG Americas Securities, LLC., and BofA Securities, Inc. (formerly Merrill Lynch Pierce, Fenner & Smith Inc), collectively the “Futures Clearing Brokers.” For all forward currency transactions, the Trust utilizes two prime brokers, Deutsche Bank AG, and Bank of America, N.A. collectively the “FX Prime Brokers.” In addition, the Trust cleared trades through Morgan Stanley & Co., LLC (“MS”), utilizing MS as a swap dealer. The Trust ceased utilizing MS as a swap dealer during October 2018.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. dollars, is detailed below:

	As of December 31,
	2019		2018
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$27,388	(31.13)%	$294,372	7.88%
British pound	(26,283)	29.88	(49,045)	(1.31)
Canadian dollar	28,301	(32.17)	(73)	-
Euro	369,336	(419.84)	519,737	13.91
Hong Kong dollar	38,779	(44.08)	(72,275)	(1.93)
Japanese yen	(178,063)	202.41	156,912	4.20
Korean won	164,001	(186.43)	(1,751)	(0.05)
Malaysian ringgit	(5,879)	6.68	-	-
Norwegian krone	(90,054)	102.37	70,510	1.89
Polish zloty	56,473	(64.20)	(11,972)	(0.32)
Singapore dollar	576	(0.65)	(3,056)	(0.08)
South African rand	15,663	(17.80)	13,553	0.36
Swedish krona	23,867	(27.13)	31,265	0.84
Taiwan dollar	(221)	0.25	-	-
Thai baht	(655)	0.74	(254)	(0.01)
U.S. dollar	(511,200)	581.10	2,787,686	74.62

Total	$(87,971)	100.00%	$3,735,609	100.00%

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

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2019 and 2018 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2019 and 2018. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2019

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$348,898	$(108,408)	$80,510	$(1,760)	$319,240
Grains	19,772	(2,470)	5,713	(215,488)	(192,473)
Interest rates	16,237	(77,018)	584,181	(110,744)	412,656
Livestock	-	(260)	-	-	(260)
Metals	660,231	(265,791)	299,404	(385,702)	308,142
Softs	15,935	(1,375)	9,499	(24,195)	(136)
Stock indices	372,686	(301,069)	257,489	(32,252)	296,854

Total futures contracts	1,433,759	(756,391)	1,236,796	(770,141)	1,144,023

Forward currency contracts	3,542,752	(564,467)	518,649	(4,728,928)	(1,231,994)

Total futures and forward currency contracts	$4,976,511	$(1,320,858)	$1,755,445	$(5,499,069)	$(87,971)

Fair Value of Futures and Forward Currency Contracts at December 31, 2018

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$-	$(63,140)	$3,672,576	$(95,173)	$3,514,263
Grains	670	(20,440)	268,774	(3,259)	245,745
Interest rates	1,407,952	(190,179)	73	(1,153,486)	64,360
Livestock	-	-	1,630	(1,560)	70
Metals	34,284	(609,534)	718,556	(269,344)	(126,038)
Softs	-	-	87,805	(8,111)	79,694
Stock indices	79,993	(172,453)	87,302	(334,793)	(339,951)

Total futures contracts	1,522,899	(1,055,746)	4,836,716	(1,865,726)	3,438,143

Forward currency contracts	1,896,032	(1,027,767)	2,191,795	(2,762,594)	297,466

Total futures and forward currency contracts	$3,418,931	$(2,083,513)	$7,028,511	$(4,628,320)	$3,735,609

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended 2019, 2018, and 2017 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2019, 2018, and 2017

Sector	2019	2018	2017

Futures contracts:
Energies	$(5,346,364)	$14,996,351	$(2,600,361)
Grains	1,481,999	1,137,068	(2,041,657)
Interest rates	10,540,737	2,528,322	(1,369,247)
Livestock	(12,870)	2,650	(102,040)
Metals	(468,732)	(2,656,939)	(241,212)
Softs	(460,102)	467,959	878,322
Stock indices	10,429,151	(13,025,443)	34,847,775

Total futures contracts	16,163,819	3,449,968	29,371,580

Forward currency contracts	(3,871,572)	173,865	(11,621,226)

Total futures and forward currency contracts	$12,292,247	$3,623,833	$17,750,354

The following table presents average notional value by sector in U.S. dollars of open futures and forward currency contracts for the years ended December 31, 2019, 2018, and 2017. The Trust’s average net asset value for the years ended 2019, 2018, and 2017 was approximately $165,000,000, $188,000,000 and $221,000,000, respectively.

	2019		2018		2017
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$14,456,428	$14,270,860	$43,197,241	$11,055,770	$21,863,824	$19,092,581
Grains	2,211,102	10,409,085	1,446,327	16,263,275	171,032	23,193,037
Interest rates	149,481,473	160,542,779	390,208,082	81,842,066	434,963,631	21,196,779
Livestock	298,858	600,724	129,276	625,654	304,916	833,972
Metals	6,139,120	8,669,418	5,654,319	18,474,789	15,578,592	10,252,121
Softs	365,875	3,588,990	1,089,766	2,690,213	833,150	4,558,494
Stock indices	75,837,753	37,600,259	122,135,375	30,523,474	186,976,073	17,329,415

Total futures contracts	248,790,609	235,682,115	563,860,386	161,475,241	660,691,218	96,456,399

Forward currency contracts	33,739,275	74,590,611	32,675,857	140,075,032	85,663,247	120,741,789

Total average notional	$282,529,884	$310,272,726	$596,536,243	$301,550,273	$746,354,465	$217,198,188

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. dollars at each quarter-end during 2019, 2018, and 2017. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

The following tables summarize the valuation of the Trust’s investments as December 31, 2019 and 2018.

Offsetting of derivative assets and liabilities at December 31, 2019

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$714,978	$(353,946)	$361,032
Counterparty I	1,424,901	(963,483)	461,418
Counterparty J	530,676	(209,103)	321,573

Total assets	$2,670,555	$(1,526,532)	$1,144,023

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts
Counterparty G	2,968,600	(2,080,697)	887,903
Counterparty K	2,324,795	(1,980,704)	344,091

Total liabilities	$5,293,395	$(4,061,401)	$1,231,994

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$361,032	$-	$(361,032)	$-
Counterparty I	461,418	-	(461,418)	-
Counterparty J	321,573	-	(321,573)	-

Total	$1,144,023	$-	$(1,144,023)	$-

	Net amounts of Liabilities presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty G	$887,903	$-	$(887,903)	$-
Counterparty K	344,091	-	(344,091)	-

Total	$1,231,994	$-	$(1,231,994)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2019.
(4)	Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2019.

Offsetting of derivative assets and liabilities at December 31, 2018

	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$1,952,371	$(457,189)	$1,495,182
Counterparty I	2,979,378	(2,153,431)	825,947
Counterparty J	1,427,866	(310,852)	1,117,014
Total futures contracts	$6,359,615	$(2,921,472)	$3,438,143

Forward currency contracts
Counterparty G	1,802,050	(1,186,094)	615,956

Total assets	$8,161,665	$(4,107,566)	$4,054,099

	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts
Counterparty K	2,604,267	(2,285,777)	318,490

Total liabilities	$2,604,267	$(2,285,777)	$318,490

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,495,182	$-	$(1,495,182)	$-
Counterparty G	615,956	-	-	615,956
Counterparty I	825,947	-	(825,947)	-
Counterparty J	1,117,014	-	(1,117,014)	-

Total	$4,054,099	$-	$(3,438,143)	$615,956

	Net amounts of Liabilities presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty K	318,490	-	(318,490)	-

Total	$318,490	$-	$(318,490)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2018.
(4)	Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2018.

7.	FINANCIAL HIGHLIGHTS

Unit operating performance for Series 1, 2, 3, 4 and 5 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,				Date of first issuance
	2019	2018	2017

Series 1	98,824.588	126,667.456	150,460.406		July 23, 2001
Series 2	-	-	6.797	(1)	April 1, 2010
Series 3	19,497.621	19,980.130	17,465.839		September 1, 2009
Series 4	3,950.649	3,557.837	3,238.290		November 1, 2010
Series 5	1,466.136	342.762	-		April 1, 2018

(1)	For the eight months ended August 31, 2017, date of full redemption.

Ratios are calculated for each Series taken as a whole. Total return for Series 1 investors are presented for Unitholders charged 7% brokerage fee. An individual Unitholder’s per unit operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1), custodial fee (for Series 2), management fee (for Series 2, 3 and 5) and profit share allocation arrangements.

8.	REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2019 and 2018, redemption payable of $349,083 and $68,133, respectively, was related to profit share earned during the year and allocated to the Managing Owner at each year-end and subsequently paid.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2020 to March 20, 2020, subscriptions of $2,796,855 were made to the Trust and redemptions of $3,375,150 were made from the Trust. The Managing Owner has performed its evaluation of subsequent events through March 20, 2020, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required adjustment to or disclosure in the financial statements.