Form 10-K, Exhibit 13
period 2020-12-31
GLOBAL MACRO TRUST
filed 2021-03-30
CIK 1145765

Exhibit 13.01

Global Macro Trust (A Delaware Statutory Trust) Financial Statements for the Years Ended December 31, 2020, 2019 and 2018, and Report of Independent Registered Public Accounting Firm

GLOBAL MACRO TRUST

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the Statements of Financial Condition of Global Macro Trust, including the Condensed Schedules of Investments, as of December 31, 2020 and 2019, and the related Statements of Operations, Changes in Trust Capital and Financial Highlights for each of the three years in the period ended December 31, 2020 are complete and accurate.

Gregg Buckbinder, President
Millburn Ridgefield Corporation
Managing Owner of Global Macro Trust

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Global Macro Trust:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statements of financial condition of Global Macro Trust (the “Trust”), including the condensed schedules of investments, as of December 31, 2020 and 2019, the related statements of operations, changes in trust capital and the financial highlights for each of the three years in the period ended December 31, 2020, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Trust as of December 31, 2020 and 2019, the results of its operations, the changes in trust capital, and the financial highlights for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

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

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2020, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Deloitte & Touche LLP
March 18, 2021

We have served as the auditor of one or more Millburn Ridgefield Corporation investment companies since 2004.

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $16,247,126 and $20,608,824)	$16,247,017	$20,644,779
Net unrealized appreciation on open futures and forward currency contracts	3,225,128	1,144,023
Due from brokers	3,489,150	4,019,983
Cash denominated in foreign currencies (cost $2,563,244 and $8,462,150)	2,695,800	8,600,683

Total equity in trading accounts	25,657,095	34,409,468

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $81,311,242 and $117,144,589)	81,300,987	117,233,707

CASH AND CASH EQUIVALENTS	8,896,731	13,142,361

ACCRUED INTEREST RECEIVABLE	718,302	606,396

TOTAL	$116,573,115	$165,391,932

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Subscriptions by Unitholders received in advance	$-	$742,000
Net unrealized depreciation on open futures and forward currency contracts	21,514	1,231,994
Due to brokers	62	1,192,838
Accrued brokerage fees	404,092	569,268
Accrued management fees	43,291	60,464
Redemptions payable to Unitholders	1,830,466	1,317,430
Redemptions payable to Managing Owner	-	349,083
Accrued expenses	102,997	118,317

Total liabilities	2,402,422	5,581,394

TRUST CAPITAL:
Managing Owner interest (2,645.415 and 3,477.855 units outstanding)	2,775,067	4,230,810
Series 1 Unitholders (72,959.433 and 88,422.039 units outstanding)	76,534,812	107,565,649
Series 3 Unitholders (13,756.807 and 19,430.353 units outstanding)	21,721,634	34,128,621
Series 4 Unitholders (3,983.338 and 4,104.713 units outstanding)	8,221,792	9,261,037
Series 5 Unitholders (3,289.070 and 2,759.746 units outstanding)	4,917,388	4,624,421

Total trust capital	114,170,693	159,810,538

TOTAL	$116,573,115	$165,391,932

NET ASSET VALUE PER UNIT OUTSTANDING:
Series 1 Unitholders	$1,049.01	$1,216.50
Series 3 Unitholders	$1,578.97	$1,756.46
Series 4 Unitholders	$2,064.05	$2,256.20
Series 5 Unitholders	$1,495.07	$1,675.67

See notes to financial statements

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2020

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Trust Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.12%	$138,030
Grains	0.51	581,390
Interest rates:
2 Year U.S. Treasury Note (69 contracts, settlement date March 2021)	0.00	2,242
5 Year U.S. Treasury Note (410 contracts, settlement date March 2021)	0.04	40,109
10 Year U.S. Treasury Note (338 contracts, settlement date March 2021)	0.03	33,031
30 Year U.S. Treasury Bond (95 contracts, settlement date March 2021)	0.02	17,500
Other	0.23	264,392

Total interest rates	0.32	357,274

Metals	0.93	1,059,925
Softs	0.05	56,726
Stock indices	0.69	787,606

Total long futures contracts	2.62	2,980,951

Short futures contracts:
Energies	0.08	95,700
Grains	(0.05)	(55,413)
Interest rates	(0.00)	(4,183)
Livestock	(0.00)	(1,230)
Metals	(0.19)	(216,397)
Softs	(0.02)	(19,818)
Stock indices	0.11	123,731

Total short futures contracts	(0.07)	(77,610)

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	2.55	2,903,341

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	1.43	1,637,406
Total short forward currency contracts	(1.17)	(1,337,133)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS-Net	0.26	300,273

TOTAL	2.81%	$3,203,614

        (Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2020

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$48,010,000	U.S. Treasury notes, 2.250%, 02/15/2021	42.15%	$48,131,900
28,200,000	U.S. Treasury notes, 2.625%, 05/15/2021	24.93	28,459,418
20,620,000	U.S. Treasury notes, 2.750%, 08/15/2021	18.36	20,956,686

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $97,558,368)	85.44%	$97,548,004

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

(Continued)

GLOBAL MACRO TRUST

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2019

U. S. TREASURY NOTES

		Fair Value
Face		as a % of	Fair
Amount	Description	Trust Capital	Value

$46,900,000	U.S. Treasury notes, 1.375%, 02/15/2020	29.35%	$46,889,009
41,010,000	U.S. Treasury notes, 1.500%, 05/15/2020	25.65	40,998,786
50,020,000	U.S. Treasury notes, 1.500%, 08/15/2020	31.28	49,990,691

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $137,753,413)	86.28%	$137,878,486

See notes to financial statements	(Concluded)

GLOBAL MACRO TRUST

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018

	2020	2019	2018

INVESTMENT INCOME — Interest income, net	$1,327,184	$3,656,672	$3,066,530

EXPENSES:
Brokerage fees	5,839,901	8,081,248	9,946,220
Administrative expenses	904,901	1,178,834	1,041,158
Custody fees and other expenses	26,622	30,206	34,453
Management fees	594,605	637,980	560,465

Total expenses	7,366,029	9,928,268	11,582,296

Managing Owner commission rebate to unitholders	(567,734)	(560,036)	(627,923)

Net expenses	6,798,295	9,368,232	10,954,373

NET INVESTMENT LOSS	(5,471,111)	(5,711,560)	(7,887,843)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(18,129,640)	16,115,827	(3,142,047)
Foreign exchange translation	(109,405)	(211,280)	68,661
Net change in unrealized:
Futures and forward currency contracts	3,291,585	(3,823,580)	6,765,880
Foreign exchange translation	(5,977)	153,688	(292,665)
Net gains (losses) from U.S. Treasury notes:
Realized	133,287	31,264	9,227
Net change in unrealized	(135,437)	168,451	211,261

Total net realized and unrealized gains (losses)	(14,955,587)	12,434,370	3,620,317

NET INCOME (LOSS)	(20,426,698)	6,722,810	(4,267,526)

LESS PROFIT SHARE TO MANAGING OWNER	-	348,815	68,133

NET INCOME (LOSS) AFTER PROFIT SHARE TO MANAGING OWNER	$(20,426,698)	$6,373,995	$(4,335,659)

Series 1 Unitholders	$(167.49)	$31.04	$(32.83)
Series 3 Unitholders	$(177.49)	$102.40	$26.88
Series 4 Unitholders	$(192.15)	$187.76	$72.59
Series 5 Unitholders(1)	$(180.60)	$86.11	$89.56

(1)	Series 5 Units were first issued on April 1, 2018.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL
YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018

									New Profit Memo
	Series 1 Unitholders		Series 3 Unitholders		Series 4 Unitholders		Series 5 Unitholders		Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount

TRUST CAPITAL — January 1, 2018	$169,927,843	139,480.782	$31,616,309	19,430.096	$6,558,797	3,286.212	-	-	-	-	$3,742,615	3,072.023	$211,845,564

Subscriptions	-	-	5,771,850	3,681.151	708,729	358.793	883,179	584.994	-	-	-	-	7,363,758
Redemptions	(34,246,955)	(29,835.833)	(6,030,054)	(3,859.926)	(48,408)	(25.861)	-	-	-	-	(68,133)	(57.474)	(40,393,550)
Additional units allocated*	-	363.846	-	-	-	-	-	-	-	-	-	199.888	-
Net income (loss) after profit share to Managing Owner	(5,270,031)	-	484,718	-	266,847	-	46,702	-	-	-	136,105	-	(4,335,659)
Managing Owner’s profit share	-	-	-	-	-	-	-	-	68,133	57.474	-	-	68,133
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(68,133)	(57.474)	68,133	57.474	-

TRUST CAPITAL — December 31, 2018	130,410,857	110,008.795	31,842,823	19,251.321	7,485,965	3,619.144	929,881	584.994	-	-	3,878,720	3,271.911	174,548,246

Subscriptions	-	-	2,815,000	1,674.382	1,022,335	488.208	3,744,609	2,304.841	-	-	-	-	7,581,944
Redemptions	(25,936,920)	(21,900.219)	(2,532,676)	(1,495.350)	(5,643)	(2.639)	(218,140)	(130.089)	-	-	(349,083)	(287.108)	(29,042,462)
Additional units allocated*	-	313.463	-	-	-	-	-	-	-	0.151	-	205.944	-
Net income after profit share to Managing Owner	3,091,712	-	2,003,474	-	758,380	-	168,071	-	268	-	352,090	-	6,373,995
Managing Owner’s profit share	-	-	-	-	-	-	-	-	348,815	286.957	-	-	348,815
Transfer of New Profit Memo Account to Managing Owner	-	-	-	-	-	-	-	-	(349,083)	(287.108)	349,083	287.108	-

TRUST CAPITAL — December 31, 2019	107,565,649	88,422.039	34,128,621	19,430.353	9,261,037	4,104.713	4,624,421	2,759.746	-	-	4,230,810	3,477.855	159,810,538

Subscriptions	-	-	1,353,000	794.391	769,695	352.551	1,520,615	976.226	-	-	-	-	3,643,310
Redemptions	(16,269,681)	(15,741.804)	(9,780,897)	(6,467.937)	(963,063)	(473.926)	(642,816)	(446.902)	-	-	(1,200,000)	(989.238)	(28,856,457)
Additional units allocated*	-	279.198	-	-	-	-	-	-	-	-	-	156.798	-
Net loss after profit share to Managing Owner	(14,761,156)	-	(3,979,090)	-	(845,877)	-	(584,832)	-	-	-	(255,743)	-	(20,426,698)

TRUST CAPITAL — December 31, 2020	$76,534,812	72,959.433	$21,721,634	13,756.807	$8,221,792	3,983.338	$4,917,388	3,289.070	$-	-	$2,775,067	2,645.415	$114,170,693

*	Additional units are issued to Series 1 Unitholders who are charged less than a 7.0% brokerage fee and the Managing Owner. See note 3.

See notes to financial statements

GLOBAL MACRO TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018

	2020				2019				2018
	Series 1	Series 3	Series 4	Series 5	Series 1	Series 3	Series 4	Series 5	Series 1	Series 3	Series 4	Series 5(b)

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OUTSTANDING THROUGHOUT THE YEAR)
Net income (loss) from operations:
Net investment gain (loss) (a)	$(59.95)	$(28.71)	$(3.04)	$(39.27)	$(56.30)	$(12.21)	$21.94	$(25.41)	$(60.50)	$(15.19)	$15.52	$(16.57)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	(107.56)	(148.97)	(188.26)	(140.67)	85.83	129.12	163.58	131.22	26.34	43.07	54.67	132.86
Net gains (losses) from U.S. Treasury notes (a)	0.02	0.19	(0.85)	(0.66)	1.51	1.88	2.24	0.21	1.33	1.92	2.40	1.71

Net income (loss) from operations	(167.49)	(177.49)	(192.15)	(180.60)	31.04	118.79	187.76	106.02	(32.83)	29.80	72.59	118.00

Less: profit share allocated to Managing Owner	0.00	0.00	0.00	0.00	0.00	16.39	0.00	19.91	0.00	2.92	0.00	28.44
Net income (loss) after profit share allocation	(167.49)	(177.49)	(192.15)	(180.60)	31.04	102.40	187.76	86.11	(32.83)	26.88	72.59	89.56

Net asset value, beginning of year	1,216.50	1,756.46	2,256.20	1,675.67	1,185.46	1,654.06	2,068.44	1,589.56	1,218.29	1,627.18	1,995.85	1,500.00

Net asset value, end of year	$1,049.01	$1,578.97	$2,064.05	$1,495.07	$1,216.50	$1,756.46	$2,256.20	$1,675.67	$1,185.46	$1,654.06	$2,068.44	$1,589.56

RATIOS TO AVERAGE TRUST CAPITAL (c):

Net investment gain (loss)	(5.71)%	(1.85)%	(0.15)%	(2.68)%	(4.75)%	(0.72)%	1.03%	(1.57)%	(5.27)%	(0.97)%	0.80%	(1.43)%

Total expenses	6.75%	2.92%	1.15%	3.66%	6.98%	2.94%	1.18%	3.72%	6.89%	2.61%	0.85%	3.36%
Profit share allocation	0.00	0.00	0.00	0.00	0.00	0.97	0.00	1.23	0.00	0.19	0.00	1.84
TOTAL EXPENSES AND PROFIT SHARE ALLOCATION	6.75%	2.92%	1.15%	3.66%	6.98%	3.91%	1.18%	4.95%	6.89%	2.80%	0.85%	5.20%

Total return before profit share allocation	(13.77)%	(10.10)%	(8.52)%	(10.78)%	2.62%	7.16%	9.08%	6.65%	(2.69)%	1.84%	3.64%	7.81%
Less profit share allocation	0.00	0.00	0.00	0.00	0.00	0.97	0.00	1.23	0.00	0.19	0.00	1.84
TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(13.77)%	(10.10)%	(8.52)%	(10.78)%	2.62%	6.19%	9.08%	5.42%	(2.69)%	1.65%	3.64%	5.97%

(a) Calculated based on the weighted average number of units during the year, see Note 7.

(b) Series 5 Units were first issued on April 1, 2018.

(c) Periods less than one year are annualized.

See notes to financial statements

Global Macro Trust

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020, 2019 and 2018

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

The Trust will dissolve on December 31, 2031 or at an earlier date if certain conditions occur set forth in the Sixth Amended and Restated Declaration of Trust and the Trust Agreement (the “Agreement”).

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

Income Taxes (Topic 740) of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Trust recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Trust’s open tax years, 2017 to 2020, the Managing Owner has determined that no reserves for uncertain tax positions were required.

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

Fair Value of Financial Instruments — The fair value of the Trust’s assets and liabilities which qualify as financial instruments under the Fair Value Measurements (Topic 820) of the Codification approximates the carrying amounts presented in the Statements of Financial Condition. The topic defines fair value, establishes a framework for measurement of fair value and expands disclosures about fair value measurements. The three levels of the fair value hierarchy are described below:

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

The following table represents the Trust’s investments by hierarchical level as of December 31, 2020 and 2019 in valuing the Trust’s investments at fair value. At December 31, 2020 and 2019, the Trust held no assets or liabilities classified in Level 3.

Financial Assets and Liabilities at Fair Value as of December 31, 2020

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$97,548,004	$-	$97,548,004
Short-term money market fund*	8,646,731	-	8,646,731
Exchange-traded futures contracts
Energies	233,730	-	233,730
Grains	525,977	-	525,977
Interest rates	353,091	-	353,091
Livestock	(1,230)	-	(1,230)
Metals	843,528	-	843,528
Softs	36,908	-	36,908
Stock indices	911,337	-	911,337

Total exchange-traded futures contracts	2,903,341	-	2,903,341

Over-the-counter forward currency contracts	-	300,273	300,273

Total futures and forward currency contracts (2)	2,903,341	300,273	3,203,614

Total financial assets and liabilities at fair value	$109,098,076	$300,273	$109,398,349

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$16,247,017
Investments in U.S. Treasury notes			81,300,987
Total investments in U.S. Treasury notes			$97,548,004

(2)
Net unrealized appreciation on open futures and forward currency contracts			$3,225,128
Net unrealized depreciation on open futures and forward currency contracts			(21,514)
Total net unrealized appreciation on open futures and forward currency contracts			$3,203,614

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets and Liabilities at Fair Value as of December 31, 2019

	Level 1	Level 2	Total

U.S. Treasury notes (1)	$137,878,486	$-	$137,878,486
Short-term money market fund*	12,898,762	-	12,898,762
Exchange-traded futures contracts
Energies	319,240	-	319,240
Grains	(192,473)	-	(192,473)
Interest rates	412,656	-	412,656
Livestock	(260)	-	(260)
Metals	308,142	-	308,142
Softs	(136)	-	(136)
Stock indices	296,854	-	296,854

Total exchange-traded futures contracts	1,144,023	-	1,144,023

Over-the-counter forward currency contracts	-	(1,231,994)	(1,231,994)

Total futures and forward currency contracts (2)	1,144,023	(1,231,994)	(87,971)

Total financial assets and liabilities at fair value	$151,921,271	$(1,231,994)	$150,689,277

Per line item in the Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$20,644,779
Investments in U.S. Treasury notes			117,233,707
Total investments in U.S. Treasury notes			$137,878,486

(2)
Net unrealized appreciation on open futures and forward currency contracts			$1,144,023
Net unrealized depreciation on open futures and forward currency contracts			(1,231,994)
Total net unrealized depreciation on open futures and forward currency contracts			$(87,971)

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	TRUST AGREEMENT

With the effectiveness of the Trust’s Registration Statement on August 12, 2009, the Trust began to offer Series 3 and Series 4 units. The only units offered prior to such date were Series 1 units. Series 3 and Series 4 units were first issued September 1, 2009 and November 1, 2010, respectively. Subsequent to August 2017, Series 1 Units are no longer being offered.

With the effectiveness of the Trust’s Registration Statement on September 29, 2017, the Trust in addition to offering Series 3 and Series 4 Units, began offering Series 5 Units. Series 5 Units were first issued on April 1, 2018.

Series 1 Unitholders pay brokerage fees to the Managing Owner at the annual rate of up to 7.0% of their average month-end Net Assets Value (prior to reduction for accrued brokerage commissions or Profit Share). Series 1 Unitholders who made net capital investments into Series 1 of $100,000 or more or who had previously invested through asset-based fee or fixed fee investment programs are charged less than the annual brokerage rate of 7.0% as follows:

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

The Trust pays the Managing Owner a management fee of 1.75% per year of the Trust’s Net Asset Value (before management fee and profit share calculations) attributable to Series 3 Units. Series 3, 4 and 5 Units are also charged for their pro rata share of the Trust’s actual trade execution and clearing costs including electronic platform trading costs. Series 4 Unitholders are related-party investors and, therefore, are not charged a management fee.

The Trust pays the Managing Owner a management fee of 2.50% per year of the Trust’s Net Asset Value (before management fee and profit share calculations) attributable to Series 5 Units.

Per the Trust agreement, selling agents are prohibited from receiving amounts in excess of 9.5% of the gross offering proceeds of Series 1 units sold subsequent to August 12, 2009. During the years ended December 31, 2020, 2019, and 2018, the Managing Owner rebated to the Trust for the benefit of all holders of Series 1 Units, all amounts that would have otherwise been due to selling agents but for the 9.5% cap. Further, in certain cases, there are Series 1 units that remain outstanding, where there is no longer a selling agent associated with such units. Beginning in August 2014, the Managing Owner rebated such amounts to the Trust for the benefit of all holders of Series 1 Units. The total amounts rebated to the Trust for both of these items during the years ended December 31, 2020, 2019, and 2018, were $567,734, $560,036, and $627,923 respectively, are presented in “Managing Owner commission rebate to unitholders” in the Statements of Operations.

The Agreement provides that the Managing Owner’s profit share, equal to 20% of New Trading Profits in excess of the highest cumulative level of Trading Profit as of any previous calendar year-end, is charged to the Unitholders’ capital accounts. The highest cumulative level of Trading Profit is maintained separately for Series 1, Series 3 and Series 5. Series 4 Unitholders are related-party investors and, therefore, are not charged profit share. New Trading Profits include realized and unrealized trading profits (losses), brokerage fees, trading-related expenses and administrative expenses. New Trading Profits do not include interest income. For Unitholders’ redemptions during the year, the profit share calculation shall be computed as though the redemption occurred at year-end. Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes called New Profit Memo Account. Any profit share charged is added to the Managing Owner’s capital account to the extent that net taxable capital gains are allocated to the Managing Owner. The remainder of such profit share, if any, is added to the New Profit Memo Account. The Managing Owner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit Memo Account to the Managing Owner’s capital account.

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

At December 31, 2020 and 2019, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively. The due from broker balance also includes cash held as collateral at Bank of America, N.A.

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

Since the mid-1990s, the world has seen a number of outbreaks of new viral illnesses of varying severity, including avian flus, Severe Acute Respiratory Syndrome (SARS), Middle East Respiratory Syndrome (MERS), the H1N1 Flu (Swine Flu), and COVID-19 caused by the novel Coronavirus known as SARS–CoV-2. The responses to these outbreaks have varied as has their impact on human health, local economies and the global economy, and it is impossible at the outset of any such outbreak to estimate accurately what the ultimate impact of any such outbreak will be. Protective measures taken by governments and the private sector, including the Managing Owner, to mitigate the spread of any such illness, including travel restrictions and outright bans, mandatory business closures, quarantines, and work-from-home arrangements, may lead to, or may be expected to lead to, wide spread economic damage, resulting in severe disruptions in the markets in which the Trust trades and, potentially, adversely affecting the Trust’s profit potential; and the spread of any such illness within the offices of the Managing Owner, the Trust’s service providers, and/or the exchanges and other components of market infrastructure could severely impair the operational capabilities of the Managing Owner, the Trust’s service providers or various markets themselves resulting in harm to the Trust’s business and its operating results.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts includes unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $6,959,196 and $11,312,516 at December 31, 2020 and 2019, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk although there can be no assurance that it will in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), Goldman Sachs & Co. and BofA Securities, Inc. (formerly Merrill Lynch Pierce, Fenner & Smith Inc), collectively the “Futures Clearing Brokers.” The Trust ceased clearing trades through SG Americas Securities, LLC. during November 2020. For all forward currency transactions, the Trust utilizes two prime brokers, Deutsche Bank AG, and Bank of America, N.A. collectively the “FX Prime Brokers.” In addition, the Trust cleared trades through Morgan Stanley & Co., LLC (“MS”), utilizing MS as a swap dealer. The Trust ceased utilizing MS as a swap dealer during October 2018.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. dollars, is detailed below:

	As of December 31,
	2020		2019
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent	Appreciation	Percent
Currency Type	(Depreciation)	of Total	(Depreciation)	of Total

Australian dollar	$20,687	0.65%	$27,388	(31.13)%
Brazilian real	2,036	0.06	-	-
British pound	93,550	2.92	(26,283)	29.88
Canadian dollar	50,750	1.58	28,301	(32.17)
Euro	69,475	2.17	369,336	(419.84)
Hong Kong dollar	329,215	10.28	38,779	(44.08)
Japanese yen	7,165	0.22	(178,063)	202.41
Korean won	-	-	164,001	(186.43)
Malaysian ringgit	(454)	(0.01)	(5,879)	6.68
Norwegian krone	27,236	0.85	(90,054)	102.37
Polish zloty	5,540	0.17	56,473	(64.20)
Singapore dollar	2,494	0.08	576	(0.65)
South African rand	(850)	(0.03)	15,663	(17.80)
Swedish krona	(36,967)	(1.15)	23,867	(27.13)
Taiwan dollar	4,431	0.14	(221)	0.25
Thai baht	(868)	(0.03)	(655)	0.74
U.S. dollar	2,630,174	82.10	(511,200)	581.10

Total	$3,203,614	100.00%	$(87,971)	100.00%

Derivatives and Hedging (Topic 815) of the Codification requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.

The Trust’s market risk is influenced by a wide variety of factors including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Trust’s open positions and the liquidity of the markets in which it trades.

The Trust engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Trust at December 31, 2020 and 2019 by market sector:

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

Derivatives and Hedging (Topic 815) of the Codification requires entities to recognize in the Statements of Financial Condition all derivative contracts as assets or liabilities. Fair value of futures and forward currency contracts in a net asset position are recorded in the Statements of Financial Condition as “Net unrealized appreciation on open futures and forward currency contracts.” Fair value of futures and forward currency contracts in a net liability position are recorded in the Statements of Financial Condition as “Net unrealized depreciation on open futures and forward currency contracts.” The Trust’s policy regarding fair value measurement is discussed in Note 2.

Since the derivatives held or sold by the Trust are for speculative trading purposes, derivative instruments are not designated as hedging instruments under the provisions of the Derivatives and Hedging (Topic 815) of the Codification. Accordingly, all realized gains and losses as well as any change in net unrealized gains or losses on open positions from the preceding period are recognized as part of the Trust’s trading gains and losses in the Statements of Operations.

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2020 and 2019. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2020

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$161,072	$(23,042)	$139,340	$(43,640)	$233,730
Grains	581,440	(50)	-	(55,413)	525,977
Interest rates	432,675	(75,401)	-	(4,183)	353,091
Livestock	-	-	370	(1,600)	(1,230)
Metals	1,210,410	(150,485)	111,678	(328,075)	843,528
Softs	56,897	(171)	170	(19,988)	36,908
Stock indices	886,471	(98,865)	128,824	(5,093)	911,337

Total futures contracts	3,328,965	(348,014)	380,382	(457,992)	2,903,341

Forward currency contracts	2,106,424	(469,018)	505,995	(1,843,128)	300,273

Total futures and forward currency contracts	$5,435,389	$(817,032)	$886,377	$(2,301,120)	$3,203,614

Fair Value of Futures and Forward Currency Contracts at December 31, 2019

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$348,898	$(108,408)	$80,510	$(1,760)	$319,240
Grains	19,772	(2,470)	5,713	(215,488)	(192,473)
Interest rates	16,237	(77,018)	584,181	(110,744)	412,656
Livestock	-	(260)	-	-	(260)
Metals	660,231	(265,791)	299,404	(385,702)	308,142
Softs	15,935	(1,375)	9,499	(24,195)	(136)
Stock indices	372,686	(301,069)	257,489	(32,252)	296,854

Total futures contracts	1,433,759	(756,391)	1,236,796	(770,141)	1,144,023

Forward currency contracts	3,542,752	(564,467)	518,649	(4,728,928)	(1,231,994)

Total futures and forward currency contracts	$4,976,511	$(1,320,858)	$1,755,445	$(5,499,069)	$(87,971)

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended 2020, 2019, and 2018 as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2020, 2019 and 2018

Sector	2020	2019	2018

Futures contracts:
Energies	$3,232,623	$(5,346,364)	$14,996,351
Grains	1,187,589	1,481,999	1,137,068
Interest rates	(4,970,130)	10,540,737	2,528,322
Livestock	307,570	(12,870)	2,650
Metals	613,103	(468,732)	(2,656,939)
Softs	(331,892)	(460,102)	467,959
Stock indices	(18,806,803)	10,429,151	(13,025,443)

Total futures contracts	(18,767,940)	16,163,819	3,449,968

Forward currency contracts	3,929,885	(3,871,572)	173,865

Total futures and forward currency contracts	$(14,838,055)	$12,292,247	$3,623,833

The following table presents average notional value by sector in U.S. dollars of open futures and forward currency contracts for the years ended December 31, 2020, 2019 and 2018. The Trust’s average net asset value for the years ended 2020, 2019, and 2018 was approximately $128,000,000, $165,000,000 and $188,000,000, respectively.

	2020		2019		2018
Sector	Long Positions	Short Positions	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$9,639,167	$5,961,013	$14,456,428	$14,270,860	$43,197,241	$11,055,770
Grains	5,817,963	3,913,553	2,211,102	10,409,085	1,446,327	16,263,275
Interest rates	220,208,494	46,276,995	149,481,473	160,542,779	390,208,082	81,842,066
Livestock	124,126	135,964	298,858	600,724	129,276	625,654
Metals	15,114,780	1,864,009	6,139,120	8,669,418	5,654,319	18,474,789
Softs	1,319,494	1,023,819	365,875	3,588,990	1,089,766	2,690,213
Stock indices	60,463,823	10,237,759	75,837,753	37,600,259	122,135,375	30,523,474

Total futures contracts	312,687,847	69,413,112	248,790,609	235,682,115	563,860,386	161,475,241

Forward currency contracts	44,168,441	23,069,273	33,739,275	74,590,611	32,675,857	140,075,032

Total average notional	$356,856,288	$92,482,385	$282,529,884	$310,272,726	$596,536,243	$301,550,273

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. dollars at each quarter-end during 2020, 2019 and 2018. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the Managing Owner believes it is a more meaningful representation of notional values of the Trust’s open interest rate positions.

The following tables summarize the valuation of the Trust’s investments by counterparty as of December 31, 2020 and 2019.

Offsetting of derivative assets and liabilities at December 31, 2020

	Gross amounts of recognized Assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of Assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$715,230	$(132,014)	$583,216
Counterparty J	424,187	(43,675)	380,512
Counterparty L	2,569,930	(630,317)	1,939,613
Total futures contracts	$3,709,347	$(806,006)	$2,903,341

Forward currency contracts
Counterparty G	1,205,861	(884,074)	321,787

Total assets	$4,915,208	$(1,690,080)	$3,225,128

	Gross amounts of recognized Liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of Liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts
Counterparty K	1,428,072	(1,406,558)	21,514

Total liabilities	$1,428,072	$(1,406,558)	$21,514

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$583,216	$-	$(583,216)	$-
Counterparty G	321,787	-	-	321,787
Counterparty J	380,512	-	$(380,512)	-
Counterparty L	1,939,613	-	(1,939,613)	-

Total	$3,225,128	$-	$(2,903,341)	$321,787

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty K	$21,514	$-	$(21,514)	$-

Total	$21,514	$-	$(21,514)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2020.
(4)	Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2020.

Offsetting of derivative assets and liabilities at December 31, 2019

	Gross amounts of recognized Assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of Assets presented in the Statement of Financial Condition
Assets
Futures contracts
Counterparty C	$714,978	$(353,946)	$361,032
Counterparty I	1,424,901	(963,483)	461,418
Counterparty J	530,676	(209,103)	321,573

Total assets	$2,670,555	$(1,526,532)	$1,144,023

	Gross amounts of recognized Liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of Liabilities presented in the Statement of Financial Condition
Liabilities
Forward currency contracts
Counterparty G	2,968,600	(2,080,697)	887,903
Counterparty K	2,324,795	(1,980,704)	344,091

Total liabilities	$5,293,395	$(4,061,401)	$1,231,994

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$361,032	$-	$(361,032)	$-
Counterparty I	461,418	-	(461,418)	-
Counterparty J	321,573	-	(321,573)	-

Total	$1,144,023	$-	$(1,144,023)	$-

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty G	$887,903	-	$(887,903)	-
Counterparty K	344,091	-	(344,091)	-

Total	$1,231,994	$-	$(1,231,994)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2019.
(4)	Net amount represents the amounts owed by the Trust to each counterparty as of December 31, 2019.

7.	FINANCIAL HIGHLIGHTS

Unit operating performance for Series 1, 3, 4 and 5 Units is calculated based on Unitholders’ trust capital for each Series taken as a whole utilizing the beginning and ending Net Asset Value per unit and weighted average number of units during the year. Weighted average number of units for each Series is detailed below:

	Years ended December 31,
	2020	2019	2018	Date of first issuance

Series 1	80,473.632	98,824.588	126,667.456	July 23, 2001
Series 3	17,481.806	19,497.621	19,980.130	September 1, 2009
Series 4	4,206.832	3,950.649	3,557.837	November 1, 2010
Series 5	3,267.128	1,466.136	342.762	April 1, 2018

Ratios are calculated for each Series taken as a whole. Total return for Series 1 investors are presented for Unitholders charged 7% brokerage fee. An individual Unitholder’s per unit operating performance may vary based on the timing of capital transactions and differences in individual Unitholder’s brokerage fee (for Series 1), management fee (for Series 3 and 5) and profit share allocation arrangements.

8.	REDEMPTION PAYABLE TO MANAGING OWNER

At December 31, 2020 and 2019, redemption payable of $0 and $349,083, respectively, was related to profit share earned during the year and allocated to the Managing Owner at each year-end and subsequently paid.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2021 to March 18, 2021, subscriptions of $263,681 were made to the Trust and redemptions of $3,826,148 were made from the Trust. The Managing Owner has performed its evaluation of subsequent events through March 18, 2021, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required adjustment to or disclosure in the financial statements.